As filed with the Securities and Exchange Commission on April 22, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NEW CENTURY REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	56-2451763
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

(949) 440-7030

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brad A. Morrice

President and Chief Operating Officer

New Century REIT, Inc.

18400 Von Karman, Suite 1000

Irvine, California 92612

(949) 440-7030

Copies to:

Peter T. Healy, Esq. O’Melveny & Myers LLP 275 Battery Street, 26th Floor San Francisco, California 94111 (415) 984-8700	Louis J. Bevilacqua, Esq. Cadwalader, Wickersham & Taft LLP 100 Maiden Lane New York, New York 10038 (212) 504-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of shares to be registered	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee (3)

Common Stock, par value $0.01 per share	$862,500,000.00	$109,278.75

(1)	Includes shares that may be purchased pursuant to an over-allotment option granted to the underwriters. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also registers such additional number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated based on a bona fide estimate of the maximum aggregate offering price solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(3)	Calculated under Section 6(b) of the Securities Act of 1933, as amended, based upon a registration fee rate of $126.70 per $1.0 million of proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to completion	, 2004

                     Shares

Common Stock

New Century REIT, Inc. is a mortgage finance company that was recently formed to continue and expand the business of New Century Financial Corporation, or New Century Financial. We expect to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2004.

We are offering              shares of our common stock. No public market currently exists for our common stock. The common stock of New Century Financial, our predecessor, is listed on the Nasdaq National Market under the symbol “NCEN.” On April 21, 2004, the last reported sale price of New Century Financial’s common stock was $45.38.

We anticipate that the shares of New Century REIT common stock will trade on the New York Stock Exchange, or NYSE, under the symbol “    ” or on the Nasdaq National Market under New Century Financial’s current symbol “NCEN.”

Investing in our common stock involves a high degree of risk. Before buying any shares of our common stock, you should carefully consider the risk factors described in “ Risk factors” beginning on page 12, which include the following:

➢	the current price of New Century Financial common stock may not be indicative of the price of our common stock following this offering;

➢	we have no operating history as a REIT, and we cannot assure you that our management’s past experience will be sufficient to manage our business as a REIT;

➢	the non-prime loans we originate and hold generally have higher delinquency and default rates than prime loans, which could result in losses on our loans;

➢	interest rate fluctuations resulting in our interest expense exceeding our interest income would result in operating losses for us and may limit or eliminate our ability to make distributions to you; and

➢	we may not be successful in qualifying as a REIT or maintaining our qualification as a REIT for U.S. federal income tax purposes, in which case we would be subject to U.S. federal income tax on our taxable income at regular corporate rates, thereby reducing the amount of funds available for distribution to you.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$

Underwriting discount and commissions	$	$

Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional                      shares of common stock from us at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise the option to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be $             and the total proceeds, before expenses, to us will be $            .

We expect the shares of common stock to be sold in this offering will be delivered on or around             , 2004.

Joint Book-Running Managers

UBS Investment Bank	Friedman Billings Ramsey

The date of this prospectus is                 , 2004.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.

We have registered trademarks for “FastQual®” and “New Century Mortgage,” and we have a registered service mark for the New Century logo. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

Unless otherwise indicated, the statements in this prospectus assume that we have completed the merger forming a part of the REIT conversion.

Prospectus summary

This is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should also read the entire prospectus, including “Risk factors” and our financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our common stock. In this prospectus, unless the context suggests otherwise, the terms “our company,” “we,” “our” and “us” refer to New Century REIT, Inc. and our predecessor, New Century Financial, which will be a subsidiary of New Century REIT after completion of the REIT conversion. New Century Financial refers to New Century TRS Holding, Inc., our wholly-owned taxable REIT subsidiary and successor to New Century Financial Corporation, and its subsidiaries.

OVERVIEW

We are one of the nation’s largest mortgage finance companies that originates, purchases, retains, sells and services primarily first mortgage products to borrowers nationwide. We focus on lending to individuals whose borrowing needs are generally not fulfilled by traditional financial institutions because they do not satisfy the customary credit, documentation or other underwriting standards prescribed by conventional mortgage lenders and loan buyers, such as Fannie Mae and Freddie Mac. We originate and purchase these loans, which we refer to as non-prime loans, on the basis of the borrower’s ability to repay the mortgage loan, the borrower’s historical pattern of debt repayment and the amount of equity in the borrower’s property (as measured by the borrower’s loan-to-value ratio, or LTV). We have been originating and purchasing non-prime loans since 1996 and believe we have developed a comprehensive and sophisticated process of credit evaluation and risk-based pricing that allows us to effectively manage the potentially higher credit risks associated with this segment of the mortgage industry.

Historically, we have sold our loans through both whole loan sales and securitizations. More recently, we have begun to retain a portion of our loan production to build a portfolio to generate interest income. As we continue to accumulate mortgage assets in our portfolio, we expect that the proportion of our earnings generated by our portfolio will increase relative to earnings generated by our mortgage banking operations. We believe that after the REIT conversion this strategy will provide us with a more diversified earnings stream in a tax-efficient manner while allowing us to continue to operate a growing mortgage origination franchise. In addition, our servicing platform was recently rated RPS3 by Fitch Ratings, Inc., or Fitch, which we believe will allow us to expand our servicing portfolio of loans serviced for third parties. After the REIT conversion, we expect to continue to conduct a majority of our mortgage banking operations through our taxable REIT subsidiaries and pay U.S. federal corporate income taxes on their income. We expect our taxable REIT subsidiaries will be able to retain some or all of the after-tax earnings generated by such taxable REIT subsidiaries to provide for our future growth and may, from time to time, distribute a portion of these earnings to us and, subsequently, to our stockholders, depending on, among other factors, then-current market conditions and our reinvestment opportunities.

According to “Inside B&C Lending,” an industry trade publication, we were the second largest originator of non-prime, which they refer to as subprime, loans in 2003. During that year, we originated in excess of $27 billion of mortgage loans, $8.3 billion of which were originated in the fourth quarter of 2003. We experienced a compounded annual growth rate in our origination volume of 87.6% from 2000 to 2003, and had a market share of 8.3% for the year ended December 31, 2003 compared to 3.0% for the year ended December 31, 2000.

We had 3,995 full-time employees and 21 part-time employees as of March 31, 2004. New Century Financial common stock has been quoted on the Nasdaq National Market under the symbol “NCEN” since its initial public offering in June 1997. Our principal executive offices are located at 18400 Von Karman Avenue, Suite 1000, Irvine, California 92612, our telephone number at that location is (949) 440-7030 and our website is www.ncen.com. Information contained in our website does not constitute a part of this prospectus.

BUSINESS STRATEGY

Our business objective is to pursue growth while also seeking to provide more stable, predictable earnings even when the origination environment becomes less favorable. We intend to execute this strategy by:

➢	Strengthening our production franchise. We plan to pursue expansion into new geographic markets. We intend to continue to expand our total loan production and increase market share and volume on the East Coast and in other metropolitan areas outside of California. We believe our Wholesale Division can expand quickly into new markets with limited additional investment in infrastructure by leveraging our proprietary FastQual® system. For retail expansion, we will continue our practice of reviewing demographic information about potential markets and opening branches in markets that we believe can support a retail branch. We also plan to continue to deploy new marketing and technology initiatives and expand our product line and sales personnel in an effort to increase our existing market penetration.

➢	Growing our portfolio of mortgage-related assets. We intend to increase our portfolio by retaining self-originated loans through on-balance sheet securitizations. We believe this portfolio will continue to create an additional stream of net interest income which will diversify our earnings and reduce our reliance on our origination franchise to grow earnings. We expect that our capacity to originate loans will provide us with a significant volume of loans at a lower cost and with greater reliability than if we purchased our portfolio from a third party.

➢	Strengthening our balance sheet. We will seek to actively strengthen our cash position and increase availability under our lines of credit in an effort to protect our franchise and provide the ability to respond to disruptions in the market or other adverse conditions and to meet the distribution and other REIT qualification requirements. We expect to retain some or all of our earnings in our taxable REIT subsidiaries and will seek to access the capital markets to help strengthen our balance sheet. A strong balance sheet allows us to hold loans for a longer period in the event that the secondary market for our loans weakens or becomes unstable due to temporary market disruption.

➢	Actively managing our mortgage loan portfolio. We will seek to actively manage the interest rate and credit risks relating to holding a portfolio of mortgage-related assets in an effort to generate an attractive risk-adjusted return on our stockholders’ equity. We will continue to use hedge instruments to attempt to reduce the interest rate exposure that results from financing fixed-rate assets with floating-rate liabilities. We will also actively monitor our portfolio to manage our credit exposure through early detection and management of probable delinquencies.

➢	Expanding our servicing platform. We intend to grow our servicing portfolio, given our recent Fitch rating of RPS3. We expect to service loans owned by third parties to take advantage of our technical capabilities, capitalization and economies of scale. We believe our income from servicing will increase in a rising interest rate environment which will help to offset any decline in our origination volume.

➢	Exploring diversification strategies. We intend to further diversify our revenues by evaluating and executing strategic acquisitions and new business opportunities.

COMPETITIVE ADVANTAGES

We believe that the following competitive strengths distinguish our business model from other residential mortgage lenders and REITs and will enable us to implement our business strategy:

➢	Leading market presence. We are the nation’s second largest non-prime mortgage finance company by market share. We provide primarily first mortgage products to borrowers nationwide. We are authorized to lend in all 50 states and have a leading market presence through our wholesale network of 21,600 approved independent mortgage brokers and our retail network of 70 branch offices in 27 states.

➢	Operational flexibility. Our structure and business strategy provide us with the flexibility to both securitize a portion of our loan originations for our portfolio and sell the balance for cash. We believe that this flexibility allows us to provide a broader product offering, better manage our cash flows and respond to the secondary market environment, thus enhancing the return on our stockholders’ equity.

➢	Strong institutional relationships. We have developed strong relationships with a variety of institutional loan buyers, including Bear Stearns, Credit Suisse First Boston, Deutsche Bank, Goldman Sachs, Morgan Stanley and UBS Residential Funding, all of whom regularly bid on and/or buy large loan pools from us. In addition, we have developed strong relationships with a variety of institutional lenders, including Bank of America, Bear Stearns, CDC Mortgage Capital, Citigroup Global Markets (formerly Salomon Smith Barney), Greenwich Capital Financial Products, Morgan Stanley and UBS Residential Funding, all of whom have existing lending relationships with us.

➢	Lower-cost portfolio accumulation strategy. Unlike mortgage REITs without origination capabilities, we intend to build our mortgage loan portfolio by relying on a strategy of originating loans through our qualified REIT subsidiaries and purchasing loans originated by our taxable REIT subsidiaries as opposed to purchasing such loans in the secondary mortgage market. We believe this strategy allows us to accumulate mortgage loans at a lower cost and with greater reliability than would be available through secondary market purchases.

➢	Automated credit grading capability. We have created a proprietary automated credit grading and pricing methodology that we believe, as evidenced by our historical loan performance, gives us the ability to more effectively evaluate credit risk and more efficiently price our products. This automated credit grading system helps us construct a more consistent and predictable portfolio, which we believe enables us to generate attractive risk-adjusted returns.

➢	High quality customer service. We strive to make the origination process easy for our borrowers and brokers by providing prompt responses, consistent and clear procedures, and an emphasis on ease of use through technology, including our FastQual® system.

➢	Management experience and depth. The members of our senior management team have, on average, over 20 years of experience in the mortgage finance sector, with substantial experience addressing the challenges posed by a variety of interest rate environments, including growing an origination franchise, managing credit risk and developing strong capital market relationships.

THE RESIDENTIAL MORTGAGE MARKET

The residential mortgage market is the largest consumer finance market in the United States. According to the Mortgage Bankers Association of America, or the MBA, lenders in the United States originated over $3.8 trillion of single-family mortgage loans in 2003 and the MBA is predicting originations of $2.5 trillion in 2004. The residential mortgage market can generally be bifurcated into conforming and non-conforming mortgage loans. Non-conforming mortgage loans are those mortgage loans generally not eligible for sale to Fannie Mae or Freddie Mac due to size and/or credit characteristics. Our loan production focuses on the non-prime mortgage segment of the non-conforming market, which consists of loans that generally do not satisfy the credit characteristics of the conforming market.

According to “Inside B&C Lending,” an industry trade publication, the subprime, or non-prime, mortgage market volume was approximately $332 billion in 2003, which represented approximately 9% of the overall residential mortgage market. In comparison, the non-prime mortgage market has grown from $34 billion in 1994 to $332 billion in 2003, representing a 29% compounded annual growth rate, while the overall single-family residential mortgage market has grown from $769 billion in 1994 to $3.8 trillion, implying a lesser compounded annual growth rate of 19%. In addition to faster growth, the non-

prime mortgage market has historically focused on home purchases and cash-out refinancings, rather than interest rate driven refinancings, which have caused it to be less interest rate sensitive, and therefore less volatile, than the prime mortgage market.

OUR REIT STATUS

New Century REIT is a Maryland corporation that was formed on April 12, 2004, to succeed to and continue the business of New Century Financial upon completion of the merger of NC Merger Sub, Inc., a wholly-owned subsidiary of New Century REIT, with and into New Century Financial. To date, New Century REIT has not conducted any activities other than those incident to its formation, the execution of the merger agreement and the preparation of this prospectus. Following completion of the merger, New Century REIT will be renamed “New Century Financial Corporation.” New Century REIT expects to qualify as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2004.

THE REIT CONVERSION

We will effect certain structural changes upon the completion of the merger that will enable us to qualify as a REIT for U.S. federal income tax purposes. We refer to these changes, including the merger and the related restructuring transactions and this offering, as the REIT conversion. The REIT conversion consists of the following key components:

➢	reorganizing New Century Financial and New Century REIT through the merger of NC Merger Sub with and into New Century Financial, resulting in New Century REIT becoming the parent company of New Century Financial;

➢	having New Century REIT use a portion of the net proceeds from this offering and borrowings to purchase at fair market value from New Century Financial and its subsidiaries and third parties assets that will enable New Century REIT to satisfy the asset and income tests necessary to maintain its REIT status;

➢	having New Century REIT use a portion of the net proceeds from this offering to acquire all of the capital stock of Worth Funding Incorporated, or Worth Funding, currently an indirect wholly-owned subsidiary of New Century Financial, which is authorized to originate mortgage loans in a majority of states and will become a qualified REIT subsidiary following the REIT conversion; and

➢	having New Century REIT elect to be taxed as a REIT for U.S. federal income tax purposes, which we currently expect to occur commencing with its taxable year ending December 31, 2004.

On                     , 2004, New Century Financial stockholders approved and adopted the merger agreement. Upon completion of the merger of NC Merger Sub with and into New Century Financial, each outstanding share of New Century Financial common stock will be converted into one share of our common stock. The rights of our stockholders will be governed by the Maryland General Corporation Law, or MGCL, as well as our charter and bylaws. New Century REIT will be renamed “New Century Financial Corporation,” will become the parent company of New Century Financial and will succeed to and continue to operate, directly or indirectly, substantially all of the existing businesses of New Century Financial. New Century Financial will be renamed “New Century TRS Holdings, Inc.” and will become a wholly-owned taxable REIT subsidiary of New Century REIT. The board of directors, committees of the board of directors and management of New Century Financial immediately prior to the merger will become our board of directors, committees of the board of directors and management. We will also assume all of New Century Financial’s stock incentive plans and all rights to acquire shares of New Century Financial common stock under any New Century Financial stock incentive plan will be converted into rights to acquire shares of our common stock pursuant to the terms of the stock incentive plans and the other related documents, if any.

We have structured the merger so that it is anticipated that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. If the merger so qualifies, no gain or loss will be recognized by New Century Financial, New Century REIT or NC Merger Sub as a result of the merger.

Immediately following the merger, we expect that we will continue to originate loans for sale and conduct all of our servicing activities through one or more taxable REIT subsidiaries. In addition, we expect to be able to originate mortgage loans in a majority of states ourselves or through one or more of our qualified REIT subsidiaries. We expect to use these loan originations, together with mortgage loans that we and our qualified REIT subsidiaries purchase at fair market value from our taxable REIT subsidiaries, to build our portfolio of mortgage loans. Over time, we expect that we will gradually increase the percentage of our mortgage loans held through on-balance sheet securitizations in order to increase the portion of our net income generated from this mortgage loan portfolio. In addition, we expect that New Century REIT and/or one or more of its qualified REIT subsidiaries will seek to become authorized to originate mortgage loans in the states in which they are not currently authorized.

After the REIT conversion, we expect that a significant source of our revenue will be interest income generated from our portfolio of mortgage loans held by our taxable REIT subsidiaries and, over time, a growing portion by New Century REIT and its qualified REIT subsidiaries. We also expect to generate revenues from the sale of loans, servicing income and loan origination fees, all of which we expect to be generated by our taxable REIT subsidiaries. The primary components of our expenses are expected to be interest expense on our warehouse lines and other borrowings and our securitizations, general and administrative expenses, and payroll and related expenses arising from our origination and servicing businesses.

SUMMARY RISK FACTORS

An investment in our common stock involves a high degree of risk. The “Risk factors” section of this prospectus which begins on page 12 contains a detailed discussion of our most important risks, including, but not limited to, the risks summarized below.

➢	the current price of New Century Financial common stock may not be indicative of the price of our common stock following this offering;

➢	we have no operating history as a REIT, and we cannot assure you that our management’s past experience will be sufficient to manage our business as a REIT;

➢	the non-prime loans we originate and hold generally have higher delinquency and default rates than prime loans, which could result in losses on our loans;

➢	the geographic concentration of our mortgage loan originations increases our exposure to risks in those areas, especially California;

➢	adverse economic conditions or declining real estate values could harm our operations;

➢	interest rate fluctuations resulting in our interest expense exceeding our interest income would result in operating losses for us and may limit or eliminate our ability to make distributions to you; and

➢	we may not be successful in qualifying as a REIT or maintaining our qualification as a REIT for U.S. federal income tax purposes, in which case we would be subject to U.S. federal income tax on our taxable income at regular corporate rates, thereby reducing the amount of funds available for making distributions to you.

DISTRIBUTION POLICY

We intend to distribute each year all, or substantially all, of the REIT taxable income generated by us in order to qualify for the tax benefits accorded to REITs under the Internal Revenue Code. From time to time, we may also distribute some or all of the after-tax earnings retained in our taxable REIT subsidiaries to our stockholders, depending on, among other factors, then-current market conditions and our reinvestment opportunities. We expect to make regular quarterly distributions to our stockholders.

In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gain) each year. After-tax earnings generated by our taxable REIT subsidiaries and not distributed to us are not subject to these distribution requirements and may be retained by such subsidiaries to provide for future growth, subject to the limitations imposed by REIT tax rules. To the extent that we distribute at least 90%, but less than 100% of our REIT taxable income in a taxable year, we will be subject to U.S. federal corporate income tax on our undistributed income. In addition, if we fail to distribute an amount during each year equal to the sum of 85% of our REIT ordinary income and 95% of our capital gain net income for that year and any undistributed income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed. See “Material U.S. federal income tax consequences.”

In addition, in connection with the REIT conversion, we may, if necessary, declare a small one-time special distribution of the current and accumulated earnings and profits of Worth Funding to our stockholders payable in cash, or the special E&P distribution, in December 2004 and, if required, make this one-time distribution in January 2005 to our stockholders on the record date for such distribution.

RESTRICTIONS ON OWNERSHIP OF OUR COMMON STOCK

In order to assist us in maintaining our qualification as a REIT under the Internal Revenue Code, our charter contains restrictions on the number of shares of our capital stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of any class or series of our capital stock. These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in your best interest. Our board of directors may, in its sole discretion, waive the ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that the ownership of that stockholder will not then or in the future jeopardize our status as a REIT. See “Description of our capital stock—Transfer restrictions.”

The offering

Common stock offered by us	shares(1)

Common stock to be outstanding after this offering	shares(1)(2)

Use of proceeds

We intend to use the net proceeds of this offering, which are estimated to be approximately $     , based on the last reported sale price of New Century Financial common stock of $     per share on April 21, 2004, and after deducting the underwriting discount and estimated offering expenses payable by us, primarily:

➢	to build a portfolio of self-originated mortgage loans;

➢	to purchase a portion of our portfolio of mortgage loans and other assets from New Century Financial;

➢	to purchase all of the capital stock of one of our wholly-owned subsidiaries, Worth Funding;

➢	if required in order to qualify as a REIT, to pay in cash the one-time special cash E&P distribution of the current and accumulated earnings and profits of Worth Funding to our stockholders; and

➢	for general working capital purposes.

Risk factors	See “Risk factors” and other information included in this prospectus for a discussion of some of the factors you should carefully consider before deciding whether to purchase our common stock.

Trading symbol	We intend to apply to have our common stock listed on the NYSE under the symbol “ ” or quoted on the Nasdaq National Market under the symbol “NCEN.”

(1)	Assumes that the underwriters’ over-allotment option to purchase up to an additional shares will not be exercised.
(2)	The common stock to be outstanding after this offering is based on 33,881,673 shares of New Century Financial issuable in connection with the merger as of April 19, 2004 and excludes:

➢	a total of 5,135,447 shares of our common stock issuable upon the exercise of stock options outstanding on April 19, 2004 with a weighted-average exercise price of $15.60 per share;

➢	a total of 977,636 shares of our common stock available for awards under our stock incentive plans as of April 19, 2004;

➢	up to 6,034,686 shares of common stock issuable as of April 19, 2004 upon the conversion of our 3.50% convertible senior notes due 2008 (subject to adjustments under the terms of the notes); and

➢	up to 6,034,668 shares of common stock issuable as of April 19, 2004 upon the exercise of a warrant issued in connection with the issuance of the notes.

Summary historical financial data of New Century Financial

You should read the following summary of historical financial data in conjunction with New Century Financial’s historical consolidated financial statements and related notes thereto and “Management’s discussion and analysis of financial condition and results of operations,” which are included elsewhere or incorporated by reference in this prospectus.

The historical financial data set forth below reflects our business strategy before the completion of the REIT conversion. Accordingly, our historical financial results will not be indicative of our future performance (in part due to our expected strategy of increasing our portfolio of mortgage loans originated by one or more of our taxable REIT subsidiaries, which will proportionately reduce the number of loans we sell to third-party investors and which may cause our total gains on sale under generally accepted accounting principles to be lower than we have historically recognized). We have not presented historical financial information for New Century REIT because we were formed on April 12, 2004 and, consequently, had no operations through the period ended December 31, 2003.

The summary historical balance sheet and statement of operations data for the years ended December 31, 2003, 2002 and 2001 of New Century Financial have been derived from the historical financial statements of New Century Financial audited by KPMG LLP, our independent auditors, whose report with respect thereto is included elsewhere in this prospectus.

	For the Years Ended December 31
Statement of operations data:	2003	2002	2001

	(dollars in thousands, except per share data)
Revenues:
Gain on sales of loans	$611,136	$451,744	$182,612
Interest income(1)	329,463	122,331	62,706
Residual interest income	24,228	31,723	36,356
Servicing income	11,139	432	10,616
Other income	—	16	1,046

Total revenues	975,966	606,246	293,336
Expenses(1)	552,714	299,910	209,852

Earnings before income taxes	423,252	306,336	83,484
Income taxes	177,769	126,636	35,464

Net earnings	$245,483	$179,700	$48,020

Basic earnings per share	$7.26	$5.19	$1.83
Diluted earnings per share	$6.56	$4.62	$1.52

(1)	Interest income includes $104.7 million in 2003 related to interest earned on mortgage loans receivable held for investment. Expenses include $36.7 million in 2003 related to interest expense on financing of mortgage loans held for investment and $26.3 million related to the provision for loan losses on mortgage loans held for investment.

	Years Ended December 31,
Other data:	2003	2002	2001

	(dollars in thousands, unless otherwise stated)
Purchases	$6,815,682	$2,535,023	$1,070,716
Refinances:
Cash out refinances	17,622,898	9,397,259	4,144,835
Rate/term refinances	2,944,258	2,269,214	1,029,420

Total originations	27,382,838	14,201,496	6,244,971

Fixed-rate mortgages	8,197,321	3,708,938	1,143,188
Adjustable-rate mortgages	19,185,517	10,492,558	5,101,783

Total originations	27,382,838	14,201,496	6,244,971

Wholesale	25,127,613	12,392,562	5,068,466
Retail	2,255,225	1,808,934	1,176,505

Total originations	27,382,838	14,201,496	6,244,971

Weighted average FICO score of loans originated	612	597	587
Average principal balance of loans originated	$167	$151	$138
Weighted average interest rates:
Fixed-rate mortgages	7.3%	8.2%	9.5%
Adjustable-rate mortgages—initial rate	7.3%	8.3%	9.4%
Adjustable-rate mortgages—margin over index	5.8%	6.6%	6.6%
Percentage of loans originated in top two credit grades	81.1%	58.7%	48.4%
Percentage of loans originated in bottom two credit grades	3.3%	4.8%	8.1%
Number of retail branch offices at period end	72	66	65
Number of regional operating centers at period end	20	19	5

Number of employees at period end	3,752	2,487	1,531

Total whole loan sales	$20,835,105	$12,419,687	$4,723,350
Total securitizations structured as sales	—	845,477	898,244
Total securitizations structured as financings	4,946,781	—	—

Total secondary market transactions	25,781,886	13,265,164	5,621,594
Weighted average premium on whole loan sales	4.18%	4.37%	4.40%

	As of December 31,
Balance sheet data:	2003	2002	2001

	(dollars in thousands)
Cash and equivalents	$269,540	$176,669	$100,263
Restricted cash	116,883	6,255	6,416
Mortgage loans held for sale, net	3,422,211	1,920,396	1,011,122
Mortgage loans held for investment, net	4,745,937	—	—
Residual interests in securitizations	179,498	246,964	306,908
Other assets	200,811	52,644	26,609

Total assets	8,934,880	2,402,928	1,451,318
Credit facilities	3,311,837	1,885,498	987,568
Financing on mortgage loans held for investment, net	4,686,323	—	—
Convertible notes, net	204,858	—	—
Residual financing	—	—	79,941
Subordinated debt	—	—	40,000
Other liabilities	189,851	130,880	96,048

Total liabilities	8,392,869	2,016,378	1,203,557
Total stockholders’ equity	542,011	386,550	247,761

Risk factors

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our results of operations, financial condition and business prospects could be materially adversely affected by any of these risks. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below, elsewhere in this prospectus and in documents incorporated by reference into this prospectus. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We are dependent on external sources of financing, and if we are unable to maintain adequate financing sources, our earnings and our financial position will suffer and jeopardize our ability to continue operations.

To qualify as a REIT under the Internal Revenue Code, we generally are required each year to distribute to our stockholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains). After-tax earnings generated by our taxable REIT subsidiaries and not distributed to us are not subject to these distribution requirements and may be retained by such subsidiaries to provide for future growth, subject to the limitations imposed by REIT tax rules. Immediately after this offering, a substantial amount of our business will be conducted through our taxable REIT subsidiaries. We cannot assure you that we will have access to funds to meet the distribution and other REIT qualification requirements. We may be required to borrow funds from one of our corporate subsidiaries or a third party on a short-term basis or liquidate investments to meet the distribution requirements that are necessary to qualify as a REIT, even if management believes that it is not in our best interests to do so. If we do not have access to the necessary funds, we may have to raise capital at inopportune times or borrow funds on unfavorable terms.

In addition, we require substantial cash to support our operating activities and growth plans in our taxable REIT subsidiaries. Our primary sources of cash for our loan origination activities are our warehouse and aggregation credit facilities, our asset-backed commercial paper facility and the proceeds from the sales and securitizations of our loans. From time to time, we finance our residual interests in securitization transactions using net interest margin, or NIM, structures; however, we have not recently relied on NIM financing as much as we have in prior years. As of December 31, 2003, we had nine short-term warehouse and aggregation credit facilities and our asset-backed commercial paper facility providing us with approximately $6.7 billion of committed and $650 million of uncommitted borrowing capacity to fund loan originations and purchases pending the pooling and sale of such loans. If we cannot maintain or replace these facilities on comparable terms and conditions, we may incur substantially higher interest expense that would reduce our profitability.

During volatile times in the capital and secondary markets, access to warehouse, aggregation and residual financing as well as access to the securitization and secondary markets for the sale of our loans has been severely constricted. Subject to the limitations imposed by REIT tax rules, our taxable REIT subsidiaries are permitted to retain the after-tax income they generate. We may, at some point in the future, borrow funds from one or more of our corporate subsidiaries upon terms that are similar to those

Risk factors

that would be required by a third-party lender, or actually obtain a third-party loan for some portion of the required financing amount and then replicate the third-party loan terms in the intercompany borrowing. However, if we are unable to maintain adequate financing or other sources of capital are not available, we would be forced to suspend or curtail our operations, which would harm our results of operations, financial condition and business prospects.

In addition, our completion of the merger will require us to obtain the consent of various parties to several of the financing agreements. As of yet, we have not requested or received such consents. Our inability to obtain the requisite consents could harm our results of operations, financial condition and business prospects and require us to seek new financing relationships. We cannot assure you that we will be able to obtain such financing relationships on terms favorable to us.

Our management has limited experience operating a REIT and we cannot assure you that our management’s past experience will be sufficient to successfully manage our business as a REIT.

The requirements for qualifying as a REIT are highly technical and complex. We have never operated as a REIT and our management has limited experience in complying with the income, asset and other limitations imposed by the REIT provisions of the Internal Revenue Code. Those provisions are complex and the failure to comply with those provisions in a timely manner could prevent us from qualifying as a REIT or could force us to pay unexpected taxes and penalties. In such event, our net income would be reduced and we could incur a loss, which could harm our results of operation, financial condition and business prospects.

If we are unable to accumulate sufficient REIT qualifying assets such that the value of our investment in our taxable REIT subsidiaries is not more than 20% of the value of our total assets at the close of our first taxable quarter following the merger, we will not qualify as a REIT.

To qualify as a REIT, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries at the close of any calendar quarter. For a variety of reasons, we may be unable to accumulate sufficient REIT qualifying assets such that the value of our investment in our taxable REIT subsidiaries is not more than 20% of the value of our total assets at the close of our first taxable quarter following the merger. For example:

➢	we may not have enough capital, including net proceeds from the public offering and borrowings under our credit facilities, to acquire REIT qualifying assets;

➢	the value of our taxable REIT subsidiaries may be greater than our current expectations; or

➢	there may be insufficient REIT qualifying assets available for purchase on reasonable terms.

If the Internal Revenue Service determines that the value of our investment in New Century Financial and other taxable REIT subsidiaries was more than 20% of the value of our total assets at the close of our first taxable quarter following the merger, we could lose our REIT status. See also “Tax risks related to our status as a REIT—We may not qualify as a REIT if the value of our investment in our taxable REIT subsidiaries exceeds 20% of the value of our total assets at the close of any calendar quarter.”

A prolonged economic slowdown or a lengthy or severe recession could harm our operations, particularly if it results in a decline in the real estate market.

The risks associated with our business are more acute during periods of economic slowdown or recession because these periods may be accompanied by decreased demand for consumer credit and declining real

Risk factors

estate values. Declining real estate values reduce the ability of borrowers to use home equity to support borrowings because they negatively affect the LTV of the home equity collateral. In addition, because we make a substantial number of loans to credit-impaired borrowers, the actual rates of delinquencies, foreclosures and losses on these loans could be higher during economic slowdowns. Any sustained period of increased delinquencies, foreclosures or losses could harm our ability to sell loans, the prices we receive for our loans, or the values of our mortgage loans held for investment or our residual interests in securitizations, which could harm our results of operations, financial condition and business prospects.

Our earnings may decrease because of increases or decreases in interest rates.

Our profitability may be directly affected by changes in interest rates. The following are some of the risks we face related to an increase in interest rates:

➢	An interest rate increase may harm our earnings by reducing the spread between the interest we receive on our mortgage loans and our funding costs.

➢	A substantial and sustained increase in interest rates could harm our loan origination volume because refinancing an existing loan would be less attractive and qualifying for a purchase loan may be more difficult. Lower origination volume may harm our earnings by reducing origination income, net interest income and gain on sale of loans.

➢	During periods of rising interest rates, the value and profitability of our loans may be harmed between the date of origination or purchase until the date we sell or securitize the loans.

➢	When we securitize loans, the value of the residual interests we retain and the income we receive from the securitizations structured as financings are based primarily on the London Inter-Bank Offered Rate, or LIBOR. This is because the interest on the underlying mortgage loans is based on fixed rates payable on the underlying loans for the first two or three years from origination while the holders of the applicable securities are generally paid based on an adjustable LIBOR-based yield. Therefore, an increase in LIBOR reduces the net income we receive from, and the value of, these mortgage loans and residual interests.

➢	Our adjustable-rate mortgage loans have periodic and lifetime interest rate caps above which the interest rate on the loans may not rise. In the event of general interest rate increases, the rate of interest on these mortgage loans could be limited, while the rate payable on the senior certificates representing interests in a securitization trust into which these loans are sold may be uncapped. This would reduce the amount of cash we receive over the life of the loans in securitizations structured as financings and our residual interests, and could require us to reduce the carrying value of our residual interests.

We are also subject to risks from decreasing interest rates. For example, a significant decrease in interest rates could increase the rate at which loans are prepaid, which also could require us to reduce the carrying value of our residual interests. Moreover, if prepayments are greater than expected, the cash we receive over the life of our residual interests would be reduced. Higher-than-expected prepayments could also harm the value of our servicing portfolio. Therefore, any such changes in interest rates could harm our results of operations, financial condition and business prospects.

The non-prime loans we originate and hold generally have delinquency and default rates higher than prime loans, which could result in higher loan losses.

Non-prime mortgage loans generally have higher delinquency and default rates than prime mortgage loans. Delinquency interrupts the flow of projected interest income from a mortgage loan, and default can ultimately lead to a loss if the net realizable value of the real property securing the mortgage loan is insufficient to cover the principal and interest due on the loan. Also, our cost of financing and servicing a

Risk factors

delinquent or defaulted loan is generally higher than for a performing loan. We bear the risk of delinquency and default on loans beginning when we originate them. In whole loan sales, our risk of delinquency typically only extends to the first payment, but when we securitize any of our loans, we continue to be exposed to delinquencies and losses through our residual interests and the loans underlying our on-balance sheet securitization transactions. We are required to establish reserves based on our anticipated delinquencies and losses. We also re-acquire the risks of delinquency and default for loans that we are obligated to repurchase. We attempt to manage these risks with risk-based loan pricing and appropriate underwriting policies and loan collection methods. However, we cannot assure you that such management policies will be successful and, if such policies and methods are insufficient to control our delinquency and default risks and do not result in appropriate loan pricing and appropriate loss reserves, our business, financial condition, liquidity and results of operations could be harmed. See “Our business—Investment and operational policies of New Century REIT.”

The geographic concentration of our mortgage loan originations increases our exposure to risks in those areas, especially California.

Over-concentration of our loan originations in any one geographic area increases our exposure to the economic and natural hazard risks associated with that area. For example, in 2003, approximately 41% of the mortgage loans we originated or purchased were secured by property in California. Certain parts of California have experienced an economic downturn in the past and have suffered the effects of certain natural hazards. Declines in the residential real estate markets in which we are concentrated may reduce the values of the properties collateralizing our mortgages, increase the risk of delinquency, foreclosure, bankruptcy, or losses and could harm our results of operations, financial condition and business prospects.

Furthermore, if borrowers are not insured for natural disasters, which are typically not covered by standard hazard insurance policies, then they may not be able to repair the property or may stop paying their mortgages if the property is damaged. A natural disaster that results in a significant number of delinquencies would cause increased foreclosures and decrease our ability to recover losses on properties affected by such disasters and would harm our results of operations, financial condition and business prospects.

Likewise, the secondary market pricing for pools of mortgage loans that are not geographically diverse is typically less favorable than for a diverse pool. Our inability to originate or purchase geographically diverse pools of loans could harm our results of operations, financial condition and business prospects.

An interruption or reduction in the securitization and whole loan markets would harm our financial position.

We are dependent on the securitization market for the sale of our loans because we securitize loans directly and many of our whole loan buyers purchase our loans with the intention to securitize them. The securitization market is dependent upon a number of factors, including general economic conditions, conditions in the securities market generally and conditions in the asset-backed securities market specifically. In addition, poor performance of our previously securitized loans could harm our access to the securitization market. Accordingly, a decline in the securitization market or a change in the market’s demand for our loans could harm our results of operations, financial condition and business prospects.

If we make any acquisitions, we will incur a variety of costs and may never realize the anticipated benefits.

If appropriate opportunities become available, we may attempt to acquire businesses that we believe are a strategic fit with our business. We currently have no agreements to consummate any material acquisitions. Any such acquisitions that are material to us would generally require the prior approval of our stockholders. If we pursue any such transaction, the process of negotiating the acquisition and

Risk factors

integrating an acquired business may result in operating difficulties and expenditures and may require significant management attention that would otherwise be available for ongoing development of our business, whether or not any such transaction is ever consummated. Moreover, we may never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, which could harm our results of operations, financial condition and business prospects.

Our earnings from holding mortgage-backed securities may be harmed by changes in the level of interest rates, changes to the difference between short and longer term interest rates, changes to the difference between interest rates for mortgage-backed securities compared to other debt instruments, and an absence of or reduction in the availability, at favorable terms, of repurchase financing and other liquidity sources typically utilized by mortgage REITs.

From time to time, we may purchase mortgage-backed securities from third parties in order to comply with the income and asset tests necessary to maintain our REIT status. The value of, and return on, the mortgage-backed securities we hold will be affected by changes in the marketplace for mortgage-backed securities and debt securities in general, as well as prepayment speeds, and may be volatile and significantly different than projected. The mortgage-backed securities that we hold may produce large losses instead of the income incorporated into our projections. The impact of changes in the marketplace for mortgage-backed securities and debt securities on our results may be magnified because our mortgage-backed securities holdings could be highly leveraged. Additionally, much of the financing we will use to hold our mortgage-backed securities may be cancelable by our lenders on short notice. If our lenders ceased providing financing to us on favorable terms, we would be forced to liquidate some or all of our mortgage-backed securities, possibly at a substantial loss, which could harm our financial condition, results of operations and business prospects.

A material difference between the assumptions used in the determination of the value of our residual interests and our actual experience could harm our financial position.

As of December 31, 2003, the value on our balance sheet of our residual interests from securitization transactions was $179.5 million. The value of these residuals is a function of the delinquency, loss, prepayment speed and discount rate assumptions we use. It is extremely difficult to validate the assumptions we use in valuing our residual interests. In the future, if our actual experience differs materially from these assumptions, our cash flow, financial condition, results of operations and business prospects could be harmed.

Our future results may materially differ from the pro forma financial information presented in this prospectus.

Our future results may be materially different from those shown in the pro forma financial statements presented in “Unaudited pro forma consolidated condensed financial information” beginning on page 48. We may incur certain restructuring charges and adjustments. These charges may be higher or lower than we have estimated, depending upon how costly or difficult it is to complete the REIT conversion. Furthermore, these charges may decrease our capital that could be used for profitable, income-earning investments in the future.

Risk factors

New legislation could restrict our ability to make mortgage loans, which could harm our earnings.

Several states and cities are considering or have passed laws, regulations or ordinances aimed at curbing predatory lending practices. The federal government is also considering legislative and regulatory proposals in this regard. In general, these proposals involve lowering the existing federal Homeownership and Equity Protection Act thresholds for defining a “high-cost” loan, and establishing enhanced protections and remedies for borrowers who receive such loans. However, many of these laws and rules extend beyond curbing predatory lending practices to restrict commonly accepted lending activities, including some of our activities. For example, some of these laws and rules prohibit any form of prepayment charge or severely restrict a borrower’s ability to finance the points and fees charged in connection with his or her loan. In addition, some of these laws and regulations provide for extensive assignee liability for warehouse lenders, whole loan buyers and securitization trusts. Because of enhanced risk and for reputational reasons, many whole loan buyers elect not to purchase any loan labeled as a “high cost” loan under any local, state or federal law or regulation. Accordingly, these laws and rules could severely constrict the secondary market for a significant portion of our loan production. This would effectively preclude us from continuing to originate loans that fit within the newly defined thresholds. For example, after the October 1, 2002 effective date of the Georgia Fair Lending Act, our lenders and secondary market buyers refused to finance or purchase our Georgia loans. As a result, we were forced to cease providing mortgages in Georgia until the law’s amendment a few months later. Similar laws have gone into effect in New Jersey, such as the New Jersey Home Ownership Act of 2002, effective as of November 27, 2003, and in New Mexico, such as the New Mexico Home Loan Protection Act, effective as of January 1, 2004, that have impacted our ability to originate loans in those states. The potential long-term impact could be as much as a 40% reduction in loans in New Jersey and 60% in New Mexico from previous loan origination volumes. Moreover, some of our competitors who are national banks or federally chartered thrifts may not be subject to these laws and may, therefore, be able to capture market share from us and other lenders. For example, the Office of the Comptroller of the Currency recently issued regulations effective January 7, 2004 that preempt state and local laws that seek to regulate mortgage lending practices by national banks. Passage of such state and local laws could increase compliance costs, reduce fee income and lower origination volume, all of which would harm our results of operations, financial condition and business prospects.

We are no longer able to rely on the Alternative Mortgage Transactions Parity Act to preempt certain state law restrictions on prepayment penalties, which could harm our earnings.

The value of a mortgage loan depends, in part, upon the expected period of time that the mortgage loan will be outstanding. If a borrower pays off a mortgage loan in advance of this expected period, the holder of the mortgage loan does not realize the full value expected to be received from the loan. A prepayment penalty payable by a borrower who repays a loan earlier than expected helps offset the reduction in value resulting from the early payoff. Consequently, the value of a mortgage loan is enhanced to the extent the loan includes a prepayment penalty, and a mortgage lender can offer a lower interest rate and/or lower loan fees on a loan which has a prepayment penalty. Prepayment penalties are an important feature used to obtain value on the loans we originate.

Certain state laws restrict or prohibit prepayment penalties on mortgage loans, and until July 2003, we relied on the federal Alternative Mortgage Transactions Parity Act, or the Parity Act, and related rules issued in the past by the Office of Thrift Supervision, or OTS, to preempt state limitations on prepayment penalties. The Parity Act was enacted to extend to financial institutions, like us, which are not federally chartered depository institutions, the federal preemption that federally chartered depository

Risk factors

institutions enjoy. However, on September 25, 2002, the OTS released a new rule that reduced the scope of the Parity Act preemption and, as a result, we are no longer be able to rely on the Parity Act to preempt state restrictions on prepayment penalties. The effective date of the new rule, originally January 1, 2003, was subsequently extended by the OTS until July 1, 2003 in response to concerns from interested parties about the burdens associated with compliance. The elimination of this federal preemption has required us to comply with state restrictions on prepayment penalties. These restrictions prohibit us from charging any prepayment penalty in eight states and limit the amount or other terms and conditions of our prepayment penalties in several other states. This may place us at a competitive disadvantage relative to financial institutions that will continue to enjoy federal preemption of such state restrictions. Such institutions are able to charge prepayment penalties without regard to state restrictions and, as a result, may be able to offer loans with interest rate and loan fee structures that are more attractive than the interest rate and loan fee structures that we are able to offer. This competitive disadvantage could harm our results of operations, financial condition and business prospects.

The scope of our lending operations exposes us to risks of noncompliance with an increasing and inconsistent body of complex laws and regulations at the federal, state and local levels.

Because we are authorized to originate mortgage loans in all 50 U.S. states, we must comply with the laws and regulations, as well as judicial and administrative decisions, for all of these jurisdictions, as well as an extensive body of federal law and regulations. The volume of new or modified laws and regulations has increased in recent years, and individual cities and counties have begun to enact laws that restrict non-prime loan origination activities in those cities and counties. The laws and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. As our operations continue to grow, it may be more difficult to comprehensively identify, to accurately interpret and to properly program our technology systems and effectively train our personnel with respect to all of these laws and regulations, thereby potentially increasing our exposure to the risks of noncompliance with these laws and regulations.

Our failure to comply with these laws can lead to:

➢	civil and criminal liability;

➢	loss of licensure;

➢	damage to our reputation in the industry;

➢	inability to sell or securitize our loans;

➢	demands for indemnification or loan repurchases from purchasers of our loans;

➢	fines and penalties and litigation, including class action lawsuits; or

➢	administrative enforcement actions.

Any of these results could harm our results of operations, financial condition and business prospects.

If warehouse lenders and securitization underwriters face exposure stemming from legal violations committed by the companies to whom they provide financing or underwriting services, this could increase our borrowing costs and harm the market for whole loans and mortgage-backed securities.

In June 2003, a California jury found a warehouse lender and securitization underwriter liable in part for fraud on consumers committed by a lender to whom it provided financing and underwriting services. The

Risk factors

jury found that the investment bank was aware of the fraud and substantially assisted the lender in perpetrating the fraud by providing financing and underwriting services that allowed the lender to continue to operate, and held the bank liable for 10% of the plaintiff’s damages. This is the first case we know of in which an investment bank was held partly responsible for violations committed by the bank’s mortgage lender customer. If other courts or regulators adopt this theory, investment banks may face increased litigation as they are named as defendants in lawsuits and regulatory actions against the mortgage companies with which they do business. Some investment banks may exit the business, charge more for warehouse lending or reduce the prices they pay for whole loans in order to build in the costs of this potential litigation. This could, in turn, harm our results of operations, financial condition and business prospects.

If lenders are prohibited from originating loans in the State of Illinois with fees in excess of 3% where the interest rate exceeds 8%, this could force us to curtail operations in Illinois.

In March 2004, an Illinois Court of Appeals found that the Illinois Interest Act, which caps fees at 3% for loans with an interest rate in excess of 8%, is not preempted by federal law. This ruling contradicts the view of the Federal Circuit Courts of Appeal, most state courts, the OTS and the Illinois Office of the Attorney General. If this ruling is not overturned, we may reduce operations in Illinois since it will reduce the return we and our investors can expect on higher risk loans. Moreover, as a result of this ruling, plaintiffs may file actions seeking various forms of relief as a result of any fees we have received in the past which exceeded the applicable thresholds. Any such actions, if decided against us, could harm our results of operations, financial condition and business prospects.

High delinquencies or losses on the mortgage loans in our securitizations may decrease our cash flows or impair our ability to sell or securitize loans in the future.

Loans we make to lower credit grade borrowers, including credit-impaired borrowers, entail a higher risk of delinquency and higher losses than loans we make to borrowers with better credit. Virtually all of our loans are made to borrowers who do not qualify for loans from conventional mortgage lenders. No assurance can be given that our underwriting criteria or methods will afford adequate protection against the higher risks associated with loans made to lower credit grade borrowers. We continue to be subject to risks of default and foreclosure following the sale of loans through securitization. To the extent such losses are greater than expected, the cash flows we receive through residual interests and from our securitizations structured as financings would be reduced. Increased delinquencies or losses may also reduce our ability to sell or securitize loans in the future. Any such reduction in our cash flows or impairment in our performance could harm our results of operations, financial condition and business prospects.

The loss of our exemption under the Investment Company Act would harm us and the market price of our shares of common stock and our ability to make distributions to our stockholders.

New Century Financial is not currently regulated as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act, and we intend to operate so as to not become regulated as an investment company under the Investment Company Act. For example, we intend to qualify for an exemption under the Investment Company Act that is available to companies that are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” Specifically, we intend to invest at least 55% of our assets in

Risk factors

mortgage loans or mortgage-backed securities that represent the entire ownership in a pool of mortgage loans and at least an additional 25% of our assets in mortgages, mortgage-backed securities, securities of REITs and other real estate-related assets.

If we fail to qualify for that exemption, we may be required to restructure our activities. For example, if the market value of our investments in equity securities were to increase by an amount that caused less than 55% of our assets to be invested in mortgage loans or mortgage-backed securities that represent the entire ownership in a pool of mortgage loans, we might have to sell equity securities in order to qualify for an exemption under the Investment Company Act. In the event we must restructure our activities, our results of operations, financial condition and business prospects could be harmed.

Our inability to realize cash proceeds from loan sales and securitizations in excess of the loan acquisition cost could harm our financial position.

The net cash proceeds received from loan sales consist of the premiums we receive on sales of loans in excess of the outstanding principal balance, plus the cash proceeds we receive from securitizations structured as sales, minus the discounts on loans that we have to sell for less than the outstanding principal balance. If we are unable to originate loans at a cost lower than the cash proceeds realized from loan sales, our results of operations, financial condition and business prospects could be harmed.

Our credit facilities are subject to margin calls based on the lender’s opinion of the value of our loan collateral. An unanticipated large margin call could harm our liquidity.

The amount of financing we receive under our credit facilities depends in large part on the lender’s valuation of the mortgage loans that secure the financings. Each such facility provides the lender the right, under certain circumstances, to reevaluate the loan collateral that secures our outstanding borrowings at any time. In the event the lender determines that the value of the loan collateral has decreased, it has the right to initiate a margin call. A margin call would require us to provide the lender with additional collateral or to repay a portion of the outstanding borrowings. Any such margin call could harm our liquidity, results of operations, financial condition and business prospects.

We face intense competition that could harm our market share and our revenues.

We face intense competition from finance and mortgage banking companies and from Internet-based lending companies. In addition, certain government-sponsored entities, such as Fannie Mae and Freddie Mac, are also expanding their participation in the non-prime mortgage industry. These government-sponsored entities have a size and cost-of-funds advantage that allows them to purchase loans with lower rates or fees than we are willing to offer. While the government-sponsored entities presently do not have the legal authority to originate mortgage loans, including non-prime loans, they do have the authority to buy loans. A material expansion of their involvement in the market to purchase non-prime loans could change the dynamics of the industry by virtue of their sheer size, pricing power and the inherent advantages of a government charter. In addition, if as a result of their purchasing practices, these government-sponsored entities experience significantly higher-than-expected losses, such experience could harm the overall investor perception of the non-prime mortgage industry.

Certain large finance companies and conforming mortgage originators also originate non-prime mortgage loans to customers similar to the borrowers we serve. Competitors with lower costs of capital have a competitive advantage over us. In addition, establishing a wholesale lending operation such as ours requires a relatively small commitment of capital and human resources. This low barrier to entry

Risk factors

permits new competitors to enter our markets quickly and compete with our wholesale lending business. Several new wholesale originators have been formed in recent years and have recruited former senior managers from our Wholesale Division. If these competitors are able to attract some of our key employees and disrupt our broker relationships, it could harm our results of operations, financial condition and business prospects.

Some thrifts, national banks and their operating subsidiaries are also expanding their non-prime mortgage lending activities. By virtue of their charters, these institutions are exempt from complying with many of the state and local laws that affect our operations. For example, they are permitted to offer loans with prepayment charges in many jurisdictions where we cannot. If more of these federally chartered institutions are able to use their preemptive ability to provide more competitive pricing and terms than we can offer, it could harm our results of operations, financial condition and business prospects. We may also be forced to expand our operations at a pace that does not allow us to attract a sufficient number of employees with the capability to ensure we are in compliance with the numerous complex regulations applicable to our business as well as to enable us to provide high quality customer service and this could harm our results of operations, financial condition and business prospects.

In addition, to the extent we must purchase mortgage loans or mortgage-backed securities from third parties, we must compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, other lenders and other entities that purchase mortgage loans or mortgage-backed securities, many of which have greater financial resources than we do. As a result, we may not be able to acquire sufficient mortgage-backed securities with favorable yields over our borrowing costs, which could harm our results of operations, financial condition and business prospects.

The intense competition in the non-prime mortgage industry has also led to rapid technological developments, evolving industry standards and frequent releases of new products and enhancements. As mortgage products are offered more widely through alternative distribution channels, such as the Internet, we may be required to make significant changes to our current wholesale and retail structures and information systems to compete effectively. Our inability to continue enhancing our current Internet capabilities, or to adapt to other technological changes in the industry, could harm our results of operations, financial condition and business prospects.

Our hedging strategies may not be successful in mitigating our risks associated with interest rates.

We use various derivative financial instruments to provide a level of protection against interest rate risks, but no hedging strategy can protect us completely. When rates change, we expect to record a gain or loss on derivatives, which would be offset by an inverse change in the value of loans or residual interests. Additionally, from time to time, we may enter into hedging transactions in connection with our holdings of mortgage-backed securities with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Currently, we intend to primarily use Euro Dollar Futures contracts and interest rate swap agreements to manage the interest rate risk of our portfolio of adjustable-rate mortgages; however, our actual hedging decisions will be determined in light of the facts and circumstances existing at the time and may differ from our currently anticipated hedging strategy.

We cannot assure you, however, that our use of derivatives will offset the risks related to changes in interest rates. There have been periods, and it is likely that there will be periods in the future, during which we will incur losses after accounting for our derivative financial instruments. The derivative financial instruments we select may not have the effect of reducing our interest rate risk. In addition, the nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly

Risk factors

designed strategies or improperly executed transactions could actually increase our risk and losses. In addition, hedging strategies involve transaction and other costs. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses, and such losses could harm our results of operations, financial condition and business prospects. See “Management’s discussion and analysis of financial condition and results of operations—Quantitative and qualitative disclosures about market risk” in our Annual Report on Form 10-K for the year ended December 31, 2003, as amended, which is incorporated by reference herein.

Complying with REIT requirements may limit our ability to hedge interest rate risk effectively.

The existing REIT provisions of the Internal Revenue Code substantially limit our ability to hedge mortgage-backed securities and related borrowings. Under these provisions, our aggregate gross income from qualified hedges (which generally include certain financial instruments used to hedge indebtedness incurred or to be incurred to acquire or carry “real estate assets”), together with any other income from certain non-qualifying sources, is limited to not more than 25% of our gross income. In addition, we must limit our aggregate gross income from non-qualified hedges, fees, and certain other non-qualifying sources to not more than 5% of our annual gross income. As a result, we might in the future have to limit our use of advantageous hedging techniques or implement those hedges through a taxable REIT subsidiary. This could increase the cost of our hedging activities or leave us exposed to greater risks associated with changes in interest rates than we would otherwise want to bear, which could harm our results of operations, financial condition and business prospects.

A decline in the quality of servicing could lower the value of our residual interests and our ability to sell or securitize loans and could harm the cash flows from our on-balance sheet securitizations.

In March 2001, we sold to Ocwen Federal Bank FSB the servicing rights on $4.8 billion of our servicing portfolio, which was comprised of 25 separate asset-backed securities. In August 2001, Ocwen began servicing all of our newly originated loans pending their sale or securitization. However, in February 2002, we announced the intent to re-establish our in-house loan servicing platform. By October 1, 2002, we began servicing loans on our in-house servicing platform and at December 31, 2003, loans serviced on our platform totaled $11.6 billion. Ocwen is expected to continue to service the mortgage loans underlying our residual interests. Poor servicing and collections by third-party servicers could harm the value of our residual interests and our ability to sell or securitize loans, which could harm our results of operations, financial condition and business prospects. Likewise, poor servicing by our own servicing operation could harm the cash flows from our on-balance sheet securitizations, could also hamper our ability to sell or securitize loans and could harm our results of operations, financial condition and business prospects.

The complex federal, state and municipal laws governing loan servicing activities could increase our exposure to the risk of noncompliance.

We service loans originated on a nationwide basis. Therefore, we must comply with the laws and regulations, as well as judicial and administrative decisions, of all relevant jurisdictions pertaining to loan servicing, as well as an extensive body of federal laws and regulations. The volume of new or modified laws and regulations has increased in recent years, and, in addition, some individual municipalities have begun to enact laws that restrict loan servicing activities. The laws and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. As our servicing operations continue to grow, it may be more difficult to comprehensively identify, to accurately interpret

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and to properly program our technology systems and effectively train our personnel with respect to all of these laws and regulations, thereby potentially increasing our exposure to the risks of noncompliance with the laws and regulations pertaining to loan servicing. Our failure to comply with these laws could lead to, among other things: (i) civil and criminal liability, including potential monetary penalties; (ii) legal defenses delaying or otherwise harming the servicer’s ability to enforce loans, or giving the borrower the right to rescind or cancel the loan transactions; (iii) class action lawsuits; and (iv) administrative enforcement actions. This could harm our results of operations, financial condition and business prospects.

We are subject to losses due to fraudulent and negligent acts on the part of loan applicants, mortgage brokers, other vendors and our employees.

When we originate mortgage loans, we rely heavily upon information supplied by third parties, including the information contained in the loan application, property appraisal, title information and employment and income documentation. If any of this information is intentionally or negligently misrepresented and such misrepresentation is not detected prior to loan funding, the value of the loan may be significantly lower than expected. Whether a misrepresentation is made by the loan applicant, the mortgage broker, another third party or one of our employees, we generally bear the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsaleable or subject to repurchase if it is sold prior to detection of the misrepresentation, and the persons and entities involved are often difficult to locate and it is often difficult to collect any monetary losses that we have suffered from them.

We have controls and processes designed to help us identify misrepresented information in our loan origination operations. We cannot assure you, however, that we have detected or will detect all misrepresented information in our loan originations.

We may be subject to fines or other penalties based upon the conduct of our independent brokers.

The mortgage brokers from which we obtain loans have parallel and separate legal obligations to which they are subject. While these laws may not explicitly hold the originating lenders responsible for the legal violations of mortgage brokers, increasingly federal and state agencies have sought to impose such liability on parties that take assignments of such loans. Recently, for example, the United States Federal Trade Commission, or FTC, entered into a settlement agreement with a mortgage lender where the FTC characterized a broker that had placed all of its loan production with a single lender as the “agent” of the lender; the FTC imposed a fine on the lender in part because, as “principal,” the lender was legally responsible for the mortgage broker’s unfair and deceptive acts and practices. The United States Justice Department in the past has sought to hold a non-prime mortgage lender responsible for the pricing practices of its mortgage brokers, alleging that the mortgage lender was directly responsible for the total fees and charges paid by the borrower under the Fair Housing Act even if the lender neither dictated what the mortgage broker could charge nor kept the money for its own account. Accordingly, we may be subject to fines or other penalties based upon the conduct of our independent mortgage brokers.

Our business could be harmed if courts rule that the OTS exceeded its statutory authority in adopting regulations in 1996 that allowed lenders like us to rely on the Parity Act to preempt state restrictions on prepayment penalties for adjustable-rate mortgages.

In 2003, a New Jersey state appellate court departed from prior decisions in other jurisdictions to hold that the OTS did not have the authority to adopt regulations in 1996 that allowed state housing creditors

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like us to rely on the Parity Act to preempt state limitations on prepayment penalties with respect to adjustable-rate mortgages. If that decision is not reversed on appeal, and if courts in other jurisdictions reach similar conclusions, we and other lenders could face litigation challenging the enforceability of prepayment penalties on our outstanding adjustable-rate loans and regarding charges that were imposed on our customers who paid prepayment penalties at the time they refinanced their adjustable-rate loans. We could also face contractual claims from our loan buyers and securitization trusts stemming from representations we made regarding the enforceability of our prepayment penalties. Such litigation and claims could harm our business, financial condition and results of operations.

Changes in the volume and cost of loans originated by our Wholesale Division may decrease our loan production and decrease our earnings.

We depend primarily on independent mortgage brokers and, to a lesser extent, on correspondent lenders for the origination and purchase of our wholesale mortgage loans, which constitute the majority of our loan production. These independent mortgage brokers have relationships with multiple lenders and are not obligated by contract or otherwise to do business with us. We compete with these lenders for the independent brokers’ business on pricing, service, loan fees, costs and other factors. Competition from other lenders and purchasers of mortgage loans could negatively affect the volume and pricing of our wholesale loans, which could harm our results of operations, financial condition and business prospects.

If many of our borrowers become subject to the Soldiers’ and Sailors’ Civil Relief Act of 1940, as amended, our cash flows from our residual securities and our securitizations structured as financings may be harmed.

Under the Soldiers’ and Sailors’ Civil Relief Act of 1940, a borrower who enters military service after the origination of his or her mortgage loan generally may not be charged interest above an annual rate of 6% during the period of the borrower’s active duty status. The Act also applies to a borrower who was on reserve status and is called to active duty after origination of the mortgage loan. A prolonged, significant military mobilization as part of the war on terrorism or the war in Iraq could increase the number of the borrowers in our securitized pools who are subject to this Act and thereby reduce the interest payments collected from those borrowers. To the extent the number of borrowers who are subject to this Act is significant, the cash flows we receive from loans underlying our on-balance sheet securitizations and from our residual interests would be reduced, which could cause us to reduce the carrying value of our residual interests and would decrease our earnings. In addition, the Soldiers’ and Sailors’ Civil Relief Act of 1940 imposes limitations that would impair the ability of the servicer to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three month period thereafter. Any such reduction in our cash flows or impairment in our performance could harm our results of operations, financial condition and business prospects.

The inability to attract and retain qualified employees could significantly harm our business.

We depend on our wholesale account executives and retail loan officers to attract borrowers by, among other things, developing relationships with financial institutions, other mortgage companies and brokers, real estate agents, borrowers and others. We believe that these relationships lead to repeat and referral business. The market for skilled account executives and loan officers is highly competitive and historically has experienced a high rate of turnover. In addition, if a manager is no longer employed by us, there is an increased likelihood that other members of his or her team will leave our employ as well. Competition for qualified account executives and loan officers may lead to increased hiring and retention

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costs. If we are unable to attract or retain a sufficient number of skilled account executives at manageable costs, we will be unable to continue to originate quality mortgage loans that we are able to sell for a profit, which would harm our results of operations, financial condition and business prospects.

An interruption in or breach of our information systems may result in lost business.

We rely heavily upon communications and information systems to conduct our business. Any failure or interruption or breach in security of our information systems or the third-party information systems on which we rely could cause underwriting or other delays and could result in fewer loan applications being received, slower processing of applications and reduced efficiency in loan servicing. We are required to comply with significant federal and state regulations with respect to the handling of customer information, and a failure, interruption or breach of our information systems could result in regulatory action and litigation against us. We cannot assure you that such failures or interruptions will not occur or if they do occur that they will be adequately addressed by us or the third parties on which we rely. The occurrence of any failures or interruptions could harm our results of operations, financial condition and business prospects.

The success and growth of our business will depend upon our ability to adapt to and implement technological changes.

Our mortgage loan origination business is currently dependent upon our ability to effectively interface with our brokers, borrowers and other third parties and to efficiently process loan applications and closings. The origination process is becoming more dependent upon technological advancement, such as the ability to process applications over the Internet, accept electronic signatures and provide process status updates instantly and other customer-expected conveniences that are cost-efficient to our process. In addition, we are in the process of implementing a new loan origination system. Implementing and becoming proficient with the new loan origination system and other new technology will require significant financial and personnel resources. There is no guarantee that the implementation of our new loan origination system or other new technology will be successful. To the extent that we become reliant on any particular technology or technological solution, we may be harmed to the extent that such technology or technological solution (i) becomes non-compliant with existing industry standards, (ii) fails to meet or exceed the capabilities of our competitors’ equivalent technologies or technological solutions, (iii) becomes increasingly expensive to service, retain and update or (iv) becomes subject to third-party claims of copyright or patent infringement. Any failure to acquire technologies or technological solutions when necessary could limit our ability to remain competitive in our industry and could also limit our ability to increase the cost-efficiencies of our operating model, which would harm our results of operations, financial condition and business prospects.

We may be required to repurchase mortgage loans or indemnify investors if we breach representations and warranties, which could harm our earnings.

When we sell loans, we are required to make customary representations and warranties about such loans to the loan purchaser. Our whole loan sale agreements require us to repurchase or substitute loans in the event we breach a representation or warranty given to the loan purchaser or make a misrepresentation during the mortgage loan origination process. In addition, we may be required to repurchase loans as a result of borrower fraud or in the event of early payment default on a mortgage loan. Likewise, we are required to repurchase or substitute loans if we breach a representation or warranty in connection with our securitizations. The remedies available to a purchaser of mortgage loans are generally broader than those available to us against the originating broker or correspondent. Further, if a purchaser enforces its remedies against us, we may not be able to enforce the remedies we have against the sellers. The repurchased loans typically can only be financed at a steep discount to their repurchase price, if at all.

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They are also typically sold at a significant discount to the unpaid principal balance. Significant repurchase activity could harm our cash flow, results of operations, financial condition and business prospects.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

In the course of our business, we may foreclose and take title to residential properties, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our cash flow, results of operations, financial condition and business prospects could be harmed.

If we do not manage our growth effectively, our financial performance could be harmed.

In recent years, we have experienced rapid growth that has placed, and will continue to place, certain pressures on our management, administrative, operational and financial infrastructure. As of December 31, 2000, we had approximately 1,511 employees and by March 31, 2004, we had approximately 4,016 employees. Many of these employees have a limited understanding of our systems and controls. The increase in the size of our operations may make it more difficult for us to ensure that we originate quality loans and that we service them effectively. We will need to attract and hire additional sales and management personnel in an intensely competitive hiring environment in order to preserve and increase our market share. At the same time, we will need to continue to upgrade and expand our financial, operational and managerial systems and controls.

Various factors may cause the market price of our common stock to become volatile, which could harm our ability to access the capital markets in the future.

The market price of our common stock may experience fluctuations that are unrelated to our operating performance. In particular, the market price of our common stock may be affected by general market price movements as well as developments specifically related to the consumer finance industry and the financial services sector. These could include, among other things, interest rate movements, quarterly variations or changes in financial estimates by securities analysts, or a significant reduction in the price of the stock of another participant in the consumer finance industry. This volatility may make it difficult for us to access the capital markets through additional secondary offerings of our common stock, regardless of our financial performance, and such difficulty may preclude us from being able to take advantage of certain business opportunities or meet our obligations, which could, in turn, harm our results of operations, financial condition and business prospects.

We may change our policies in ways that harm our financial condition or results of operations.

Our investment and financing policies and our policies with respect to other activities, including our growth, debt capitalization, distributions, REIT status and operating policies are determined by our

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board of directors. Our board of directors may change these policies at any time without a vote of our stockholders. A change in these policies might harm our financial condition, results of operations or business prospects.

Compliance with the Sarbanes-Oxley Act of 2002 and proposed and recently enacted changes in securities laws and regulations are likely to increase our costs.

The Sarbanes-Oxley Act of 2002 and rules and regulations promulgated by the Securities and Exchange Commission, the NYSE and the Nasdaq National Market have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices for public companies, including ourselves. These rules and regulations could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee.

RISKS RELATED TO OUR COMMON STOCK

There has been no prior public market for our common stock.

Before this offering, there has been no public market for New Century REIT common stock. Among the factors considered in determining the offering price of our common stock, in addition to prevailing market conditions, were the historical performance of New Century Financial, estimates regarding our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses. The public offering price of New Century REIT common stock may bear no relationship to the price at which its common stock will trade upon completion of this offering. The stock market may experience price and volume fluctuations and you may not be able to sell your shares at or above the public offering price.

We cannot be sure that a public trading market for New Century REIT common stock will develop or be maintained.

We intend to apply for listing of our common stock on the NYSE or the Nasdaq National Market in connection with this offering, but even if our common stock is approved for listing, there can be no assurance that an established and liquid trading market for our common stock will develop or that it will continue if it does develop. The representatives of the underwriters have advised us that they intend to make a market in our common stock. However, neither the representatives of the underwriters nor any other market maker is obligated to make a market in such shares, and any such market making may be discontinued at any time in the sole discretion of the party making such market.

Our stock price and trading volume may be volatile, which could result in substantial losses for our stockholders.

Even if an active trading market develops for our common stock after this offering, the market price of our common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

➢	general market and economic conditions;

➢	actual or anticipated changes in our future financial performance;

➢	changes in market interest rates;

➢	competitive developments, including announcements by us or our competitors of new products or services or significant contracts, acquisitions, strategic partnerships or capital commitments;

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➢	the operations and stock performance of our competitors;

➢	developments in the mortgage lending industry or the financial services sector generally;

➢	the impact of new state or federal legislation or court decisions restricting the activities of lenders or suppliers of credit in our market;

➢	fluctuations in our quarterly operating results;

➢	changes in financial estimates by securities analysts;

➢	additions or departures of senior management and key personnel; and

➢	actions by institutional stockholders.

If the market price of our common stock declines significantly, you may be unable to resell your common stock at or above the public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly, including a decline below the initial public offering price, in the future. In addition, the stock market in general can experience considerable price and volume fluctuations.

We have not established a minimum distribution level and we may not have the ability to make distributions to you in the future.

We intend to make quarterly distributions following the end of the first full fiscal quarter after completion of this offering and to make distributions to our stockholders of all or substantially all of our REIT taxable income, excluding net capital gains, in each year. We have not established a minimum distribution level and we may not be able to make distributions. In addition, some of our distributions may include a return of capital. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time. We cannot predict our ability to make distributions to you in the future.

Future sales of shares of our common stock, including shares of common stock by our insiders, may depress the price of our common stock.

Any sales of a substantial number of shares of our common stock, or the perception that those sales might occur, may cause the market price of our common stock to decline. Our directors and executive officers have agreed with the underwriters not to sell the common stock they hold earlier than 90 days after the date of this prospectus. We are unable to predict whether significant numbers of shares will be sold in the open market in anticipation of or following a sale by insiders.

Based on the number of shares of New Century Financial common stock outstanding on April 19, 2004, upon completion of this offering, we will have approximately              shares of common stock outstanding, and approximately              shares outstanding if we issue shares of our common stock upon exercise of the underwriters’ option to purchase additional shares. Beginning 91 days following the completion of this offering, approximately 4,845,278 shares of our common stock will be freely tradable without restriction or further registration under the federal securities laws or will be tradable subject to the provisions of Rule 144. In addition, as of April 19, 2004, there were outstanding options to purchase 5,135,447 shares of New Century Financial’s common stock. New Century Financial’s 3.50% convertible senior notes due 2008 are convertible into 6,034,686 shares of our common stock as of April 19, 2004, subject to adjustments under the terms of the notes. In addition, New Century Financial has a warrant outstanding that is exercisable for up to 6,034,668 shares of our common stock as of April 19, 2004 , subject to anti-dilution and other customary adjustments. This warrant may be settled in cash, in shares or in a combination of cash or shares, at our option, and is

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exercisable upon maturity of the notes described above. We have granted registration rights with respect to approximately              shares of our common stock. In the future, we may grant additional options or grant additional registration rights with respect to our common stock.

Our board of directors may authorize the issuance of additional shares that may cause dilution and may depress the price of our common stock.

Our charter permits our board of directors, without your approval, to:

➢	authorize the issuance of additional common or preferred stock in connection with future equity offerings, acquisitions of securities or other assets of companies; and

➢	classify or reclassify any unissued common stock or preferred stock and to set the preferences, rights and other terms of the classified or reclassified shares, including the issuance of shares of preferred stock that have preference rights over the common stock with respect to dividends, liquidation, voting and other matters or shares of common stock that have preference rights over your common stock with respect to voting.

The issuance of additional shares of our common stock could be substantially dilutive to your shares and may depress the price of our common stock.

Future offerings of debt or equity securities, which would be senior to our common stock in liquidation, or equity securities, which would dilute our existing stockholders’ interests and may be senior to our common stock for the purposes of distributions, may harm the market price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes, preferred stock or common stock. We will not be precluded by the terms of our charter documents from issuing additional indebtedness. Accordingly, we could become more highly leveraged, resulting in an increase in debt service that could harm our ability to make expected distributions to stockholders and in an increased risk of default on our obligations. If we were to liquidate, holders of our debt and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets before the holders of our common stock. Additional equity offerings by us may dilute your interest in us or reduce the market price of your shares of our common stock, or both. Our preferred stock, if issued, could have a preference on distribution payments that could limit our ability to make a distribution to you. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the market price of your shares of our common stock and diluting your interest in us.

If you purchase shares in this offering, you will experience immediate and substantial dilution.

We expect the offering price of our common stock to be higher than the book value per share of our common stock immediately following this offering and our completion of the merger. Accordingly, if you purchase common stock in this offering, you will experience immediate dilution of approximately $             in net tangible book value per share following our completion of the merger. This means that investors who purchase shares will likely pay a price per share that exceeds the net book value of our tangible assets after subtracting our liabilities following our completion of the merger.

Moreover, to the extent that we issue options or warrants to purchase our common stock in the future and those options or warrants are exercised, you may experience further dilution.

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TAX RISKS RELATED TO OUR STATUS AS A REIT

Your investment has various federal income tax risks.

Although the provisions of the Internal Revenue Code relevant to your investment are generally described in “Material U.S. federal income tax consequences,” we strongly urge you to consult your own tax advisor concerning the effects of federal, state and local income tax law on an investment in our common stock and on your individual tax situation.

We may be unable to comply with the requirements applicable to REITs or compliance with such requirements could harm our financial condition.

We intend to qualify as a REIT under the Internal Revenue Code, which will afford us significant tax advantages. The requirements for this qualification, however, are highly technical and complex and our management has limited experience in operating a REIT. Even a technical or inadvertent mistake could jeopardize our REIT status. The determination that we qualify as a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 75% of our gross income must come from real estate sources and 95% of our gross income must come from real estate sources and certain other sources that are itemized in the REIT tax laws, mainly interest and dividends. We are subject to various limitations on our ownership of securities, including a limitation that the value of our investment in taxable REIT subsidiaries, including New Century Financial and its subsidiaries, cannot exceed 20% of our total assets. In addition, at the end of each calendar quarter, at least 75% of our assets must be qualifying real estate assets, government securities and cash and cash items. The need to comply with these asset ownership requirements may cause us to acquire other assets that are qualifying real estate assets for purposes of the REIT requirements (for example, interests in other mortgage loan portfolios or mortgage-backed securities) but are not part of our overall business strategy and might not otherwise be the best investment alternative for us. Moreover, we may be unable to acquire sufficient qualifying REIT assets, due to our inability to obtain adequate financing or otherwise, in which case we may fail to qualify as a REIT.

To qualify as a REIT, we must distribute to our stockholders with respect to each year at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding any net capital gain). After-tax earnings generated by our taxable REIT subsidiaries and not distributed to us are not subject to these distribution requirements and may be retained by such subsidiaries to provide for future growth, subject to the limitations imposed by REIT tax rules. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We could be required to seek to borrow funds on a short-term basis even if conditions are not favorable for borrowing, or to sell loans from our portfolio potentially at disadvantageous prices, to meet the REIT distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax. These alternatives could harm our financial condition and could reduce amounts available to originate mortgage loans.

If we fail to qualify or remain qualified as a REIT, our distributions will not be deductible by us, and we will be subject to federal income tax on our taxable income. This would substantially reduce our earnings, our cash available to pay distributions and your yield on your investment in our stock. We would not be required to make any distributions to stockholders. The resulting tax liability, in the event of our failure to qualify as a REIT, might cause us to borrow funds, liquidate some of our investments or take other steps that could negatively affect our operating results. Moreover, if our REIT status is

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terminated because of our failure to meet a technical REIT requirement or if we voluntarily revoke our election, we generally would be disqualified from electing treatment as a REIT for the four taxable years following the year in which REIT status is lost.

We may not qualify as a REIT if the value of our investment in our taxable REIT subsidiaries exceeds 20% of the value of our total assets at the close of any calendar quarter.

To qualify as a REIT, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries at the close of any calendar quarter, subject to a 30-day “cure” period following the close of the quarter (except that no cure period is available during the initial qualification as a REIT). See “Material U.S. federal income tax consequences—Asset tests.” Our taxable REIT subsidiaries, including New Century Financial and its subsidiaries, conduct a substantial portion of our business activities, including a majority of our loan origination and servicing activities. Under our current business plan, we expect to accumulate a significant amount of earnings in our taxable REIT subsidiaries. We will monitor the value of our investment in New Century Financial and our other taxable REIT subsidiaries in relation to our other assets to comply with the 20% asset test. There cannot be complete assurance that we will be successful in that effort. In certain cases, we may need to borrow from third parties to acquire additional qualifying REIT assets or increase the amount and frequency of dividends from our taxable REIT subsidiaries in order to comply with the 20% asset test. Moreover, there can be no assurance that the Internal Revenue Service will not disagree with those determinations. If the Internal Revenue Service determines that the value of our investment in New Century Financial and other taxable REIT subsidiaries was more than 20% of the value of our total assets at the close of any calendar quarter, we could lose our REIT status.

We may incur excess inclusion income that would increase the tax liability of our stockholders.

In general, dividend income that a tax-exempt entity receives from us should not constitute unrelated business taxable income as defined in Section 512 of the Internal Revenue Code. If we realize excess inclusion income and allocate it to stockholders, however, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the stockholder is foreign, it would generally be subject to U.S. federal income tax withholding on this income without reduction pursuant to any otherwise applicable income-tax treaty. U.S. stockholders would not be able to offset such income with net operating losses.

Excess inclusion income could result if we held a residual interest in a real estate mortgage investment conduit, or REMIC. Excess inclusion income also may be generated if we were to issue debt obligations with two or more maturities and the terms of the payments on these obligations bore a relationship to the payments that we received on our mortgage-backed securities securing those debt obligations. We may enter into various repurchase agreements that have differing maturity dates and afford the lender the right to sell any pledged mortgage securities if we default on our obligations. In addition, we may engage in non-REMIC collateralized mortgage obligation, or CMO, securitizations. The Internal Revenue Service may determine that these borrowings give rise to excess inclusion income that should be allocated among our stockholders. Finally, we may invest in equity securities of other REITs and it is possible that we might receive excess inclusion income from those investments.

Our use of taxable REIT subsidiaries may affect the price of our common stock relative to the stock price of other REITs.

Following our election to be taxed as a REIT, we will conduct a substantial portion of our mortgage loan origination and servicing activities through one or more taxable REIT subsidiaries and possibly one or more qualified REIT subsidiaries. Taxable REIT subsidiaries are corporations subject to corporate-level

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tax. This REIT/taxable REIT subsidiary structure may cause the market to place a lower value on our common stock than the stock of other publicly-traded REITs, which may not use taxable REIT subsidiaries as extensively as we plan to following our election to be taxed as a REIT.

Even if we qualify as a REIT, the income earned by our taxable REIT subsidiaries will be subject to federal income tax and we could be subject to an excise tax on non-arm’s-length transactions with our taxable REIT subsidiaries.

Our taxable REIT subsidiaries, including New Century Financial and its subsidiaries, expect to earn income from activities that are prohibited for REITs, and will owe income taxes on the taxable income from these activities. For example, we expect that New Century Financial and its subsidiaries will earn income from our loan origination and sales activities, as well as from other origination and servicing functions, which would generally not be qualifying income for purposes of the gross income tests applicable to REITs or might otherwise be subject to adverse tax liability if the income were generated by a REIT. New Century Financial and its subsidiaries will be taxable as C corporations and will be subject to federal, state and local income tax at the applicable corporate rates on their taxable income, notwithstanding our qualification as a REIT.

In the event that any transactions between us and New Century Financial and its subsidiaries are not conducted on an arm’s-length basis, we could be subject to a 100% excise tax on certain amounts from such transactions. We believe that all such transactions will be conducted on an arm’s-length basis, but there can be no assurance that the Internal Revenue Service will not successfully contest the arm’s-length nature of such transactions or that we will otherwise be able to avoid application of the 100% excise tax. Any such tax could affect our overall profitability and the amounts of distributions to our stockholders.

We may, at some point in the future, borrow funds from one or more of our corporate subsidiaries. Although any such intercompany borrowings will be structured so as to constitute indebtedness for all tax purposes, no assurance can be given that the Internal Revenue Service will not challenge such arrangements, in which case the borrowing may be recharacterized as a dividend distribution to us by our subsidiary. Any such recharacterization may cause us to fail one or more of the REIT requirements.

Complying with REIT requirements might cause us to forego otherwise attractive opportunities, including certain acquisitions.

In order to qualify as a REIT for U.S. federal income tax purposes, we must satisfy tests concerning, among other things, our sources of income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to our stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may cause us to forego opportunities, including certain acquisitions, we would otherwise pursue.

The tax imposed on REITs engaging in “prohibited transactions” will limit our ability to engage in transactions, including certain methods of securitizing loans, that would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property but including any mortgage loans held in inventory primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell a loan or securitize the loans in a manner that was treated

Risk factors

as a sale of such inventory for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans other than through our taxable REIT subsidiaries and may limit the structures we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial for us. In addition, this prohibition may limit our ability to restructure our portfolio of mortgage loans from time to time even if we believe it would be in our best interest to do so. However, the sales of loans we expect to make from New Century Financial and its subsidiaries following the REIT conversion will not be subject to this prohibited transaction tax since New Century Financial and its subsidiaries will be taxable REIT subsidiaries.

Misplaced reliance on legal opinions or statements by issuers of mortgage-backed securities could result in a failure to comply with REIT gross income or assets tests.

When purchasing mortgage-backed securities, we may rely on opinions of counsel for the issuer or sponsor of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income that qualifies under the REIT gross income tests. The inaccuracy of any such opinions or statements may harm our REIT qualification and result in significant corporate level tax.

We may not qualify as a REIT if we fail to distribute as of the end of calendar year 2004 any undistributed earnings and profits that are attributable to Worth Funding.

To qualify as a REIT, we cannot have as of the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT C corporation, or C corporation earnings and profits, or E&P. As part of the formation transactions, we expect to acquire all of the capital stock of Worth Funding, currently an indirect wholly-owned subsidiary of New Century Financial. After the acquisition, Worth Funding will become a qualified REIT subsidiary and we may succeed to any of Worth Funding’s C corporation E&P. If we succeed to that C corporation E&P, we will be required to distribute any such C corporation E&P as of the close of our first taxable year as a REIT. You generally would be subject to tax on the distribution of Worth Funding’s C corporation E&P at ordinary income tax rates. It appears that stockholders who are taxed as U.S. individuals would generally be taxed at a maximum rate of 35% on that distribution, rather than the 15% rate applicable to certain corporate dividends, even though that distribution would be attributable to non-REIT C corporation E&P. Legislation introduced in Congress would treat our distribution of C corporation E&P as eligible for the 15% rate applicable to certain corporate dividends. We can provide no assurance that such legislation will be enacted into law.

A national accounting firm will prepare an estimate of Worth Funding’s C corporation E&P, which we will use to determine the amount of the special E&P distribution that we must make to purge Worth Funding’s C corporation E&P. However, the determination of C corporation E&P is extremely complex and the computations by our national accounting firm are not binding on the Internal Revenue Service. If the Internal Revenue Service were to successfully assert that we failed to distribute an amount at least equal to the inherited C corporation E&P of Worth Funding as of the close of our first taxable year as a REIT, we could fail to qualify as a REIT.

We may be harmed by changes in tax laws applicable to REITs, or the reduced 15% tax rate on certain corporate dividends.

Our business may be harmed by changes to the laws and regulations affecting us, including changes to securities laws and changes to the Internal Revenue Code applicable to the taxation of REITs. New legislation may be enacted into law or new interpretations, rulings or regulations could be adopted, any of which could harm us and our stockholders, potentially with retroactive effect.

Risk factors

Generally, dividends paid by REITs are not eligible for the 15% U.S. federal income tax rate on certain corporate dividends, with certain exceptions discussed under the caption “Material U.S. federal income tax consequences—Taxation of U.S. holders of our common stock.” The more favorable treatment of regular corporate dividends could cause domestic non-corporate investors to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs. It is not possible to predict whether the reduced 15% tax rate on certain corporate dividends will affect the market price of our common stock following this offering or what the effect will be.

In addition, legislation has been introduced from time to time that would amend certain rules relating to REITs. As of the date hereof, it is not possible to predict with any certainty whether any such legislation will be enacted.

RISKS RELATED TO THIS OFFERING

The stock ownership limit imposed by our charter may inhibit market activity in our stock and may restrict our business combination opportunities.

In order for us to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after our first REIT taxable year. Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and provide that, unless exempted by our board of directors, no person may own more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of any class or series of our capital stock. Our directors also have authority under our charter to impose a similar ownership limitation as to any separate class or series of preferred stock we may issue in the future. Our board of directors may grant an exemption from that ownership limit in its sole discretion, subject to such conditions, representations and undertakings as it may determine that are consistent with ensuring compliance with the REIT provisions of the Internal Revenue Code. Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, we:

➢	will consider the transfer to be null and void;

➢	will not reflect the transaction on our books;

➢	may institute legal action to enjoin the transaction;

➢	will not pay dividends or other distributions with respect to those shares;

➢	will not recognize any voting rights for those shares; and

➢	will consider the shares held in trust for the benefit of a charitable beneficiary as designated by us.

The trustee shall sell the shares held in trust and the owner of the excess shares will be entitled to the lesser of:

(1)	the price paid by the transferee;

(2)	if the transferee did not purchase the excess shares, the closing price for the shares on the national securities exchange on which our common stock is listed or quoted on the day of the event causing the shares to be held in trust; or

(3)	the price received by the trustee from the sale of the shares.

Risk factors

This ownership limit could delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in your best interest and may result in the entrenchment of our board of directors and management regardless of performance.

We expect to enter into employment agreements with some of our executive officers that will provide them with benefits in the event their employment is terminated following a change of control.

We intend to enter into employment agreements with members of our senior executive management team, including Messrs. Cole, Morrice, Gotschall, Flanagan and Rank. These employment agreements will provide the executives with severance benefits if their employment ends under specified circumstances following a change in control. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationship with the individuals involved. In addition, the severance benefits could increase the cost to a potential acquirer of us and thereby prevent or discourage a change of control that might involve a premium price for your shares or otherwise be in your best interest.

Certain provisions of Maryland law and our charter and bylaws could hinder, delay or prevent a change in control of New Century REIT.

Certain provisions of Maryland law and our charter and bylaws could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control of us, and may have the effect of entrenching our management and members of our board of directors, regardless of performance. These provisions include the following:

➢	Classified board of directors. Our board of directors will be divided into three classes with staggered terms of office of three years each. The classification and staggered terms of office of our directors will make it more difficult for a third party to gain control of our board of directors. At least two annual meetings of stockholders, instead of one, generally would be required to effect a change in a majority of our board of directors.

➢	Removal of directors. Under our charter, subject to the rights of one or more classes or series of preferred stock to elect one or more directors, a director may be removed only for cause and only by the affirmative vote of at least two-thirds of all votes entitled to be cast by its stockholders generally in the election of directors.

➢	Number of directors, board vacancies, term of office. Under our bylaws, we have elected to be subject to certain provisions of Maryland law which vest in the board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board even if the remaining directors do not constitute a quorum. These provisions of Maryland law, which are applicable even if other provisions of Maryland law or the charter or bylaws provide to the contrary, also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of stockholder as would otherwise by the case, and until his or her successor is elected and qualified.

➢	Limitation on stockholder requested special meetings. Our bylaws provide that our stockholders have the right to call a special meeting only upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast by the stockholders at such meeting.

➢	Advance notice provisions for stockholder nominations and proposals. Our bylaws require advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, any meeting of our stockholders. This bylaw provision limits the ability of our

Risk factors

stockholders to make nominations of persons for election as directors or to introduce other proposals unless we are notified in a timely manner prior to the meeting.

➢	Exclusive authority of our board to amend our bylaws. Our bylaws provide that our board of directors has the exclusive power to adopt, alter or repeal any provision of the bylaws or to make new bylaws. Thus, our stockholders may not effect any changes to our bylaws.

➢	Preferred stock. Under our charter, our board of directors has authority to issue preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without approval of our stockholders.

➢	Duties of directors with respect to unsolicited takeovers. Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (1) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (2) authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholders rights plan, (3) make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act, or (4) act or fail to act solely because of the effect of the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under Maryland law the act of the directors of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

➢	Ownership limit. In order to preserve our status as a REIT under the Internal Revenue Code, our charter generally prohibits any single stockholder, or any group of affiliated stockholders, from beneficially owning more than 9.8% of our outstanding common or preferred stock unless our board of directors waives or modifies this ownership limit.

➢	Maryland Business Combination Act. The Maryland Business Combination Act provides that unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, certain issuances of shares of stock and other specified transactions, with an “interested stockholder” or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless specified criteria are met. An interested stockholder is generally a person owning or controlling, directly or indirectly, 10% or more of the voting power of the outstanding stock of a Maryland corporation. Our board of directors has adopted a resolution exempting us from this statute. However, our board of directors may repeal or modify this resolution in the future, in which case the provisions of the Maryland Business Combination Act will be applicable to business combinations between us and other persons.

➢	Maryland Control Share Acquisition Act. Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland Control Share Acquisition Act. “Control shares” means shares of stock that, if aggregated with all other shares of stock previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of the voting power: one tenth or more but less than one third, one third or more but less than a majority or a majority or more of all voting power. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. If voting rights or control shares acquired in a control share acquisition are not approved

Risk factors

at a stockholders’ meeting, then subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. Our bylaws contain a provision exempting acquisitions of its shares from the Maryland Control Share Acquisition Act. However, our board of directors may amend its bylaws in the future to repeal or modify this exemption, in which case any of our control shares acquired in a control share acquisition will be subject to the Maryland Control Share Acquisition Act.

Special note about forward-looking statements

This prospectus and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Statements regarding the following subjects contained or incorporated by reference in this prospectus are forward-looking by their nature:

➢	our business strategy;

➢	our understanding of our competition;

➢	market trends;

➢	projected sources and uses of funds from operations;

➢	potential liability with respect to legal proceedings; and

➢	potential effects of proposed legislation and regulatory action.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and are applicable only as of the date on the cover of this prospectus or, in the case of forward-looking statements incorporated by reference, as of the date of the filing that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our stockholders or our noteholders. Such factors include, but are not limited to:

➢	those identified under “Risk factors” from pages 12 through 37;

➢	those identified from time to time in New Century Financial’s public filings with the Securities and Exchange Commission;

➢	the negative impact of economic slowdowns or recessions;

➢	the effect of changes in interest rates;

➢	our limited experience managing a REIT;

➢	the condition of the secondary markets for our products;

➢	our access to funding sources and our ability to renew, replace or add to our existing repurchase arrangements and existing credit facilities on terms comparable to the current terms;

➢	the assumptions underlying our residual values and repurchase allowances;

➢	the impact of new state or federal legislation or court decisions on our operations;

➢	the impact of new state or federal legislation or court decisions restricting the activities of lenders or suppliers of credit in our market;

Special note about forward-looking statements

➢	an increase in the prepayment speed or default rate of our borrowers;

➢	the effect of competition from finance and mortgage banking companies and from Internet-based lending companies;

➢	our ability to adequately hedge our residual values;

➢	the initiation of a margin call under our credit facilities;

➢	the ability of our servicing operations to maintain high performance standards;

➢	our ability to expand origination volume while maintaining low overhead;

➢	our ability to attract and retain qualified employees, including, in particular, our senior executives;

➢	our ability to adapt to and implement technological changes;

➢	the stability of residential property values;

➢	our ability to close our forward sale commitments;

➢	management’s ability to manage our growth and planned expansion; and

➢	the outcome of litigation or regulatory actions pending against us.

We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, even if subsequent events cause us to become aware of new risks or cause our expectations to change regarding the forward-looking matters discussed in this prospectus. We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus under the caption “Risk factors” as well as in our most recent Annual Report on Form 10-K, as amended, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus.

This prospectus contains market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

Use of proceeds

We estimate that the net proceeds of this offering will be approximately $             million, based on an assumed public offering price of $             per share, which is the last reported sale price of the common stock of New Century Financial, our predecessor, on the Nasdaq National Market, and after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase up to an additional              shares of our common stock in this offering, our net proceeds will be approximately $             million. We intend to use the net proceeds of this offering:

➢	to build a portfolio of self-originated mortgage loans;

➢	to purchase a portion of our portfolio of mortgage-related assets, including mortgage loans and other assets from New Century Financial and, if necessary to comply with the REIT assets tests, mortgage-backed securities originated by third parties;

➢	to purchase all of the capital stock of one of our indirect wholly-owned subsidiaries, Worth Funding;

➢	if required in order to qualify as a REIT, to pay in cash the one-time special E&P distribution of the current and accumulated earnings and profits of Worth Funding to our stockholders; and

➢	for general working capital purposes.

We may need a significant amount of time to fully invest the available net proceeds of this offering in our intended investments and to implement fully our leveraging strategy to increase the total amount of our investments to our desired level. Initially, we may invest a portion of the net proceeds in interest-bearing, short-term, investment grade securities that are consistent with our intention to qualify as a REIT. We will not leverage our temporary investment in these securities. We expect these temporary investments to provide a lower net return than we hope to achieve from our long-term intended use of the proceeds of this offering.

Market prices of New Century Financial common stock

New Century Financial’s common stock has been quoted on the Nasdaq National Market under the symbol “NCEN” since its initial public offering in June 1997. The following table sets forth, for the periods indicated, the high and low bid prices for New Century Financial’s common stock as quoted on the Nasdaq National Market:

	Common Stock Price
	High	Low

Year ended December 31, 2002
First Quarter	$15.93	$7.87
Second Quarter	23.32	14.16
Third Quarter	23.19	13.50
Fourth Quarter	18.74	10.89

Year ended December 31, 2003
First Quarter	$21.75	$16.34
Second Quarter	34.06	20.68
Third Quarter	31.45	21.51
Fourth Quarter	41.04	28.27

Year ending December 31, 2004
First Quarter	$51.80	$37.91
Second Quarter (through April 5, 2004)	$49.48	$43.75

On April 5, 2004, the last full trading day prior to the public announcement of the proposed REIT conversion, the closing sale price of New Century Financial’s common stock, as reported on the Nasdaq National Market, was $45.40 per share. On                     , 2004, the latest practicable date before the printing of this prospectus, the closing sale price of New Century Financial’s common stock, as reported on the Nasdaq National Market was $             per share. Such stock prices and the stock prices set forth above give effect to the three-for-two stock split effected by a stock dividend paid in July 2003. As of April 19, 2004, the number of holders of record of New Century Financial’s common stock was 69 and the number of outstanding shares of New Century Financial’s common stock was 33,881,673.

It is expected that, upon completion of the merger, our common stock will be listed on the NYSE or quoted on the Nasdaq National Market. The historical trading prices of New Century Financial’s common stock are not necessarily indicative of the future trading prices of our common stock because, among other things, the current stock price of New Century Financial reflects the current market valuation of New Century Financial’s current business and assets and does not necessarily take into account the changes in New Century Financial’s business and operations that may occur in connection with the REIT conversion.

Distribution policy; the special E&P distribution

We expect to declare regular quarterly distributions to our stockholders. The actual timing and amount of such distributions, however, will be as determined and declared by our board of directors and will depend on our financial condition, earnings, and other factors, many of which are beyond our control. In order to maintain our qualification as a REIT under the Internal Revenue Code, we are required to distribute (within a certain period after the end of each year) at least 90% of our REIT taxable income for such year (determined without regard to the dividends paid deduction and by excluding net capital gain). After-tax earnings generated by our taxable REIT subsidiaries and not distributed to us are not subject to these distribution requirements and may be retained by such subsidiaries to provide for future growth, subject to the limitations imposed by REIT tax rules. To the extent that we distribute at least 90%, but less than 100% of our REIT taxable income in a taxable year, we will be subject to U.S. federal corporate income tax on our undistributed income. We anticipate paying quarterly distributions during January, April, July and October of each year for the preceding quarter. We anticipate that distributions generally will be paid from cash available for distribution (generally equal to cash from operations and investing activities less capital expenditures and principal amortization on indebtedness); however, to the extent that cash available for distribution is insufficient to make such distributions, we intend to borrow funds from one of our subsidiaries or a third party in order to make distributions consistent with this policy. We cannot assure you as to the amount, if any, of future distributions.

In addition, in connection with the REIT conversion, we may, if necessary, make a small special E&P distribution to our stockholders. Under the Internal Revenue Code, neither a REIT nor any of its qualified REIT subsidiaries is permitted to retain earnings and profits accumulated during years when the company or its predecessor was taxed as a C corporation. Therefore, in order to qualify as a REIT, we may be required to distribute the current and accumulated earnings and profits of Worth Funding that we succeed to, if any, by paying a one-time special distribution to our stockholders in cash. Any such special E&P distribution will be declared in December 2004 and payable in January 2005 to our stockholders on the record date for such distribution.

Capitalization

The following table sets forth:

➢	New Century Financial’s actual capitalization as of December 31, 2003; and

➢	our capitalization as of December 31, 2003, as adjusted to give effect to the merger and the sale of shares of our common stock in this offering at an assumed public offering price of $ per share, and after deducting the underwriting discount and estimated expenses payable by us in connection with this offering and the application of the net proceeds of this offering as described under the heading “Use of proceeds.”

You should read this table in conjunction with our audited consolidated financial statements, which are included elsewhere in or incorporated by reference into this prospectus.

	December 31, 2003
	Actual	As adjusted

	(in thousands, except share amounts)
Convertible notes	$204,858
Stockholders’ equity:
Preferred stock, par value $0.01: 7,500,000 shares authorized and no shares issued and outstanding actual; 10,000,000 shares authorized and no shares issued and outstanding as adjusted	—		—
Common stock, par value $0.01: 100,000,000 shares authorized and 33,759,695 shares issued and outstanding actual; 300,000,000 shares authorized and shares issued and outstanding as adjusted	$338	$
Additional paid in capital	52,988
Treasury stock, at cost	(14,163)
Accumulated other comprehensive loss	(1,742)
Accumulated distributions in excess of accumulated earnings	509,998
Deferred compensation costs	(5,408)

Total stockholders’ equity	$542,011	$

Long-term debt and total stockholders’ equity(1)	$746,869

(1)	Does not include non-recourse, long-term debt for our financing on mortgage loans held for investment.

The table above excludes the following shares:

➢	a total of 5,135,447 shares of our common stock issuable upon exercise of options outstanding on April 19, 2004 with a weighted-average exercise price of $15.60 per share;

➢	a total of 977,636 shares of our common stock available for awards under our stock incentive plans as of April 19, 2004;

➢	up to 6,034,686 shares of common stock issuable as of April 19, 2004 upon the conversion of our 3.50% convertible senior notes due 2008 (subject to adjustments under the terms of the notes); and

➢	up to 6,034,668 shares of common stock issuable as of April 19, 2004 upon the exercise of a warrant issued in connection with the issuance of the notes.

Subsequent to the date as of which information is presented in the table above we granted an option to the underwriters of this offering to purchase up to                      shares of our common stock from us, solely to cover over-allotments.

Dilution

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of common stock after giving effect to the merger and immediately after this offering. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock, after giving effect to:

➢	the issuance of shares of our common stock in connection with the merger; and

➢	the sale of the common stock offered by this prospectus, at an assumed public offering price of $ per share, and our receipt of approximately $ million in net proceeds from this offering, after deducting the underwriting discount and commissions as described in “Use of proceeds” and estimated offering expenses.

Assuming the merger was completed on December 31, 2003, our pro forma net tangible book value would have been approximately $             million, or $             per share of common stock. This amount represents an immediate dilution in pro forma net tangible book value of $             per share of common stock to new investors. The following table illustrates this dilution.

Public offering price	$
Net tangible book value per share as of December 31, 2003		15.86
Increase in net tangible book value per share to existing stockholders attributable to new investors
Pro forma net tangible book value per share after this offering
Dilution per share to new investors

The merger and REIT conversion

Immediately prior to this offering, NC Merger Sub will merge with and into New Century Financial pursuant to the agreement and plan of merger dated April 21, 2004, by and among New Century Financial, New Century REIT and NC Merger Sub, or the merger agreement. This discussion is qualified in its entirety by reference to the complete merger agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. We encourage you to read the merger agreement in its entirety. See “Where you can find more information about New Century REIT, Inc.”

STRUCTURE AND COMPLETION OF THE MERGER

We recently formed NC Merger Sub, of which we are the sole stockholder. The merger agreement provides that NC Merger Sub will merge with and into New Century Financial, whereupon the separate corporate existence of NC Merger Sub will cease and New Century Financial will be the surviving entity of the merger. Upon the effectiveness of the merger, each outstanding share of common stock of New Century Financial will be converted into one share of our common stock and we will assume all obligations to deliver securities under New Century Financial’s incentive options. For a description of the treatment of the convertible senior notes of New Century Financial and the related call option and warrant, see “—Treatment of convertible senior notes and related call option and warrant.” In connection with the merger, we will change our name to “New Century Financial” and will succeed to and continue to operate substantially all of the existing business of New Century Financial and its subsidiaries.

OTHER EFFECTS OF THE MERGER

We expect the following to occur in connection with the merger:

➢	Stockholder rights. The rights of our stockholders will be governed by the MGCL and our charter and bylaws. See also “Description of our capital stock.”

➢	Directors and officers. The board of directors, including the three directors elected at the annual meeting, committees of the board of directors and management of New Century Financial immediately prior to the merger will become our board of directors, committees of the board of directors and management.

➢	Benefit plans. We will assume all of New Century Financial’s stock incentive plans, including the 2004 Performance Incentive Plan, and all rights to acquire shares of New Century Financial common stock under any New Century Financial stock incentive plan will be converted into rights to acquire shares of our common stock pursuant to the terms of the stock incentive plans and the other related documents, if any.

➢	Convertible senior notes. We will execute a supplemental indenture covering New Century Financial’s 3.50% convertible senior notes due 2008. As a party to the indenture, we will be obligated to issue shares of our common stock upon conversion of any convertible senior notes not otherwise converted prior to the REIT conversion.

➢	Distributions. We will assume all of New Century Financial’s obligations with respect to any distributions to its stockholders that have been declared by New Century Financial but not paid prior to the completion of the merger. In addition, we may, if required, declare a special E&P distribution in December 2004 and make this one-time distribution in January 2005 to our stockholders on the record date of such distribution.

➢	Listing or quotation of our common stock. We anticipate that our common stock will be listed on the NYSE under the symbol “ ” or quoted on the Nasdaq National Market under our current symbol “NCEN” following the completion of the merger.

The merger and REIT conversion

COMPLETION OF THE MERGER

The merger of NC Merger Sub with and into New Century Financial will become effective at the time the certificate of merger is accepted for filing by the Secretary of State of Delaware in accordance with the Delaware General Corporation Law, or the DGCL, or later if so specified in the certificate of merger. It is anticipated that the merger will be completed immediately prior to this offering.

TREATMENT OF CONVERTIBLE SENIOR NOTES AND RELATED CALL OPTION AND WARRANT

Treatment of convertible senior notes

On July 8, 2003 and July 14, 2003, New Century Financial issued $210 million of convertible senior notes due July 3, 2008 pursuant to Rule 144A under the Securities Act. The notes bear interest at a rate of 3.50% per year and, as of March 17, 2004, became convertible into New Century Financial common stock. The conversion rate of the notes is subject to adjustment upon the occurrence of certain events, including the payment of certain dividends and distributions on New Century Financial common stock, the splitting of New Century Financial common stock, the combination of New Century Financial common stock and certain other events. In particular, the conversion rate adjusts if the quarterly dividend yield is above 0.4375%, which equates to an annualized dividend yield of 1.75%. Adjustments to the conversion rate resulting from quarterly cash dividends may not cause the conversion rate to exceed 35.3274 shares per $1,000 principal amount of notes, or 7,418,754 shares. As a result of the merger, the notes will become convertible into shares of our common stock at the same conversion rate as is in effect on the date of the merger, subject to further adjustment upon the occurrence of certain events. In order to implement these provisions, New Century Financial and New Century REIT will execute a supplemental indenture at the closing of the merger.

On October 15, 2003, New Century Financial filed a registration statement with the Securities and Exchange Commission, which has become effective, to permit the public resale of the notes and New Century Financial common stock issuable upon conversion of the notes. In connection with the REIT conversion, we will further amend the registration statement to permit the public resale of the notes and our common stock, rather than New Century Financial’s common stock, issuable upon conversion of the notes.

Treatment of call option and warrant

In connection with the issuance of the notes, New Century Financial entered into two agreements whereby it simultaneously purchased a call option and sold a warrant relating to shares of its common stock. New Century Financial can exercise the call option at any time to acquire 6,034,675 shares of its common stock at a price of $34.80 per share. The holder of the warrant can, for a limited period of time upon maturity of the notes, exercise the warrant to purchase from New Century Financial up to 6,034,668 shares of its common stock at a price of $47.59 per share, subject to certain anti-dilution and other customary adjustments. The warrant may be settled in cash, in shares of New Century Financial common stock or a combination of cash and shares, at the option of New Century Financial. As a result of the merger, the call option and warrant will only be exercisable for shares of New Century REIT common stock rather than New Century Financial common stock, except that the calculation agent of the warrant can reduce the exercise price of the warrant to account for changes in volatility, expected dividends and broker’s ability to margin and liquidity of our common stock relative to the shares of New Century Financial common stock.

ACCOUNTING CONSEQUENCES

For accounting purposes, the merger will be treated as a recapitalization of New Century Financial with New Century REIT as the acquiror (a reverse merger). The accounting basis used to initially record the assets and liabilities in NC Merger Sub is the carryover basis of New Century Financial.

The merger and REIT conversion

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The parties have structured the merger so that it is anticipated that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. If the merger so qualifies, no gain or loss will be recognized by New Century Financial, NC Merger Sub or New Century REIT as a result of the merger.

This summary is general in nature and does not discuss all of the tax consequences to New Century Financial, NC Merger Sub, New Century REIT or to you that may result from the merger or related transactions. Accordingly, we strongly urge you to consult with your own tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences to you of these transactions.

For a discussion of the material U.S. federal income tax consequences of an investment in our common stock, see “Material U.S. federal income tax consequences” beginning on page 106.

Unaudited pro forma consolidated condensed financial information

The following tables present selected financial data from the unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 and from the unaudited pro forma consolidated balance sheet as of December 31, 2003. The unaudited pro forma consolidated statement of operations presents the effects of the anticipated transactions as though they occurred on January 1, 2003, but calculated as they are expected to occur based on actual data as of December 31, 2003. The unaudited pro forma balance sheet is presented as if the REIT conversion, including the public offering, had occurred on December 31, 2003. The selected unaudited pro forma consolidated financial data are based on the estimates and assumption set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. The selected unaudited pro forma consolidated financial data are not necessarily indicative of the financial position or operating results that would have been achieved had the REIT conversion, including the public offering, been completed as of the dates indicated, nor are they necessarily indicative of future financial position or operating results. This information should be read in conjunction with the New Century Financial historical consolidated financial statements and related notes included in or incorporated by reference into this prospectus.

The pro forma financial results assume that all relevant REIT qualifying tests, as dictated by Internal Revenue Service rules, were met for the entire year. We have not performed these calculations and it is unlikely that certain tests would have been met.

The payment of a quarterly distribution has not been reflected in the pro forma financial results. To qualify as a REIT, at least 90% of our REIT taxable income (determined without regard to dividends paid deductions and by excluding any net capital gain) is required to be distributed to our stockholders.

Unaudited pro forma consolidated condensed financial information

New Century Financial Corporation

Unaudited pro forma consolidated condensed statement of operations

For the year ended December 31, 2003

(in thousands, except per share data)

	As Reported for the Year Ended December 31, 2003	Pro Forma Adjustments		Pro Forma for the Year Ended December 31, 2003

Revenues:
Gain on sale of loans	$611,136	$		$611,136
Interest income	329,463			329,463
Residual interest income	24,228			24,228
Servicing income	11,139			11,139
Other income	—			—

Total revenues	975,966			975,966
Expenses:
Personnel	248,796			248,796
Interest	117,575			117,575
General and administrative	105,301			105,301
Provision for loan losses on mortgage loans held for investment	26,304			26,304
Advertising and promotion	26,118			26,118
Professional services	26,620			26,620

Total expenses	552,714		—	552,714

Earnings before income taxes	423,252			423,252
Income taxes	177,769		—	177,769

Net earnings	$245,483	$		$245,483

Basic earnings per share	$7.26	$		$4.82

Diluted earnings per share	$6.56	$		$4.50

Basic weighted average shares outstanding	33,835		17,084	50,919
Diluted weighted average shares outstanding	37,410		17,084	54,494

See accompanying notes to unaudited pro forma consolidated condensed financial statements.

Unaudited pro forma consolidated condensed financial information

New Century Financial Corporation

Unaudited pro forma consolidated condensed balance sheet

As of December 31, 2003

(in thousands, except share amounts)

	As Reported at December 31, 2003	Pro Forma Adjustments		Pro Forma at December 31, 2003

Assets
Cash and cash equivalents	$269,540		$710,625	$980,165
Restricted cash	116,883			116,883
Mortgage loans held for sale, net	3,422,211			3,422,211
Mortgage loans held for investment, net	4,745,937			4,745,937
Residual interests in securitizations	179,498			179,498
Mortgage servicing assets	1,900			1,900
Accrued interest receivable	35,824			35,824
Deferred income taxes	93,928			93,928
Office property and equipment	32,258			32,258
Prepaid expenses and other assets	36,901			36,901

Total assets	$8,934,880		$710,625	$9,645,505

Liabilities and Stockholders’ Equity
Credit facilities	$3,311,837	$		$3,311,837
Financing on mortgage loans held for investment, net	4,686,323			4,686,323
Convertible notes, net	204,858			204,858
Notes payable	18,977			18,977
Income taxes payable	41,551			41,551
Accounts payable and accrued liabilities	129,323		1,500	130,823
Deferred income taxes	—			—

Total liabilities	8,392,869		1,500	8,394,369

Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 7,500,000 shares; no shares issued and outstanding at December 31, 2003	—			—
Common stock, $0.01 par value. Authorized 100,000,000 shares; issued and outstanding 33,759,695 (actual) and 50,426,362 (pro forma) at December 31, 2003	338		171	509
Additional paid-in capital held for investment	52,988		708,954	761,942
Accumulated other comprehensive loss held for investment	(1,742)			(1,742)
Retained earnings, restricted	509,998			509,998

Accumulated other comprehensive loss held for investment	561,582		709,125	1,270,707
Treasury stock, 377,500 shares at December 31, 2003, at cost held for investment	(14,163)			(14,163)
Deferred compensation costs	(5,408)			(5,408)

Total stockholders’ equity	542,011		709,125	1,251,136

Total liabilities and stockholders’ equity	$8,934,880		$710,625	$9,645,505

See accompanying notes to unaudited pro forma consolidated condensed financial statements.

Unaudited pro forma consolidated condensed financial information

New Century Financial Corporation

Notes to unaudited pro forma consolidated condensed financial statements

December 31, 2003

The unaudited pro forma consolidated condensed financial statements present our historic results of operations and financial position as of and for the year ended December 31, 2003 and the adjustments and adjusted results of operations and financial condition as of and for the year ended December 31, 2003 reflecting the following assumptions:

(i)	the sale of $750.0 million in common stock, at a price of $43.90, net of underwriters’ discount of 5.25% and estimated offering expenses of $1.5 million.

(ii)	no adjustment has been made to income tax expense for the year ended December 31, 2003 because substantially all of the REIT portfolio acquisition transactions are expected to consist of mortgage loans generated in 2004.

These adjustments do not necessarily reflect the actual changes that would have occurred if the REIT conversion and related offering had occurred in 2003 and, therefore, the pro forma consolidated condensed financial statements are not indicative of expected future financial position or operating results.

Selected financial data

The following table presents a summary of New Century Financial’s historical consolidated financial data as of the dates and for the periods indicated.

The selected consolidated statements of operations for the fiscal years ended December 31, 2003, 2002, 2001, 2000 and 1999 and the balance sheet data as of December 31, 2003, 2002, 2001, 2000 and 1999 have been derived from New Century Financial’s audited consolidated financial statements and related notes thereto incorporated by reference into this prospectus. Such selected financial data should be read in conjunction with those financial statements and the notes thereto and with “Management’s discussion and analysis of financial condition and results of operations” also included elsewhere herein.

The information in the following table may not be comparable to our operations on a going-forward basis because, among other things, we will not pay federal income tax on our REIT taxable income that we distribute to our stockholders and expect to pay quarterly distributions of at least 90% of our REIT taxable income. Therefore, our historical results and management’s discussion of these results may not be indicative of our future performance.

	For the Years Ended December 31
Statement of operations data:	2003	2002	2001	2000	1999

	(Dollars in thousands, except per share data)

Revenues:
Gain on sales of loans	$611,136	$451,744	$182,612	$14,952	$121,672
Interest income(1)	329,463	122,331	62,706	67,351	61,457
Residual interest income	24,228	31,723	36,356	49,868	27,385
Servicing income	11,139	432	10,616	30,092	23,428
Other income	—	16	1,046	1,653	—

Total revenues	975,966	606,246	293,336	163,916	233,942
Expenses(1)	552,714	299,910	209,852	200,697	167,056

Earnings (loss) before income taxes	423,252	306,336	83,484	(36,781)	66,886
Income taxes (benefit)	177,769	126,636	35,464	(13,756)	27,377

Net earnings (loss)	$245,483	$179,700	$48,020	$(23,025)	$39,509

Basic earnings (loss) per share	$7.26	$5.19	$1.83	$(1.17)	$1.73
Diluted earnings (loss) per share	$6.56	$4.62	$1.52	$(1.17)	$1.41
Dividend per share	$0.33	$0.13	—	—	—

(1)	Interest income includes $104.7 million in 2003 related to interest earned on mortgage loans receivable held for investment. Expenses include $36.7 million in 2003 related to interest expense on financing of mortgage loans held for investment and $26.3 million related to the provision for loan losses on mortgage loans held for investment.

Selected financial data

	As of December 31
Balance sheet data:	2003	2002	2001	2000	1999

	(Dollars in thousands)

Cash and cash equivalents	$269,540	$176,669	$100,263	$10,283	$4,496
Restricted cash	116,883	6,255	6,416	—	—
Mortgage loans held for sale, net	3,422,211	1,920,396	1,011,122	400,089	442,653
Mortgage loans held for investment, net	4,745,937	—	—	—	—
Residual interests in securitizations	179,498	246,964	306,908	361,646	364,689
Total assets	8,934,880	2,402,928	1,451,318	847,161	863,709
Credit facilities	3,311,837	1,885,498	987,568	404,446	428,726
Financing on mortgage loans held for investment	4,686,323	—	—	—	—
Convertible notes, net	204,858	—	—	—	—
Subordinated debt	—	—	40,000	40,000	20,000
Residual financing	—	—	79,941	176,806	177,493
Other liabilities	189,851	130,880	96,048	63,760	64,527
Total stockholders’ equity	$542,011	$386,550	$247,761	$152,149	$172,963

	For the Years Ended December 31
Operating statistics:	2003	2002	2001	2000	1999

	(Dollars in thousands)

Loan origination and purchase activities:
Wholesale originations	$25,127,613	$12,392,562	$5,068,466	$3,041,761	$2,894,517
Retail originations	2,255,225	1,808,934	1,176,505	1,110,596	1,185,747

Total loan originations and purchases	27,382,838	14,201,496	6,244,971	4,152,357	4,080,264

Average principal balance per loan	167	151	138	108	102
Percent of loans secured by first mortgages	98.6%	99.6%	99.3%	95.3%	96.7%
Weighted average initial loan-to-value ratio	82.1%	79.6%	78.7%	78.6%	78.8%
Originations by product type:
ARMs	$19,185,517	$10,492,558	$5,101,783	$3,052,481	$2,610,475
Fixed-rate mortgages	8,197,321	3,708,938	1,143,188	1,099,876	1,469,789
Weighted average interest rates:
Fixed—rate mortgages	7.3%	8.2%	9.5%	11.0%	10.2%
ARMs—initial rates	7.3%	8.3%	9.4%	10.4%	9.8%
ARMs—margin over index	5.8%	6.6%	6.6%	6.2%	6.2%
Secondary market transactions:
Loans sold through whole loan transactions	$20,835,105	$12,419,687	$4,723,350	$3,133,205	$1,033,006
Securitizations structured as sales	—	845,477	898,244	1,029,477	3,017,658
Loans acquired to securitize	—	—	—	—	(61,312)

Total sales	20,835,105	13,265,164	5,621,594	4,162,682	3,989,352
Securitizations structured as financings	4,946,781	—	—	—	—

Total secondary market transactions	$25,781,886	$13,265,164	$5,621,594	$4,162,682	$3,989,352

Management’s discussion and analysis of financial condition and results of operations

Because of the impact of taxes, distributions and the change in business focus following the merger and the REIT conversion, our historical results of operations may not be comparable to the results of our operations following the REIT conversion.

THE COMPANY

New Century Financial is one of the nation’s largest mortgage finance companies, providing first and second mortgage products to borrowers nationwide through our subsidiaries. New Century Financial was incorporated in Delaware in November 1995 and commenced lending operations in February 1996. We offer mortgage products designed for borrowers who generally do not satisfy the credit, documentation or other underwriting standards prescribed by conventional mortgage lenders and loan buyers, such as Fannie Mae and Freddie Mac. In connection with our loan origination business, we originate and purchase loans on the basis of the borrower’s perceived ability to repay the mortgage loan, the borrower’s historical pattern of debt repayment and the amount of equity in the borrower’s property (as measured by the borrower’s LTV). We have been originating and purchasing these types of loans since 1996 and we have created a proprietary automated credit grading and pricing methodology that we believe, as evidenced by our historical loan performance, gives us the ability to more effectively evaluate credit risk and more efficiently price our products.

Our borrowers generally have considerable equity in the property securing the loan (as evidenced by the average LTV of loans we originated in 2003 of 82.1%), but have impaired or limited credit profiles or higher debt-to-income ratios than traditional mortgage lenders allow. Our borrowers also include individuals who, due to self-employment or other circumstances, have difficulty verifying their income, as well as individuals who prefer the prompt and personalized service we provide. We originate and purchase loans through wholesale and retail channels. Wholesale loans are originated or purchased by independent mortgage brokers by the Wholesale Division of one of our wholly-owned subsidiaries, New Century Mortgage. We do not purchase bulk pools of loans from third parties, although we do purchase closed loans on a flow basis from our correspondent lenders. Retail originations are made through New Century Mortgage’s network of branch offices and its centralized telemarketing unit. After originating or purchasing loans, we then sell those loans through whole loan sales or securitizations. We may structure securitizations as sales (off-balance sheet securitizations) or financings (on-balance sheet securitizations). Under the on-balance sheet securitization structure, we do not recognize a gain on sale at the time of the transaction, but rather recognize net interest income as payments are received on the underlying loans.

OVERVIEW

Our origination business relies on our ability to originate and purchase mortgage loans at a reasonable cost and to sell a portion of those loans in the secondary mortgage market at prices that result in an attractive operating margin. We measure our operating margin as the sum of the price we receive for our loans, plus the net interest we earn for the period of time we hold the loans, less the cost to originate the loans. For the past several years we have executed a secondary marketing strategy that included a combination of both whole loan sales and securitizations of our loans.

Loan origination volumes in our industry have historically fluctuated from year to year and are affected by such external factors as home values, the level of consumer debt and the overall condition of the economy. In addition, the premiums we receive from the secondary market for our loans have also

Management’s discussion and analysis of financial condition and results of operations fluctuated, also influenced by the overall condition of the economy and, more importantly, the interest rate environment. As a consequence, the business of originating and selling loans is cyclical.

Historically, we structured our securitizations as sales for financial reporting purposes, and the gain on sale from loans sold through securitization was a significant percentage of our revenues. During 2003, we shifted our strategy to address the cyclical nature of our earnings with the goal of generating a more stable long-term earnings stream. Our principal strategy to achieve this goal is to hold loans on our balance sheet. Because our financing facilities are short-term in nature and generally do not allow loans to be financed through the facility for longer than 180 days, a securitization structure offers the most attractive means to finance loans on our balance sheet. Consequently, during 2003 we structured our securitizations as financings rather than sales. To support the goal of matching the timing of cash flows with the recognition of earnings on our loans, we make an initial cash investment so that the securitization trusts begin to return cash flow to us beginning in the first month following securitization. Therefore, we require cash and capital to make an initial investment, as well as to support the loans on our balance sheet. During 2003, we sold roughly 80% of our loans through whole loan sales, providing the cash and capital to support the 20% we added to our balance sheet. Our goal is to continue to add mortgage loans to our balance sheet to reduce the reliance on the origination and sale of loans for earnings and cash flows.

While we expect to continue to grow our balance sheet, a significant portion of our net income will still come from our origination franchise. The principal metric we use to measure the value of the origination franchise is the operating margin describe above, which has three components: (i) gain on sale of loans; (ii) net interest income; and (iii) loan origination or acquisition costs.

Gain on sale of loans

Gain on sale of loans is affected by the condition of the secondary market for our loans. This market has been very strong for at least the past two years, partly as a result of the interest rate environment (low short-term rates relative to long-term rates, also known as a steep yield curve). The strength of the secondary market has also been enhanced by an increase in the number of buyers of our loan products.

Net interest income

We typically hold our mortgage loans held for sale for a period of 30 to 45 days before they are sold in the secondary market. During that time, we earn the coupon rate of interest paid by the borrower and we pay interest to the lenders that provide our financing facilities. During 2003, the difference between these interest rates was typically in excess of 5%. In periods where the yield curve is not as steep, the difference between these rates may drop to between 3% and 4%. We manage the timing of our sales to optimize the net interest income we earn on the loans, while preserving the ability to sell the loans at the maximum price.

Loan origination or acquisition costs

We also measure and monitor the cost to originate our loans. Such costs include the points and fees we may pay to brokers or correspondents, net of fees we receive from borrowers, plus our operating expenses associated with the origination business. We typically refer to this as our loan acquisition cost. For the past few years, our loan acquisition costs have steadily decreased as a result of growth and technology initiatives. We continue to focus on reducing our loan acquisition costs so that we can maintain a strong operating margin in periods when the secondary market for our loans is not as favorable.

Management’s discussion and analysis of financial condition and results of operations

Loan originations and purchases

As of December 31, 2003, our Wholesale and Retail Divisions operated through 20 regional operating centers. The Wholesale Division originated or purchased $25.1 billion in loans during the year ended December 31, 2003. As of December 31, 2003, our Retail Division originated loans through 72 sales offices, including our centralized telemarketing unit. Our Retail Division originated or purchased $2.3 billion in loans during the year ended December 31, 2003.

Loan sales and securitizations

One of our primary sources of revenue is the recognition of gain on sale of our loans through whole loan sales and off-balance sheet securitizations. In a whole loan sale, we recognize and receive a cash gain upon sale. In an off-balance sheet securitization transaction structured as a sale for financial reporting purposes, we typically recognize a gain on sale at the time the loans are sold, and receive cash flows over the actual life of the loans. The use of a net interest margin, or NIM, transaction concurrent with or shortly after an off-balance sheet securitization transaction allows us to receive a substantial portion of the gain in cash at the closing of the NIM transaction, rather than over the actual life of the loans.

In 2003, we structured our securitizations as financings rather than sales. Such structures do not result in gain on sale at the time of the transaction, but rather yield interest income as the payments on the underlying mortgages are received. The following table sets forth secondary market transactions for the periods indicated:

	For the Years Ended December 31
	2003	2002	2001

	(In thousands)
Premium whole loan sales	$20,587,888	12,160,303	4,723,350
Securitizations structured as sales	—	845,477	898,244

Total premium sales	20,587,888	13,005,780	5,621,594
Discounted whole loan sales	247,217	259,384	—

Total sales	20,835,105	13,265,164	5,621,594
Securitizations structured as financings	4,946,781	—	—

Total secondary market transactions	$25,781,886	13,265,164	5,621,594

On-balance sheet securitizations

During the year ended December 31, 2003, we completed five securitizations totaling $4.9 billion, all of which were structured as on-balance sheet securitizations for accounting purposes under generally accepted accounting principles. This “portfolio-based” accounting treatment is designed to more closely match the recognition of income with the receipt of cash payments. Also, this on-balance sheet securitization structure is consistent with our strategy to generate primarily cash-based earnings rather than non-cash gain on sale revenue. Because we do not record gain on sale revenue in the period in which the on-balance sheet securitization occurs, the use of such portfolio-based accounting structures will result in lower income in the period in which the securitization occurs than would an off-balance sheet securitization. However, the recognition of income as interest payments are received on the underlying mortgage loans is expected to result in higher income recognition in future periods than would result from an off-balance sheet securitization.

Off-balance sheet securitizations

During the year ended December 31, 2003, we did not complete any off-balance sheet securitization transactions. We completed one off-balance sheet securitization totaling $845.5 million during the year ended December 31, 2002.

Management’s discussion and analysis of financial condition and results of operations

At the closing of an off-balance sheet securitization, we add to our balance sheet the residual interest retained based on our calculation of the present value of estimated future cash flows to be received by us. The residual interest we record consists of the overcollateralization, or OC, account and the net interest receivable, or NIR. Combined, these are referred to as the residual interests.

On a quarterly basis, we review the underlying assumptions to value each residual interest and adjust the carrying value of the securities based on actual experience and industry trends. To determine the residual asset value, we project cash flow for each security. To project cash flow, we use base assumptions for the constant prepayment rate, or CPR, and losses for each product type based on historical performance. We update each security to reflect actual performance to date and we adjust base assumptions for CPR and losses based on historical experience to project performance of the security from that date forward. We then use the London Interbank Offered Rate, or LIBOR, forward curve to project future interest rates and compute cash flow projections for each security. We then discount the projected cash flows at a rate commensurate with the risk involved. At December 31, 2003, we used discount rates of 12% for residual interests and 14% for residual interests through NIM transactions.

During the years ended December 31, 2003 and 2002, as a result of our quarterly evaluation of the residual interests, we recorded a $19.4 million decrease and a $12.1 million increase in the fair value of the residual assets, respectively. These fair value adjustments represent the change in the estimated present value of future cash flows from the residual interests. During 2003, the prepayment rates on the loans underlying our residual interests were higher than expected as a result of the continued low interest rate environment and because we believe that the future outlook for interest rates will cause this trend to continue, we adjusted prepayment assumptions accordingly, resulting in a reduction in fair value. During 2002, we increased the loss and prepayment speed assumptions used to determine the value of our residual interests. However, the favorable interest rate environment, the current LIBOR forward curve, the repurchase of some delinquent loans from the trusts, and a decrease in the discount rate of 1% resulted in an increase in the value of the residual interests that more than offset the loss in value related to the higher loss and prepayment assumptions, resulting in a net increase in value of $12.1 million.

Discounted loan sales

During the year ended December 31, 2003, we sold $247.2 million in loans at a discount to their outstanding principal balance. These loans consisted of repurchased loans, loans with documentation defects or loans that were rejected by whole loan buyers because of certain characteristics. For the year ended December 31, 2002, discounted sales totaled $259.4 million. On a percentage basis, discounted sales decreased from 2.0% of total sales in 2002 to 1.2% in 2003.

The following table illustrates the composition of discounted loan sales for each of the periods indicated (dollars in thousands):

	For the Years Ended December 31
	2003		2002
	Principal	Discount	Principal	Discount

Repurchases from whole loan investors and other sales	$244,460	(7.1)%	$178,400	(17.3)%
Repurchases from securitized pools	2,757	(63.5)%	80,984	(34.1)%

Total discounted sales	$247,217	(7.7)%	$259,384	(22.5)%

Both the percentage of discounted sales due to repurchases from whole loan investors and the severity of the discount decreased during 2003. The volume on a percentage basis decreased as a result of fewer early payment defaults. The severity of loss decreased primarily as a result of a stronger and more active secondary market for these types of loans in 2003.

Management’s discussion and analysis of financial condition and results of operations

There were $2.8 million in repurchases from securitized pools during the year ended December 31, 2003, compared to $81.0 million of repurchases in 2002. Such repurchases in 2002 were designed to manage triggers that disrupt cash flows to us as the residual holder. Where delinquency and loss rates jeopardize the release of these cash flows, we generally repurchase loans from the pools. The pooling and servicing agreements require the repurchase of the most delinquent loans first, resulting in more severe discounts. While the losses we recognized as a result of these repurchases were no less severe than if the loans had remained in the securitization trust, buying the loans from the pools allowed us to preserve cash flow and residual value, as well as control the ultimate disposition of the loans.

RESULTS OF OPERATIONS

The following table sets forth our results of operations as a percentage of total revenues for the periods indicated:

	For the Years Ended December 31
	2003	2002	2001

Revenues:
Gain on sale of loans	62.6%	74.5%	62.2%
Interest income	33.8	20.2	21.4
Residual interest income	2.5	5.2	12.4
Servicing income	1.1	0.1	3.6
Other income	—	—	0.4

Total revenues	100.0	100.0	100.0
Total expenses	56.6	49.5	71.5

Earnings before income taxes	43.4	50.5	28.5
Income taxes	18.2	20.9	12.1

Net earnings	25.2%	29.6%	16.4%

YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

Originations and purchases

We originated and purchased $27.4 billion in loans for the year ended December 31, 2003, compared to $14.2 billion for the year ended December 31, 2002, an increase of 92.8%. Wholesale loan originations and purchases were $25.1 billion, or 91.8%, of total originations and purchases for the year ended December 31, 2003. Retail loan originations and purchases were $2.3 billion, or 8.2%, of total originations and purchases for the year ended December 31, 2003. For the same period in 2002, wholesale and retail originations and purchases totaled $12.4 billion, or 87.3%, and $1.8 billion, or 12.7%, respectively, of total originations and purchases. The increase in volume is a result of our geographic expansion efforts, an increase in our market share, and a favorable interest rate environment. Wholesale volume grew more rapidly in 2003 than retail volume as a result of our focus on wholesale growth initiatives, resulting in a higher percentage of wholesale volume in 2003 than 2002.

Loan sales and securitizations

Whole loan sales increased to $20.8 billion for the year ended December 31, 2003, from $12.4 billion for the corresponding period in 2002, an increase of 67.7%. This increase is the result of higher production volume in 2003. In addition, we completed five on-balance sheet securitization transactions totaling $4.9 billion during the year ended December 31, 2003, compared to one off-balance sheet securitization transaction totaling $845.5 million in 2002.

Management’s discussion and analysis of financial condition and results of operations

Revenues

Total revenues for the year ended December 31, 2003 increased by 61.0% to $976.0 million, from $606.2 million for the year ended December 31, 2002. This increase resulted primarily from higher gain on sale of loans, interest income and servicing income in 2003, partially offset by lower residual interest income in 2003. Each of these revenue categories is discussed below.

Gain on sale.    Gain on sale of loans increased to $611.1 million, a 35.3% increase for the year ended December 31, 2003, compared to the same period last year. The increase in gain on sale of loans was the result of higher loan sale volume as well as significantly lower losses on discounted sales.

As indicated in the table below, gain from whole loan sales, non-refundable fees, premiums paid and origination costs increased in 2003 primarily as a result of the higher volume of production and loan sales in 2003 and lower losses on discounted sales, partially offset by lower average premiums in 2003. Discounted sales decreased on a percentage basis from 2.0% of total sales in 2002 to 1.2% in 2003. The severity of loss on discounted sales also decreased from 22.5% in 2002 to 7.7% in 2003. The trend in discounted sales reflects lower early payment default rates in 2003, as well as a stronger secondary market for discounted loans.

Provision for losses decreased from 2002 to 2003, partially as a result of lower discounted sale losses described above, as well as a sharp decrease in repurchases from securitized pools in 2003. See “—Discounted loan sales.”

	For the Years Ended December 31
	2003	2002

	(In thousands)
Gain from whole loan sale transactions	$861,310	562,049
Non-cash premium (discount) from securitization of loans	—	(12,051)
Cash gain from securitization of loans	—	57,081
Non-cash gain from servicing asset	7,777	14,882
Cash gain on sale of servicing rights	—	12,574
Securitization expenses	—	(2,706)
Accrued interest	—	(5,226)
Provision for losses	(5,868)	(50,654)
Fair value adjustment of residual interests	(19,363)	12,067
Non-refundable loan fees(1)	142,745	111,601
Premiums paid(2)	(182,765)	(101,816)
Origination costs	(182,100)	(118,050)
Derivative losses	(10,600)	(28,007)

Gain on sales of loans	$611,136	451,744

(1)	Non-refundable loan fees represent points and fees collected from borrowers.
(2)	Premiums paid represent fees paid to brokers for wholesale loan originations and purchases.

Interest income.    Interest income increased by 169.4% to $329.5 million for the year ended December 31, 2003, compared to $122.3 million for the same period in 2002, primarily as a result of higher average mortgage loans held for sale and the addition of a portfolio of mortgage loans held for investment. Interest income on mortgage loans held for sale accounted for $102.5 million of the increase due to higher average outstanding balances of unsold inventory, which resulted from higher production volume in 2003. During 2003, interest income from mortgage loans held for investment from our on-balance sheet securitizations generated an additional $104.7 million in interest income.

Management’s discussion and analysis of financial condition and results of operations

Residual interest income.    Residual interest income decreased to $24.2 million for the year ended December 31, 2003 from $31.7 million for the corresponding period in 2002, a decrease of 23.7%, primarily as a result of a decrease in the average balance of residual interests in securitizations.

Servicing income.    Servicing income increased to $11.1 million for the year ended December 31, 2003, from $432,000 for the year ended December 31, 2002. This increase was due to the re-establishment of our loan servicing platform in the fourth quarter of 2002. The total portfolio of loans serviced by us was $11.6 billion on December 31, 2003, consisting of $3.4 billion of loans held for sale, $5.1 billion of loans sold on a servicing retained basis, and $3.1 billion of interim servicing. At December 31, 2002, the portfolio totaled $4.0 billion and consisted of $1.9 billion of loans held for sale, $0.5 billion of loans sold servicing retained, and $1.6 billion of interim servicing. Interim servicing represents loans sold to whole loan investors for which the servicing has not yet been transferred to the new investor.

Expenses

Operating expenses increased 84.3% to $552.7 million for the year ended December 31, 2003, compared to $299.9 million for the comparable period in 2002, due primarily to increases in personnel, interest expense, and professional services.

Personnel expenses increased to $248.8 million for the year ended December 31, 2003, from $149.1 million for the same period in 2002, an increase of 66.9%, as a result of increased staffing to accommodate higher loan origination and purchase volume. Total staffing was 3,752 on December 31, 2003, compared to 2,487 on December 31, 2002, an increase of 50.9%. In addition, personnel expenses increased in 2003 compared to 2002 as a result of higher commission expense in 2003 due to higher production volume.

Interest expense increased to $117.6 million for the year ended December 31, 2003, from $50.6 million for the same period in 2002, primarily due to an increase in average outstanding balances on our warehouse and aggregation lines due to higher production volume, as well as interest expense on the financing on the mortgage loans held for investment and convertible notes, partially offset by a lower average interest rate on our borrowings during 2003.

Professional services expense increased to $28.6 million for the year ended December 31, 2003, from $10.4 million for the same period in 2002, primarily due to increased legal and accounting fees. Legal and accounting fees increased as a result of an overall increase in our size, as well as an increase in litigation expenses due a legal dispute with a former employee, which was resolved in 2003.

Income taxes

Income taxes increased to $177.8 million for the year ended December 31, 2003 from $126.6 million for the comparable period in 2002. This increase resulted from greater pretax income resulting from our higher production and sales volume, combined with an increase in the effective tax rate to 42.0% for the year ended December 31, 2003, from 41.3% for the comparable period in 2002. The increase in the effective tax rate for 2003 was the result of a recent state tax law change that related to a captive real estate investment trust we established in 2002 as a subsidiary of NC Capital to hold our residual interests.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

Originations and purchases

We originated and purchased $14.2 billion in loans for the year ended December 31, 2002, compared to $6.2 billion for the year ended December 31, 2001, an increase of 129.0%. Wholesale loan originations and purchases were $12.1 billion, or 85.3%, of total originations and purchases for the year ended December 31, 2002. Retail loan originations and purchases were $2.1 billion, or 14.7%, of total

Management’s discussion and analysis of financial condition and results of operations originations and purchases for the year ended December 31, 2002. For the same period in 2001, wholesale and retail originations and purchases totaled $5.1 billion, or 81.2%, and $1.2 billion, or 18.8%, respectively, of total originations and purchases. These increases are a result of our geographic expansion efforts, as well as an increase in our market share.

Loan sales and securitizations

Whole loan sales increased to $12.4 billion for the year ended December 31, 2002, from $4.7 billion for the corresponding period in 2001, an increase of 163.8%. This increase is the result of higher production volume in 2002 due to our geographic expansion, an increase in market share and a favorable interest rate environment, as well as an increase in the percentage of whole loan sales versus securitizations in 2002. Loans sold through whole loan sales represented 93.6% of total loan sales in the year ended December 31, 2002, compared to 84.0% for the corresponding period in 2001. Securitizations decreased to $845.5 million for the year ended December 31, 2002, from $898.2 million for the comparable period in 2001, a decrease of 5.9%.

Revenues

Total revenues for the year ended December 31, 2002 increased by 106.7% to $606.2 million, from $293.3 million for the year ended December 31, 2001. This increase resulted was higher primarily due to higher gain on sale of loans and interest income in 2002, which resulted from the higher production volume, and was partially offset by a decrease in servicing income.

Gain on sale.    The components of the gain on sale of loans are illustrated in the following table:

	For the Years Ended December 31
	2002	2001

	(In thousands)
Gain from whole loan sale transactions	$562,049	170,717
Gain from securitizations of loans	(12,051)	15,894
Cash gain from securitizations of loans	57,081	4,938
Non-cash gain from servicing asset	14,882	32,402
Cash gain on sale of servicing rights	12,574	11,273
Securitization expenses	(2,706)	(3,820)
Accrued interest	(5,226)	(4,455)
Provision for losses	(50,654)	(15,106)
Fair value adjustment of residual interests	12,067	—
Non-refundable loan fees(1)	111,601	67,645
Premiums paid(2)	(101,816)	(30,242)
Origination costs	(118,050)	(60,700)
Derivative losses	(28,007)	(5,934)

Gain on sales of loans	$451,744	182,612

(1)	Non-refundable loan fees represent points and fees collected from borrowers.
(2)	Premiums paid represent fees paid to brokers for wholesale loan originations and purchases.

Interest income.    Interest income increased by 95.1% to $122.3 million for the year ended December 31, 2002, compared to $62.7 million for the same period in 2001, primarily as a result of higher average mortgage loans held for sale. Loan production volume was significantly higher in 2002, and the holding period for loans in 2002 was higher than in 2001.

Management’s discussion and analysis of financial condition and results of operations

Residual interest income.    Residual interest income decreased to $31.7 million for the year ended December 31, 2002 from $36.4 million for the corresponding period in 2001, a decrease of 12.9%, primarily as a result of the decrease in the average balance of residual interests in securitizations.

Servicing income.    Servicing income decreased by 95.9% to $432,000 for the year ended December 31, 2002, from $10.6 million for the year ended December 31, 2001. This decrease resulted from the sale of servicing rights of $4.8 billion in mortgage loans to Ocwen Federal Bank which began during the first quarter of 2001. The transfer of servicing rights to Ocwen occurred was completed in August 2001. Subsequent to August 2001, we no longer received servicing fees and related income on this portion of our portfolio. While we re-established servicing operations in late 2002, servicing fee income was not significant in comparison to the servicing income received prior to the completion of our transfer of servicing rights to Ocwen.

Expenses

Operating expenses increased to $299.9 million for the year ended December 31, 2002 from $209.9 million for the comparable period in 2001, an increase of 42.9%. Personnel expenses increased to $149.1 million for the year ended December 31, 2002 from $83.4 million for the same period in 2001 as a result of higher loan origination and purchase volume. The increase in personnel expense was partially offset by a decrease in interest expense, to $50.6 million for the year ended December 31, 2002 from $54.1 million for the same period in 2001, primarily due to a significant decrease in the interest rates charged on our financing facilities. All other expense categories remained relatively the same in 2002 grew during 2002 in proportion to the growth of New Century Financial and production volume.

Income taxes

Income taxes increased to $126.6 million for the year ended December 31, 2002 from $35.5 million for the comparable period in 2001. This increase resulted from an increase in pretax income resulting from our higher production volume, partially offset by a decrease in the effective tax rate to 41.3% for the year ended December 31, 2002, from 42.5% for the comparable period in 2001. The decrease in the effective tax rate for 2002 was the result of the establishment of a captive REIT during 2002 to hold our residual interests in securitizations.

Residual interests

Residual interests in securitizations decreased to $247.0 million at December 31, 2002, from $306.9 million at December 31, 2001, a decrease of 19.5%. The decrease resulted from cash flows of over $100 million received during the year ended December 31, 2002 that reduced the carrying value of residual interests.

During the year ended December 31, 2002, based on recent historical experience, we increased the loss assumptions used to determine the value of our residual interests. We also increased prepayment assumptions on our fixed-rate production. These changes were offset by a decrease in the discount rate and the current LIBOR forward curve, which increased the value of the residual interests. For the year ended December 31, 2002, we recorded a net $12.1 million positive adjustment to the carrying value of the residuals. The components of the net positive adjustment include $36.0 million attributable to the interest rate environment and $14.0 million attributable to the decrease in discount rates, offset by $38.0 million attributable to increases in prepayment and loss assumptions. We also recorded $28.0 million in losses on the derivative instruments used to hedge our residual asset for the same period.

Management’s discussion and analysis of financial condition and results of operations

Off-balance sheet arrangements

We are party to various transactions that have an off-balance sheet component. In connection with our securitization transactions that have been structured as sales, as of December 31, 2003, there were $1.8 billion in loans owned by the off-balance sheet trusts. The trusts have issued bonds secured by these loans. The bondholders generally do not have recourse to us in the event that the loans in the various trusts do not perform as expected. Because these trusts are “qualifying special purpose entities,” in accordance with generally accepted accounting principles, we have included only our residual interests in these loans on our balance sheet. However, the performance of the loans in the trusts will impact our ability to realize the current estimated fair value of these residual assets. See “—Loan sales and securitizations” for further discussion of the risks to us regarding these off-balance sheet arrangements.

As of December 31, 2003, in connection with our strategy to mitigate interest rate risk in our residual assets, our loans held for investment and our loans held for sale, we had approximately $22.1 billion notional amount of Euro Dollar Futures contracts outstanding, expiring during the period from March 2004 through December 2005.

Contractual obligations

The following table summarizes our material contractual obligations as of December 31, 2003 (dollars in thousands):

	Payment due by period
	Total	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years

Notes payable	$18,977	8,987	9,990	—	—
Operating leases	71,262	24,799	34,470	11,907	86

CRITICAL ACCOUNTING POLICIES

We have established various accounting policies that govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Certain accounting policies require us to make significant estimates and assumptions that may have a material impact on certain assets and liabilities or our results of operations, and we consider these to be critical accounting policies. The estimates and assumptions we use are based on historical experience and other factors which we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates and assumptions, which could have a material impact on the carrying value of assets and liabilities and our results of operations.

We believe the following are critical accounting policies that require the most significant estimates and assumptions that are subject to significant change in the preparation of our consolidated financial statements:

Allowance for losses on mortgage loans held for investment

For our mortgage loans held for investment, we establish an allowance for loan losses based on our estimate of losses to be incurred in the foreseeable future. We charge off uncollectible loans at the time of liquidation. We evaluate the adequacy of this allowance each quarter, giving consideration to factors such as the current performance of the loans and the general economic environment. In order to estimate an appropriate allowance for losses on loans held for investment, we estimate losses using “static pooling,” which stratifies the loans held for investment into separately identified vintage pools. Using historic experience and taking into consideration each pool’s credit characteristics, we estimate an

Management’s discussion and analysis of financial condition and results of operations allowance for credit losses, which we believe is adequate for known and inherent losses in the portfolio of mortgage loans held for investment. Provision for losses is charged to our consolidated statement of operations. Losses incurred on mortgage loans held for investment are charged to the allowance.

Residual interests in securitizations

Residual interests in securitizations are recorded as a result of off-balance sheet securitizations and the sale of residual interests in securitizations through net interest margin securities, or NIMs.

We generally structure the loan securitizations as follows: First, we sell a portfolio of mortgage loans to a special purpose entity, or SPE, that we have established for the limited purpose of buying and reselling mortgage loans. The SPE then transfers the same mortgage loans to a Real Estate Mortgage Investment Conduit or Owner Trust, which we refer to as the “REMIC” or the “Trust,” which is a qualifying special purpose entity, or QSPE, as defined under Statement of Financial Accounting Standards No. 140. The Trust, in turn, issues interest-bearing asset-backed securities, or certificates, generally in an amount equal to the aggregate principal balance of the mortgage loans. The certificates are typically sold at face value and without recourse except that we provide to the Trust representations and warranties customary to the mortgage banking industry. One or more investors purchase these certificates for cash. The Trust uses the cash proceeds to pay us the cash portion of the purchase price for the mortgage loans. The Trust also issues to us a certificate representing a residual interest in the payments on the securitized loans. In addition, we may provide a credit enhancement for the benefit of the investors in the form of additional collateral, or the OC Account, held by the Trust. The servicing agreement requires that the OC Account be maintained at certain levels.

The Annual Percentage Rate, or APR, on the mortgage loans is relatively high in comparison to the pass-through rate on the Certificates. Accordingly, the residual interests, or the residuals, described above are a significant asset of ours. In determining the value of the residuals, we must estimate the future rates of prepayments, prepayment penalties that we will receive, delinquencies, defaults and default loss severity as they affect the amount and timing of the estimated cash flows. We estimate average cumulative losses as a percentage of the original principal balance of the mortgage loans of 1.38% to 4.32% for adjustable-rate securities and 2.14% to 5.20% for fixed-rate securities. These estimates are based on historical loss data for our loans, the specific characteristics of the loans, and the existence of mortgage insurance. While the range of estimated cumulative pool losses is fairly broad, the weighted average cumulative pool loss estimate for the entire portfolio of residual assets was 3.94% at December 31, 2003. We estimate prepayments by evaluating historical prepayment performance of our loans and the impact of current trends. We use a prepayment curve to estimate the prepayment characteristics of the mortgage loans. The rate of increase, duration, severity, and decrease of the curve depends on the age and nature of the mortgage loans, primarily whether the mortgage loans are fixed or adjustable and the interest rate adjustment characteristics of the mortgage loans (6-month, 1-year, 2-year, 3-year, or 5-year adjustment periods). Our prepayment curve and default estimates have resulted in weighted average lives of between 2.27 to 2.71 years for our adjustable-rate securities and 2.53 to 3.57 years for our fixed-rate securities.

We evaluate our residuals quarterly, taking into consideration trends in actual cash flow performance and industry and economic developments, as well as other relevant factors.

Allowance for repurchase losses

The allowance for repurchase losses on loans sold relates to expenses incurred due to the potential repurchase of loans or indemnification of losses based on alleged violations of representations and warranties which are customary to the mortgage banking industry. Provisions for losses are charged to gain on sale of loans and credited to the allowance while actual losses are charged to the allowance.

Management’s discussion and analysis of financial condition and results of operations

Gain on sale of loans

We recognize gains or losses resulting from sales or securitizations of mortgage loans at the date of settlement based on the difference between the selling price for sales or securitizations and the carrying value of the related loans sold. Such gains and losses may be increased or decreased by the amount of any servicing-released premiums received. We defer recognition of non-refundable fees and direct costs associated with the origination of mortgage loans until the loans are sold.

We account for loan sales and securitizations as sales when we surrender control of the loans, to the extent that we receive consideration other than beneficial interests in the loans transferred in the exchange. Liabilities and derivatives incurred or obtained by the transfer of loans are required to be measured at fair value, if practicable. Also, we measure servicing assets and other retained interests in the loans by allocating the previous carrying value between the loans sold and the interest retained, if any, based on their relative fair values at the date of transfer.

Income taxes

New Century Financial and its subsidiaries file a consolidated federal income and combined state franchise tax returns. We utilize the asset and liability method of accounting for income taxes, under which deferred income taxes are recognized for the future tax consequences attributable to the differences between the financial statement values of existing assets and liabilities and their respective tax bases. We measure deferred tax assets and liabilities using enacted tax rates we expect to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We recognize the effect on deferred taxes of a change in tax rates in income in the period that includes the enactment date.

In determining the possible realization of deferred tax assets, we consider future taxable income from the following sources: (a) the reversal of taxable temporary differences, (b) future operations exclusive of reversing temporary differences, and (c) tax planning strategies that, if necessary, we would implement to accelerate taxable income into periods in which net operating losses might otherwise expire.

Derivative instruments designated as hedges

During the year ended December 31, 2003, we accounted for certain Euro Dollar Futures contracts previously designated and documented as hedges pursuant to the requirements of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities,” or FAS 133. Pursuant to FAS 133, these Euro Dollar Futures contracts have been designated as hedging the exposure to variability of cash flows from our financing on mortgage loans held for investment attributable to changes in interest rates. Hedge accounting requires that the effective portion of the gain or loss in the fair value of a derivative instrument designated as a hedge is reported in other comprehensive income and the ineffective portion is reported in current earnings.

LIQUIDITY AND CAPITAL RESOURCES

Credit facilities

We need to borrow substantial sums of money each quarter to originate and purchase mortgage loans. We need separate credit arrangements to finance these loans until we have aggregated one or more pools for sale. The amount of credit we seek to have available is based on our expectation of future origination volume.

Management’s discussion and analysis of financial condition and results of operations

We have credit facilities with Bank of America, Bear Stearns, CDC Mortgage Capital, Citigroup Global Markets (formerly Salomon Smith Barney), Greenwich Capital Financial Products, Morgan Stanley, and UBS Residential Funding and we also have an asset-backed commercial paper facility. We use these facilities to finance the actual funding of our loan originations and purchases and to aggregate pools of mortgage loans pending sale through securitizations or whole loan sales. We typically sell all of our mortgage loans within one to three months and pay down the credit facilities with the proceeds.

Our credit facilities contain certain customary covenants, which, among other provisions, require us to maintain specified-levels of liquidity and net worth, restrict indebtedness and investments and require compliance with applicable laws. If we fail to comply with any of these covenants, the lender has the right to terminate the facility and require immediate repayment. In addition, if we default under one facility, it would generally trigger a default under our other facilities. The material terms and features of our various credit facilities are as follows:

Asset-backed commercial paper facility.    In September 2003, we established a $2 billion asset-backed commercial paper facility. This facility allows for the funding and aggregation of mortgage loans using funds raised through the sale of short-term commercial paper. The interest and fees that we pay in connection with this facility are similar to the interest rates based on LIBOR that we pay to our other credit facility lenders. This facility will expire in September 2006. As of December 31, 2003, the balance outstanding under the facility was $409.1 million.

Bank of America line of credit.    We have a $750 million credit facility with Bank of America that allows for both funding of loan originations and aggregation of loans for up to four months pending their sale or securitization. This facility was temporarily increased to $2.0 billion until the closing of our April 2004 securitization transaction. The facility expires in May 2004, and bears interest based on a margin over the one-month LIBOR. As of December 31, 2003, the balance outstanding under the facility was $697.2 million. We expect to renew this line prior to its expiration in May 2004.

Bear Stearns line of credit.    We have an $800 million line of credit with Bear Stearns Mortgage Capital, $400 million of which is committed and $400 million of which is uncommitted. The facility expires in October 2004 and bears interest based on a margin over one-month LIBOR. As of December 31, 2003, the balance outstanding under this facility was zero.

CDC line of credit.    We have a $570 million repurchase agreement with CDC Mortgage Capital. The agreement allows for both funding of loan originations and aggregation of loans for up to nine months pending their sale or securitization. The facility expires in June 2004 and bears interest based on a margin over the one-month LIBOR. As of December 31, 2003, the balance outstanding under this facility was $430.1 million. We expect to renew this line prior to its expiration in June 2004.

Greenwich Capital line of credit.    We have a $100 million credit facility with Greenwich Capital Financial Products. The agreement allows for both funding of commercial loan originations and aggregation of commercial loans for up to six months pending their sale or securitization. The facility expires in June 2004 and bears interest based on a margin over the one-month LIBOR. As of December 31, 2003, the balance outstanding under this facility was $20.3 million.

Morgan Stanley line of credit.    We also have a $1.5 billion aggregation facility with Morgan Stanley Mortgage Capital. This facility expires in December 2004 and bears interest based on a margin over the one-month LIBOR. As of December 31, 2003, the balance outstanding under this facility was $284.7 million.

Management’s discussion and analysis of financial condition and results of operations

Citigroup warehouse line of credit.    As of December 31, 2003, we had a $150 million wet funding facility with Citigroup Global Markets (formerly Salomon Smith Barney), which bears interest based on a margin over the one-month LIBOR. This facility expires in June 2004. As of December 31, 2003, the outstanding balance under the facility was zero. We do not expect to renew this facility when it expires.

Citigroup aggregation line of credit.    As of December 31, 2003, we had a $650 million aggregation facility with Citigroup Global Markets (formerly Salomon Smith Barney), which bears interest based on a margin over the one-month LIBOR. This facility expires in June 2004. The total amount outstanding among this and our other two Citigroup credit facilities may not exceed $800 million. As of December 31, 2003, the outstanding balance under this facility was $468.8 million. We do not expect to renew this facility when it expires.

Citigroup line of credit for delinquent and problem loans.    We also have a $50 million Master Loan and Security Agreement with Citigroup Global Markets (formerly Salomon Smith Barney) that is secured by delinquent or problem loans and by properties we obtain in foreclosures. This facility expires in December 2004 and bears interest based on a margin over the one-month LIBOR. As of December 31, 2003, the balance outstanding under this facility was $6.8 million.

UBS Residential Funding line of credit.    We have a $1.0 billion repurchase agreement with UBS Residential Funding, $750 million of which is committed and $250 million of which is uncommitted. The agreement allows for both funding of loan originations and aggregation of loans for up to six months pending their sale or securitization. The facility expires in May 2004 and bears interest based on a margin over the one-month LIBOR. As of December 31, 2003, the balance outstanding under this facility was $994.8 million. We expect to renew this line of credit on or before its expiration.

The information above, which appears in our annual report on Form 10-K, as amended, provides information concerning certain credit facilities we have in place to finance our origination and purchase of mortgage loans. As a result of the REIT conversion, we will need the consent of the various lenders discussed above in order for us to succeed to the rights of New Century Financial thereunder. In the event that such consents cannot be obtained, or can only be obtained on terms unfavorable to us, we will need to secure replacements for such credit facilities. While we do not believe we will be unable to secure either the receipt of the various consents or the replacement credit facilities on terms as favorable to us as our existing credit facilities, we cannot assure you that this will be the case and our failure to do so would harm our ability to originate and purchase mortgage loans, and could also harm our ability to make distributions required to maintain our REIT status, which would harm our results of operations, financial condition and business prospects.

Quantitative and qualitative disclosures about market risk

We carry interest-sensitive assets on our balance sheet that are financed by interest-sensitive liabilities. Since the interval for re-pricing of the assets and liabilities is not matched, we are subject to interest-rate risk. A sudden, sustained increase or decrease in interest rates would impact our net interest income, as well as the fair value of our mortgage loans held for investment and related financing, and our residual interests in securitizations. We employ hedging strategies from time to time to manage the interest-rate risk inherent in our assets and liabilities. These strategies are designed to create gains when movements in interest rates would cause our cash flows and/or the value of our assets to decline, and result in losses when movements in interest rates cause our cash flows and/or the value of our assets to increase.

Management’s discussion and analysis of financial condition and results of operations

The following table illustrates the timing of the re-pricing of our interest-sensitive assets and liabilities as of December 31, 2003. We have made certain assumptions in determining the timing of re-pricing of such assets and liabilities. One of the more significant assumptions is that all of our mortgage loans held for sale will be sold in the first six months of 2004. In addition, the timing of re-pricing or maturity of our mortgage loans held for investment and related financing and our residual interests in securitizations is based on certain prepayment and loss assumptions. See “—Results of operations” for further details. We purchase Euro Dollar Futures contracts designed to mitigate interest rate risk associated with our residual interests in securitizations and our portfolio of mortgage loans held for investment. The Euro Dollar Futures contracts had a notional value of $22.1 billion, their fair value was a loss of $7.9 million and they had maturity dates of less than three years at December 31, 2003. At December 31, 2002 the Euro Dollar Futures contracts had a notional value of $3.4 billion, their fair value was a loss of $4.6 million and they had maturity dates of less than two years.

Description	Zero to Six Months	Six months to one Year	1-2 Years	3-4 Years	5-6 Years	Thereafter	Total	Fair value
	(dollars in thousands)
Interest-sensitive assets:
Cash and cash equivalents	$269,540						269,540	269,540
Restricted cash	116,883						116,883	116,883
Mortgage loans held for sale, net	3,422,211						3,422,211	3,535,353
Mortgage loans held for investment, net	426,976	589,793	1,402,794	722,691	390,294	1,213,389	4,745,937	4,924,441
Residual interests in securitizations	13,428	5,875	36,139	14,071	61,556	48,429	179,498	179,498

Total interest-sensitive assets	4,249,038	595,668	1,438,933	736,762	451,850	1,261,818	8,734,069	9,025,715
Interest-sensitive liabilities:
Credit facilities	3,311,837						3,311,837	3,311,837
Financing on mortgage loans held for investment	377,212	575,609	1,402,310	762,843	398,554	1,169,795	4,686,323	4,686,323
Notes payable	4,768	4,219	7,212	2,778			18,977	18,977

Total interest-sensitive liabilities	3,693,817	579,828	1,409,522	765,621	398,554	1,169,795	8,017,137	8,017,137
Excess of interest-sensitive assets over interest-sensitive liabilities	555,221	15,840	29,411	(28,859)	53,296	92,023	716,932	1,008,578

Cumulative net interest-sensitivity gap	$555,221	571,061	600,472	571,613	624,909	716,932		1,008,578

Management’s discussion and analysis of financial condition and results of operations

The following table illustrates the timing of the re-pricing of our interest-sensitive assets and liabilities as of December 31, 2002. Management has made certain assumptions in determining the timing of re-pricing of such assets and liabilities. One of the more significant assumptions is that all of our mortgage loans held for sale will be sold in the first six months of 2003. In addition, the timing of re-pricing or maturity of our residual interests in securitizations is based on certain prepayment and loss assumptions. See “—Results of operations.” We purchase Euro Dollar Futures contracts designed to mitigate interest rate risk associated with our residual interests in securitizations. The Euro Dollar Futures contracts had a notional value of $3.4 billion, their fair value was a loss of $4.6 million and they had maturity dates of less than two years at December 31, 2002. At December 31, 2001 the Euro Dollar Futures contracts had a notional value of $7.1 billion, their fair value was a loss of $2.9 million and they had maturity dates of less than two years.

Description	Zero to Six Months	Six Months to One Year	1-2 Years	3-4 Years	5-6 Years	Thereafter	Total	Fair value
	(dollars in thousands)
Interest-sensitive assets:
Cash and cash equivalents	$176,669	—	—	—	—	—	176,669	176,669
Restricted cash	6,255	—	—	—	—	—	6,255	6,255
Mortgage loans held for sale, net	1,920,396	—	—	—	—	—	1,920,396	1,974,833
Residual interests in securitizations	38,482	10,130	13,651	12,887	54,121	117,693	246,964	246,964

Total interest-sensitive assets	2,141,802	10,130	13,651	12,887	54,121	117,693	2,350,284	2,404,721
Interest-sensitive liabilities:
Credit facilities	1,885,498	—	—	—	—	—	1,885,498	1,885,498
Notes payable	4,190	3,593	5,349	3,567	—	—	16,699	16,699

Total interest-sensitive liabilities	1,889,688	3,593	5,349	3,567	—	—	1,902,197	1,902,197

Excess of interest-sensitive assets over interest-sensitive liabilities	252,114	6,537	8,302	9,320	54,121	117,693	448,087	502,524

Cumulative net interest-sensitivity gap	$252,114	258,651	266,953	276,273	330,394	448,087		502,524

Convertible senior notes private offering

On July 8, 2003, New Century Financial closed a private offering of $175 million of convertible senior notes due July 3, 2008 pursuant to Rule 144A under the Securities Act. The notes bear interest at a rate of 3.50% per year and will be convertible into New Century Financial common stock at a conversion price of $34.80 per share upon the occurrence of certain events. The conversion price represents a 28.0% premium over the closing share price on July 8, 2003. On July 14, 2003, the initial purchasers of the notes exercised their option, in full, to acquire an additional $35 million principal amount of the notes. As a result of the merger, the notes will become convertible into shares of New Century REIT common stock.

As of April 19, 2004, the number of shares of our common stock into which these notes may be convertible is 6,034,686, subject to certain adjustments under the terms of the notes. In addition, the convertible debt term allows for the bondholder’s conversion rate to adjust if the dividend rate increases generally above a dividend yield of 1.75%, subject to certain other factors. The maximum number of shares of our common stock into which these notes may be convertible is 7,418,754, subject to certain adjustments under the terms of notes.

Management’s discussion and analysis of financial condition and results of operations

In connection with the convertible debt transaction, New Century Financial entered into two agreements to simultaneously purchase a call option and sell a warrant on its common stock. New Century Financial can exercise the option that it purchased at any time to acquire 6,034,675 shares of its common stock at a strike price of $34.80 per share. New Century Financial sold a warrant to an affiliate of one of the initial purchasers of the notes. The holder of the warrant may exercise the warrant for a limited period of time upon maturity of the notes to purchase from New Century Financial up to 6,034,668 shares of its common stock at a price of $47.59 per share, subject to certain anti-dilution and other customary adjustments. The warrant may be settled in cash, in shares or in a combination of cash and shares, at the option of New Century Financial. Like the notes, the option and the warrant will be exerciseable for New Century REIT common stock, rather than New Century Financial common stock, after the merger.

The notes were only offered to qualified institutional buyers in accordance with Rule 144A under the Securities Act. New Century Financial filed a registration statement, which has become effective, to permit the public resale of the notes and the common stock issuable under the notes. In connection with the REIT conversion, we will further amend the registration statement to permit the public resale of the notes and our common stock issuable upon conversion of the notes.

Other borrowings

We periodically enter into equipment lease arrangements from time to time that are treated as capital leases for financial statement purposes. As of December 31, 2003, the balance outstanding under these borrowing arrangements was $19.0 million.

During the third quarter of 2003, we entered into a $20 million servicer advance agreement, which allows us to borrow up to 95% of qualifying servicing advances on our servicing portfolio. This facility expires in August 2004 and bears interest based on one-month LIBOR. As of December 31, 2003, the balance outstanding under this facility was $775,000 and was included in accounts payable and accrued liabilities.

On-balance sheet securitizations

Prior to 2003, we realized net cash proceeds from our securitization transactions in an amount similar to whole loan sales, as a result of NIM transactions closed concurrent with our securitizations. During 2003, we completed five on-balance sheet securitizations, resulting in the recording of loans held for investment as an asset and financing on loans held for investment as a liability. Without a concurrent NIM transaction, on-balance sheet securitizations generally require an initial cash investment ranging from approximately 2% to 4% of the principal balance of the loans. During 2003, we entered into four on-balance sheet securitizations that required initial cash investments ranging from $14.6 to $47.8 million. We also entered into one on-balance sheet securitization with a concurrent NIM transaction, resulting in a nominal cash investment.

In January 2003, we completed an on-balance sheet securitization backed by $494 million of fixed- and adjustable-rate mortgage loans originated by us. As a result of this on-balance sheet securitization, we maintained a restricted cash custodial account totaling $21.9 million at December 31, 2003.

In July 2003, we completed an on-balance sheet securitization backed by $712 million of fixed- and adjustable-rate mortgage loans originated by us. As a result of this on-balance sheet securitization, we maintained a restricted cash custodial account totaling $16.6 million at December 31, 2003.

In September 2003, we completed an on-balance sheet securitization backed by $1.5 billion of fixed- and adjustable-rate mortgage loans originated by us. As a result of this on-balance sheet securitization, we maintained a restricted cash custodial account totaling $14.2 million at December 31, 2003.

Management’s discussion and analysis of financial condition and results of operations

In October 2003, we completed an on-balance sheet securitization backed by $1.0 billion of primarily fixed-rate mortgage loans originated by us. As a result of this on-balance sheet securitization, we maintained a restricted cash custodial account totaling $7.5 million at December 31, 2003.

In December 2003, we completed an on-balance sheet securitization backed by $1.1 billion of fixed- and adjustable-rate mortgage loans originated by us. As a result of this on-balance sheet securitization, we maintained a restricted cash custodial account totaling $3.5 million at December 31, 2003.

In April 2004, we completed an on-balance sheet securitization backed by $1.5 billion of fixed- and adjustable-rate mortgage loans originated by us. As a result of this on-balance sheet securitization, we maintained a restricted cash custodial account totaling $2.5 million at April 20, 2004.

Stock repurchases

For the period ending December 31, 2003, we have repurchased a total of $72.0 million of our common stock. There are 1.6 million shares authorized and not yet repurchased under our stock repurchase program.

Under certain circumstances, we may continue to fund stock repurchases with available corporate liquidity. Such purchases will be based upon the stock price, level of cash balances, general business conditions and other factors including alternative investment opportunities.

Cash flow

For the year ended December 31, 2003, cash flow from operations was $193.9 million, compared to $257.1 million in 2002. This decrease is due primarily to (i) $75 million in income tax payments in excess of the income tax expense for the year ended December 31, 2003 compared to $11 million in income tax payments in excess of the income tax expense for the same period in 2002 and (ii) lower loan sales than loans funded in 2003, due in part to our on-balance sheet securitizations in 2003.

For the year ended December 31, 2003, cash used in investing activities was $4.8 billion compared to $24.3 million for the year ended December 31, 2002. This increase is due to loans acquired for investment for the five on-balance sheet securitizations completed in 2003.

For the year ended December 31, 2003, cash from financing activities was $4.7 billion compared to a usage of $156.4 million for the year ended December 31, 2002. This increase is due mainly to financing on mortgage loans held for investment and convertible debt proceeds during 2003, compared to the repayment of residual financing of $80.0 million and subordinated debt of $40.0 million in 2002, partially offset by an increase in stock repurchases from $45.4 million in 2002 to $72.0 million in 2003.

Our loan origination and purchase and servicing programs require significant cash investments, including the funding of: (i) fees paid to brokers and correspondents in connection with generating loans through wholesale lending activities, (ii) commissions paid to sales employees to originate loans, (iii) any difference between the amount funded per loan and the amount advanced under our credit facilities, (iv) servicing-related advance requirements, and (v) income tax payments arising from the timing differences between income for financial reporting purposes and taxable income. We also require cash to fund on-balance sheet securitizations, ongoing operating and administrative expenses, and capital expenditures. Our sources of operating cash flow include: (i) cash premiums obtained in whole loan sales, (ii) mortgage origination income and fees, (iii) interest income, (iv) cash flows from residual interests in securitizations, and (v) servicing fee income.

Management’s discussion and analysis of financial condition and results of operations

Liquidity strategy for 2004

We establish target levels of liquidity and capital based on a number of factors including our production volume, the condition of the secondary market for our loans and our current balance sheet.

We intend to continue to concentrate on maintaining our targeted liquidity levels. Our principal strategies are to effectively manage the percentage of loans sold through whole loan sales versus on-balance sheet securitizations, giving consideration to whole loan prices, the amount of cash required to finance on-balance sheet securitizations and dividend requirements. There can be no assurance that we will be able to achieve these goals and operate on a cash flow-neutral or cash flow-positive basis.

Subject to the various uncertainties described above, and assuming that we will be able to successfully execute our liquidity strategy, we anticipate that our liquidity, credit facilities and capital resources will be sufficient to fund our operations for the foreseeable future.

Newly issued accounting pronouncements

In January 2003, the Financial Accounting Standards Board, or FASB, issued Interpretation 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“FIN 46”), which was subsequently amended in December 2003 by FIN 46R. FIN 46R requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns, or both. Prior to FIN 46R, a company included another entity in its consolidated financial statements only if it controlled the entity through voting interests. The consolidation requirements of FIN 46R are applicable to variable interest entities created after December 31, 2003. For interests held in variable interest entities created before January 1, 2004, FIN 46R is applicable beginning on January 1, 2005. The assets, liabilities and noncontrolling interests of variable interest entities created before January 1, 2004 would initially be measured at their carrying amounts, with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used. Certain of our subsidiaries are qualifying special purpose entities formed in connection with off-balance sheet securitizations and are not subject to the requirements of FIN 46R. Our subsidiaries that are considered variable interest entities subject to the requirements of FIN 46R, namely our Trusts related to our on-balance sheet securitizations, are currently included in our consolidated financial statements. We do not expect that the application of FIN 46R will have a material impact on our consolidated balance sheet.

On April 30, 2003, the FASB issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). The purpose of SFAS 149 is to amend and clarify financial accounting and reporting for derivative instruments and hedging activities under SFAS No. 133. These amendments clarify the definition of a derivative, expand the nature of exemptions from SFAS No. 133, clarify the application of hedge accounting when using certain instruments, clarify the application of paragraph 13 of SFAS No. 133 to embedded derivative instruments in which the underlying is an interest rate, and modify the cash flow presentation of derivative instruments that contain financing elements. SFAS 149 is effective for derivative transactions and hedging relationships entered into or modified after June 30, 2003. We quote interest rates to borrowers, which are generally subject to change by us. Although we typically honor such interest rate quotes, the quotes do not constitute interest rate locks, minimizing the potential interest rate risk exposure. The adoption of SFAS 149 did not have a material impact on our financial statements.

Management’s discussion and analysis of financial condition and results of operations

On May 15, 2003, the FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”). SFAS 150 requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. SFAS 150 is generally effective for financial instruments entered into or modified after May 31, 2003, although certain of the provisions of SFAS 150 related to certain mandatorily redeemable noncontrolling interests have been deferred indefinitely. The adoption of SFAS 150 did not have a material impact on our financial statements.

Our business

The information in this section assumes that the merger has been completed, and that New Century REIT has succeeded to and is continuing the business of New Century Financial.

NEW CENTURY REIT

New Century REIT was formed as a Maryland corporation on April 12, 2004. To date, New Century REIT has not conducted any activities other than those incident to its formation, the execution of the merger agreement and the preparation of this prospectus. Upon completion of the merger and the REIT conversion, New Century Financial will be a wholly-owned subsidiary of New Century REIT. New Century REIT will be renamed “New Century Financial Corporation” and will continue the business of New Century Financial. We anticipate that New Century REIT will elect to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2004. At the time of the merger and the REIT conversion, the then-current directors and officers of New Century Financial, including the three directors elected at the annual meeting of stockholders, will become the directors and officers of New Century REIT.

We are one of the nation’s largest mortgage finance companies that originates, purchases, retains, sells and services primarily first mortgage products to borrowers nationwide. We focus on lending to individuals whose borrowing needs are generally not fulfilled by traditional financial institutions because they do not satisfy the credit, documentation or other underwriting standards prescribed by conventional mortgage lenders and loan buyers, such as Fannie Mae and Freddie Mac. We originate and purchase loans on the basis of the borrower’s ability to repay the mortgage loan, the borrower’s historical pattern of debt repayment and the amount of equity in the borrower’s property, as measured by the borrower’s LTV. We have been originating and purchasing non-prime loans since 1996 and believe we have developed a comprehensive and sophisticated process of credit evaluation and risk-based pricing that allows us to effectively manage the potentially higher risks associated with this segment of the mortgage industry. In 2003, we retained approximately 20% of our loan production for investment through on-balance sheet securitizations. We expect that following the REIT conversion we will increase the percentage of our net income generated from our mortgage loan portfolio in a tax-efficient manner and have the ability to produce a more diverse base of earnings across a variety of interest rate environments.

BUSINESS STRATEGY

Our business objective is to pursue growth while also seeking to provide more stable, predictable earnings even when the origination environment becomes less favorable. We intend to execute this strategy by:

➢	Strengthening our production franchise. We plan to pursue expansion into new geographic markets. We intend to continue to expand our total loan production and increase market share and volume on the East Coast and in other metropolitan areas outside of California. We believe our Wholesale Division can expand quickly into new markets with limited additional investment in infrastructure by leveraging our proprietary FastQual® system. For retail expansion, we will continue our practice of reviewing demographic information about potential markets and opening branches in markets that we believe can support a retail branch. We also plan to continue to deploy new marketing and technology initiatives and expand our product line and sales personnel in an effort to increase our existing market penetration.

➢	Growing our portfolio of mortgage-related assets. We intend to increase our portfolio by retaining self-originated loans through on-balance sheet securitizations. We believe this portfolio will continue

Our business

to create an additional stream of net interest income, which will diversify our earnings and reduce our reliance on our origination franchise to grow earnings. We expect that our capacity to originate loans will provide us with a significant volume of loans at a lower cost and with greater reliability than if we purchased our portfolio from a third party.

➢	Strengthening our balance sheet. We will seek to actively strengthen our cash position and increase availability under our lines of credit in an effort to protect our franchise and provide the ability to respond to disruptions in the market or other adverse conditions and to meet the distribution and other REIT qualification requirements. We expect to retain some or all of our earnings in our taxable REIT subsidiaries and will seek to access the capital markets to help strengthen our balance sheet. A strong balance sheet allows us to hold loans for a longer period in the event that the secondary market for our loans weakens or becomes unstable due to temporary market disruption.

➢	Actively managing our mortgage loan portfolio. We will seek to actively manage the interest rate and credit risks relating to holding a portfolio of mortgage-related assets in an effort to generate an attractive risk-adjusted return on our stockholders’ equity. We will continue to use hedge instruments to attempt to reduce the interest rate exposure that results from financing fixed-rate assets with floating-rate liabilities. We will also actively monitor our portfolio to manage our credit exposure through early detection and management of probable delinquencies.

➢	Expanding our servicing platform. We intend to grow our servicing portfolio, given our recent Fitch rating of RPS3. We expect to service loans owned by third parties to take advantage of our technical capabilities, capitalization and economies of scale. We believe our income from servicing will increase in a rising interest rate environment which will help to offset any decline in our origination volume.

➢	Exploring diversification strategies. We intend to further diversify our revenues by opportunistically evaluating and executing strategic acquisitions and new business opportunities.

COMPETITIVE ADVANTAGES

We believe that the following competitive strengths distinguish our business model from other residential mortgage lenders and REITs, and will enable us to implement our business strategy:

➢	Leading market presence. We are the nation’s second largest non-prime mortgage finance company by market share. We provide primarily first mortgage products to borrowers nationwide. We are authorized to lend in all 50 states and have a leading market presence through our wholesale network of 21,600 approved independent mortgage brokers and our retail network of 70 branch offices in 27 states.

➢	Operational flexibility. Our structure and business strategy provide us with the flexibility to both securitize a portion of our loan originations for our portfolio and sell the balance for cash. We believe that this flexibility allows us to provide a broader product offering, better manage our cash flows and respond to the secondary market environment, thus enhancing the return on our stockholders’ equity.

➢	Strong institutional relationships. We have developed strong relationships with a variety of institutional loan buyers, including Bear Stearns, Credit Suisse First Boston, Deutsche Bank, Goldman Sachs, Morgan Stanley and UBS Residential Funding, all of whom regularly bid on and/or buy large loan pools from us. In addition, we have developed strong relationships with a variety of institutional lenders, including Bank of America, Bear Stearns, CDC Mortgage Capital, Citigroup Global Markets (formerly Salomon Smith Barney), Greenwich Capital Financial Products, Morgan Stanley and UBS Residential Funding, all of whom have existing lending relationships with us.

➢	Lower-cost portfolio accumulation strategy. Unlike mortgage REITs without origination capabilities, we intend to build our mortgage loan portfolio by relying on a strategy of originating loans through

Our business

our qualified REIT subsidiaries and purchasing loans originated by our taxable REIT subsidiaries as opposed to purchasing such loans in the secondary mortgage market. We believe this strategy allows us to accumulate mortgage loans at a lower cost and with greater reliability than would be available through secondary market purchases.

➢	Automated credit grading capability. We have created a proprietary automated credit grading and pricing methodology that we believe, as evidenced by our historical loan performance, gives us the ability to more effectively evaluate credit risk and more efficiently price our products. This automated credit grading system helps us construct a more consistent and predictable portfolio, which we believe enables us to generate attractive risk-adjusted returns.

➢	High quality customer service. We strive to make the origination process easy for our borrowers and brokers by providing prompt responses, consistent and clear procedures, and an emphasis on ease of use through technology, including our FastQual® system.

➢	Management experience and depth. The members of our senior management team have, on average, over 20 years of experience in the mortgage finance sector, with substantial experience addressing the challenges posed by a variety of interest rate environments, including growing an origination franchise, managing credit risk and developing strong capital market relationships.

THE RESIDENTIAL MORTGAGE MARKET

The residential mortgage market is the largest consumer finance market in the United States. According to the Mortgage Bankers Association of America, or the MBA, lenders in the United States originated over $3.8 trillion of single-family mortgage loans in 2003 and the MBA is predicting originations of $2.5 trillion in 2004. The residential mortgage market can generally be bifurcated into conforming and non-conforming mortgage loans. Non-conforming mortgage loans are those mortgage loans generally not eligible for sale to Fannie Mae or Freddie Mac due to size and/or credit characteristics. Our loan production focuses on the non-prime mortgage segment of the non-conforming market, which consists of loans that generally do not satisfy the credit characteristics of the conforming market.

According to “Inside B&C Lending,” an industry trade publication, the total size of the subprime, or non-prime, mortgage market volume was approximately $332 billion in 2003, which represented approximately 9% of the overall residential mortgage market. In comparison, the non-prime mortgage market has grown from $34 billion in 1994 to $332 billion in 2003, representing a 29% compounded annual growth rate, while the overall single-family residential mortgage market has grown from $769 billion in 1994 to $3.8 trillion, implying a lesser compounded annual growth rate of 19%. In addition to faster growth, the non-prime mortgage market has historically focused on home purchases and cash-out refinancings, rather than interest rate driven refinancings, which have caused it to be less interest rate sensitive, and therefore less volatile, than the prime mortgage market.

SECONDARY MARKETING STRATEGIES

Following this offering, we intend to continue to structure the securitization of the loans that we retain in our loan portfolio as financings rather than sales for tax and financial reporting purposes through the use of collateralized mortgage obligations, or CMOs. Accordingly, these loans will remain on our consolidated balance sheet as an asset and the underlying bonds will be reported as a liability on our balance sheet. Thus, we will record interest income generated by the mortgage loans and recognize interest expense on the related financings over the life of the mortgage loan pool, rather than generate a gain or loss at the time of the securitization.

A substantial portion of the net interest income generated by our securitized loans will be based upon the difference between the weighted average interest earned on the mortgage loans and the interest payable

Our business

to holders of the bonds collateralized by our loans. The income we receive from the securitizations structured as financings is based primarily on LIBOR. This is because the interest on the underlying mortgage loans is based on fixed rates payable on the underlying loans for the first two or three years from origination while the holders of the applicable securities are generally paid based on an adjustable LIBOR-based yield. Therefore, an increase in LIBOR reduces the net income we receive from, and the value of, these mortgage loans. In addition, the net interest income we receive from securitizations will be reduced if there are a significant amount of loan defaults or a large amount of loan prepayments, especially defaults on, or repayments of, loans with interest rates that are high relative to the rest of the asset pool. We anticipate that we will attempt to mitigate at least a portion of this net interest margin variability by purchasing Euro Dollar Futures contracts or interest rate caps.

We will record interest income on the mortgage loans and interest expense on the securities issued in the securitization over the life of the securitization, and will not recognize a gain or loss upon completion of the securitization for financial reporting purposes. This accounting treatment will more closely match the recognition of income with our actual receipt of cash payments, which we believe will provide us with more stable results of operations compared to companies that structure their securitizations as sales.

INVESTMENT AND OPERATIONAL POLICIES OF NEW CENTURY REIT

Our investment strategy is subject to change if and when our board of directors determines that a change in investment strategy is in the best interest of our stockholders.

Mortgage loans

In general, our expected strategy is to hold a portfolio of mortgage loans primarily originated by one of our taxable REIT subsidiaries and by New Century REIT or one of its qualified REIT subsidiaries. Our mortgage loans are generally underwritten in accordance with the categories and criteria described in our underwriting guidelines. See “—Underwriting standards,” “—Credit history,” “—Collateral review,” “—Income documentation” and “—Underwriting requirements.”

Mortgage-backed securities

From time to time, we may acquire and hold mortgage-backed securities collateralized by mortgage loans originated by and purchased from third parties in order to satisfy certain asset and income tests applicable to REITs. The mortgage-backed securities are expected to be backed primarily by first mortgages on one- to four-family dwellings and are expected to be either obligations of Fannie Mae, Freddie Mac or Ginnie Mae or have an S&P or Moody’s rating of AAA.

If we change our investment strategy, the new strategy may entail more risk of loss than our currently anticipated investment strategy. Alternative strategies that our board of directors may elect to put in place include:

➢	purposefully exposing the value of our holdings to changes in interest rates or changes in the difference between short and long-term rates;

➢	holding more securities that have a lower credit rating than AAA;

➢	holding securities backed by assets other than one- to four-family dwellings;

or some combination of the above, or other strategies that may entail a higher degree of risk. We need not seek stockholder approval nor notify stockholders prior to changing our investment strategy.

Our business

We will seek to be an opportunistic investor and will not have specific guidelines or policies dictating specific investment or operating restrictions. It is possible that we will make investments that have a high risk profile relative to the anticipated returns, which could result in losses that would harm our results of operations, financial condition and business prospects. See “Risk factors—Risks related to our business—The non-prime loans we originate and hold generally have delinquencies and default rates higher than prime loans, which could result in higher loan losses.” We may take the following actions without the consent of our stockholders: (i) borrow money; (ii) make loans to other companies; (iii) invest in securities of other issuers for the purpose of exercising control; (iv) sell existing investments and make additional investments; and (v) repurchase or otherwise reacquire our shares. We also may issue preferred stock that has liquidation and dividend preferences over the outstanding common stock or offer securities in exchange for property. We plan to distribute an annual report, including our audited financial statements, to stockholders as required under the securities laws. We currently have no plan to underwrite the securities of other issuers.

Leverage policy

We employ a leverage strategy to increase our mortgage loan origination activities by securitizing existing mortgages in transactions that we believe will be treated as borrowings for accounting and tax purposes. We generally expect to borrow in excess of 10 times the amount of our consolidated equity capital, although our actual debt to equity ratio may vary from time to time depending on market conditions and other factors deemed relevant by our management and board of directors.

We expect that our mortgage loan portfolio will be financed by borrowings on our credit facilities, the issuance of asset-backed securities, and, to a lesser extent, our equity capital. We intend to structure the securitizations of the loans in our portfolio as financings for tax and accounting purposes, rather than as sales and, therefore, do not expect to recognize a gain or loss on securitizations.

Hedging policy

In order to seek to mitigate the adverse effects resulting from interest rate increases on our residual interests, certain mortgage loans held for sale and mortgage loans held for investment, we utilize derivative financial instruments such as Euro Dollar Futures contracts and interest rate caps. It is not our policy to use derivatives to speculate on interest rates. These derivative instruments have an active secondary market and are intended to provide income and cash flow to offset potential reduced interest income and cash flow under certain interest rate environments. Certain of our interest rate management activities qualify for hedge accounting in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. We report the derivative financial instruments and any related margin accounts on our consolidated balance sheets at their fair value. See “Risk factors—Risks related to our business—Complying with REIT requirements may limit our ability to hedge interest rate risk effectively.”

We intend to use several tools and risk management strategies to monitor and address interest rate risk. We believe that these tools will allow us to monitor and evaluate our exposure to interest rates and to manage the risk profile of our mortgage loan portfolio in response to changes in market conditions. As part of our interest rate risk management process, we may use derivative financial instruments such as Euro Dollar Futures, interest rate cap agreements, interest rate swap agreements, Treasury futures, and options on interest rates. We may also use other hedging instruments including mortgage derivative securities, as necessary. Hedging strategies also involve transaction and other costs. Because we intend to use derivative financial instruments to a greater extent than we have in the past, the aggregate costs to us of entering into contracts for these instruments are likely to be significantly higher than in the past.

Our business

We will actively monitor, and may have to limit, our asset/liability management program to assure that we do not realize hedging income, or hold hedges having a value, in excess of the amounts permitted by the REIT income and asset tests. In the case of excess hedging income, we would be required to pay a penalty tax for failure to satisfy one or both of the REIT income tests under the Internal Revenue Code if the excess is due to reasonable cause and not willful neglect. If our violation of the REIT gross income tests is due to willful neglect or if the value of our hedging positions causes us to violate one or more of the REIT asset tests, the penalty could be disqualification as a REIT. Attempting to comply with the REIT income and asset tests could leave us exposed to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, our management may elect to have us bear a level of risk that could otherwise be mitigated through hedging when our management believes, based on all relevant facts, that bearing such risk is advisable. We will engage in hedging for the sole purpose of protecting against interest rate risk and not for the purpose of speculating on changes in interest rates.

Financing policy

If our board of directors determines that additional funding is required, we may raise the additional funds through additional equity offerings, debt financings, retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, subject to applicable law and Nasdaq National Market or NYSE regulations, as applicable, to issue additional common stock or preferred stock in any manner and on terms and for consideration it deems appropriate up to the amount of authorized stock set forth in our charter.

Borrowings may be in the form of bank borrowings, secured or unsecured, and publicly or privately placed debt instruments, purchase money obligations to the sellers of assets, long-term, tax-exempt bonds or other publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, and securitizations, including collateralized debt obligations, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the assets. Such indebtedness may entail recourse to all or any part of our assets or may be limited to the particular assets to which the indebtedness relates.

We will enter into collateralized borrowings only with institutions we believe are financially sound and that are rated investment grade by at least one nationally recognized statistical rating organization.

We have authority to offer our common stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire our securities or any other securities and may engage in any of these activities in the future.

LOAN PRODUCTION CHANNELS

Following this offering, we intend to continue to originate and purchase mortgage loans through two channels—our Wholesale Division and our Retail Division. Our Wholesale Division originates and purchases loans through a network of independent mortgage brokers and correspondent lenders solicited by our account executives. Our account executives provide on-site customer service to the broker to facilitate the loan’s funding. In addition, the Wholesale Division originates mortgage loans through its FastQual® Web site at www.newcentury.com, where a broker can upload a loan request and receive a response generally within 12 seconds. Our Retail Division originates loans directly to the consumer through 72 retail branch offices located in 28 states and a central retail telemarketing unit that originates loans nationwide through one central office. Leads are generated through radio, direct mail, telemarketing and the Internet.

Our business

Our Wholesale Division

During 2003, our wholesale loan originations and purchases totaled $25.1 billion, or 91.8% of our total loan production. As of December 31, 2003, our Wholesale Division operated through 20 regional operating centers located in 14 states and employed 486 account executives.

As of December 31, 2003, we had approved over 21,600 mortgage brokers to submit loan applications to us. Of the total approved mortgage brokers, we originated loans through approximately 15,400 brokers during 2003. During this period, our 10 largest producing brokers originated 7.0% of our wholesale production.

We have designed and implemented a detailed procedure for qualifying, approving and monitoring our network of approved mortgage brokers. We require all brokers to complete an application that requests general business information and to provide copies of all required licenses. Upon receipt of the application and supporting documentation, our Broker Services Department examines the materials for completeness and accuracy. Our Broker Services Department then independently verifies the information contained in the application through (i) a public records website to verify the validity and status of licenses, and (ii) the Mortgage Asset Research Institute, or MARI, which provides background information from both the public and private sectors.

To be approved, a broker must enter into our standard broker agreement with New Century Mortgage pursuant to which the broker agrees to abide by the provisions of our Policy on Fair Lending and our Brokers’ Code of Conduct. Each broker also agrees to comply with applicable state and federal lending laws and agrees to submit true and accurate disclosures with regard to loan applications and loans. In addition, we employ a risk management team that regularly reviews and monitors the loans submitted by our brokers.

In wholesale loan originations, the broker’s role is to identify the applicant, assist in completing the loan application form, gather necessary information and documents and serve as our liaison with the borrower through our lending process. We review and underwrite the application submitted by the broker, approve or deny the application, set the interest rate and other terms of the loan and, upon acceptance by the borrower and satisfaction of all conditions imposed by us, fund the loan. Because brokers conduct their own marketing and employ their own personnel to complete loan applications and maintain contact with borrowers, originating loans through our Wholesale Division allows us to increase loan volume without incurring the higher marketing, labor and other overhead costs associated with increased retail originations.

Mortgage brokers can submit loan applications through an account executive in one of our sales offices or through FastQual®, our Web-based loan underwriting engine, at www.newcentury.com.

In either case, the mortgage broker will forward the original loan package to the closest regional operating center where the loan is logged in for regulatory compliance purposes, underwritten and, in most cases, approved or denied within 24 hours of receipt. If approved, we issue a “conditional approval” to the broker with a list of specific conditions that have to be met (for example, credit verifications and independent third-party appraisals) and additional documents to be supplied prior to the funding of the loan. An account manager and the account executive work directly with the submitting mortgage broker who originated the loan to collect the requested information and to meet the underwriting conditions and other requirements. In most cases, we fund loans within 30 days from the date of our approval of an application.

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FastQual® generally provides the broker with a response in less than 12 seconds. Loan information from the brokers’ own loan operating systems can be automatically uploaded to FastQual®. The system provides all loan products for which the borrower qualifies, enabling brokers to offer their customers many options. Our FastQual® website enables mortgage brokers to evaluate loan scenarios for borrowers, submit loan applications, order credit reports, automatically credit grade the loan, obtain pricing and track the progress of the loan through funding.

Our Wholesale Division also purchases funded loans on an individual or “flow” basis from independent mortgage bankers and financial institutions known as correspondent lenders. We review an application for approval from each lender that seeks to sell us a funded loan. We analyze the mortgage banker’s underwriting guidelines to ensure conformance with our guidelines. We also review their financial condition and licenses. We require each mortgage banker to enter into a purchase and sale agreement with customary representations and warranties regarding the loans the mortgage banker will sell to us. These representations and warranties are comparable to those given by us to the purchasers of our loans. Once the correspondent lender is approved, we re-underwrite each loan submitted by them.

The following table sets forth selected information relating to loan originations and purchases through our Wholesale Division during the periods shown:

	For the Quarters Ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003

Principal balance (in millions)	$4,236.6	$5,319.0	$7,991.1	$7,581.9
Average mortgage loan amount (in thousands)	$162.8	$165.9	$181.6	$172.4
Combined weighted average initial loan-to-value ratio	80.9%	82.3%	81.8%	83.9%
Percent of first mortgage loans	98.8%	98.4%	98.8%	98.3%
Property securing mortgage loans:
Owner occupied	94.4%	94.6%	95.1%	94.5%
Nonowner occupied	5.6%	5.4%	4.9%	5.5%
Weighted average interest rate:
Fixed-rate	7.83%	7.86%	6.78%	7.46%
ARMs—initial rate	7.58%	7.42%	7.15%	7.18%
ARMs—margin over index	6.05%	5.52%	5.65%	5.70%

Our Retail Division

During 2003, our Retail Division originated $2.3 billion in loans, or 8.2% of our total loan production. As of December 31, 2003, our Retail Division, including the central retail telemarketing unit, employed 678 retail loan officers located in three regional processing centers and 72 sales offices in 28 states.

By creating a direct relationship with the borrower, retail lending provides greater potential for repeat business and greater control over the lending process. Loan origination fees contribute to profitability and cash flow and partially offsets the higher costs of retail lending.

Our business

The following table sets forth selected information relating to loan originations through our Retail Division during the periods shown:

	For the Quarters Ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003

Principal balance (in millions)	$452.8	$484.0	$648.7	$669.7
Average mortgage loan amount (in thousands)	$123	$118	$124	$126
Combined weighted average initial loan-to-value ratio	78.0%	78.8%	80.4%	79.8%
Percent of first mortgage loans	99.3%	99.0%	97.0%	99.4%
Property securing mortgage loans:
Owner occupied	96.5%	96.6%	95.6%	93.3%
Nonowner occupied	3.5%	3.4%	4.4%	6.7%
Weighted average interest rate:
Fixed-rate	8.33%	8.15%	7.66%	7.55%
ARMs—initial rate	8.11%	7.92%	7.81%	7.72%
ARMs—margin over index	6.61%	6.45%	6.22%	6.23%

In January 2004, we merged the loan processing functions of both our Wholesale and Retail Divisions into 20 regional processing centers located in 14 states. The combination of our processing centers is expected to improve consistency and reduce our costs.

MARKETING

Wholesale marketing

After this offering, our Wholesale Division’s marketing strategy will continue to focus on the sales efforts of its account executives and on providing prompt, consistent service to mortgage brokers and other customers. Our Wholesale Division supplements its strategy with direct mail and fax programs to brokers, advertisements in trade publications, in-house production of collateral sales material, seminar sponsorships, tradeshow attendance, periodic sales contests and its e-commerce website, www.newcentury.com.

Another marketing strategy created by our Wholesale Division is CloseMore University™ (“CMU”), an exclusive, one-day interactive workshop. CMU travels to major cities in the United States and invites mortgage brokers in those cities to participate in the workshop. The workshop includes industry specific speakers presenting on topics ranging from how to market to customers to how to process loans more efficiently. We introduce the brokers who attend the seminar to our Wholesale Division’s FastQual® system and provide them with training on our website. This additional marketing strategy fueled the growth of FastQual® during 2003. The CMU website address is at www.closemoreu.com.

Retail marketing

After this offering, our Retail Division’s branch operations units will continue to rely primarily on targeted direct mail and outbound telemarketing to attract borrowers. Our direct mail programs are managed by a centralized staff who create a targeted mailing list for each branch market and oversee the completion of mailings by a third party mailing vendor. All calls or written inquiries from potential borrowers that result from the mailings are tracked centrally and then forwarded to a branch location and handled by branch loan officers.

Our business

The direct mail program uses the Retail Division’s website, www.newcenturymortgage.com, to provide information to prospective borrowers and to allow them to complete an application online. Under the Central Telemarketing Program, the telemarketing staff solicits prospective borrowers, makes a preliminary evaluation of the applicant’s credit and the value of the mortgaged property and refers qualified leads to loan officers in the retail branch closest to the customer.

Our Retail Division’s central retail telemarketing unit solicits prospective borrowers through a variety of direct response advertising methods, such as purchased leads from aggregators, radio advertising, direct mail, search engine placement, banner ads, e-mail campaigns and links to related websites. The central retail telemarketing unit also markets to our current customer base through direct mail and outbound telemarketing, although such solicitations are not made within the first 12 months after loan origination. In addition, this unit maintains a comprehensive database of all customers with whom it has had contact and markets to these potential customers as well.

We may engage in broader retail marketing efforts in the future. Such efforts may include the development of a retail brand supported by mass media advertising.

UNDERWRITING STANDARDS

The loans we originate or purchase generally do not satisfy conventional underwriting standards, such as those of Fannie Mae or Freddie Mac. Therefore, our loans are likely to have higher delinquency and foreclosure rates than portfolios of mortgage loans underwritten to conventional Fannie Mae and Freddie Mac standards.

Our underwriting guidelines take into account the applicant’s credit history and capacity to repay the proposed loan as well as the secured property’s value and adequacy as collateral for the loan. Each applicant completes an application that includes personal information on the applicant’s liabilities, income, credit history and employment history. Based on our review of the loan application and other data from the applicant against our underwriting guidelines, we determine the loan terms, including the interest rate and maximum LTV.

Credit history

Our underwriting guidelines require a credit report on each applicant from a credit reporting company. In evaluating an applicant’s credit history, we utilize credit bureau risk scores, generally known as a FICO score, which is a statistical ranking of likely future credit performance developed by Fair, Isaac & Company and the three national credit data repositories—Equifax, TransUnion and Experian.

Collateral review

A qualified independent appraiser inspects and appraises each mortgage property and verifies that it is in acceptable condition. Following each appraisal, the appraiser prepares a report that includes a market value analysis based on recent sales of comparable homes in the area and, when appropriate, replacement cost analysis based on the current cost of constructing a similar home. All appraisals must conform to the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Foundation’s Appraisal Standards Board and are generally on forms acceptable to Fannie Mae and Freddie Mac. Our underwriting guidelines require a review of the appraisal by one of our qualified employees or by a qualified review appraiser that we have retained. Our underwriting guidelines then require our underwriters to be satisfied that the value of the property being financed, as indicated by the appraisal, currently supports the outstanding loan balance.

Our business

Income documentation

Our underwriting guidelines include three levels of income documentation requirements, referred to as the “full documentation,” “limited documentation” and “stated income documentation” programs. Under the full documentation program, we generally require applicants to submit two written forms of verification of stable income for at least 12 months. Under the limited documentation program, we generally require applicants to submit 12 consecutive monthly bank statements on their individual bank accounts. Under the stated income documentation program, an applicant may be qualified based upon monthly income as stated on the mortgage loan application if the applicant meets certain criteria. All of these documentation programs require that, with respect to any salaried employee, the applicant’s employment be verified by telephone. In the case of a purchase money loan, we require verification of the source of funds, if any, to be deposited by the applicant into escrow. Under each of these programs, we review the applicant’s source of income, calculate the amount of income from sources indicated on the loan application or similar documentation, review the applicant’s credit history, and calculate the debt service-to-income ratio to determine the applicant’s ability to repay the loan. We also review the type, use and condition of the property being financed. We use a qualifying interest rate that is equal to the initial interest rate on the loan to determine the applicant’s ability to repay an adjustable-rate loan. For our interest-only product, we use a qualifying rate that is 3% higher than the initial interest rate for determining the repayment ability of applicants.

Underwriting requirements

In general, the maximum loan amount for our mortgage loans is $500,000. Our underwriting guidelines permit loans on owner-occupied, one-to-four-family residential properties to have:

➢	a LTV at origination of up to 95% with respect to non-conforming first liens; and

➢	a combined LTV at origination of up to 100% with respect to conforming and non-conforming second liens.

However, the applicability of these ratios to a particular borrower depends on the purpose of the mortgage loan, the borrower’s credit history, our assessment of the borrower’s repayment ability and debt service-to-income ratio, and the type and use of the property. The LTV of a mortgage loan secured by mortgaged property acquired by a borrower under a “lease option purchase” is determined in one of two ways. If the “lease option price” was set less than 12 months prior to origination, the LTV of the related mortgage loan is based on the lower of the appraised value at the time of origination of the mortgage loan and the sale price of the related mortgaged property. If the “lease option price” was set at least 12 months or more prior to origination, the LTV of the related mortgage loan is based on the appraised value of the related mortgaged property at the time of origination.

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Our underwriting guidelines for first lien mortgage loans have the following categories and criteria for grading the potential likelihood that an applicant will satisfy the repayment obligations of a mortgage loan:

SUMMARY OF PRINCIPAL UNDERWRITING GUIDELINES(1)

	AA Risk	A+ Risk	A- Risk	B Risk	C Risk	C- Risk
Existing and prior mortgage history	No 30-day late payments within last 12 months; must have an LTV of 95% or less; no evidence of default in 3 years.	Maximum one 30-day late payment and no 60-day late payments within last 12 months; must have an LTV of 95% or less; no evidence of default in 3 years.	Maximum three 30-day late payments and no 60-day late payments within last 12 months; must have an LTV of 90% or less; no evidence of default in 3 years.	Maximum one 60-day late payment within last 12 months; must have an LTV of 85% or less; no evidence of default in 2 years.	Maximum one 90-day late payment within last 12 months; must have an LTV of 80% or less; no evidence of default in 1 year.	Maximum of two 90-day late payments and one 120-day late payment within last 12 months; must have an LTV of 70% or less; no current default.

Consumer credit	Minimum credit score of 500; LTVs over 80% have higher credit score minimums.	Minimum credit score of 500; LTVs over 80% have higher credit score minimums.	Minimum credit score of 500; LTVs over 80% have higher credit score minimums.	Minimum credit score of 500; LTVs over 80% have higher credit score minimums.	Minimum credit score of 500; LTVs over 75% have higher credit score minimums.	Minimum credit score of 500.

Bankruptcy filings	Generally, no Chapter 7 or 13 Bankruptcy discharged in last 2 years.	Generally, no Chapter 7 or 13 Bankruptcy discharged in last 2 years.	Generally, no Chapter 7 Bankruptcy discharged in the last 2 years or any Chapter 13 Bankruptcy filed in the last 2 years.	Generally, no Chapter 7 Bankruptcy discharged in last 18 months or Chapter 13 Bankruptcy filed in the last 18 months.	Generally, no Chapter 7 Bankruptcy discharged in the last year or any Chapter 13 Bankruptcy filed in the last year.	Chapter 7 discharged and Chapter 13 discharged or discharged at funding.

Total debt service-to-income ratio	50% to 55%	50% to 55%	50% to 55%	50% to 55%	55%	55%

Maximum loan-to-value ratio (LTV)(2):
Owner occupied	95%	95%	90%	85%	80%	70%

Single family; detached PUD, or 2-unit:
Owner occupied	90%	90%	85%	80%	75%	65%

Condo/three-to-four unit:
Nonowner occupied	85%	85%	80%	75%	70%	60%

(1)	The letter grades applied to each risk classification reflect our internal standards and do not necessarily correspond to the classifications used by other mortgage lenders.
(2)	The maximum LTV set forth in the table is for borrowers providing full documentation. The LTV is reduced 5% for stated income applications, if applicable.

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Interest Only ARM Program

For our Interest Only ARM Program, which is designed for a higher credit quality borrower, we assess the borrower’s mortgage repayment history, any incidents of bankruptcy, mortgage default or major derogatory credit, and we require a minimum credit score of 660, which is substantially higher than our traditional product requirements. This program is restricted to owner-occupied properties and second homes, single units, two units, condominiums or detached PUDs with no rural or unique properties allowed. We have limitations on loan amount, LTV, income documentation type, and the amount of “cash out” allowed on refinances. We assign a unique 4-level grade classification based on the credit score range for the primary borrower. The borrower’s debt ratio is calculated at 3% higher than the initial interest rate and the program requires verified liquid reserves. The loan term is 25 years with an option for interest only payments during the first 10 years, converting to a 15-year fully amortized ARM in years 11 through 25.

“Niche” or special programs

We have several programs that we have designated as “niche” or special programs. These programs are the Special Jumbo Product, the 80/20 Combo Product and the 100% High LTV Product. In general, all of these programs require the borrower to have an excellent mortgage history over the last 12 months. In addition to credit score minimums, these programs require a more in-depth analysis of consumer credit, and both the Special Jumbo Product and the 100% High LTV have requirements for verification of liquid reserves. Overall the minimum credit score for these products is 600, although the 80/20 Combo Product allows a minimum credit score of 580 with other restrictions and limitations. Maximum loan amounts or combined loan amounts on these products range from $600,000 to $1,000,000. Higher loan amounts have higher credit score minimums and are subject to other restrictions and limitations.

Home Saver Program

We had established a sub-category of our C- credit grade, which was eliminated from our program offerings in mid-2003, for borrowers subject to at least one of the following credit scenarios: (i) the borrower had an existing mortgage that was currently in foreclosure; (ii) the borrower was subject to a notice of default filing; or (iii) the borrower had a serious mortgage delinquency for more than one 120-day period in the prior 12 months or was more than 90 days late at the time of funding. This sub-category was known as our Home Saver Program. The Home Saver Program was available only to Full Documentation borrowers and permitted a maximum LTV of 65% and a maximum debt service-to-income ratio of 55%. The maximum loan amount was $300,000 and all derogatory credit report items must have been brought current or paid with the loan proceeds. A maximum of 3% of the loan proceeds was allowed to the borrower in cash. If the borrower was in an open Chapter 13 bankruptcy, the bankruptcy must have been discharged with the proceeds of the loan. For the year ended December 31, 2003, Home Saver loans accounted for less than 1% of total loan originations and purchases. We no longer originate loans under this program.

Exceptions

The categories and criteria described in our underwriting guideline table above are guidelines only. On a case-by-case basis, we may determine that an applicant warrants an LTV exception, a debt service-to-income ratio exception, or another exception to our underwriting criteria. We may allow such an exception if the application reflects certain compensating factors such as low LTV, a maximum of one 30-day late payment on all mortgage loans during the last 12 months, and stable employment or ownership of the current residence. We may also allow an exception if the applicant places in escrow a

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down payment of at least 20% of the purchase price of the mortgage property or if the new loan reduces the applicant’s monthly aggregate mortgage payment. Our automated credit grading system aids in identifying and managing underwriting exceptions. Certain of our loan programs and risk grade classifications limit the approval of exceptions to higher loan approval authority-levels. For 2003, our overall underwriting exception rate was 14.9% on total production of $27.4 billion. For 2002, our overall underwriting exception rate was 18.5% on total production of $14.2 billion.

We periodically evaluate and modify our underwriting guidelines. We also maintain separate underwriting guidelines appropriate to our non-conforming second lien mortgage loans and adopt new underwriting guidelines appropriate to new loan products we may offer.

LOAN PRODUCTION BY BORROWER RISK CLASSIFICATION

The following table sets forth information concerning the characteristics of our fixed-rate and adjustable-rate loan production by borrower risk classification for the periods shown:

	For the Quarters Ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003

AA Risk Grade:
Percent of total purchases and originations(1)	27.1%	63.2%	73.8%	70.3%
Combined weighted average initial loan-to-value ratio	83.8	84.5	83.4	86.4
Weighted average interest rate:
Fixed-rate	7.9	7.8	6.7	7.4
ARMs—initial rate	7.2	7.1	7.0	7.0
ARMs—margin over index	5.3	5.3	5.5	5.6
A+ Risk Grade:
Percent of total purchases and originations(1)	44.2%	17.0%	11.6%	12.0%
Combined weighted average initial loan-to-value ratio	82.3	80.5	79.5	80.0
Weighted average interest rate:
Fixed-rate	7.7	7.8	7.2	7.5
ARMs—initial rate	7.4	7.5	7.3	7.3
ARMs—margin over index	6.2	5.7	5.9	5.9
A- Risk Grade:
Percent of total purchases and originations	13.5%	9.7%	7.3%	8.2%
Combined weighted average initial loan-to-value ratio	77.0	77.6	76.7	76.9
Weighted average interest rate:
Fixed-rate	8.2	8.2	7.5	7.8
ARMs—initial rate	7.9	7.8	7.6	7.6
ARMs—margin over index	6.5	6.0	6.0	6.0
B Risk Grade:
Percent of total purchases and originations	11.7%	6.5%	4.6%	6.0%
Combined weighted average initial loan-to-value ratio	74.7	74.8	74.6	74.8
Weighted average interest rate:
Fixed-rate	8.3	8.8	8.1	8.1
ARMs—initial rate	8.3	8.4	8.1	8.0
ARMs—margin over index	6.7	6.3	6.3	6.2
C/C- Risk Grade:
Percent of total purchases and originations	3.5%	3.6%	2.7%	3.5%
Combined weighted average initial loan-to-value ratio	68.8	69.0	68.8	68.3
Weighted average interest rate:
Fixed-rate	9.8	9.8	9.0	8.9
ARMs—initial rate	9.7	9.3	9.0	8.7
ARMs—margin over index	7.0	6.5	6.6	6.6

(1)	The increase in AA production and decrease in A+ production from the first quarter to the second quarter resulted from a change in our credit risk grading.

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GEOGRAPHIC DISTRIBUTION

The following table sets forth by state the aggregate dollar amounts (in thousands) and the percentage of all loans we originated or purchased for the periods shown:

	For the Quarters Ended
	March 31, 2003		June 30, 2003		September 30, 2003		December 31, 2003

California	$1,841,366	39.3%	$2,348,874	40.5%	$3,702,465	42.9%	$3,335,617	40.4%
Florida	303,342	6.5	361,704	6.2	507,009	5.9	481,261	5.8
New York	248,257	5.3	286,645	4.9	563,711	6.5	534,131	6.5
Illinois	239,004	5.1	290,565	5.0	370,026	4.3	330,935	4.0
Texas	207,589	4.4	250,531	4.3	345,883	4.0	331,002	4.0
Massachusetts	166,491	3.6	190,096	3.3	288,079	3.3	298,494	3.6
New Jersey	160,256	3.4	204,914	3.5	298,598	3.5	221,745	2.7
Michigan	184,005	3.9	220,101	3.8	233,875	2.7	224,593	2.7
Washington	92,767	2.0	111,910	1.9	188,254	2.2	234,458	2.8
Colorado	142,611	3.0	124,605	2.1	151,651	1.8	130,393	1.6
Other	1,103,783	23.5	1,413,052	24.5	1,989,257	22.9	2,128,933	25.9

Total	$4,689,471	100.0%	$5,802,997	100.0%	$8,638,808	100.0%	$8,251,562	100.0%

FINANCING LOAN ORIGINATIONS

We require access to credit facilities in order to originate and purchase mortgage loans and to hold them pending their sale or securitization.

We use our credit facilities totaling $5.4 billion provided by Bank of America, Bear Stearns, CDC Mortgage Capital, Citigroup Global Markets Realty, Greenwich Capital, Morgan Stanley, and UBS to finance the actual funding of our loan originations and purchases. We also fund loans through our $2.0 billion asset-backed commercial paper note facility established in September 2003. We then sell the loans through whole loan sales or securitizations within two to three months and pay down the financing facilities with the proceeds.

LOAN SALES AND SECURITIZATIONS

We conduct our secondary marketing operations through one of our subsidiaries, NC Capital Corporation. NC Capital buys loans from New Century Mortgage, generally within a week or two after origination, paying a price that approximates the loans’ secondary market value. NC Capital then sells the loans through whole loan sales or securitizations. NC Capital is responsible for determining when and through which channel to sell the loans, and bears the risks of market fluctuations in the period between purchase and sale. We expect that after the merger, New Century REIT and its qualified REIT subsidiaries may engage in non-REMIC CMO securitizations.

Whole loan sales

As of December 31, 2003, whole loan sales accounted for $20.8 billion, or 80.8% of our total secondary market transactions. The weighted average premiums received on whole loan sales during 2003 was equal to 4.18% of the original principal balance of the loans sold, including premiums received for servicing rights.

We seek to maximize our premiums on whole loan sales by closely monitoring requirements of institutional purchasers and focusing on originating or purchasing the types of loans that meet those

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requirements and for which institutional purchasers tend to pay higher premiums. During the year ended December 31, 2003, we sold $11.3 billion of loans to Morgan Stanley and $4.4 billion of loans to Credit Suisse First Boston, which represented 54.2% and 21.1%, respectively, of total loans sold. While over three-fourths of our loans were sold to these two investors, our loans are sold through a competitive bid process which generally includes many more potential buyers.

We sell whole loans on a non-recourse basis pursuant to a purchase agreement in which we give customary representations and warranties regarding the loan characteristics and the origination process. Therefore, we may be required to repurchase or substitute loans in the event of a breach of these representations and warranties. In addition, we generally commit to repurchase or substitute a loan if a payment default occurs within the first month or two following the date the loan is funded, unless we make other arrangements with the purchaser. After the merger, our whole loan sales will be made through our taxable REIT subsidiaries.

Securitizations

Off-balance sheet securitizations

In an off-balance sheet securitization, we sell a pool of loans to a trust for a cash purchase price and a certificate evidencing our residual interest ownership in the trust and the transaction is accounted for as a sale under generally accepted accounting principles. The trust raises the cash portion of the purchase price by selling senior certificates representing senior interests in the loans in the trust. Following the securitization, purchasers of senior certificates receive the principal collected, including prepayments, on the loans in the trust. In addition, they receive a portion of the interest on the loans in the trust equal to the specified “investor pass-through interest rate” on the principal balance. We receive the cash flows from the residual interests after payment of servicing fees, guarantor fees and other trust expenses if the specified over-collateralization requirements are met. Over-collateralization requirements are generally based on a percentage of the original or current unpaid principal balance of the loans and may be increased during the life of the transaction depending upon actual delinquency or loss experience. A net interest margin, or NIM, transaction, through which certificates are sold that represent a portion of the spread between the coupon rate on the loans and the investor pass-through rate, may also occur concurrently with or shortly after a securitization. A NIM transaction allows us to receive a substantial portion of the gain in cash at the closing of the NIM transaction, rather than over the actual life of the loans.

During 2002, we completed one off-balance sheet securitization totaling $845.5 million of mortgage loans. We did not complete any off-balance sheet securitizations during 2003.

On-balance sheet securitizations

During 2003, we completed five securitizations totaling $4.9 billion, all of which were structured as on-balance sheet securitizations for financial reporting purposes under generally accepted accounting principles. This “portfolio-based” accounting treatment is designed to more closely match the recognition of income with the receipt of cash payments. Also, on-balance sheet securitizations are consistent with our strategy to generate primarily cash-based earnings rather than non-cash gain on sale revenue. Because we do not record gain on sale revenue in the period in which the on-balance sheet securitization occurs, the use of such portfolio-based accounting structures will result in lower income in the period in which the securitization occurs than would a traditional off-balance sheet securitization. However, the recognition of income as interest payments are received on the underlying mortgage loans is expected to result in higher income recognition in future periods than would an off-balance sheet securitization.

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LOAN SERVICING AND DELINQUENCIES

Servicing

Loan servicing includes activities which seek to ensure that each loan in a mortgage servicing portfolio is repaid in accordance with its terms. Such activities are generally performed pursuant to servicing contracts we enter into with investors or their agents in connection with whole loan sales or securitizations. The servicing functions performed typically include: collecting and remitting loan payments, making required advances, accounting for principal and interest, holding escrow or impound funds for payment of taxes and insurance and, if applicable, contacting delinquent borrowers and supervising foreclosures and property dispositions in the event of un-remedied defaults. For performing these functions we generally receive a servicing fee of 0.50% annually of the outstanding principal balance of each loan in the mortgage servicing portfolio. The servicing fees are collected from the monthly payments made by the mortgagors. In addition, we generally receive other remuneration consisting of float benefits derived from collecting and remitting mortgage payments, as well as mortgagor-contracted fees such as late fees, reconveyance charges and, in some cases, prepayment penalties.

We conducted servicing operations from July 1998 through mid-2001 on our in-house servicing platform. In March 2001, we sold our portfolio of mortgage loan servicing rights to Ocwen Federal Bank. From March 2001 to September 2002, we contracted with Ocwen to perform sub-servicing functions for our mortgage loans held for sale. During that period, we either sold loans on a servicing-released basis or we sold the servicing rights to third parties.

In October 2002, we re-established mortgage servicing operations. As of December 31, 2003, the balance of our loan servicing portfolio was $11.6 billion, consisting of $4.7 billion in mortgage loans held for investment, $3.4 billion in mortgage loans held for sale, $3.1 billion in interim servicing, and $0.4 billion in servicing rights owned.

Servicing rights owned are loans sold to whole loan investors for which we retained the servicing rights. Interim servicing represents loans sold to whole loan investors that we have agreed to service temporarily pending their transfer.

Servicing operations

Once we originate or purchase a mortgage loan we begin the process of servicing the loan. We originated $27.4 billion in mortgage loans during 2003, all of which were serviced by us on an interim servicing basis prior to sale or were included in one of our on-balance sheet securitizations. During 2003, we boarded an average of approximately 14,000 new loans per month to our servicing platform and transferred an average of 10,000 loans per month to other servicers as a result of whole loan sales. We generally intend to retain servicing rights on the mortgage loans we hold in our portfolio in the future.

During 2003, we completed several key servicing platform initiatives. Technology initiatives completed in 2003 include the deployment of a proprietary database to enhance the management of the disposition of real estate properties acquired through foreclosure, the deployment of a risk scoring model to assist in predicting and preventing delinquencies, an upgrade to our comprehensive call management and borrower contact software and the implementation of a data warehouse within the servicing division that provides loan-level data to management.

We establish early relationships with our borrowers from a servicing perspective. An introductory “welcome” phone call is made to each borrower following funding in order to introduce New Century

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Financial to the borrower and verify critical loan and contact information. During the welcome call, our customer service agents verify with the customer the amount of the loan, first payment due date, the interest rate, the payment amount and customer receipt of their first billing statement. Additionally, information is provided to the borrower on how to contact New Century Financial in the event they have additional questions or concerns regarding their loan.

While the vast majority of our customers make their payments in a timely manner, in the event a borrower becomes delinquent, our loan counselors and default personnel assist the borrower in finding a resolution and bringing the loan current. As a matter of course, by the 35th day of delinquency, depending on state specific timelines, but no earlier than the 32nd day of delinquency, a breach of contract notice is issued. Such notices allow the borrower the opportunity to cure the delinquency within the next 30 days in order to avoid referral to foreclosure.

Accounts that are referred to our Foreclosure Department are simultaneously referred to our Loss Mitigation Department. Various loss mitigation opportunities are explored with the borrower, including the possibility of forbearance agreements, listing the property for sale, deeds in lieu of foreclosure and full reinstatement of the loan. Loss mitigation strategies are designed to minimize the loss to both the borrower and investor and are structured, where possible, to insure that the loan performs in a manner that supports the avoidance of foreclosure, while at the same time minimizing fees and costs.

In the event that foreclosure is the only resolution available, we engage local attorneys to assist with managing the legal processes mandated by various state and local statutes. Foreclosure timelines are state and locality specific and have been programmed in our primary timeline management software and our loan servicing system. Properties for which the foreclosure sale has been completed and have exceeded their redemption periods (which are state specific) are transferred to our Real Estate Owned Department where our in-house asset managers manage the ultimate disposition of the properties. Once the properties have been vacated and are available for sale, they are listed and marketed for sale. We closely monitor the resulting sales price and overall recovery in order to minimize the loss incurred.

We intend to continue to retain servicing rights on a substantial percentage of the loans we sell in future periods. During April 2004, we obtained a rating of RPS3 for our servicing platform from Fitch, a rating agency, which will allow us to grow our servicing platform more rapidly.

Delinquency reporting

The following table sets forth loan performance data of the loans on our mortgage loan servicing platform at December 31, 2003 (dollars in thousands):

				Delinquency
Pool Type	Balance	Weighted Average Coupon	FICO	<90 days	90+	REO	Total

Mortgage loans held for investment	$4,727,504	7.16%	624	0.66%	0.58%	0.02%	1.26%
Mortgage loans held for sale	3,383,266	7.22	617	0.08	0.26	0.01	0.35
Interim servicing	3,103,480	7.25	622	0.07	0.02	0.00	0.09
Servicing rights owned	351,884	8.08	591	2.61	4.11	0.18	6.90

Total	$11,566,134	7.23%	621	0.39%	0.44%	0.02%	0.85%

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COMPETITION

We continue to face intense competition in the business of originating, purchasing and selling mortgage loans. Our competitors include other consumer finance companies, mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and insurance finance companies. Other large financial institutions have gradually expanded their “non-prime” or “sub-prime” lending capabilities. Many of these companies have greater access to capital at a cost lower than our cost of capital under our warehouse, aggregation, and asset-backed commercial paper facilities. Federally chartered banks and thrifts have a competitive advantage over us because the federal laws applicable to their operations can preempt some of the state and local lending laws applicable to our operations. In addition, many of these competitors have considerably greater technical and marketing resources than we have.

Competition among industry participants can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, loan origination fees and interest rates. Additional competition may lower the rates we can charge borrowers, thereby potentially lowering gain on future loan sales and securitizations. In 2003, the most significant form of competition was pricing pressure among wholesale mortgage originators. Some of our competitors lowered rates and fees to preserve or expand their market share.

In addition, we may be forced to expand our operations at a pace which does not allow us to attract a sufficient number of employees with the capabilities to ensure we are in compliance with the numerous complex regulations applicable to our business as well as to enable us to provide high quality customer service and this could result in harm to our results of operations, financial condition and business prospects.

To the extent we must purchase mortgage loans or mortgage-backed securities from third parties, we must compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, other lenders and other entities that purchase mortgage loans or mortgage-backed securities, many of which have greater financial resources than we do. As a result, we may not be able to acquire sufficient mortgage-backed securities at favorable spreads over our borrowing costs, which would harm our results of operations, financial condition and business prospects.

Our results of operations, financial condition and business prospects could be harmed if competition intensifies or if any of our competitors significantly expands its activities in our markets. Fluctuations in interest rates and general economic conditions may also affect our competitive position. During periods of rising rates, competitors that have locked in low borrowing costs may have a competitive advantage. During periods of declining rates, competitors may solicit our customers to refinance their loans.

REGULATION

Our business is regulated by federal, state, and local government authorities and is subject to extensive federal, state and local laws, rules and regulations. We are also subject to judicial and administrative decisions that impose requirements and restrictions on our business. At the federal-level, these laws and regulations include the:

➢	Equal Credit Opportunity Act;

➢	Federal Truth and Lending Act and Regulation Z;

➢	Home Ownership and Equity Protection Act;

➢	Real Estate Settlement Procedures Act;

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➢	Fair Credit Reporting Act;

➢	Fair Debt Collection Practices Act;

➢	Home Mortgage Disclosure Act;

➢	Fair Housing Act;

➢	Telephone Consumer Protection Act;

➢	Gramm-Leach-Bliley Act;

➢	Fair and Accurate Credit Transactions Act;

➢	CAN-SPAM Act;

➢	Sarbanes-Oxley Act; and

➢	USA PATRIOT Act.

These laws, rules and regulations, among other things:

➢	impose licensing obligations and financial requirements on us;

➢	limit the interest rates, finance charges, and other fees that we may charge;

➢	prohibit discrimination;

➢	impose underwriting requirements;

➢	mandate disclosures and notices to consumers;

➢	mandate the collection and reporting of statistical data regarding our customers;

➢	regulate our marketing techniques and practices;

➢	require us to safeguard non-public information about our customers;

➢	regulate our collection practices;

➢	require us to prevent money-laundering or doing business with suspected terrorists; and

➢	impose corporate governance, internal control and financial reporting obligations and standards.

Our failure to comply with these laws can lead to:

➢	civil and criminal liability;

➢	loss of approved status;

➢	demands for indemnification or loan repurchases from buyers of our loans;

➢	class action lawsuits; and

➢	administrative enforcement actions.

COMPLIANCE, QUALITY CONTROL AND QUALITY ASSURANCE

We regularly monitor the laws, rules and regulations that apply to our business and analyze any changes to them. We integrate many legal and regulatory requirements into our automated loan origination system to reduce the prospect of inadvertent non-compliance due to human error. We also maintain policies and procedures, summaries and checklists to help our origination personnel comply with these laws.

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Our training programs are designed to teach our personnel about the significant laws, rules and regulations that affect their job responsibilities. We also maintain a variety of pre-funding quality control procedures designed to detect compliance errors prior to funding.

In addition, we also subject a statistically valid sampling of our loans to post-funding quality assurance reviews and analysis. We track the results of the quality assurance reviews and report them back to the responsible origination units. To the extent refunds or other corrective actions are appropriate, we deduct those amounts from the internal profit and loss calculation for that origination unit. Many of our managers have their compensation tied partly to the quality assurance results of their units.

Our loans and practices are also reviewed regularly in connection with the due diligence that our loan buyers and lenders perform. Our state regulators also review our practices and loan files regularly and report the results back to us. Since our inception, we have undergone over 85 state examinations. To date, the state examinations have never resulted in findings of material violations or imposition of penalties.

Licensing

As of December 31, 2003, we were licensed or exempt from licensing requirements by the relevant state banking or consumer credit agencies to originate first mortgages in all 50 states and the District of Columbia and second mortgages in 48 states and the District of Columbia. As of April 19, 2004, New Century REIT through Worth Funding was authorized to originate mortgage loans in a majority of states and, after this offering, we will seek to authorize Worth Funding in the states in which it is not currently authorized.

REGULATORY DEVELOPMENTS

During 2003, federal and state legislators and regulators adopted a variety of new or expanded regulations, particularly in the areas of privacy and consumer protection. We summarize these regulations below.

Privacy

The federal Gramm-Leach-Bliley financial reform legislation imposes additional obligations on us to safeguard the information we maintain on our borrowers. Regulations have been proposed by several agencies that may affect our obligations to safeguard information. In addition, regulations that could affect the content of our notices are being considered by several federal agencies. Also, several states are considering even more stringent privacy legislation. California has passed legislation known as the California Financial Information Privacy Act and the California On-Line Privacy Protection Act. Both pieces of legislation are effective July 1, 2004, and will impose additional notification obligations on us that are not pre-empted by existing federal law. If other states choose to follow California and adopt a variety of inconsistent state privacy legislation, our compliance costs could substantially increase.

Fair Credit Reporting Act

The Fair Credit Reporting Act provides federal preemption for lenders to share information with affiliates and certain third parties and to provide pre-approved offers of credit to consumers. Congress acted in late 2003 to make this preemption permanent, otherwise it would have expired at the end of the year and states could have imposed more stringent and inconsistent regulations regarding the use of pre-approved offers of credit and other information sharing. Congress also amended the Fair Credit

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Reporting Act to place further restrictions on the use of information shared between affiliates, to provide new disclosures to consumers when risk based pricing is used in the credit decision, and to help protect consumers from identity theft. All of these new provisions impose additional regulatory and compliance costs on us and reduce the effectiveness of our marketing programs.

Home Mortgage Disclosure Act

In 2002, the Federal Reserve Board adopted changes to Regulation C promulgated under the Home Mortgage Disclosure Act. Among other things, the new regulations require lenders to report pricing data on loans with annual percentage rates that exceed the yield on treasury bills with comparable maturities by 3%. The expanded reporting takes effect in 2004 for reports filed in 2005. We anticipate that a majority of our loans would be subject to the expanded reporting requirements.

The expanded reporting does not provide for additional loan information such as credit risk, debt-to-income ratio, LTV, documentation-level or other salient loan features. As a result, lenders like us are concerned that the reported information may lead to increased litigation as the information could be misinterpreted by third parties.

Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003

The CAN-SPAM Act of 2003 applies to businesses, such as ours, that use electronic mail for advertising and solicitation. This law, generally administered by the Federal Trade Commission, preempts state laws to the contrary, and establishes, among other things, a national uniform standard that gives consumers the right to stop unwanted emails. New requirements are imposed for the header caption in emails, as well as return email addresses, and consumers are granted the right to ‘opt out’ from receiving further emails from the sender. These new provisions impose additional regulatory and compliance costs on us and reduce the effectiveness of our marketing programs.

The Alternative Mortgage Transaction Parity Act

This law was enacted to enable state chartered housing creditors, like New Century Financial, to make, purchase and enforce alternative mortgage transactions (i.e., loans that are not fixed rate, fully amortized) without regard to any state law on the subject, so long as these creditors complied with the same regulatory guidelines as federally chartered housing lenders. The OTS, under whose guidelines we operate, amended its regulations, effective July 1, 2003, to eliminate from the preemptive effect of the Act the regulation of prepayment and late charges on alternative mortgage loans. States can now regulate prepayment penalty and late charge provisions on alternative mortgage loans, and so on July 1, 2003, in less than a dozen states, we became subject to more restrictive state laws as to these issues.

Telephone Consumer Protection Act and Telemarketing Consumer Fraud and Abuse Prevention Act

These laws, enacted in 1991 and 1994, respectively, are designed to restrict unsolicited advertising using the telephone and facsimile machine. Since they were enacted, however, telemarketing practices have changed significantly due to new technologies that make it easier to target potential customers while at the same time making it more cost effective to do so. The Federal Communications Commission and the Federal Trade Commission have responsibility for regulating various aspects of these laws, such as regulating unwanted telephone solicitations and the use of automated telephone dialing systems, prerecorded or artificial voice messages, and telephone facsimile machines. In 2003, both agencies adopted ‘do-not-call’ registry requirements, which, in part, mandate that companies such as us maintain and regularly update lists of consumers who have chosen not to be called. These requirements also

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mandate that we do not call consumers who have chosen to be on the list. During this same time, over 25 states have also adopted similar laws, with which we also comply. As with other regulatory requirements, these provisions impose additional regulatory and compliance costs on us and reduce the effectiveness of our marketing programs.

Predatory lending legislation

The Home Ownership and Equity Protection Act of 1994, or HOEPA, identifies a category of mortgage loans and subjects them to more stringent restrictions and disclosure requirements. In addition, liability for violations of applicable law for loans covered by HOEPA extends not only to the originator, but also to the purchaser of the loans. HOEPA generally covers loans with either (i) total points and fees upon origination in excess of the greater of eight percent of the loan amount or $499 (an annually adjusted dollar amount), or (ii) an annual percentage rate, or APR, of more than eight percentage points higher than United States Treasury securities of comparable maturity on first mortgage loans, and 10 percentage points above Treasuries of comparable maturity for junior mortgage loans.

We do not originate loans covered by HOEPA because of the higher legal risks as well as the potential negative perception of originating loans that are considered to be “high cost” under federal law.

Several federal, state and local laws and regulations have been adopted or are under consideration that are intended to eliminate so-called “predatory” lending practices. Many of these laws and regulations go beyond targeting abusive practices by imposing broad restrictions on certain commonly accepted lending practices, including some of our practices. In addition, some of these laws impose liability on assignees of mortgage loans such as loan buyers, lenders and securitization trusts. Such provisions deter loan buyers from purchasing loans covered by the applicable law. For example, the Georgia Fair Lending Act that took effect in October 2002 resulted in our withdrawal from the Georgia market, until the law was amended in early 2003, because our lenders and loan buyers refused to finance or purchase loans covered by that law. The recent enactment of similar laws late in 2003 in New Jersey and New Mexico has resulted in significant interruption in the secondary market, with some participants no longer purchasing home loans originated in those states, and some not purchasing just those loans covered by these new laws. We have eliminated making loans that are deemed high cost under these laws, and remain able to finance or sell those loans we do make.

However, there can be no assurance that other similar laws, rules or regulations, will not be adopted in the future. Adoption of these laws and regulations could have a material adverse impact on our business by substantially increasing the costs of compliance with a variety of inconsistent federal, state and local rules, or by restricting our ability to charge rates and fees adequate to compensate us for the risk associated with certain loans. Adoption of these laws could also have a material adverse effect on our loan origination volume, especially if our lenders and secondary market buyers elect not to finance or purchase loans covered by the new laws.

EFFORTS TO AVOID ABUSIVE LENDING PRACTICES

In an effort to prevent the origination of loans containing unfair terms or involving predatory practices, we have adopted many policies and procedures, including the following:

Product policies

➢	We do not fund or purchase “high cost loans” as defined by HOEPA.

➢	We do not make or purchase loans containing single premium credit life, disability or accident insurance.

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➢	We do not make or purchase loans containing balloon payments, negative amortization, mandatory arbitration clauses or interest rate increases triggered by borrower default.

➢	We offer loans with and without prepayment penalties. When a borrower opts for a loan with a prepayment charge, the borrower benefits from a lower interest rate or pays lower upfront fees.

➢	Our prepayment penalties do not extend beyond three years from the origination date. On fixed rate loans, the maximum prepayment penalty term is three years. Prepayment penalties on adjustable rate loans do not extend beyond the first adjustment date.

➢	We do not originate loans that pay off zero interest rate mortgages provided by charitable organizations or the government without borrower third-party counseling.

Loan processing policies

➢	We only approve loan applications that evidence a borrower’s ability to repay the loan.

➢	We consider whether the loan terms are in the borrower’s best interests and document our belief that the loan represents a tangible benefit to the borrower.

➢	We do not solicit any borrowers within 12 months of loan origination.

➢	We price loans commensurate with risk.

➢	We use an electronic credit grading system to help ensure consistency of grading.

➢	We do not ask appraisers to report a predetermined value or withhold disclosure of adverse features. Appraisers are paid for their work regardless of whether or not the loans are closed.

➢	We employ electronic and manual systems to protect against adverse practices like “property flipping.” Loan origination systems are designed to detect red flags such as inflated appraisal values, unusual multiple borrower activity or rapid loan turnover.

Customer interaction and education

➢	We market our loans with a view to encouraging a wide range of applicants strongly representative of racial, ethnic and economic diversity of the markets we serve throughout the nation.

➢	We provide a helpful, easy-to-follow brochure to all our loan applicants to educate them on the loan origination process, explain basic loan terms, help them obtain a loan that suits their needs and advise them on how to find a HUD-approved loan counselor.

➢	We distribute our Fair Lending Policy to all newly hired employees and hold them accountable for treating borrowers fairly and equally.

➢	We provide fair lending training to employees having direct contact with borrowers or loan decision-making authority.

➢	We require brokers to sign an agreement indicating that they are knowledgeable about and will abide by fair lending laws and our Broker Code of Conduct.

➢	We monitor broker performance and strive to hold brokers accountable for fair and equal treatment of borrowers.

➢	Our Retail Division conducts regular customer satisfaction surveys of all newly funded loans.

➢	We also conduct periodic randomly selected satisfaction surveys of customers who receive loans through a mortgage broker.

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➢	A network of well-trained consumer relations staff in each division is dedicated to resolving consumer complaints in a timely and fair manner.

➢	Our Loan Servicing Department contacts each borrower prior to the first payment to confirm that the borrower understands the loan terms.

➢	When appropriate, we also offer loss mitigation counseling to borrowers in default and provide opportunities to enter into mutually acceptable reasonable repayment plans.

➢	We report borrower monthly payment performance to major credit repositories.

Evaluation and compliance

➢	We subject a significant statistical sampling of our loans to a rigorous quality assurance of borrower qualification, validity of information, and verified property value determination.

➢	Our Fair Lending Officer provides an independent means of reporting or discussing fair lending concerns through consumer and employee hotlines.

➢	Our Fair Lending Officer monitors production fair lending performance, including loan file analysis and reporting, and coordinates community outreach programs.

➢	We engage independent firms to review internal controls and operations to help ensure compliance with accepted federal and state lending regulations and practices.

➢	We adhere to high origination standards in order to sell our loan products in the secondary mortgage market.

➢	We treat all customer information as confidential and consider it to be nonpublic information. We maintain systems and procedures to ensure that access to nonpublic consumer information is granted only to legitimate and valid users.

➢	We believe that our commitment to responsible lending is good business.

➢	We strive to promote highly ethical standards throughout our industry.

We plan to continue to review, revise and improve our practices to enhance our fair lending efforts and support the goal of eliminating predatory lending practices in the industry.

EMPLOYEES

At March 31, 2004, we employed 3,995 full-time employees and 21 part-time employees. None of our employees is subject to a collective bargaining agreement. We believe that our relations with our employees are satisfactory.

PROPERTIES

Our executive, administrative and some of our lending offices are located in Irvine, California and consist of approximately 311,000 square feet. The four leases covering the executive, administrative and lending offices expire from October 2005 to August 2008 and the combined monthly rent is $501,793. We lease space for our regional operating centers in Bellevue, Washington; Foxborough and Woburn, Massachusetts; Bloomington, Minnesota; Greenwood Village, Colorado; Scottsdale, Arizona; Reston, Virginia; Philadelphia, Pennsylvania; Hurst and Plano, Texas; Columbus, Ohio; Honolulu, Hawaii; Itasca and Schaumburg, Illinois; Indianapolis, Indiana; Pearl River and Melville, New York; Campbell, Woodland Hills, and San Ramon, California; and Tampa and Miami Lakes, Florida. As of December 31, 2003, these facilities had a monthly aggregate base rental of approximately $348,623. We also lease space for our sales offices, which range in size from 350 to 3,736 square feet with lease terms typically

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ranging from one to five years. As of December 31, 2003, annual base rents for the sales offices ranged from approximately $11,700 to $86,600. In general, the terms of these leases expire between June 2004 and August 2009. We are currently in negotiations to either relocate or renew 14 office leases expiring between April 2004 and December 2004.

ENVIRONMENTAL

In the course of our business, we may acquire properties securing loans that are in default. There is a risk that hazardous or toxic waste could be found on such properties. If this occurs, we could be held responsible under applicable law for the cost of cleaning up or removing the hazardous waste. This cost could exceed the value of the underlying properties.

LEGAL PROCEEDINGS

FTC inquiry.    In August 2000, the Federal Trade Commission informed us that it was conducting an inquiry to determine whether we had violated the Fair Credit Reporting Act, Federal Trade Commission Act or other statutes administered by the Commission. The Commission subsequently focused its inquiry on whether the pre-approved credit solicitations our retail units generated complied with applicable law. We cooperated by providing the requested information to the Commission for its review. We have received no further requests for information since our last submission over two years ago in September 2001.

Grimes.    In June 2001, we were served with a class action complaint filed in the U.S. District Court for the Northern District of California by Richard L. Grimes and Rosa L. Grimes against New Century Mortgage. The action seeks rescission, restitution and damages on behalf of the two plaintiffs, others similarly situated and on behalf of the general public for an alleged violation of the Federal Truth in Lending Act, or TILA, and Business & Professions Code §17200. The judge held that New Century Mortgage had not violated the TILA and dismissed the §17200 claim without prejudice. The plaintiffs appealed in February 2002 and in August 2003, the U.S. Court of Appeals ruled that a material issue of fact as to the existence and terms of the contract remained, reversed summary judgment and remanded the case for further proceedings in the District Court. The parties have settled this matter and stipulated to the dismissal of the case. Our insurance carrier agreed to pay the settlement amount and the carrier will also be reimbursing our attorneys’ fees and costs incurred through settlement.

Perry.    In July 2001, Charles Perry Jr. filed a class action complaint against New Century Mortgage and Noreast Mortgage Company, Inc. in the U.S. District Court for the District of Massachusetts. The complaint alleges that certain payments we make to mortgage brokers, sometimes referred to as yield spread premiums, violate the federal Real Estate Settlement Procedures Act, or RESPA. The complaint also alleges that New Century Mortgage induced mortgage brokers to breach their fiduciary duties to borrowers. We filed our answer in September 2001. We believe the allegations lack merit; especially in light of HUD’s October Policy Statement upholding the use of yield spread premiums. Due to Perry filing bankruptcy, the complaint has been amended twice to add new plaintiffs, Eugene and Margaret Flood. We filed our response to the second amended complaint in May 2002. The parties have settled this matter. The nominal amount of the settlement did not have a material adverse effect on our results of operations or financial position.

Barney.    In December 2001, Sandra Barney filed a class action complaint against New Century Mortgage in the Circuit Court in Cook County, Illinois. The complaint alleges the unauthorized practice of law and violation of the Illinois Consumer Fraud Act for performing document preparation services for a fee by non-lawyers, and seeks to recover the fees charged for the document preparation,

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compensatory and punitive damages, attorneys’ fees and costs. We filed a motion to dismiss in February 2002. The court thereafter consolidated our case with other similar cases filed against other lenders. In August 2002, the court ordered plaintiffs in all the consolidated cases to dismiss their cases with prejudice. Our individual plaintiff filed her notice of appeal in September 2002; the appeal was consolidated with 36 similar cases. Appellate argument was heard on December 2, 2003. The appellate court affirmed the dismissal of the consolidated cases on December 31, 2003. The plaintiff then timely filed a petition for leave to appeal the appellate court’s decision. Our response to the petition was filed in February 2004.

Bernstein.    In April 2002, Paul Bernstein filed a class action complaint against New Century Mortgage in the Circuit Court of Cook County, Chicago, Illinois seeking damages for receiving unsolicited advertisements to telephone facsimile machines in violation of the Telephone Consumer Protection Act, 47 U.S.C. §227, and the Illinois Consumer Fraud Act. The plaintiffs filed an amended complaint on May 1, 2003 and on September 18, 2003 the judge granted New Century Mortgage’s motion to dismiss with respect to the Illinois Consumer Fraud Act and permitted the plaintiff to replead on an individual, not consolidated, basis. On September 30, 2003, the plaintiff filed a motion for class certification and second amended complaint. The court has consolidated similar cases into three groups. We sought and obtained an order permitting us to join other defendants in this consolidated action and file a motion to dismiss the first amended complaint. Discovery is currently proceeding. Our insurance carrier has agreed to indemnify us with a reservation of rights.

Overman.    In September 2002, Robert E. Overman and Martin Lemp filed a class action complaint in the Superior Court for the Alameda County, California, against New Century Financial, New Century Mortgage, U.S. Bancorp, Loan Management Services, Inc., and certain individuals affiliated with Loan Management Services. The complaint alleges violations of California Consumers Legal Remedies Act, Unfair, Unlawful and Deceptive Business and Advertising Practices in violation of Business & Professions Code §§17200 and 17500, Fraud-Misrepresentation and Concealment and Constructive Trust/Breach of Fiduciary Duty and damages including restitution, compensatory and punitive damages, and attorneys’ fees and costs. The plaintiffs filed an amended complaint in July 2003 and in September 2003 the judge granted our demurrer challenging their claims in part. The Consumers Legal Remedies claim was dismissed and the plaintiffs withdrew the Constructive Trust/Breach of Fiduciary Duty claim. We filed our answer to the plaintiffs’ amended complaint in September 2003. We then filed a §128.7 sanctions motion seeking dismissal of the case. On December 8, 2003, the court granted the motion for sanctions against plaintiffs for filing a first amended complaint whose allegations against New Century Financial and New Century Mortgage were devoid of evidentiary support and ordered all those claims stricken without prejudice. On January 27, 2004 the court entered a judgment of dismissal without prejudice in favor of us. Plaintiffs filed a notice of appeal on February 20, 2004 from the judgment entered in our favor and the order granting our motion for sanctions.

England.    In April 2003, we were served with a complaint seeking class action status filed by two former, short-term employees, Kimberly A. England and Gregory M. Foshee, against New Century Financial, New Century Mortgage, Worth Funding Incorporated, and The Anyloan Company. The action was removed on May 12, 2003 from the 19th Judicial District Court, Parish of East Baton Rouge, State of Louisiana to the U.S. District Court for the Middle District of Louisiana in response to our Petition for Removal. The complaint alleges failure to pay overtime wages in violation of the federal Fair Labor Standards Act. The plaintiffs filed an additional action in Louisiana state court (19th Judicial District Court, Parish of East Baton Rouge) on September 18, 2003, adding James Gray as a plaintiff and seeking unpaid wages under state law, with no class claims. This second action was removed on October 3, 2003 to the U.S. District Court for the Middle District of Louisiana, and has been ordered consolidated with the first action. The

Our business

court agreed with our position and refused to dismiss the plaintiffs’ case, as it was filed before the similar Klas case filed in Minnesota, and in light of the fact that we are attempting to dismiss the later filed Minnesota action. Discovery is proceeding.

Klas.    In June 2003, New Century Financial and New Century Mortgage were served with a complaint seeking class action status and alleging failure to pay overtime wages in violation of the TILA. The case was filed in the U.S. District Court, District of Minnesota, by Michael Klas, a former loan officer of New Century Mortgage’s retail branch in Minnesota. We filed our answer in July 2003. In September 2003, we filed our motion to dismiss the entire case due to the fact that similar claims were raised in the earlier filed England case. On March 11, 2004, the court granted our motion to dismiss.

Ines & Marquez.    In October 2003, New Century Mortgage was served with a complaint filed by Canales Jose Ines and Maria S. Marquez seeking class action status filed in the U.S. District Court, Northern District of Illinois. The complaint also named the broker, title company and related parties as defendants: Tamayo Financial Title, Inc., Presidential Title, Inc., Juan Tamayo Jr., Jose Tamayo and Luis Tamayo. The complaint alleged violations of the TILA related to the fees charged for title insurance and recording fees. We filed our motion to dismiss in December 2003 and the motion was fully briefed in January 2004. On April 5, 2004, the court granted our motion to dismiss and directed the clerk of the court to enter judgment in our favor and terminate the case from the court’s docket. On April 13, 2004, plaintiff filed a motion for reconsideration and for leave to amend its complaint. A briefing schedule will be set on plaintiff’s motion on or about April 20, 2004.

Wade.    In October 2003, New Century Mortgage was served with a complaint filed by Denise Wade seeking class action status filed in the U.S. District Court, Northern District of Illinois. The complaint was filed by the same attorney as the Ines case and named the broker, title company, and current servicer: Providential Bancorp, Ltd., Jet Title Services, LLC, and Ocwen Federal Bank, FSB. The complaint similarly alleges violations of the TILA related to the fees charged for title insurance and recording fees. We filed our motion to dismiss in November 2003 and the motion was fully briefed in January 2004. We await a ruling from the court.

Lum.    In December 2003, New Century Mortgage was served with a class action complaint filed by Elaine Lum in the state court in Suffolk County, New York. The complaint alleged that certain payments New Century Mortgage makes to mortgage brokers, sometimes referred to as yield spread premiums, interfered with the contractual relationship between Ms. Lum and her broker. The complaint also sought damages related thereto for fraud, wrongful inducement/breach of fiduciary duty, violation of deceptive acts and practices, unjust enrichment and commercial bribing. The complaint seeks class certification for similarly situated borrowers in the State of New York. We believe that the allegations lack merit; especially in light of HUD’s Policy Statement upholding the use of yield spread premiums. We filed a motion to dismiss on January 30, 2004. The judge granted our motion and dismissed all claims on March 23, 2004. On April 12, 2004, plaintiff filed a notice of appeal, seeking review of the court’s order granting our motion to dismiss.

We are also a party to various legal proceedings arising out of the ordinary course of our business. Management believes that any liability with respect to these legal actions, individually or in the aggregate, will not have a material adverse effect on our business, results of operation or financial position.

Management

The following table sets forth information about our executive officers and directors, assuming the merger is completed:

Name	Age	Position
Robert K. Cole	57

Chairman of the Board of Directors and Chief Executive Officer of New Century REIT; Chairman of the Board of Directors and Chief Executive Officer of New Century Financial; Director of New Century Mortgage(1)

Brad A. Morrice	47

Vice Chairman of the Board of Directors, President and Chief Operating Officer of New Century REIT; Director and President of New Century Financial; Chairman of the Board of Directors and Chief Executive Officer of New Century Mortgage(1); Chairman of the Board of Directors of NC Capital(2)

Edward F. Gotschall	49

Vice Chairman of the Board of Directors and Chief Financial Officer of New Century REIT; Director and Chief Financial Officer of New Century Financial; Executive Vice President and Director of New Century Mortgage(1); Chief Financial Officer and Director of NC Capital(2)

Patrick J. Flanagan	39

Executive Vice President of New Century REIT; Executive Vice President of New Century Financial; President and Director of New Century Mortgage(1); Chief Executive Officer and Director of NC Capital(2)

Patrick H. Rank	59	Executive Vice President of New Century REIT

Fredric J. Forster	59	Director

Donald E. Lange	58	Director

William J. Popejoy	66	Director

Michael M. Sachs	63	Director

Terrence P. Sandvik	65	Director

Richard A. Zona	59	Director

(1)	New Century Mortgage is a wholly-owned subsidiary of New Century Financial.
(2)	NC Capital is a wholly-owned subsidiary of New Century Mortgage.

Robert K. Cole is currently the Chief Executive Officer and sole director of New Century REIT. Following completion of the merger, Mr. Cole will be the Chairman of the Board of Directors of New Century REIT. He is one of the co-founders, and has been the Chairman of the Board of Directors and Chief Executive Officer of New Century Financial since December 1995, and will continue in such capacities following the merger. Mr. Cole also serves as a director of New Century Mortgage. From February 1994 to March 1995, he was the President and Chief Operating Officer-Finance of Plaza Home Mortgage Corporation, a publicly-traded savings and loan holding company specializing in the origination and servicing of residential mortgage loans. In addition, Mr. Cole served as a director of Option One Mortgage Corporation, a subsidiary of Plaza Home Mortgage specializing in the origination, sale and servicing of non-prime mortgage loans. Previously, Mr. Cole was the President of operating subsidiaries of NBD Bancorp and Public Storage, Inc. Mr. Cole received a Masters of Business Administration degree from Wayne State University.

Management

Brad A. Morrice is currently the President and Chief Operating Officer of New Century REIT. Following the completion of the merger, Mr. Morrice will be a Vice Chairman of the Board of Directors and President and Chief Operating Officer of New Century REIT. He is one of the co-founders, and has been a Vice Chairman of the Board of Directors of New Century Financial since December 1996, its President and one of its directors since November 1995 and its Chief Operating Officer since January 2001. Following completion of the merger, Mr. Morrice will be President and a director of New Century Financial. Mr. Morrice also served as the General Counsel of New Century Financial from December 1995 to December 1997 and its Secretary from December 1995 to May 1999. In addition, Mr. Morrice serves as Chairman of the Board of Directors and Chief Executive Officer of New Century Mortgage, Chairman of the Board of Directors of NC Capital and from 1999 to December 2003 was Chairman of the Board of Directors of The Anyloan Company. From February 1994 to March 1995, he was the President and Chief Operating Officer-Administration of Plaza Home Mortgage, after serving as its Executive Vice President, Chief Administrative Officer since February 1993. In addition, Mr. Morrice served as General Counsel and a director of Option One. From August 1990 to January 1993, Mr. Morrice was a partner in the law firm of King, Purtich & Morrice, where he specialized in the legal representation of mortgage banking companies. Mr. Morrice previously practiced law at the firms of Fried, King, Holmes & August and Manatt, Phelps & Phillips. He received his law degree from the University of California, Berkeley (Boalt Hall) and a Masters of Business Administration degree from Stanford University.

Edward F. Gotschall is currently the Chief Financial Officer of New Century REIT. Following completion of the merger, Mr. Gotschall will be a Vice Chairman of the Board of Directors and Chief Financial of New Century REIT. He is one of the co-founders of New Century Financial, has been a Vice Chairman of its Board of Directors since December 1996, its Chief Financial Officer since August 1998, its Chief Operating Officer Finance/Administration from December 1995 to August 1998 and one of its directors since November 1995 merger, Mr. Gotschall will be the Chief Financial Officer and a director of New Century Financial. Mr. Gotschall also serves as Executive Vice President and a director of New Century Mortgage and was its Chief Financial Officer until February 2002. Mr. Gotschall is also Chief Financial Officer and a director of NC Capital and from 1999 to December 2003 was Chief Financial Officer and Treasurer of The Anyloan Company. From April 1994 to July 1995, he was the Executive Vice President/Chief Financial Officer of Plaza Home Mortgage and a director of Option One. In December 1992, Mr. Gotschall was one of the co-founders of Option One and served as its Executive Vice President/Chief Financial Officer until April 1994. From January 1991 to July 1992, he was the Executive Vice President/Chief Financial Officer of The Mortgage Network, Inc., a retail mortgage banking company. Mr. Gotschall received his Bachelors of Science Degree in Business Administration from Arizona State University.

Patrick J. Flanagan will be an Executive Vice President of New Century REIT following completion of the merger. He has been the President of New Century Mortgage since February 2002 and has been a director of New Century Mortgage since May 1997. He has also served as Executive Vice President of New Century Financial since August 1998 and will continue in such capacity following completion of the merger, and is Chief Executive Officer and a director of NC Capital. From January 1997 to February 2002, Mr. Flanagan served as Executive Vice President and Chief Operating Officer of New Century Mortgage. Mr. Flanagan initially joined New Century Mortgage in May 1996 as Regional Vice President of Midwest Wholesale and Retail Operations. From August 1994 to April 1996, Mr. Flanagan was a Regional Manager with Long Beach Mortgage. From July 1992 to July 1994, he was an Assistant Vice President for First Chicago Bank, from February 1989 to February 1991, he was Assistant Vice President for Banc One in Chicago, and from February 1991 to July 1992, he was a Business Development Manager for Transamerica Financial Services. Mr. Flanagan received his Bachelor of Arts degree from Monmouth College.

Management

Patrick H. Rank will be an Executive Vice President of New Century REIT following completion of the merger. He has been an Executive Vice President of New Century Financial since May 2002, but will not continue in such capacity following completion of the merger. Mr. Rank has also been a director of New Century Mortgage since May 2002. He served as President of Retail Operations of New Century Mortgage from August 2001 to December 2003. He was also President, Chief Executive Officer and a director of The Anyloan Company from August 2001 to December 2003. Prior to joining New Century, Mr. Rank was the President of H&R Block Mortgage, a subsidiary of Option One Mortgage, and H&R Block Financial Services. Mr. Rank was one of the original co-founders of Option One Mortgage and was its original Chief Executive Officer. Prior to joining Option One, Mr. Rank was the Chief Administrative Officer of Long Beach Mortgage. Mr. Rank has over 36 years of financial services industry experience.

Fredric J. Forster will be a director of New Century REIT following completion of the merger. Mr. Forster has been one of the directors of New Century Financial since 1997, but will not continue in such capacity following completion of the merger. Mr. Forster has been a private investor and business consultant since January 1998. From March 1999 to May 2001, Mr. Forster was a director of and consultant to LoanTrader, a private company that developed a website serving mortgage brokers and lenders. Previously, Mr. Forster was a Principal of Financial Institutional Partners from November 1996 until December 1998. Prior to that, he served as President and Chief Operating Officer of H.F. Ahmanson and Company, and its subsidiary, Home Savings of America.

Donald E. Lange will be a director of New Century REIT following completion of the merger. Mr. Lange has been one of the directors of New Century Financial since 2002, but will not continue in such capacity following completion of the merger. He has served as the President and Chief Executive Officer of Pacific Financial Services, a mortgage banking and specialty finance company, since 1999. From March 2001 to February 2002, Mr. Lange served as President and Chief Executive Officer of OptiFI, a private company specializing in prepayment analytics. Previously, he served as the President and Chief Executive Officer of several specialty finance subsidiaries of Weyerhaeuser Company, including Weyerhaeuser Financial Services, Weyerhaeuser Mortgage Company and Weyerhaeuser Venture Company. Mr. Lange served as a director of Mortgage Electronic Registration System (MERS) from 1995 until 2002. In addition, he was a director of Pacific Gulf Properties from 1998 until 2001 and a director of Pedestal from 1999 until 2001. Mr. Lange was the President of the Mortgage Bankers Association of America in 1999.

William J. Popejoy will be a director of New Century REIT following completion of the merger. Mr. Popejoy has been one of the directors of New Century Financial since 2002, but will not continue in such capacity following completion of the merger. He has been the Managing Member of Pacific Capital Investors, an investment partnership, since 1999. Previously, he was the President and Chief Executive Officer of Financial Federation, the President of Far West Savings, the President of First Charter Financial and its subsidiary, American Savings & Loan, and the President and Chief Executive Officer of The Federal Home Loan Mortgage Corporation (Freddie Mac). In addition, Mr. Popejoy has served as a member of the board of trustees of PIMCO Funds since 1996 and served as a director of CommonWealth Energy from 2001 until 2003.

Michael M. Sachs will be a director of New Century REIT following completion of the merger. Mr. Sachs has been one of the directors of New Century Financial since 1995, but will not continue in such capacity following completion of the merger. Mr. Sachs has been Chairman of the Board and Chief Executive Officer of Westrec Financial, an operator of marinas and related businesses, since 1990. He has also served as Chairman of the Board and Chief Executive Officer of Pinpoint Systems, a manufacturer of marine electronic equipment, since December 1995.

Management

Terrence P. Sandvik will be a director of New Century REIT following completion of the merger. Mr. Sandvik has been one of the directors of New Century Financial since 2000, but will not continue in such capacity following completion of the merger. Mr. Sandvik is currently retired. From 1990 to 1999, Mr. Sandvik was President of U.S. Bancorp Business Technology Center at U.S. Bancorp. He also served previously on our board of directors from February 1999 to April 2000 and was reappointed in September 2000.

Richard A. Zona will be a director of New Century REIT following completion of the merger. Mr. Zona has been one of the directors of New Century Financial since 2000, but will not continue in such capacity following completion of the merger. Mr. Zona has been Chairman and Chief Executive Officer of Zona Financial, a private financial advisory firm, since 2000. Previously, Mr. Zona was Vice Chairman of U.S. Bancorp, a bank holding company, from 1996 to 2000, and Chief Financial Officer of U.S. Bancorp from 1989 to 1996. He currently serves as a director of Piper Jaffrey Companies, a public securities firm, ING Direct Bank, Polaris Industries, a public company that manufactures snowmobiles, all-terrain vehicles and related equipment, and Shopko Stores, a public company and retailer of goods and services.

Material U.S. federal income tax consequences

INTRODUCTION

The following general discussion summarizes the material U.S. federal income tax considerations regarding our qualification and taxation as a REIT and material U.S. federal income tax consequences of an investment in our common stock. This discussion is based on interpretations of the Internal Revenue Code, regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only investors that beneficially own shares of our common stock as capital assets. This summary does not discuss all of the tax consequences that may be relevant to particular stockholders or to stockholders subject to special treatment under the federal income tax laws, such as:

➢	financial institutions or insurance companies;

➢	mutual funds;

➢	tax exempt organizations;

➢	insurance companies;

➢	dealers or brokers in securities or foreign currencies;

➢	traders in securities that elect to apply a mark to market method of accounting;

➢	foreign holders;

➢	persons that hold their shares as part of a hedge against currency risk, appreciated financial position, straddle, constructive sale or conversion transaction;

➢	holders that acquired their shares upon the exercise of stock options or otherwise as compensation; or

➢	entities treated as partnerships for U.S. federal income tax purposes.

Accordingly, stockholders are urged to consult their tax advisors with respect to the U.S. federal, state and local tax consequences of owning shares, as well as any consequences arising under the laws of any other taxing jurisdiction to which they may be subject.

O’Melveny & Myers LLP has reviewed the discussion set forth below and is of the opinion that the statements made in this discussion, to the extent such statements summarize material U.S. federal tax consequences of the beneficial ownership of our common stock, are correct in all material respects. The opinion of O’Melveny & Myers LLP has been filed as an exhibit to the registration statement of which this prospectus forms a part. O’Melveny & Myers LLP’S opinion is based on various assumptions, including that the parties to the merger agreement will take the actions contemplated by, and otherwise will satisfy their obligations under, the merger agreement, and that certain factual representations and covenants made by one of our officers are and remain accurate; moreover, the opinion is subject to limitations, and is not binding on the Internal Revenue Service or any court. The Internal Revenue Service may challenge the opinion of O’Melveny & Myers LLP, and such a challenge could be successful.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of shares of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of your stock ownership and our REIT election, and regarding potential changes in applicable tax laws.

Material U.S. federal income tax consequences

TAXATION AS A REIT

General.    New Century Financial formed New Century REIT as a Maryland corporation on April 12, 2004 as a wholly-owned subsidiary. Immediately before the closing of this offering, NC Merger Sub, which is a wholly-owned subsidiary of New Century REIT, will merge with and into New Century with New Century as the surviving entity. As a result, New Century Financial will become a wholly-owned subsidiary of New Century REIT.

We will elect to be taxed as a REIT under Sections 856 through 859 of the Internal Revenue Code for our taxable year ending December 31, 2004. A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification as a REIT. We intend to be organized and to operate in such a manner as to qualify for taxation as a REIT. However, no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT.

It is a condition to closing this offering that we receive an opinion of O’Melveny & Myers LLP to the effect that, commencing with our taxable year ending December 31, 2004 and assuming that the elections and other procedural steps described in this section captioned “Material U.S. federal income tax consequences” are completed by us in a timely fashion, we will be organized in conformity with, and our proposed method of operation will enable us to meet, the requirements for qualification as a REIT under the Internal Revenue Code. It must be emphasized, however, that the opinion of O’Melveny & Myers LLP will be based on various assumptions related to our organization and proposed operations and will be conditioned on representations and covenants made by our management regarding our organization, assets, sources of gross income and other matters related to the conduct of our business operations. You should be aware that opinions of counsel are not binding on the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual (or in some cases quarterly) operating results, various requirements under the Internal Revenue Code, with regard to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and the diversity of ownership of our stock. O’Melveny & Myers LLP will not review our compliance with the requirements on a continuing basis. Our ability to satisfy the asset and gross income tests applicable to a REIT depends, among other things, on the fair market values of our assets and the fair market value of the real estate that is collateral for our mortgage loans. Such values may not be susceptible to a precise determination. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances, no assurance can be given by O’Melveny & Myers LLP or by us that we will so qualify for any particular year. For a discussion of the tax consequences of the failure to qualify as a REIT, see “—Failure to qualify.”

The sections of the Internal Revenue Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative interpretations thereof.

In any year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our REIT taxable income that we distribute currently to our stockholders. However, our stockholders will generally be taxed on dividends that they receive at ordinary income rates unless such dividends are designated by us as capital gain dividends or qualified

Material U.S. federal income tax consequences

dividend income. This differs from non-REIT C corporations, which generally are subject to federal corporate income taxes but whose domestic noncorporate stockholders are generally taxed on dividends they receive at the 15% rate on qualified dividend income, and whose corporate stockholders generally receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. In general, income earned by a REIT and distributed to its stockholders will be subject to less federal income taxation than if such income were earned by a non-REIT C corporation, subjected to corporate income tax, and then distributed and taxed to stockholders.

While we are generally not subject to corporate income taxes on income that we distribute currently to our stockholders, we will be subject to federal tax as follows:

➢	We will be taxed at regular corporate rates on any taxable income, including net capital gain, that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned.

➢	Under some circumstances, we may be subject to the “alternative minimum tax” due to our undistributed items of tax preference and alternative minimum tax adjustments.

➢	If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

➢	Our income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

➢	If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test for the taxable year or (ii) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% gross income test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

➢	We will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

➢	85% of our REIT ordinary income for the year;

➢	95% of our REIT capital gain net income for the year; and

➢	any undistributed taxable income from prior taxable years, over excess distributions made with respect to prior years.

➢	We may elect to retain and pay income tax on our net capital gain. In that case, a U.S. stockholder would include its proportionate share of our undistributed capital gain (to the extent we made a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain and would be allowed a credit for its proportionate share of the tax deemed to have been paid and an adjustment would be made to increase the basis of the U.S. stockholder in our stock.

➢	We will be subject to a 100% penalty tax on certain amounts received by us (or on certain expenses deducted by a taxable REIT subsidiary) if certain arrangements between us and a taxable REIT subsidiary, as further described below, are not comparable to similar arrangements between unrelated parties.

Material U.S. federal income tax consequences

➢	If we own a residual interest in a real estate mortgage investment conduit, or REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income, or “phantom” taxable income, that we derive from REMIC residual interests equal to the percentage of our stock that is held by “disqualified organizations.” Similar rules may apply if we own all of the equity interests in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a taxable REIT subsidiary, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “—Taxable mortgage pools and REMICs.” A “disqualified organization” includes:

➢	the United States;

➢	any state or political subdivision of the United States;

➢	any foreign government;

➢	any international organization;

➢	any agency or instrumentality of any of the foregoing;

➢	any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and

➢	any rural electrical or telephone cooperative.

For this reason, our charter prohibits disqualified organizations from owning our shares.

➢	If we acquire any assets from a non-REIT C corporation in a carry-over basis transaction, we could be liable for specified tax liabilities inherited from that non-REIT C corporation with respect to that corporation’s “built-in gain” in its assets. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. Applicable Treasury regulations, however, allow us to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a non-REIT C corporation unless and until we dispose of that built-in gain asset during the 10-year period following its acquisition, at which time we would recognize, and would be subject to tax at the highest regular corporate rate on, the built-in gain.

We will not be treated as acquiring the assets of New Century Financial or its subsidiaries in a carryover basis transaction.

In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any taxable REIT subsidiary in which we own an interest, including New Century Financial and its subsidiaries, will be subject to federal corporate income tax on its taxable income.

Requirements for qualification as a REIT.    The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

Material U.S. federal income tax consequences

(4)	that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	of which not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) after applying certain attribution rules;

(7)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year, which has not been terminated or revoked; and

(8)	that meets other tests, described below, regarding the nature of its income and assets.

Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining the ownership of shares under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Section 401(a) of the Internal Revenue Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). We believe that we will issue sufficient shares of stock with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6) above. In addition, our charter will contain restrictions regarding the transfer of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

In addition, we must satisfy all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Internal Revenue Code and regulations promulgated thereunder.

Distribution of “earnings and profits” attributable to non-REIT C corporation taxable years.    To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT C corporation taxable year (“C corporation E&P”). Generally, we will not be treated as succeeding to the C corporation E&P of New Century Financial or its subsidiaries in connection with the formation transactions because we will make an election to treat New Century Financial and its subsidiaries as taxable REIT subsidiaries as of the completion of this offering.

However, as part of the formation transactions, we expect to acquire all of the capital stock of Worth Funding, currently an indirect wholly-owned subsidiary of New Century Financial. Worth Funding will become a qualified REIT subsidiary and we may succeed to Worth Funding’s C corporation E&P. If we succeed to such E&P, we will be required to distribute any such C corporation E&P as of the close of

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our first taxable year as a REIT and therefore may need to make a small special one-time distribution in an amount intended to equal or exceed such C corporation E&P. U.S. holders would generally be subject to tax on the distribution of Worth Funding’s C corporation E&P at ordinary income tax rates. It appears that U.S. holders who are taxed as individuals would be taxed at a maximum rate of 35% on that distribution, rather than the 15% rate applicable to certain corporate dividends, even though that distribution would be attributable to non-REIT C corporation E&P. See “—Taxation of U.S. holders of our common stock.” Legislation introduced in Congress would treat our distribution of C corporation E&P as eligible for the 15% rate applicable to certain corporate dividends. We can provide no assurance that such legislation will be enacted into law.

A national accounting firm will prepare an estimate of Worth Funding’s C corporation E&P, based on which we will determine the amount of the special E&P distribution that we must make to purge Worth Funding’s C corporation E&P. However, the determination of C corporation E&P of Worth Funding is extremely complex and the computations by our national accounting firm are not binding on the Internal Revenue Service. If the Internal Revenue Service were to successfully assert that we failed to distribute an amount equal to the inherited C corporation E&P of Worth Funding as of the close of our first taxable year as a REIT, we could fail to qualify as a REIT. Alternatively and although the law on this issue is not entirely clear, we may avoid being disqualified as a REIT for each taxable year during which it had C corporation E&P if it satisfies certain “deficiency dividend” procedures described in the Internal Revenue Code and the Treasury regulations thereto.

O’Melveny & Myers LLP will express no opinion as to the amount of C corporation E&P. Accordingly, for its opinion as to our qualification as a REIT, O’Melveny & Myers LLP will rely upon a representation from us that we will have eliminated all of its C corporation E&P as of the close of our first taxable year.

Qualified REIT subsidiaries.    If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Other disregarded entities and partnerships.    An unincorporated domestic entity, such as a partnership or limited liability company, which has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. If we own 100% of the interests of such an entity and such entity has not elected to be treated as a corporation for U.S. federal income tax purposes, we will be treated as owning its assets and receiving its income directly. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its proportionate share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share, based on percentage capital interests, of the assets, liabilities and items of income of any partnership, joint venture or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

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Taxable REIT subsidiaries.    A “taxable REIT subsidiary” is an entity that is taxable as a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary under the Internal Revenue Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary. However, an entity will not qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Following the merger, we will have several direct and indirect subsidiaries, including New Century Financial, all of which we intend to elect to treat as taxable REIT subsidiaries as of the closing date of the merger. As taxable REIT subsidiaries, these entities will be subject to federal income tax, and state and local income tax where applicable, on their taxable income. To the extent that New Century Financial and its subsidiaries are required to pay taxes, they will have less cash available for distribution to us. If dividends are paid by these taxable REIT subsidiaries to us, then the dividends we pay to our stockholders who are individuals, up to the amount of dividends that we receive from our taxable REIT subsidiaries, will generally be eligible to be taxed at the reduced 15% rate applicable to qualified dividend income. See “Taxation of U.S. holders of our common stock-qualified dividend income.”

Income earned by a taxable REIT subsidiary is not attributable to the REIT. As a result, income that might not be qualifying income for purposes of the income tests applicable to REITs, such as fees from the origination and/or servicing of loans for third parties, could be earned by a taxable REIT subsidiary without affecting our status as a REIT. We expect to continue to sell all of our loans that we do not hold in our portfolio, and to perform other origination functions, through New Century Financial and its subsidiaries.

Several provisions of the Internal Revenue Code regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to its REIT parent. We currently do not anticipate that this limitation will apply to interest payments, if any, made by taxable REIT subsidiaries to us. In addition, we would be obligated to pay a 100% penalty tax on some payments that we receive from, or on certain expenses deducted by, our taxable REIT subsidiaries if the Internal Revenue Service were to assert successfully that the economic arrangements between us and our subsidiaries are not comparable to similar arrangements among unrelated parties.

Taxable mortgage pools and REMICs.    An entity, or a portion of an entity, that does not elect to be treated as a REMIC may be classified as a taxable mortgage pool under the Internal Revenue Code if:

➢	substantially all of its assets consist of debt obligations or interests in debt obligations;

➢	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

➢	the entity has issued debt obligations (liabilities) that have two or more maturities; and

➢	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under the Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

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We may make investments or enter into financing and securitization transactions that give rise to our being considered to be, or to own an interest in, one or more taxable mortgage pools or REMICs, although we do not intend to engage in REMIC securitization transactions other than through a taxable REIT subsidiary.

Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. The portion of a REIT’s assets held directly or through a qualified REIT subsidiary that is classified as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a taxable mortgage pool.

A portion of our income from a REMIC residual interest or taxable mortgage pool, which might be non-cash accrued income, or “phantom” taxable income, could be treated as excess inclusion income. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a residual interest in a REMIC or taxable mortgage pool interest during such calendar quarter over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash or “phantom” income would nonetheless be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See “—Annual distribution requirements applicable to REITs.” To the extent that a REMIC residual interest or taxable mortgage pool is owned through a taxable REIT subsidiary, any excess inclusion income generated by the REMIC residual interest or taxable mortgage pool will be recognized by the taxable REIT subsidiary, and we will not be subject to the distribution requirements with respect to any such amounts.

Our excess inclusion income would be allocated among our stockholders. A stockholder’s share of excess inclusion income generally (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See “Taxation of non-U.S. holders of our common stock—Distributions” and “Taxation of tax-exempt holders.” The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to our stockholders is not entirely clear under current law. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our common stock.

If we were to own less than all of the equity interests in an entity that is classified as a taxable mortgage pool, the foregoing rules would not apply. Rather, the entity would be treated as a corporation for federal income tax purposes, and its taxable income would be subject to corporate income tax. In addition, this characterization could adversely affect our compliance with the REIT gross income and asset tests. We currently do not own, and currently do not intend to own, some, but less than all, of the equity interests in an entity that is or will become a taxable mortgage pool, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our status as a REIT.

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INCOME TESTS

To qualify as a REIT, we must satisfy two gross income requirements, each of which is applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year generally must be derived directly or indirectly from:

➢	rents from real property;

➢	interest on debt secured by mortgages on real property or on interests in real property;

➢	dividends or other distributions on, and gain from the sale of, stock in other REITs;

➢	gain from the sale of real property or mortgage loans;

➢	amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by income and profits;

➢	income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

➢	interest or dividend income from investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term.

Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% gross income test, and from (i) dividends, (ii) interest, (iii) payments under certain qualifying hedging instruments and (iv) gain from the sale or disposition of stock, securities, or some hedging instruments. If less than 95% of the assets of a REMIC in which we hold an interest are real estate assets, we will be treated as receiving directly our proportionate share of the REMIC’s income for purposes of the gross income tests.

Our income for purposes of these tests includes our allocable share of all income earned by any entities in which we own an interest that are partnerships or disregarded entities for income tax purposes (including qualified REIT subsidiaries), and the subsidiaries of these partnerships or disregarded entities that are partnerships or disregarded entities for income tax purposes.

The income tests described above are based on our gross income. For U.S. federal income tax purposes, we will be treated as earning interest income on all of our loans that have been securitized and with respect to which we have not made a REMIC election. Although we will have a partially offsetting interest expense with respect to the interest owed on the securities issued pursuant to these securitizations, this interest expense will not reduce the gross income that we are considered to recognize for purposes of the gross income tests.

Gross income from servicing loans for third parties and loan origination fees is not qualifying income for purposes of either gross income test. In addition, gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. We will monitor the amount of our non-qualifying income and we will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss some of the specific applications of the gross income tests to us.

Dividends.    Our share of any dividends received from our taxable REIT subsidiaries or any other corporation in which we may own an interest will qualify for purposes of the 95% gross income test but

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not for purposes of the 75% gross income test. We expect to limit any dividends from our corporate subsidiaries to stay within the limit on nonqualifying income under the 75% gross income test.

Interest.    The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. We do not expect that any of our mortgage loans will be based in whole or in part on the income or profits of any person.

Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

The interest, original issue discount, and market discount income that we receive from our mortgage loans generally will be qualifying income for purposes of both gross income tests. However, as discussed above, if the fair market value of the property of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test. We expect that all or substantially all of our interest from our mortgage loans will be qualifying income for purposes of the 75% and 95% gross income tests.

Fee income.    We may receive various fees in connection with the mortgage loans. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property, and the fees are not determined by income and profits. Therefore, commitment fees will generally be qualifying income for purposes of the income tests. Other fees, such as fees received for servicing loans for third parties and origination fees, are not qualifying income for purposes of either income test. Currently, we intend that all loan origination fees will be earned through our taxable REIT subsidiaries. In this case, the income earned by such subsidiaries from these services will not be included for purposes of our gross income tests.

Hedging transactions.    From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Such hedging activities may include entering into interest rate swaps, caps, and floors, options, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred or to be incurred to acquire or carry “real estate assets,” including mortgage loans, any periodic income or gain from the disposition of that contract attributable to the carrying or acquisition of the real estate assets should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, or to the extent that a portion of our mortgage loans is not secured by “real estate assets” (as described below under “—Asset tests”) or in other situations, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

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Rents from real property.    We currently do not own any real property (other than a small amount of real property acquired through the foreclosure of mortgage loans). To the extent that we acquire real property or an interest therein in the future, rents we receive will generally qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage of percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Finally, for rents to qualify as “rents from real property” for purposes of the gross income tests, we are generally only allowed to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant,” except through a taxable REIT subsidiary or an independent contractor from which the REIT itself does not derive or receive any income.

Prohibited transactions tax.    A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our portfolio assets are held-for-sale to customers and that a sale of any of our portfolio assets would not be in the ordinary course of our business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. We cannot provide assurance that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business. After completing this offering, our taxable REIT subsidiaries will continue to sell a portion of the loans that they originate on a whole loan sale basis and any other loans the sale of which could be subject to the prohibited transactions tax. Sales of loans by our taxable REIT subsidiaries will not be subject to this 100% tax but such subsidiaries will be subject to regular corporate taxes on their net income.

We currently intend that any securitizations that we may undertake following this offering with regard to our loans will not be treated as sales for tax purposes. If we were to transfer a mortgage loan to a REMIC, this transfer would be treated as a sale for tax purposes and the sale may be subject to the prohibited transactions tax. As a result, REMICs are not a viable option for us to securitize our mortgage loans. Instead, we intend to structure our securitizations as non-REMIC collateralized mortgage obligation transactions, which will be treated as financings for tax purposes.

Foreclosure property.    Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

➢	that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

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➢	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

➢	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor.

Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

➢	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

➢	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

➢	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, income from foreclosure property, including gain from the sale of foreclosure property held-for-sale in the ordinary course of a trade or business, will qualify for purposes of the 75% and 95% gross income tests.

We may have the option to foreclose on mortgage loans when a borrower is in default. The foregoing rules would affect the implications of a decision by us to foreclose on a particular mortgage loan and may affect whether we will choose to foreclose with regard to a particular mortgage loan.

Failure to satisfy income tests.    If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally recognize exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we could fail to qualify as a REIT. Even if these relief provisions apply, a penalty tax would be imposed based on the amount of nonqualifying income. See “Taxation as a REIT—General.”

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ASSET TESTS

At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

➢	First, at least 75% of the value of our total assets must be represented by the following:

➢	interests in real property, including leaseholds and options to acquire real property and leaseholds;

➢	interests in mortgages on real property;

➢	stock in other REITs;

➢	cash and cash items;

➢	government securities;

➢	investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term; and

➢	regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets directly, we will be treated as holding directly our proportionate share of the assets of such REMIC.

➢	Second, not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

➢	Third, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

➢	Fourth, we may not own more than 10% of any one issuer’s outstanding voting securities.

➢	Fifth, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the “straight debt” exception discussed below.

➢	Sixth, no more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

For purposes of the third, fourth and fifth asset tests, the term “securities” does not include equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, other securities included in the 75% asset class above, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT. However, “straight debt” securities are not treated as “securities” for purposes of the fifth asset test. “Straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors and (iii) the issuer is either an individual or a partnership in which we own at least a 20% profit interest or the only securities of the issuer held by us are straight debt.

As discussed in “—Taxation as a REIT—Other disregarded entities and partnerships,” our assets for purposes of these tests include our allocable share of all assets held by any entities in which we own an interest that are partnerships or disregarded entities (including qualified REIT subsidiaries) for income tax purposes, and the subsidiaries of these partnerships or disregarded entities that are partnerships or disregarded entities for income tax purposes.

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The asset tests described above are based on our total assets. With regard to any securitizations following this offering for federal income tax purposes, we will be treated as owning both the loans we hold directly and the loans that we have securitized in non-REMIC collateralized mortgage obligation transactions. Although we will have a partially offsetting obligation with respect to the securities issued pursuant to the securitizations, these offsetting obligations will not reduce the total assets we are considered to own for purposes of the asset tests.

We believe that all or substantially all of the mortgage loans that we will be considered to own for purposes of these rules will be qualifying assets for purposes of the 75% asset test. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. To the extent that we own debt securities issued by other REITs or C corporations that are not secured by mortgages on real property, those debt securities will not be qualifying assets for purposes of the 75% asset test. We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirement, we will need to estimate the value of the real estate securing our mortgage loans at various times. In addition, we will have to value our investment in taxable REIT subsidiaries and our other assets to ensure compliance with the 20% asset test applicable to our investment in one or more taxable REIT subsidiaries. Although we will seek to be prudent in making these estimates, there can be no assurances that the Internal Revenue Service will not disagree with these determinations, in which case we might not satisfy the asset tests and would fail to qualify as a REIT.

After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT.

We currently believe that the loans, securities and other assets that we expect to hold will satisfy the foregoing asset test requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the Internal Revenue Service will not contend that our interest in securities and other assets will not cause a violation of the asset tests applicable to REITs.

ANNUAL DISTRIBUTION REQUIREMENTS APPLICABLE TO REITS

To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

➢	the sum of (i) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (ii) 90% of our net income after tax, if any, from foreclosure property; minus

Material U.S. federal income tax consequences

➢	the excess of the sum of specified items of non-cash income (including original issue discount on our mortgage loans) over 5% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain.

Distributions generally must be made during the taxable year to which they relate. However, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. In addition, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. To the extent that we do not distribute all of our net capital gain or we distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates.

Furthermore, we will incur a 4% nondeductible excise tax on the excess of the required distribution over the sum of the distributed amount if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the excess of the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, over any excess distributions from prior years.

We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% nondeductible excise tax described above, any retained amounts for which we elect this treatment would be treated as having been distributed.

We intend to make timely distributions sufficient to satisfy the distribution requirements. It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (i) the actual receipt of cash, including the receipt of distributions from subsidiaries, and (ii) the inclusion of items of income by us for federal income tax purposes. Possible examples of those timing differences include the following:

➢	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

➢	We may recognize phantom taxable income from any retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt that we own.

➢	We will recognize taxable income in advance of the related cash flow if any of our mortgage loans are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

➢	We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

➢	We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

Material U.S. federal income tax consequences

➢	Although several types of non-cash income are excluded in determining the annual distribution requirement, we may incur corporate income tax and a 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis.

As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

RECORD KEEPING REQUIREMENTS

We are required to comply with applicable record keeping requirements. Failure to comply could result in monetary fines. For example, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding common stock.

FAILURE TO QUALIFY

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. This would significantly reduce both our cash available for distribution to our stockholders and our earnings. If we fail to qualify as a REIT, we will not be required to make any distributions to stockholders and any distributions that are made will not be deductible. Moreover, all distributions to stockholders would be taxable as dividends to the extent of our current and accumulated earnings and profits, whether or not attributable to our capital gains. Subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction with respect to those distributions, and domestic noncorporate distributees may be eligible for the reduced income tax rate of 15% on such dividends. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief.

TAXATION OF U.S. HOLDERS OF OUR COMMON STOCK

U.S. holder.    As used in the remainder of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

➢	a citizen or resident alien individual, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

➢	a corporation or other entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

➢	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

➢	in general, a trust subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or the trust was in existence on August 20, 1996 and has made a valid election to be treated as a U.S. person.

Material U.S. federal income tax consequences

Generally, in the case of a partnership that holds our common stock, any partner that would be a U.S. holder if it held such common stock directly is also a U.S. holder.

Distributions generally.    As long as we qualify as a REIT, distributions made to taxable U.S. holders of our common stock out of current or accumulated earnings and profits that are not designated as capital gain dividends or “qualified dividend income” will be taken into account by them as ordinary income taxable at ordinary income tax rates and will not qualify for the maximum 15% rate that generally applies to distributions by non-REIT C corporations to stockholders who are taxed as individuals. In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Corporate stockholders will not be eligible for the dividends received deduction with respect to these distributions.

Distributions in excess of both our current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that the distributions do not exceed the adjusted basis of the holder’s stock. Rather, such distributions will reduce the adjusted basis of the stock. To the extent that distributions exceed the adjusted basis of a U.S. holder’s stock, the distributions will be taxable as capital gains, assuming the stock is held as a capital asset in the hands of the U.S. holder.

Distributions will generally be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

Capital gain dividends.    We may elect to designate distributions of our net capital gain as “capital gain dividends.” Capital gain dividends are taxed to U.S. holders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the stockholders have held their stock. If we designate any portion of a dividend as a capital gain dividend, the amount that will be taxable to the stockholder as capital gain will be indicated to U.S. holders on Internal Revenue Service Form 1099-DIV. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may elect to require stockholders to include our undistributed net capital gains in their income. If we make such an election, U.S. holders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. holder will increase the basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

We must classify portions of our designated capital gain dividend into the following categories:

➢	a 15% gain distribution, which would be taxable to non-corporate U.S. holders at a maximum rate of 15%; or

➢	an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. holders of our stock at a maximum rate of 25%.

Recipients of capital gain dividends that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Material U.S. federal income tax consequences

Qualified dividend income.    Dividends paid to a U.S. holder generally will not qualify for the new 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most U.S. noncorporate stockholders. Because we are not generally subject to federal income tax on the portion of our taxable income distributed to our stockholders, dividends generally will not be eligible for the new 15% rate on qualified dividend income. As a result, ordinary REIT dividends from us will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to ordinary REIT dividends from us, if any, that are (i) attributable to dividends received by us from non-REIT corporations, such as its taxable REIT subsidiaries, or (ii) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of its taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which the common stock becomes ex-dividend.

Other tax considerations.    Distributions made by us and gain arising from the sale or exchange by a U.S. holder of our stock will not be treated as passive activity income, and as a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A non-corporate U.S. holder of our stock may elect to treat capital gain dividends, capital gains from the disposition of stock and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable gains will be taxed at ordinary income tax rates. U.S. holders may not include in their individual income tax returns any of our net operating losses or capital losses. We would carryover our operating or capital losses for potential offset against future income, subject to applicable limitations.

We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, U.S. holders at times may be required to pay federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes.

Any excess inclusion income that we recognize generally will be allocated among our stockholders to the extent it exceeds our undistributed REIT taxable income in a particular year. A U.S. holder’s share of excess inclusion income would not be offset by any net operating losses of the U.S. holder that would otherwise be available. See “Taxation as a REIT—Taxable mortgage pools and REMICs.”

Sales of common stock.    Upon any taxable sale or other disposition of our common stock, a U.S. holder will recognize gain or loss for federal income tax purposes on the disposition in an amount equal to the difference between:

➢	the amount of cash and the fair market value of any property received on such disposition; and

➢	the U.S. holder’s adjusted basis in such common stock for tax purposes.

Gain or loss will be capital gain or loss if the common stock has been held by the U.S. holder as a capital asset. The applicable tax rate will depend on the holder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder’s tax

Material U.S. federal income tax consequences

bracket. A U.S. holder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT common stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” We do not expect any material amount of such unrecaptured Section 1250 gain. Holders are advised to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. holder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our stock.

In general, any loss upon a sale or exchange of our common stock by a U.S. holder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions received by such U.S. holder that are required to be treated by such U.S. holder as long-term capital gains.

TAXATION OF NON-U.S. HOLDERS OF OUR COMMON STOCK

Non-U.S. holder.    A “non-U.S. holder” is a holder, including any partner in a partnership that holds our common stock, that is not a U.S. holder. See “Taxation of U.S. holders of our common stock—U.S. holders.”

Distributions.    Distributions by us to a non-U.S. holder of common stock that are neither attributable to gain from sales or exchanges by us of “U.S. real property interests” nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions, including the special one-time distribution, if any, declared in 2004 ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Further, reduced treaty rates are not available to the extent that the income allocated to the foreign stockholder is excess inclusion income. Excess inclusion income will generally be allocated to stockholders to the extent we have excess inclusion income that exceeds our undistributed REIT taxable income in a particular year. See “Taxation as a REIT—Taxable mortgage pools and REMICs.” Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. holders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. holder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions not designated as (or deemed to be) capital gain dividends made to a non-U.S. holder unless:

➢	a lower treaty rate applies and the non-U.S. holder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced rate; or

➢	the non-U.S. holder files an Internal Revenue Service Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. holder in our common stock will reduce the non-U.S. holder’s adjusted basis in our common stock and will not be subject to U.S. federal income tax. Distributions in excess of our current and

Material U.S. federal income tax consequences

accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in our common stock will be treated as gain from the sale of our stock, the tax treatment of which is described below. See “Taxation of non-U.S. holders of our common stock—Sales of common stock.”

We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. holder is not liable for tax on the receipt of that distribution. However, a non-U.S. holder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. holder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. holder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

➢	the investment in the common stock is effectively connected with the non-U.S. holder’s trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain, except that a holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

➢	the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. holder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. holders will be taxed on this gain at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. holder that is a corporation. We generally do not expect to pay dividends that are subject to FIRPTA.

We will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to non-U.S. holders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend, whether or not attributable to sales of U.S. real property interests. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld, which for individual non-U.S. holders may exceed the actual tax liability, is creditable against the non-U.S. holder’s U.S. federal income tax liability.

Sales of common stock.    Gain recognized by a non-U.S. holder upon the sale or exchange of our stock generally would not be subject to U.S. taxation unless:

➢	the investment in common stock is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain;

➢	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

➢	the common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

Material U.S. federal income tax consequences

Our common stock will not constitute a U.S. real property interest if we either are not a U.S. real property holding corporation or are a domestically-controlled REIT. Whether we are a U.S. real property holding corporation will depend upon whether the fair market value of U.S. real property interests owned by us equals or exceeds 50% of the fair market value of our assets. Because our assets will consist primarily of single-family residential mortgage loans, we do not expect that our assets will cause us to be considered a U.S. real property holding corporation. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. holders. We expect to qualify as a domestically-controlled REIT upon completion of the merger but cannot guarantee that we will remain a domestically-controlled REIT.

In addition, even if we are a U.S. real property holding corporation and do not qualify as a domestically-controlled REIT at the time a non-U.S. holder sells its stock, the gain from such a sale by such a non-U.S. holder will not be subject to FIRPTA tax if:

➢	the class or series of stock sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

➢	the selling non-U.S. holder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold during the shorter of the period during which the non-U.S. holder held such class or series of stock or the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

TAXATION OF TAX-EXEMPT HOLDERS

Provided that a tax-exempt holder has not held its common stock as “debt financed property” within the meaning of the Internal Revenue Code and our shares of stock are not being used in an unrelated trade or business, our dividends generally will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt holder. Similarly, income from the sale of our common stock will not constitute UBTI unless the tax-exempt holder has held its common stock as debt financed property within the meaning of the Internal Revenue Code or has used the common stock in a trade or business. However, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income will be subject to tax as UBTI. Excess inclusion income will generally be allocated to stockholders to the extent we have excess inclusion income that exceeds our undistributed REIT taxable income in a particular year. See “Taxation as a REIT—Taxable mortgage pools and REMICs.”

Further, for a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax exempt organizations, income from an investment in our common stock will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt holders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” are treated as UBTI as to any trust that is described in Section 401(a) of the Internal Revenue Code, is

Material U.S. federal income tax consequences

tax-exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “pension trusts.”

A REIT is a “pension held REIT” if it meets the following two tests:

➢	it would not have qualified as a REIT but for Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

➢	either (i) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (ii) a group of pension trusts each individually holding more than 10% of the value of the REIT’s stock, collectively owns more than 50% of the value of the REIT’s stock.

The percentage of any REIT dividend from a “pension held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a “pension held REIT” (for example, if the REIT is able to satisfy the “not closely held requirement” without relying on the “look through” exception with respect to pension trusts). Based on the limitations on transfer and ownership of common stock in our charter, we should not be classified as a “pension held REIT.”

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

U.S. holders of our common stock.    In general, information-reporting requirements will apply to payments of dividends on and payments of the proceeds of the sale of common stock held by U.S. holders, unless an exception applies.

The payor is required to withhold tax on such payments, currently at the rate of 28%, if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the Internal Revenue Service notifies the payor that the TIN furnished by the payee is incorrect.

In addition, a payor of the dividends on common stock is required to withhold tax at a rate of 28% if (i) there has been a notified payee underreporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

A U.S. stockholder that does not provide us with a correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service.

Some U.S. holders of common stock, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

The payor will be required to furnish annually to the Internal Revenue Service and to holders of common stock information relating to the amount of dividends paid on our common stock, and that information

Material U.S. federal income tax consequences

reporting may also apply to payments of proceeds from the sale of common stock. Some holders, including corporations, financial institutions and certain tax exempt organizations, are generally not subject to information reporting.

Non-U.S. holders of our common stock.    Generally, information reporting will apply to payments of dividends on common stock, and backup withholding described above for a U.S. holder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. holders unless the non-U.S. holder satisfies the requirements necessary to be an exempt non-U.S. holder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. holder of common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting but not backup withholding generally will apply.

Applicable Treasury regulations provide presumptions regarding the status of a holder of common stock when payments to such holder cannot be reliably associated with appropriate documentation provided to the payor. Because the application of these Treasury regulations varies depending on the stockholder’s particular circumstances, stockholders are advised to consult their own tax advisors regarding the information reporting requirements applicable to them.

SUNSET OF REDUCED TAX RATE PROVISIONS

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for capital gains of 15% (rather than 20%) for taxpayers taxed at noncorporate rates, qualified dividend income, including the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common stock.

STATE AND LOCAL TAXES

We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. Our state and local tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

A portion of our income will be earned through our taxable REIT subsidiaries and is subject to federal and state income tax at normal applicable corporate rates. In addition, such subsidiaries may be limited in their ability to deduct some payments made to us. To the extent that we and our subsidiaries are required to pay federal, state and local taxes, we will have less cash available for distribution to our stockholders.

Description of our capital stock

The following is a summary description of the material terms of our common stock and undesignated preferred stock as set forth in our charter and that govern the rights of our common stock. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, our charter and the other documents we refer to for a more complete understanding of our capital stock.

GENERAL

As of April 19, 2004, we had 20,000 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Our charter provides that we may issue up to 300,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. Upon completion of the merger, based on the number of shares of New Century Financial common stock outstanding as of April 19, 2004 (and not including shares to be issued in this offering), 33,901,673 shares of our common stock and no shares of our preferred stock will be issued and outstanding. Under the MGCL, stockholders generally are not liable for the corporation’s debts or obligations.

COMMON STOCK

Our common stock offered hereby will upon issuance and payment therefor be duly authorized, validly issued, fully paid and non-assessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized and declared by our board of directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all its known debts and liabilities.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of stock and the terms of any other class or series of our capital stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of our stock, the holders of such shares of our common stock possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election in which case the holders of the remaining shares will not be able to elect any of our directors.

Shares of our common stock have no preference, conversion, exchange, sinking fund, or redemption and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding the restrictions on ownership transfer of stock, shares of our common stock have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not fewer than a majority of all of the votes entitled to be cast by the stockholders on the matter) is set forth in the

Description of our capital stock

corporation’s charter. Our charter provides that any such action shall be effective and valid if taken or authorized by our stockholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter, except that amendments to the provisions of our charter relating to the removal of directors must be approved by our stockholders by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of our stock, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

PREFERRED STOCK

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock. Prior to issuance of shares of each class or series of preferred stock, our board of directors is required by the MGCL and our charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for our common stock or otherwise be in your best interest. As of the closing of this offering, no shares of our preferred stock will be outstanding and we have no present plans to issue any preferred stock.

POWER TO ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK AND PREFERRED STOCK

We believe that the power of our board of directors to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for our common stock or otherwise be in your best interest and could result in the entrenchment of our board of directors and management, regardless of their performance.

TRANSFER RESTRICTIONS

Our charter, subject to certain exceptions, contains certain restrictions on the number of shares of our stock that a person may own. Our charter contains a stock ownership limit which will prohibit any person from acquiring or holding, directly or indirectly, shares of stock in excess of 9.8% of the lesser of the total number or value of any class or series of our stock. Our board of directors, in its sole discretion, may exempt a person from the stock ownership limit. However, our board of directors may not grant such an exemption to any person whose ownership, direct or indirect, of in excess of 9.8% of the lesser of the number or value of the outstanding shares of our stock would result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in us failing to qualify as a REIT. The person seeking an exemption must represent to the satisfaction of our

Description of our capital stock

board of directors that it will not violate the aforementioned restriction. The person also must agree that any violation or attempted violation of any of the foregoing restriction will result in the automatic transfer of the shares of stock causing such violation to the trust (as defined below). Our board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to our board of directors in its sole discretion, in order to determine or ensure our status as a REIT.

Our charter further prohibits:

➢	any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

➢	any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our stock that resulted in a transfer of shares to the trust in the manner described below, will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on us.

If any transfer of shares of our stock occurs that, if effective, would result in any person beneficially or constructively owning shares of our stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of our stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest greatest whole share) shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares of stock held in the trust shall be issued and outstanding shares of our stock. The prohibited owner shall not benefit economically from ownership of any shares of stock held in the trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares of stock have been transferred to the trustee shall be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Any dividend or distribution so paid to the trustee shall be held in trust for the charitable beneficiary. The prohibited owner shall have no voting rights with respect to shares of stock held in the trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion):

➢	to rescind as void any vote cast by a prohibited owner prior to the discovery by us that such shares have been transferred to the trust; and

➢	to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote.

Within 20 days after receiving notice from us that shares of our stock have been transferred to the trust, the trustee shall sell the shares of stock held in the trust to a person, designated by the trustee, whose

Description of our capital stock

ownership of the shares will not violate any of the ownership limitations set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner shall receive the lesser of:

➢	the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the market price, as defined in our charter, of such shares on the day of the event causing the shares to be held in the trust; and

➢	the price per share received by the trustee from the sale or other disposition of the shares held in the trust, in each case reduced by the costs incurred to enforce the ownership limits as to the shares in question. Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid immediately to the charitable beneficiary.

If, prior to the discovery by us that shares of our stock have been transferred to the trust, such shares are sold by a prohibited owner, then

➢	such shares shall be deemed to have been sold on behalf of the trust; and

➢	to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

➢	the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift); and

➢	the market price on the date we, or our designee, accept such offer.

We shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner.

All certificates representing shares of our common stock and preferred stock, if issued, will bear a legend referring to the restrictions described above.

Every owner of more than 1% (or such lower percentage as required by the Internal Revenue Code or the related regulations) of all classes or series of our stock, including shares of our common stock, within 30 days after the end of each fiscal year, shall be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the stock ownership limits. In addition, each stockholder shall upon demand be required to provide to us such information as we may reasonably request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance. We may request such information after every sale, disposition or transfer of our common stock prior to the date a registration statement for such stock becomes effective.

These ownership limits could delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in your best interest.

Description of our capital stock

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is U.S. Stock Transfer. Its mailing address is 1745 Gardena Avenue, Glendale, California 91204-299185, Attention: Investor Relations. Its telephone number is (800) 835-8778.

Certain provisions of Maryland law and of our charter and bylaws

The following summary highlights the material provisions of Maryland law that are applicable to us and the material provisions of our charter and bylaws. You should refer to Maryland law, including the MGCL, and to our charter and our bylaws for a full description. Copies of our charter and our bylaws are filed as exhibits to the registration statement of which this prospectus is a part. You can also obtain copies of our charter and our bylaws and every other exhibit to our registration statement. Please see “Where you can find more information about New Century REIT, Inc.” on page 148 below and “Risk factors—Certain provisions of Maryland law and our charter and bylaws could hinder, delay or prevent a change in control of New Century REIT.”

CLASSIFICATION OF BOARD OF DIRECTORS

Our bylaws provide that the number of directors may be established, increased or decreased by our board of directors but may not be fewer than the minimum number required by the MGCL (which currently is one) nor more than 15. Under our bylaws, we have elected to be subject to certain provisions of Maryland law which vest in our board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board even if the remaining directors do not constitute a quorum. These provisions of Maryland law, which are applicable even if other provisions of Maryland law or the charter or bylaws provide to the contrary, also provide that any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of stockholders as would otherwise be the case, and until his or her successor is elected and qualified.

Pursuant to our charter, our board of directors is divided into three classes of directors. Beginning in 2004, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The initial terms of the first, second and third classes will expire in 2004, 2005 and 2006, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Holders of shares of our common stock will not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interest of our stockholders.

REMOVAL OF DIRECTORS

Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast by our stockholders generally in the election of our directors. This provision of our charter will preclude stockholders from removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote. Also, our election in our bylaws to be subject to certain provisions of Maryland law which vest in our

Certain provisions of Maryland law and of our charter and bylaws board of directors the exclusive right to fill vacancies on our board will prevent stockholders, even if they are successful in removing incumbent directors, from filling the vacancies created by such removal with their own nominees.

LIMITATION OF LIABILITY AND INDEMNIFICATION

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from:

➢	actual receipt of an improper benefit or profit in money, property or services; or

➢	active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Our charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a director or officer of our company, or while a director or officer of our company is or was serving, at our request, as a director, officer, agent, partner or trustee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the maximum extent permitted by Maryland law, the indemnification provided for in our charter and bylaws shall include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

➢	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

➢	the director or officer actually received an improper personal benefit in money, property or services; or

➢	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of

➢	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and

➢	a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Certain provisions of Maryland law and of our charter and bylaws

BUSINESS COMBINATIONS

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or certain issuances or reclassifications of equity securities) between a Maryland corporation and any “interested stockholder” or any affiliate of an interested stockholder are prohibited for five years after the most recent date on which a person or entity becomes an interested stockholder. An interested stockholder is any person or entity who beneficially owns 10% or more of the voting power of the corporation’s shares, or any affiliate of such a person or entity, or any person or entity that was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation at any time within the two-year period prior to the date in question, or any affiliate of such a person or entity. After the five-year period has elapsed, any such business combination must be recommended by our board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Our board of directors has adopted a resolution exempting the company from the provisions of the MGCL relating to business combinations with interested stockholders or affiliates of interested stockholders. However, such resolution can be altered or repealed, in whole or in part, at any time by our board of directors.

CONTROL SHARE ACQUISITIONS

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share” acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

➢	one-tenth or more, but less than one-third;

➢	one-third or more, but less than a majority; or

➢	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

Certain provisions of Maryland law and of our charter and bylaws

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply:

➢	to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or

➢	to acquisitions approved or exempted by our charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. We cannot assure you that such provision will not be amended or eliminated at any time in the future.

AMENDMENTS TO THE CHARTER

Except as provided below, our charter, including its provisions on classification of our board of directors, may be amended only if approved by our stockholders by the affirmative vote of not fewer than a majority of all of the votes entitled to be cast on the matter. Amendments to the provisions of our charter relating to the removal of directors will be required to be approved by our stockholders by the affirmative vote at least two-thirds of all votes entitled to be cast on the matter.

DISSOLUTION

Our dissolution must be approved by our stockholders by the affirmative vote of not fewer than a majority of all of the votes entitled to be cast on the matter.

MEETINGS OF STOCKHOLDERS; ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

Annual meetings.    Our annual meeting of stockholders will be held each May. Our bylaws provide that with respect to an annual meeting of stockholders, director nominations and stockholder proposals may be made only:

➢	pursuant to our notice of the meeting;

➢	at the direction of our board of directors; or

➢	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

For nominations or other proposals to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice in writing to our corporate secretary and any such proposal must otherwise be a proper matter for stockholder action.

Certain provisions of Maryland law and of our charter and bylaws

To be timely, a stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting; except that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which we first make a public announcement of the date of such meeting.

A stockholder’s notice must set forth:

➢	as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A of the Exchange Act, including such person’s written consent to be named as a nominee and serving as a director if elected;

➢	as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and of any such stockholder’s affiliates and of any person who is the beneficial owner, if any, of such stock; and

➢	as to the stockholder giving notice and each beneficial owner, if any, of such stock, the name and address of such stockholder, as they appear on the company’s stock ownership records, and the name and address of each beneficial owner of such stock, and the class and number of shares of stock of the company which are owned of record or beneficially by each such person.

Special meetings.    Special meetings of our stockholders may be called only by our president or by our board of directors, unless otherwise required by law. Special meetings of our stockholders shall also be called by our secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at such meeting. The date, time and place of any special meetings will be set by our board. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our board of directors may be made only:

➢	pursuant to our notice of the meeting;

➢	by or at the direction of our board of directors; or

➢	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

If the resolution of our board of directors and the applicable provisions in our bylaws exempting us from the business combination provisions and the control share acquisition provisions of the MGCL are rescinded, the business combination provisions and the control share acquisition provisions of the MGCL, the provisions of our charter on classification of our board of directors and removal of directors and the advance notice provisions of our bylaws and certain other provisions of our charter and bylaws and the MGCL could delay, defer or prevent a change in control of us or other transactions that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Common stock available for future sale

New Century Financial’s common stock has been quoted on the Nasdaq National Market under the trading symbol “NCEN” since June 1997. We anticipate that our common stock will trade on the NYSE under the symbol “    ” or on the Nasdaq National Market under New Century Financial’s current symbol “NCEN.” Future sales of substantial amounts of our common stock in the public market, or the possibility of such sales occurring, could harm prevailing market prices for our common stock or could impair our ability to raise capital through further offerings of equity securities.

Assuming that the merger had been completed as of April 19, 2004, we had outstanding 33,901,673 shares of common stock and options to purchase an additional 5,135,447 shares. We also have reserved an additional 977,636 shares of our common stock for issuance upon exercise of other options or other awards which may be granted in the future under our stock incentive plans. In addition, we have reserved an additional 7,418,754 shares for issuance upon the conversion of our convertible senior notes and the exercise of the warrant issued in connection with our convertible senior notes transaction. In connection with the merger, we will further amend the registration statement covering the shares issuable upon conversion of the notes.

             shares of our common stock held by our existing stockholders are “restricted” shares as that term is defined in Rule 144 under the Securities Act. We issued the restricted shares in private transactions in reliance upon exemptions from the registration requirements under the Securities Act. Restricted shares may be sold in the public market only after registration under the Securities Act or qualification for an exemption from the registration requirement, such as Rule 144 under the Securities Act, which is described below.

Our directors and some of our officers have entered into lock-up agreements. These lock-up agreements provide that, with some exceptions, all of our directors and some of our officers have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of our shares until the 91st day after the date of this prospectus.

The transfer restrictions described above do not apply to shares of our common stock purchased in the secondary market following this offering. UBS Securities LLC and Friedman, Billings, Ramsey & Co., Inc. may, in their sole discretion and at any time without prior notice, release all or any portion of the shares subject to these lock-up agreements.

All shares of our common stock that current New Century Financial stockholders will receive pursuant to the merger will be freely transferable, except for the restrictions on ownership contained in our charter. See “Description of capital stock—Transfer restrictions.” In addition, shares received in connection with the merger by persons deemed to be “affiliates” of New Century Financial or us under the Securities Act may not be sold, transferred or otherwise disposed of unless such sale, transfer or other disposition is:

➢	made in conformity with the requirements of Rule 145(d) under the Securities Act;

➢	made pursuant to an effective registration statement under the Securities Act; or

➢	otherwise exempt from registration under the Securities Act.

Persons who may be deemed “affiliates” for this purpose generally include individuals or entities that control, are controlled by, or are under common control with, either New Century Financial or us and may include some of each company’s respective officers and directors, as well as some of each company’s respective principal stockholders. The registration statement of which this prospectus forms a part does not cover the resale of shares of our common stock to be received by affiliates in the merger.

Common stock available for future sale

Taking into account the lock-up agreements and the vesting conditions, the number of shares that will be available for sale in the public market under Rule 144, including subsection (k), Rule 701 and Rule 145(d) under the Securities Act, will be as follows:

Date of Availability for Sale	Number of Shares
April , 2004
91 days after the date of this prospectus

Following the expiration of the lock-up period, shares issued upon exercise of options granted by us prior to the completion of this offering will also be available for sale in the public market pursuant to Rule 701 under the Securities Act unless those shares are held by one of our affiliates, directors or officers.

On July 8, 2003 and July 14, 2003, New Century Financial issued $210 million aggregate principal amount of convertible senior notes due 2008 pursuant to Rule 144A under the Securities Act. These notes are currently convertible into 6,034,686 shares of New Century Financial’s common stock. In connection with the merger, New Century REIT will execute a supplemental indenture pursuant to which its shares of common stock will be issuable upon conversion of the notes, rather than New Century Financial’s. Any holder who converts its notes after the merger will be subject to tax. Accordingly, such holders may, upon conversion of the notes, be forced to sell a portion of the shares issued upon such conversion in order to satisfy the resulting tax obligations. Such sales may depress the price of our common stock. Up to a maximum of 7,418,754 shares of New Century REIT’s common stock would be issuable upon conversion. See “The merger and REIT conversion—Treatment of convertible senior notes and related call option and warrant.”

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

➢	1% of the number of shares of our common stock then outstanding (assuming the completion of the merger and this offering, but without giving effect to the over-allotment option), which equals approximately shares as of , 2004; or

➢	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

Sales in accordance with Rule 144 under the Securities Act are also subject to manner of sale provisions that require arm’s length sales through a stockbroker, notice requirements with respect to sales by our officers, directors and greater than five percent stockholders and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of our company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract to resell these shares in reliance upon Rule 144. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

We cannot assure you of:

➢	the likelihood that an active market for the shares will develop;

➢	the liquidity of any such market;

➢	the ability of the stockholders to sell their common stock; or

➢	the prices that stockholders may be able to obtain for their common stock.

Security ownership of certain beneficial owners and directors and executive officers

On April 19, 2004, 33,881,673 shares of New Century Financial common stock were outstanding. No shares of any other class of New Century Financial stock were outstanding. The following table sets forth information as of April 19, 2004 with respect to the beneficial ownership of New Century Financial common stock by:

➢	each person known by us to beneficially own more than 5% of our common stock;

➢	each of our directors;

➢	each nominee for election to our board of directors;

➢	each of our executive officers named in the summary compensation table; and

➢	all of our directors and executive officers as a group.

For purposes of this table and except as otherwise indicated, beneficial ownership includes both voting and investment power with respect to the shares shown. This table gives effect to our three-for-two stock split structured as a dividend that was paid on July 11, 2003.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of class

5% or More Stockholders
Greenlight Capital, L.L.C.(3)	3,330,000	9.83%
AXA Financial, Inc.(4)	2,352,406	6.94%
Executive Officers and Directors
Robert K. Cole(5)	1,708,805	4.98%
Edward F. Gotschall(6)	1,642,698	4.77%
Brad A. Morrice(7)	1,495,827	4.39%
Patrick J. Flanagan	272,408	*
Patrick H. Rank(8)	81,030	*
Fredric J. Forster(9)	90,000	*
Donald E. Lange(10)	16,000	*
William J. Popejoy(11)	12,500	*
Michael M. Sachs(12)	850,623	2.51%
Terrence P. Sandvik(13)	75,202	*
Richard A. Zona(14)	27,500	*
Executive Officers & Directors as a Group (11 persons)(15)	6,272,593	17.77%

* Less than one percent.

(1)	Each of the directors and executive officers listed can be contacted through New Century Financial Corporation at 18400 Von Karman, Suite 1000, Irvine, California 92612.
(2)	If a stockholder holds options or other securities that are exercisable or otherwise convertible into our common stock within 60 days of April 8, 2004, we treat the common stock underlying those securities as owned by that stockholder, and as outstanding shares when we calculate that stockholder’s percentage ownership of our common stock. However, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other stockholder.
(3)	Beneficial ownership information and the following information is based on information contained in the Schedule 13D/A filed with the Securities and Exchange Commission jointly on April 20, 2004

Security ownership of certain beneficial owners and directors and executive officers by Greenlight Capital, L.L.C. (“Greenlight LLC”), Greenlight Capital, Inc. (“Greenlight Inc.”) and Mr. David Einhorn. Mr. Einhorn is the principal of Greenlight LLC and Greenlight Inc. Of the reported shares, Greenlight LLC and Greenlight Inc. direct the voting and disposition of 1,715,000 and 1,614,900 shares of common stock, respectively. Greenlight LLC and Greenlight Inc. are located at 420 Lexington Avenue, Suite 1740, New York, New York 10170.

(4)	Beneficial ownership information and the following information is based on information in the Schedule 13G filed with the Securities and Exchange Commission on February 10, 2004 by AXA Financial, Inc. (“AXA Financial”). According to the schedule, the shares are also beneficially owned by the following French affiliates of AXA Financial: AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA (collectively, the “AXA Group”). Of the reported shares, the AXA Group reports that it has sole voting power with respect to 1,850,984 shares, that it has sole dispositive power with respect to 1,184,504 shares and shared dispositive power with respect to 1,167,902 shares. AXA Financial reports that it has sole voting power with respect to 1,061,487 shares, that it shares voting power with respect to 10,900 shares, and that it has sole dispositive power with respect to 1,184,504 shares. The AXA Group and AXA Financial report that the shares are deemed to be beneficially owned by the following subsidiary of AXA: AXA Rosenberg Investment Management Capital (1,167,902 shares); and by the following subsidiary of AXA Financial: Alliance Capital Management L.P. (1,184,504 shares). AXA Financial is located at 1290 Avenue of the Americas, New York, New York 10104.
(5)	Includes 447,253 shares of our common stock issuable pursuant to options exercisable within 60 days of April 19, 2004.
(6)	Includes 570,457 shares of our common stock issuable pursuant to options exercisable within 60 days of April 19, 2004.
(7)	Includes 193,350 shares of our common stock issuable pursuant to options exercisable within 60 days of April 19, 2004 and 18,154 shares owned by the Samantha H. Morrice Trust, the sole beneficiary of which is Mr. Morrice’s daughter.
(8)	Includes 21,255 shares of our common stock issuable pursuant to options exercisable within 60 days of April 19, 2004.
(9)	Includes 55,000 shares of our common stock issuable pursuant to options exercisable within 60 days of April 19, 2004.
(10)	Includes 12,500 shares of our common stock issuable pursuant to options exercisable within 60 days of April 19, 2004.
(11)	Includes 12,500 shares of our common stock issuable pursuant to options exercisable within 60 days of April 19, 2004.
(12)	Includes 337,848 shares of our common stock owned by Westrec PS Plan, of which Mr. Sachs is the trustee and sole beneficiary, 200,000 shares of our common stock owned by the Michael M. and Maureen Sachs Living Trust, of which Mr. Sachs is the sole trustee and Mr. Sachs and his wife are the beneficiaries, and 5,250 shares of our common stock owned by Mr. Sachs’ wife. Also includes 22,500 shares of our common stock issuable pursuant to options exercisable within 60 days of April 19, 2004.
(13)	Includes 70,000 shares of our common stock issuable pursuant to options exercisable within 60 days of April 19, 2004.
(14)	Includes 22,500 shares of our common stock issuable pursuant to options exercisable within 60 days of April 19, 2004.
(15)	Includes 1,427,315 shares of our common stock issuable pursuant to options exercisable within 60 days of April 19, 2004.

Security ownership of certain beneficial owners and directors and executive officers

CONVERTIBLE NOTES AND WARRANTS

On July 8, 2003 and July 14, 2003, we closed a private offering of $210 million of Convertible Senior Notes due July 3, 2008 pursuant to Rule 144A under the Securities Act. The notes bear interest at a rate of 3.50% per year and are currently convertible into New Century Financial common stock at a conversion price of $34.80 per share (subject to adjustment). The maximum number of shares of New Century Financial common stock into which these notes may be convertible is 7,418,754, subject to certain adjustments under the terms of the notes. As a result of the merger, the notes will become convertible into shares of our common stock.

In connection with the convertible debt transaction, New Century Financial entered into two agreements to simultaneously purchase and sell call options on our common stock. New Century Financial may exercise the option that we purchased at any time to acquire 6,034,675 shares of its common stock at a strike price of $34.80 per share, subject to certain anti-dilution and other customary adjustments. New Century Financial sold a warrant to an affiliate of one of the initial purchasers of the notes to purchase from it up to 6,034,668 shares of its common stock at a price of $47.59 per share, subject to certain anti-dilution and other customary adjustments. As a result of the merger, the option and warrant will become convertible into shares of our common stock.

Underwriting

We are offering the shares of our common stock described in this prospectus through the underwriters named below. UBS Securities LLC and Friedman, Billings, Ramsey & Co., Inc. are acting as joint book-running managers of the offering and representatives of the underwriters. We will enter into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares
UBS Securities LLC.
Friedman, Billings, Ramsey & Co., Inc.

Total

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

➢	the receipt and acceptance of our common stock by the underwriters; and

➢	the underwriters’ right to reject orders in whole or in part.

We have been advised by the underwriters that they intend to make a market in our common stock, but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to an aggregate of              additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares at the public offering price, less the underwriting discount, approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $             per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

Underwriting

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to              additional shares.

Paid by us
	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $             million.

NO SALES OF SIMILAR SECURITIES

We, our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC and Friedman, Billings, Ramsey & Co., Inc., offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exchangeable for our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus. At any time and without public notice, UBS Securities LLC and Friedman, Billings, Ramsey & Co., Inc. may in their sole discretion, release all or some of the securities from these lock-up agreements.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

NYSE LISTING OR NASDAQ NATIONAL MARKET QUOTATION

We intend to apply to have our common stock listed on the NYSE under the symbol “    ” or quoted on the Nasdaq National Market under our current symbol “NCEN.”

PRICE STABILIZATION AND SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	imposition of penalty bids; and

➢	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

Underwriting

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are in excess of the over-allotment option. The underwriters must close out any naked short position, by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because they have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

The underwriters and their affiliates have provided and may provide certain financial advisory and investment banking services for us for which they receive customary fees including New Century Financial’s engagement of Friedman, Billings, Ramsey & Co., Inc. in early 2004. New Century Financial has a $1.0 billion line of credit with UBS Residential Funding, an affiliate of UBS Securities LLC, and we will assume this line of credit upon completion of the merger and the REIT conversion, subject to the approval of the lender. See “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources.”

The underwriters and their affiliates may from time to time in the future engage in transactions with us or our affiliates and perform services for us or our affiliates in the ordinary course of their business.

Legal matters

Certain legal matters will be passed upon for us by our counsel, O’Melveny & Myers LLP, San Francisco, California. The validity of the shares of our common stock to be sold in this offering and certain other matters of Maryland law will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Certain legal matters relating to this offering will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, New York, New York. O’Melveny & Myers LLP and Cadwalader, Wickersham & Taft LLP may rely on Ballard Spahr Andrews & Ingersoll, LLP as to matters of Maryland law.

Experts

The consolidated financial statements of New Century Financial Corporation and subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 have been included in and incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent auditors, included herein and incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

The consolidated balance sheet of New Century REIT, Inc. as of April 20, 2004 has been included in this prospectus, in reliance upon the report of KPMG LLP, independent accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

Where you can find more information about New Century REIT, Inc.

New Century Financial files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Copies of these materials may be examined without charge at the public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, the Securities and Exchange Commission maintains a web site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Securities and Exchange Commission.

We have filed with the Securities and Exchange Commission a registration statement on Form S-3, including exhibits filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common stock we propose to sell in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits to the registration statement. For further information with respect to our company and the common stock we propose to sell in this offering, we refer you to the registration statement, including the exhibits to the registration statement. Copies of the registration statement, including the exhibits to the registration statement may be examined without charge at the public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, the Securities and Exchange Commission maintains a web site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Securities and Exchange Commission.

This prospectus incorporates important business and financial information about New Century Financial and us from documents filed with the Securities and Exchange Commission that are not included in or delivered with this prospectus. The Securities and Exchange Commission permits us to “incorporate by reference” important information by referring you to another document filed separately with the Securities and Exchange Commission. This means that the information incorporated by reference is deemed to be part of this prospectus, unless superseded by information contained directly in this prospectus or by information in documents that we incorporate by reference now but do not actually file with or furnish to the Securities and Exchange Commission until later.

Specifically, we incorporate herein by reference the documents set forth below:

➢	New Century Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 15, 2004, as amended; and

➢	New Century Financial’s Current Reports on Form 8-K filed on January 14, 2004 and April 7, 2004.

In addition, we also incorporate by reference into this prospectus additional information that we or New Century Financial may file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this prospectus and the date of the annual meeting. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 9 or 12 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

Where you can find more information about New Century REIT, Inc.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

You may not have some of the documents incorporated by reference, but you can obtain any of them through the Securities and Exchange Commission as described above or from us at no cost by directing a written or oral request to us at New Century Financial, 18400 Von Karman, Suite 1000, Irvine, California, 92612, Attention: Vice President of Investor Relations, or by telephone at (949) 440-7030, or email at cmarrell@ncen.com, or at our website at www.ncen.com. Except for the documents described above, information on our website is not otherwise incorporated by reference into this prospectus.

You should rely only on the information in this prospectus or incorporated by reference into this prospectus. No one has been authorized to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front page. We are not making any offer to sell (or soliciting any offer to buy) any securities, or soliciting any proxy, in any state where it is unlawful to do so.

Independent auditors’ report

The Board of Directors

New Century Financial Corporation:

We have audited the accompanying consolidated balance sheets of New Century Financial Corporation and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of New Century Financial Corporation and subsidiaries as of December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

Los Angeles, California

January 21, 2004

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated balance sheets

As of December 31, 2003 and 2002

(Dollars in thousands, except share amounts)

	2003	2002

Assets
Cash and cash equivalents	$269,540	176,669
Restricted cash	116,883	6,255
Mortgage loans held for sale, net (notes 2 and 7)	3,422,211	1,920,396
Mortgage loans held for investment, net (notes 3 and 8)	4,745,937	—
Residual interests in securitizations (note 4)	179,498	246,964
Mortgage servicing assets (note 5)	1,900	10,271
Accrued interest receivable	35,824	2,079
Deferred income taxes (note 13)	93,928	—
Office property and equipment (notes 6 and 10)	32,258	20,336
Prepaid expenses and other assets	36,901	19,958

Total assets	$8,934,880	2,402,928

Liabilities and Stockholders’ Equity
Credit facilities (notes 2 and 7)	$3,311,837	1,885,498
Financing on mortgage loans held for investment, net (note 8)	4,686,323	—
Convertible notes, net (note 9)	204,858	—
Notes payable (note 10)	18,977	16,699
Income taxes payable (note 13)	41,551	24,611
Accounts payable and accrued liabilities (notes 12 and 15)	129,323	83,890
Deferred income taxes (note 13)	—	5,680

Total liabilities	8,392,869	2,016,378

Commitments and contingencies (note 12)
Stockholders’ equity (notes 15 and 16):
Preferred stock, $0.01 par value. Authorized 7,500,000 shares; No shares issued and outstanding at December 31, 2003 and 2002	—	—
Common stock, $0.01 par value. Authorized 100,000,000 shares; issued and outstanding 33,759,695 and 23,538,643 shares at December 31, 2003 and 2002, respectively	338	235
Additional paid-in capital	52,988	115,345
Accumulated other comprehensive loss	(1,742)	—
Retained earnings, restricted	509,998	279,124

	561,582	394,704
Treasury stock, 377,500 shares at December 31, 2003 and 184,000 shares at December 31, 2002, respectively, at cost	(14,163)	(4,439)
Deferred compensation costs	(5,408)	(3,715)

Total stockholders’ equity	542,011	386,550

Total liabilities and stockholders’ equity	$8,934,880	2,402,928

See accompanying notes to consolidated financial statements.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated statements of operations

Years ended December 31, 2003, 2002, and 2001

(In thousands, except per share and share amounts)

	2003	2002	2001

Revenues:
Gain on sale of loans (note 2)	$611,136	451,744	182,612
Interest income (note 2)	329,463	122,331	62,706
Residual interest income (note 4)	24,228	31,723	36,356
Servicing income (note 5)	11,139	432	10,616
Other income	—	16	1,046

Total revenues	975,966	606,246	293,336

Expenses:
Personnel (notes 12 and 14)	248,796	149,136	83,427
Interest (note 8)	117,575	50,588	54,127
General and administrative (notes 12 and 17)	105,301	69,595	52,787
Provision for loan losses on mortgage loans held for investment (note 3)	26,304	—	—
Advertising and promotion	26,118	20,234	11,610
Professional services	28,620	10,357	7,901

Total expenses	552,714	299,910	209,852

Earnings before income taxes	423,252	306,336	83,484
Income taxes (note 13)	177,769	126,636	35,464

Net earnings	245,483	179,700	48,020
Dividends paid on preferred stock	—	442	2,900

Net earnings available to common stockholders	$245,483	179,258	45,120

Basic earnings per share (note 20)	7.26	5.19	1.83
Diluted earnings per share (note 20)	6.56	4.62	1.52
Basic weighted average shares outstanding	33,835,127	34,564,656	24,721,679
Diluted weighted average shares outstanding	37,410,425	38,897,072	31,599,876

See accompanying notes to consolidated financial statements.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated statements of comprehensive income

Years ended December 31, 2003, 2002, and 2001

(In thousands)

	2003	2002	2001

Net earnings	$245,483	$179,700	$48,020
Other comprehensive loss:
Unrealized loss on derivative instruments designated as hedges, net of tax of $1,261	(1,742)	—	—

Comprehensive income	$243,741	$179,700	$48,020

See accompanying notes to consolidated financial statements.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated statements of changes in stockholders’ equity

Years ended December 31, 2003, 2002, and 2001

(In thousands)

	Preferred shares outstanding	Preferred stock amount	Common shares outstanding	Common stock amount	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings, restricted	Treasury shares outstanding	Deferred compensation	Total

Balance December 31, 2000	40	$—	14,853	$149	90,579	—	61,426	—	(5)	152,149
Proceeds from issuance of common stock	—	—	5,544	55	54,461	—	—	—	—	54,516
Issuance of common stock for acquisition of subsidiary	—	—	12	—	125	—	—	—	—	125
Issuance of restricted stock	—	—	214	2	2,188	—	—	—	(2,190)	—
Purchase of treasury stock	—	—	(119)	(1)	(1,063)	—	—	—	—	(1,064)
Cancellation of warrants	—	—	—	—	(2,631)	—	—	—	—	(2,631)
Amortization of deferred compensation	—	—	—	—	—	—	—	—	545	545
Net earnings	—	—	—	—	—	—	48,020	—	—	48,020
Preferred stock dividends	—	—	—	—	—	—	(2,900)	—	—	(2,900)
Common stock dividends	—	—	—	—	—	—	(999)	—	—	(999)

Balance December 31, 2001	40	—	20,504	205	143,659	—	105,547	—	(1,650)	247,761
Proceeds from issuance of common stock	—	—	760	7	7,121	—	—	—	—	7,128
Issuance of common stock for acquisition of subsidiary	—	—	76	1	1,998	—	—	—	—	1,999
Issuance of restricted stock	—	—	199	2	3,531	—	—	—	(3,533)	—
Purchase of treasury stock	(7)	—	(1,625)	(16)	(40,928)	—	—	(4,439)	—	(45,383)
Conversion of convertible preferred stock	(33)	—	3,625	36	(36)	—	—	—	—	—
Cancellation of warrants	—	—	—	—	—	—	—	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	—	1,468	1,468
Net earnings	—	—	—	—	—	—	179,700	—	—	179,700
Preferred stock dividends	—	—	—	—	—	—	(442)	—	—	(442)
Common stock dividends	—	—	—	—	—	—	(5,681)	—	—	(5,681)

Balance December 31, 2002	—	—	23,539	235	115,345	—	279,124	(4,439)	(3,715)	386,550
Proceeds from issuance of common stock	—	—	786	8	10,587	—	—	—	—	10,595
Stock split	—	—	11,565	116	(116)	—	—	—	—	—
Proceeds from sale of warrants	—	—	—	—	24,389	—	—	—	—	24,389
Purchase of call options	—	—	—	—	(46,819)	—	—	—	—	(46,819)
Issuance of restricted stock	—	—	396	4	5,015	—	—	—	(5,019)	—
Purchase of common stock	—	—	(2,526)	(25)	(62,213)	—	—	(9,724)	—	(71,962)
Amortization of deferred compensation	—	—	—	—	—	—	—	—	3,326	3,326
Net earnings	—	—	—	—	—	—	245,483	—	—	245,483
Tax benefit related to call options purchased	—	—	—	—	1,500	—	—	—	—	1,500
Tax benefit from non-qualified stock options	—	—	—	—	5,300	—	—	—	—	5,300
Other comprehensive loss, net of tax	—	—	—	—	—	(1,742)	—	—	—	(1,742)
Common stock dividends	—	—	—	—	—	—	(14,609)	—	—	(14,609)

Balance December 31, 2003	—	$—	33,760	$338	52,988	(1,742)	509,998	(14,163)	(5,408)	542,011

See accompanying notes to consolidated financial statements.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated statements of cash flows

Years ended December 31, 2003, 2002, and 2001

(In thousands)

	2003	2002	2001

Cash flows from operating activities:
Net earnings	$245,483	179,700	48,020
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	23,905	10,501	8,080
Deferred income taxes	(98,347)	(28,573)	26,371
NIR gains (discounts)	—	12,051	(15,894)
Initial deposits to over-collateralization accounts	—	(17,879)	(6,738)
Cash received from residual interests	72,331	110,335	65,794
Servicing gains	(7,777)	(14,882)	(4,938)
Accretion of NIRs	(24,228)	(32,496)	(36,525)
Fair value adjustment of residual securities	19,363	(12,066)	—
Provision for losses on mortgage loans held for investment	26,304	—	—
Provision for repurchase losses	5,868	50,654	15,106
Mortgage loans originated or acquired for sale	(22,458,565)	(14,214,755)	(6,250,934)
Mortgage loan sales, net	20,835,105	13,265,164	5,621,734
Principal payments on loans receivable held for sale	115,777	35,922	18,847
Increase in credit facility financing	1,426,339	897,930	583,122
Net change in other assets and liabilities	12,388	15,503	24,832

Net cash provided by operating activities	193,946	257,109	96,877

Cash flows from investing activities:
Mortgage loans originated or acquired for investment, net	(4,996,609)	—	—
Principal payments on mortgage loans held for investment	219,170	—	—
Sale of mortgage servicing rights	15,568	4,561	24,748
Purchase of office property and equipment	(22,574)	(18,459)	(3,045)
Net proceeds from calls of residual interests	—	—	22,204
Acquisition of subsidiaries	—	(10,445)	—

Net cash provided by (used in) investing activities	(4,784,445)	(24,343)	43,907

Cash flows from financing activities:
Repayments of residual financing	—	(79,941)	(70,968)
Proceeds from issuance of financing on mortgage loans held for investment, net	4,918,204	—	—
Repayment of financing on mortgage loans held for investment	(235,487)	—	—
Convertible debt proceeds, net	204,315	—	—
(Increase) decrease in restricted cash	(110,628)	161	(6,416)
Proceeds from sale of warrant	24,389	—	—
Purchase of option	(46,819)	—	—
Increases in (repayments of) notes payable	2,278	6,952	(23,972)
Repayment of subordinated debt	—	(40,000)	—
Payment of dividends on convertible preferred stock	—	(725)	(2,900)
Payment of dividends on common stock	(11,515)	(4,552)	—
Proceeds from issuance of stock	10,595	7,127	54,516
Purchase of common stock	(71,962)	(45,382)	(1,064)

Net cash provided by (used in) financing activities	4,683,370	(156,360)	(50,804)

Net increase in cash and cash equivalents	92,871	76,406	89,980
Cash and cash equivalents, beginning of year	176,669	100,263	10,283

Cash and cash equivalents, end of year	$269,540	176,669	100,263

Supplemental cash flow disclosure:
Interest paid	$114,839	49,185	54,063
Income taxes paid	252,395	137,190	9,999
Supplemental non-cash financing activity:
Restricted stock issued	$5,019	3,785	2,190
Restricted stock cancelled	—	252	—
Repurchased preferred stock cancelled	—	6,999	—
Repurchased common stock cancelled	62,238	33,944	1,064
Stock dividend	116	—	—
Conversion of preferred stock	—	36	—
Stock issued in connection with acquisitions	—	1,999	125
Accrued dividends on common and preferred stock	5,230	2,136	1,482
Cancellation of warrants	—	—	2,631
Fixed assets acquired through capital leases	—	11,994	9,378

See accompanying notes to consolidated financial statements.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

(1)    Summary of significant accounting policies

(a)    Organization

New Century Financial Corporation (the Company), a Delaware corporation, was incorporated on November 17, 1995. New Century Mortgage Corporation, a wholly-owned subsidiary, commenced operations in February 1996 and is a mortgage finance company engaged in the business of originating, purchasing, selling and servicing mortgage loans secured primarily by first and second mortgages on single-family residences. NC Capital Corporation, a wholly-owned subsidiary of New Century Mortgage Corporation, was formed in December 1998 to conduct the secondary marketing activities of the Company. Anyloan Financial Corporation, a wholly-owned subsidiary of the Company, and its subsidiaries, The Anyloan Company and NC Insurance Services, were formed in October 1999 and May 2000, respectively, to conduct the Company’s Web-based lending and mortgage servicing-related insurance operations. In 2001 the Anyloan Company began originating mortgage loans through strategic alliances with its customers. In December 2003 the operations of the Anyloan Company were merged into the Wholesale Division of New Century Mortgage Corporation. Worth Funding Inc., a wholly-owned subsidiary of New Century Mortgage Corporation, was acquired in March 2000 to conduct the Company’s centralized wholesale lending operations. In June 2002 its operations were transferred to the Wholesale Division of New Century Mortgage Corporation. eConduit, a wholly-owned subsidiary of New Century Mortgage Corporation, was acquired in May 2002 to conduct retail lead sourcing operations and discontinued operations in 2003.

(b)    Principles of consolidation

The accompanying consolidated financial statements include the consolidated financial statements of the Company’s wholly-owned subsidiaries, New Century Mortgage Corporation and Anyloan Financial Corporation. All material intercompany balances and transactions are eliminated in consolidation. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

(c)    Cash and cash equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Cash equivalents consist of cash on hand and due from banks.

(d)    Restricted cash

Restricted cash includes $31.5 million in cash held in a margin account associated with the Company’s interest rate risk management activities, $63.7 million in cash held in custodial accounts associated with its mortgage loans held for investment, and $21.7 million in cash held in a cash reserve account in connection with the asset-backed commercial paper facility as of December 31, 2003. As of December 31, 2002, restricted cash included $6.3 million in cash held in a margin account associated with the Company’s interest rate risk management activities.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

(e)    Loan origination fees

Loan origination fees, as well as discount points and certain direct origination costs, are initially deferred and recorded as an adjustment to the cost of the loan and, with respect to mortgage loans held for sale, are reflected in earnings when the loan is sold. With respect to mortgage loans held for investment, such fees and costs are amortized to interest income using the interest method.

(f)    Interest income

Interest income is accrued as earned. Loans are placed on non-accrual status when any portion of principal or interest is ninety days past due or earlier when concern exists as to the ultimate collectibility of principal or interest. Loans return to accrual status when principal and interest become current and are anticipated to be fully collectible.

(g)    Mortgage loans held for sale

Mortgage loans held for sale are stated at the lower of amortized cost or fair value as determined by outstanding commitments from investors or current investor-yield requirements, calculated on an aggregate basis.

(h)    Mortgage loans held for investment

Mortgage loans held for investment represent loans securitized through transactions structured as financings during 2003. Mortgage loans held for investment are stated at amortized cost, including the outstanding principal balance, less the allowance for loan losses, plus net deferred origination costs. The financing related to these securitizations is included in the Company’s consolidated balance sheet as financing on mortgage loans held for investment.

(i)    Allowance for losses on mortgage loans held for investment

In connection with its mortgage loans held for investment, the Company establishes an allowance for loan losses based on its estimate of losses to be incurred in the foreseeable future. The Company charges off uncollectible loans at the time of liquidation. The Company evaluates the adequacy of this allowance each quarter, giving consideration to factors such as the current performance of the loans, characteristics of the portfolio, the value of the underlying collateral and the general economic environment. In order to estimate an appropriate allowance for losses for loans held for investment, the Company estimates losses using “static pooling,” which stratifies the loans held for investment into separately identified vintage pools. Provision for losses is charged to the Company’s consolidated statement of operations. Losses incurred are charged to the allowance. Management considers the current allowance to be adequate.

(j)    Residual interests in securitizations

Residual interests in securitizations are recorded as a result of the sale of loans through securitizations that the Company structures as sales rather than financings, referred to as “off-balance sheet securitizations.” The Company may also sell residual interests in securitizations through what are sometimes referred to as net interest margin securities, or NIMS.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

The Company generally structures loan securitizations as follows: First, it sells a portfolio of mortgage loans to a special purpose entity, or SPE, that has been established for the limited purpose of buying and reselling mortgage loans. The SPE then transfers the same mortgage loans to a Real Estate Mortgage Investment Conduit or Owners Trust (the “REMIC” or “Trust”), which is a qualifying special purpose entity (“QSPE”) as defined under Statement of Financial Accounting Standards No. 140 (“SFAS 140”). The Trust, in turn, issues interest- bearing asset-backed securities (the “Certificates”) generally in an amount equal to the aggregate principal balance of the mortgage loans. The Certificates are typically sold at face value and without recourse except that the Company provides representations and warranties customary to the mortgage banking industry to the Trust. One or more investors purchase these Certificates for cash. The Trust uses the cash proceeds to pay the Company the cash portion of the purchase price for the mortgage loans. The Trust also issues a certificate to the Company representing a residual interest in the payments on the securitized loans. In addition, the Company may provide a credit enhancement for the benefit of the investors in the form of additional collateral (“Over-collateralization Account” or “OC Account”) held by the Trust. The servicing agreements typically require that the OC Account be maintained at certain levels.

At the closing of each off-balance sheet securitization, the Company removes from its consolidated balance sheet the mortgage loans held for sale and adds to its consolidated balance sheet (i) the cash received, (ii) the estimated fair value of the interest in the mortgage loans retained from the securitizations (“Residuals”), which consist of (a) the OC Account and (b) the net interest receivable (“NIR”), and (iii) the estimated fair value of the servicing asset. The NIR represents the discounted estimated cash flows that the Company will receive in the future. The excess of the cash received and the assets retained over the carrying value of the loans sold, less transaction costs, equals the net gain on sale of mortgage loans recorded by the Company.

The NIMS are generally structured as follows: First, the Company sells or contributes the Residuals to a SPE that it has established for the limited purpose of receiving and selling asset-backed residual interests-in-securitization certificates. Next, the SPE transfers the Residuals to the Trust and the Trust, which is a QSPE as defined under SFAS 140, in turn issues interest-bearing asset-backed securities (the “Bonds and Certificates”). The Company sells the Residuals without recourse except that it provides representations and warranties customary to the mortgage banking industry to the Trust. One or more investors purchase the Bonds and Certificates and the proceeds from the sale of the Bonds and Certificates, along with a residual interest certificate that is subordinate to the Bonds and Certificates, represent the consideration received by the Company for the sale of the Residuals.

At closing of each NIMS transaction, the Company removes from its consolidated balance sheet the carrying value of the Residuals sold and adds to its consolidated balance sheet (i) the cash received, and (ii) the estimated fair value of the portion of the Residuals retained, which consists of a NIR. The excess of the cash received and assets retained over the carrying value of the Residuals sold, less transaction costs, equals the net gain or loss on the sale of Residuals recorded by the Company.

The Company allocates its basis in the mortgage loans and Residuals between the portion of the mortgage loans and Residuals sold through the Certificates and the portion retained (the Residuals and servicing assets) based on the relative fair values of those portions on the date of sale. The Company may recognize gains or losses attributable to the changes in the fair value of the Residuals, which are recorded at estimated fair value and accounted for as “held-for-trading” securities. The Company is not aware of an active market for the purchase or sale of Residuals and, accordingly, it determines the estimated fair

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

value of the Residuals by discounting the expected cash flows released from the OC Account (the cash out method) using a discount rate commensurate with the risks involved. The Company utilizes a discount rate of 12.0% on the estimated cash flows released from the OC Account to value the Residuals through securitization transactions and 14.0% on the estimated cash flows released from the Trust to value Residuals through NIMS transactions.

The Company is entitled to the cash flows from the Residuals that represent collections on the mortgage loans in excess of the amounts required to pay the Certificates’ principal and interest, the servicing fees and certain other fees, such as trustee and custodial fees. At the end of each collection period, the aggregate cash collections from the mortgage loans are allocated first to the base servicing fees and certain other fees, such as trustee and custodial fees, for the period, then to the Certificate holders for interest at the pass-through rate on the Certificates plus principal as defined in the servicing agreements. If the amount of cash required for the above allocations exceeds the amount collected during the collection period, the shortfall is drawn from the OC Account. If the cash collected during the period exceeds the amount necessary for the above allocation, and there is no shortfall in the related OC Account, the excess is released to the Company. If the OC Account balance is not at the required credit enhancement level, the excess cash collected is retained in the OC Account until the specified level is achieved. The Company is restricted from using the cash and collateral in the OC Account. Pursuant to certain servicing agreements, the Company may use cash held in the OC Account to make accelerated principal paydowns on the Certificates to create additional excess collateral in the OC Account, which is held by the Trusts on its behalf as the Residual holder. The specified credit enhancement levels are defined in these servicing agreements as the OC Account balance expressed generally as a percentage of the current collateral principal balance. For NIMS transactions, the Company receives cash flows once the holders of the Bonds and Certificates created in the NIMS transaction are fully paid.

The Annual Percentage Rate, or APR, on the mortgage loans is relatively high in comparison to the pass-through rate on the Certificates. Accordingly, the Residuals described above are a significant asset of the Company. In determining the value of the Residuals, the Company must estimate the future rates of prepayments, prepayment penalties that it will receive, delinquencies, defaults and default loss severity as they affect the amount and timing of the estimated cash flows. The Company estimates average cumulative losses as a percentage of the original principal balance of the mortgage loans of 1.38% to 4.32% for adjustable-rate securities and 2.14% to 5.20% for fixed-rate securities. These estimates are based on historical loss data for the loans, the specific characteristics of the loans, and the existence of mortgage insurance. While the range of estimated cumulative pool losses is fairly broad, the weighted average cumulative pool loss estimate for the entire portfolio of residual assets was 3.94% at December 31, 2003. The Company estimates prepayments by evaluating historical prepayment performance of its loans and the impact of current trends. The Company uses a prepayment curve to estimate the prepayment characteristics of the mortgage loans. The rate of increase, duration, severity, and decrease of the curve depends on the age and nature of the mortgage loans, primarily whether the mortgage loans are fixed or adjustable and the interest rate adjustment characteristics of the mortgage loans (6-month, 1-year, 2-year, 3-year, or 5-year adjustment periods). These prepayment curve and default estimates have resulted in weighted average lives of between 2.27 to 2.71 years for the Company’s adjustable-rate securities and 2.53 to 3.57 years for its fixed-rate securities.

During the year ended December 31, 2003, the Residuals provided $72.3 million in cash flow to the Company. The Company performs an evaluation of the Residuals quarterly, taking into consideration trends in actual cash flow performance, industry and economic developments, as well as other relevant

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

factors. During the year ended December 31, 2003, the Company increased its prepayment rate assumptions based upon actual performance and made minor adjustments to certain other assumptions, resulting in a $19.4 million downward fair value adjustment for the year.

The Bond and Certificate holders and their securitization trusts have no recourse to the Company for failure of mortgage loan borrowers to pay when due. The Company’s Residuals are subordinate to the Bonds and Certificates until the Bond and Certificate holders are fully paid.

(k)    Gain on sales of loans

Gains or losses resulting from sales or securitizations of mortgage loans are recognized at the date of settlement and are based on the difference between the selling price for sales or securitizations and the carrying value of the related loans sold. Such gains and losses may be increased or decreased by the amount of any servicing-released premiums received. Nonrefundable fees and direct costs associated with the origination of mortgage loans are deferred and recognized when the loans are sold.

Loan sales and securitizations are accounted for as sales when control of the loans is surrendered, to the extent that consideration other than beneficial interests in the loans transferred is received in the exchange. Liabilities and derivatives incurred or obtained by the transfer of loans are required to be measured at fair value, if practicable. Also, servicing assets and other retained interests in the loans are measured by allocating the previous carrying value between the loans sold and the interest retained, if any, based on their relative fair values at the date of transfer.

(l)    Allowance for repurchase losses

The allowance for repurchase losses on loans sold relates to expenses incurred due to the potential repurchase of loans or indemnification of losses based on alleged violations of representations and warranties which are customary to the mortgage banking industry. Provisions for losses are charged to gain on sale of loans and credited to the allowance. The allowance represents the Company’s estimate of the total losses expected to occur and is considered to be adequate by management based upon the Company’s evaluation of the potential exposure related to the loan sale agreements over the life of the associated loans sold.

(m)    Office property and equipment

Office property and equipment are stated at cost. The straight-line method of depreciation is followed for financial reporting purposes. Depreciation and amortization are provided in amounts sufficient to relate the cost of assets to operations over their estimated service lives or the lives of the respective leases, whichever is shorter. The estimated service lives for furniture and office equipment, computer hardware/software, and leasehold improvements are five years, three years, and five years or shorter as appropriate, respectively.

(n)    Goodwill

Goodwill associated with transactions prior to 2003 had a net book value of $13.8 million on January 1, 2003. In June 2003, a goodwill impairment adjustment of $1.1 million was recognized in connection with discontinuing the operations of eConduit, one of the Company’s wholly-owned subsidiaries. Goodwill totals $12.7 million at December 31, 2003.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

On January 1, 2002, the Company ceased amortizing its goodwill, which decreased general and administrative expenses and increased net income in 2003 and 2002 as compared to 2001. If the Company were to exclude the amortization expense from general and administrative expenses related to goodwill in 2001, net income, basic earnings per share and diluted earnings per share would have been $49.1 million, $1.87, and $1.55, respectively. Goodwill is reviewed for impairment based upon the current value of the operations of the acquired company.

(o)    Financial statement presentation

The Company prepares its financial statements using an unclassified balance sheet presentation as is customary in the mortgage banking industry. A classified balance sheet presentation would have aggregated current assets, current liabilities, and net working capital as of December 31, 2003 as follows (dollars in thousands):

Current assets	$3,900,337
Current liabilities	3,491,697

Net working capital	$408,640

(p)    Errors and omissions policy

In connection with the Company’s lending and servicing activities, the Company has Fidelity Bond and Errors and Omissions insurance coverage of $5.0 million each at December 31, 2003.

(q)    Income taxes

The Company files consolidated federal and combined state tax returns. The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(r)    Mortgage servicing asset

In March 2001, the Company sold the majority of its servicing rights to Ocwen Federal Bank FSB (“Ocwen”). In connection with this transaction, the Company contracted with Ocwen to sub-service all of the Company’s loans held for sale and loans serviced for others. Ocwen assumed these servicing responsibilities in August 2001. In October 2002, the Company re-established servicing operations and began selling loans on a servicing-retained basis.

The Company recognizes a servicing asset based on the excess of the fees received for the servicing and collection of the mortgage loans over the subservicer fees and the costs incurred by the Company in performing the servicing functions. This servicing asset is amortized in proportion to, and over the period of, estimated net servicing income.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

For the purposes of measuring impairment, the Company stratifies the mortgage loans it services using the type of loan as the primary risk. Impairment is measured utilizing the current estimated fair value of the mortgage servicing asset.

(s)    Stock-based compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25, and related interpretations, in accounting for employee stock options rather than the alternative fair value accounting allowed by Financial Accounting Standards Board Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Under SFAS 123, the fair value of stock options at the date of grant is recognized in earnings over the vesting period of the options. However, the Company provides pro forma net earnings and pro forma net earnings per share disclosures as if the fair value of all stock options as of the grant date were recognized as expense over the vesting period. In December 2002, FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS 148”), which amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported results.

The per share weighted average fair value of stock options granted during the year ended December 31, 2003, 2002, and 2001 was $9.89, $9.11, and $2.99, respectively, at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2003	2002	2001

Expected life (years)	4.5	4.5	4.5
Risk-free interest rate	3.2%	4.7%	4.0%
Volatility	50.5%	57.4%	55.0%
Expected annual dividend yield	1.28%	1.48%	2.08%

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

As of December 31, 2003 and 2002, there were stock options outstanding for the purchase of 5,060,118 and 4,842,575 shares, respectively, of our common stock. The following table shows the pro forma net income as if the fair value method of SFAS No. 123 had been used to account for stock-based compensation expense (dollars in thousands, except per share amounts):

	2003	2002	2001

Net earnings:
As reported	$245,483	179,700	48,020
Compensation expense, net of related tax effects	(3,437)	(2,454)	(1,343)

Pro forma	$242,046	177,246	46,677

Basic earnings per share:
As reported	$7.26	5.19	1.83
Pro forma	7.15	5.12	1.77
Diluted earnings per share:
As reported	$6.56	4.62	1.52
Pro forma	6.62	4.70	1.53
Basic weighted average shares outstanding:
As reported	33,835,127	34,564,656	24,721,679
Pro forma	33,835,127	34,564,656	24,721,679
Diluted weighted average shares outstanding:
As reported	37,410,425	38,897,072	31,599,876
Pro forma	36,539,520	37,685,595	30,495,087

(t)    Earnings per share

Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted from issuance of common stock that then shared in earnings.

(u)    Use of estimates

Management of the Company has made certain estimates and assumptions relating to the reporting of assets, liabilities, results of operations, and the disclosure of contingent assets and liabilities to prepare these financial statements in accordance with accounting principles generally accepted in the United States of America. Actual results could differ from these estimates. Significant estimates and assumptions included in the Company’s consolidated financial statements relate to residual interests in securitizations, allowances for loan losses, and income taxes.

(v)    Advertising

The Company accounts for its advertising costs as nondirect response advertising. Accordingly, advertising costs are expensed as incurred.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

(w)    Reclassification

Certain amounts for prior years’ presentation have been reclassified to conform to the current year’s presentation.

(x)    Segment reporting

The Company, through its origination divisions, provides a broad range of mortgage products. The Company’s management measures the revenue streams of its wholesale and retail lending divisions separately. Further, the Company has a servicing division whose operations are distinct from its lending operations and a portfolio of loans held for investment that generates a measurably different earnings stream. The Company has provided revenue and expense data by these business segments.

(y)    Recent accounting developments

In January 2003, the Financial Accounting Standards Board, or FASB, issued Interpretation 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“FIN 46”) which was subsequently amended in December 2003 by FIN 46R. FIN 46R requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns, or both. Prior to FIN 46R, a company included another entity in its consolidated financial statements only if it controlled the entity through voting interests. The consolidation requirements of FIN 46R are applicable to variable interest entities created after December 31, 2003. For interests held in variable interest entities created before January 1, 2004, FIN 46R is applicable beginning on January 1, 2005. The assets, liabilities and noncontrolling interests of variable interest entities created before January 1, 2004 would initially be measured at their carrying amounts, with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used. Certain of the Company’s subsidiaries are qualifying special purpose entities formed in connection with off-balance sheet securitizations and are not subject to the requirements of FIN 46R. The Company’s subsidiaries that are considered variable interest entities subject to the requirements of FIN 46R, namely the Trusts related to the Company’s on-balance sheet securitizations, are currently being consolidated and are included in the Company’s consolidated financial statements. Management does not expect that the application of FIN 46R will have a material impact on the Company’s consolidated balance sheet.

On April 30, 2003, the FASB issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). The purpose of SFAS 149 is to amend and clarify financial accounting and reporting for derivative instruments and hedging activities under SFAS No. 133. These amendments clarify the definition of a derivative, expand the nature of exemptions from SFAS No. 133, clarify the application of hedge accounting when using certain instruments, clarify the application of paragraph 13 of SFAS No. 133 to embedded derivative instruments in which the underlying is an interest rate, and modify the cash flow presentation of derivative instruments that contain financing elements. SFAS 149 is effective for derivative transactions and hedging relationships entered into or modified after June 30, 2003. The Company quotes interest rates to borrowers, which are generally subject to change by the Company. Although the Company typically honors such interest rate quotes, the quotes do not constitute interest rate locks, minimizing the

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

potential interest rate risk exposure. The adoption of SFAS 149 did not have a material impact on the Company’s financial statements.

On May 15, 2003, the FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”). SFAS 150 requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. Generally, SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, although certain of the provisions of SFAS 150 related to certain mandatorily redeemable noncontrolling interests have been deferred indefinitely. The Company adopted the provisions of SFAS 150 on July 1, 2003. The adoption of SFAS 150 did not have a material impact on the Company’s consolidated financial statements.

(z)    Hedging activities

In connection with the Company’s strategy to mitigate interest rate risk on its residual assets, certain mortgage loans held for sale and financing on mortgage loans held for investment, the Company uses derivative financial instruments such as Euro Dollar Futures contracts and interest rate caps. It is not the Company’s policy to use derivatives to speculate on interest rates. These derivative instruments have an active secondary market, and are intended to provide income and cash flow to offset potential reduced interest income and cash flow under certain interest rate environments. In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended and interpreted, when applicable, the derivative financial instruments and any related margin accounts are reported on the consolidated balance sheets at their fair value.

During 2003, the Company began using hedge accounting as defined by SFAS 133 for certain derivative financial instruments used to hedge the Company’s financing on mortgage loans held for investment. The Company designates certain derivative financial instruments, Euro Dollar Futures contracts, as hedge instruments under SFAS 133, and, at trade date, these instruments and their hedging relationship are identified, designated and documented. For derivative financial instruments designated as hedge instruments, the Company evaluates the effectiveness of these hedges against the financing on mortgage loans held for investment being hedged to ensure that there remains a highly effective correlation in the hedge relationship. To hedge the adverse effect of interest rate changes on the cash flows as a result of changes in the benchmark interest rate, in this case LIBOR, of the financing on mortgage loans held for investment (variable rate debt) being hedged, the Company uses derivatives classified as cash flow hedges under SFAS 133. Once the hedge relationship is established, for those derivative instruments designated as qualifying cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income during the current period, and reclassified into earnings in the period(s) during which the hedged transaction affects earnings pursuant to SFAS 133. The ineffective portion and/or remaining gain or loss on the derivative instrument is recognized in earnings in the current period. The ineffective portion of these hedges was immaterial for the year ended December 31, 2003.

The Company documents the relationships between hedging instruments and hedged items, as well as its risk-management objectives and strategies for undertaking various hedge transactions. This process includes linking derivatives to specific liabilities on the consolidated balance sheet. The Company also assesses, both at the inception of the hedge and on an ongoing basis, whether the derivatives used in

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

hedging transactions are highly effective in offsetting changes in cash flows of the hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively.

When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective hedge, the derivative will continue to be recorded on the balance sheet at its fair value. Any change in the fair value of a derivative no longer qualifying as an effective hedge is recognized in current period earnings. When a hedge is terminated, it is derecognized at the time of termination. For terminated hedges or hedges that no longer qualify as effective, the effective position previously recorded remains in other comprehensive income and continues to be amortized or accreted into earnings with the hedged item.

For derivative financial instruments not designated as hedge instruments, realized and unrealized changes in fair value are recognized in the period in which the changes occur.

As of December 31, 2003, the Company had open Euro Dollar Futures Contracts that are designated as hedging the variability in expected cash flows from the variable rate debt related to its financing on mortgage loans held for investment. The fair value of these contracts was a $5.8 million liability at December 31, 2003, and is included in accounts payable and accrued liabilities.

The change in the fair value of Euro Dollar Futures Contracts used to mitigate interest rate risk in the Company’s residual assets and certain loans held for sale is recorded through earnings each period, and is included as a component of gain on sale. For the years ended December 31, 2003 and 2002, the Company recognized a loss of $10.6 million and $28.0 million, respectively, related to the change in fair value of these contracts. The fair value of these contracts was a $2.1 million liability and a $4.6 million liability, respectively, at December 31, 2003 and 2002, and is included in accounts payable and accrued liabilities.

(2)    Mortgage loans held for sale

A summary of mortgage loans held for sale, at the lower of cost or fair value at December 31 is as follows (dollars in thousands):

	2003	2002

Mortgage loans held for sale:
First trust deeds	$3,307,749	1,880,554
Second trust deeds	75,517	21,108
Net deferred origination costs	38,945	18,734

	$3,422,211	1,920,396

At December 31, 2003 and 2002 the Company had mortgage loans held for sale of approximately $11.0 million and $35.2 million, respectively, on which the accrual of interest had been discontinued. If these mortgage loans had been current throughout their terms, interest income would have increased by approximately $783,000 and $3.9 million in the years ended December 31, 2003 and 2002, respectively.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

(a)    Interest income

The following table presents the components of interest income for the years ended December 31 (dollars in thousands):

	2003	2002	2001

Interest on loans receivable held for sale	$224,650	122,182	62,002
Interest on mortgage loans held for investment (see note 3)	104,706	—	—
Interest on cash and cash equivalents	107	149	704

	$329,463	122,331	62,706

(b)    Gain on sales of loans

Gain on sales of loans was comprised of the following components for the years ended December 31 (dollars in thousands):

	2003	2002	2001

Gain from whole loan sale transactions	$861,310	562,050	170,717
Noncash premium (discount) from securitizations (NIR gains)	—	(12,051)	15,894
Noncash gain from servicing asset	7,777	14,882	4,938
Cash gain from sales of servicing rights	—	12,574	11,273
Cash gain from securitizations/NIM transactions	—	57,081	32,402
Securitization expenses	—	(2,706)	(3,820)
Accrued interest	—	(5,226)	(4,455)
Fair value adjustment to NIR	(19,363)	12,066	—
Provision for repurchase losses	(5,868)	(50,654)	(15,106)
Nonrefundable fees	142,745	111,601	67,645
Premiums, net	(182,765)	(101,816)	(30,242)
Origination costs	(182,100)	(118,050)	(60,700)
Derivative losses	(10,600)	(28,007)	(5,934)

	$611,136	451,744	182,612

(c)    Originations and purchases

During the year ended December 31, 2003, approximately 41.0% and 6.0% of the Company’s total loan originations and purchases were in the states of California and Florida, respectively. During the year ended December 31, 2002, approximately 40.5% and 6.0% of the Company’s total loan originations and purchases were in the states of California and Florida, respectively.

(d)    Significant customers

During the year ended December 31, 2003 the Company sold $11.3 billion in loans to Morgan Stanley, and $4.4 billion in loans to Credit Suisse First Boston, which represented 54.2% and 21.1% respectively, of total loans sold. During the year ended December 31, 2002 the Company sold $7.0 billion in loans to

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

Morgan Stanley, and $1.5 billion in loans to Credit Suisse First Boston, which represented 52.3% and 11.3% respectively, of total loans sold.

(3)    Mortgage loans held for investment

For the year ended December 31, 2003, the Company securitized $4.9 billion in loans through transactions structured as financings, resulting in mortgage loans held for investment. A summary of the components of mortgage loans held for investment at December 31, 2003 is as follows (dollars in thousands):

Unpaid principal balance of mortgage loans	$4,727,504
Allowance for loan losses	(26,251)
Net deferred origination costs	44,684

$4,745,937

The following table presents a summary of the activity for the allowance for losses on mortgage loans held for investment for the year ended December 31, 2003 (dollars in thousands):

Beginning balance	$—
Additions	26,304
Charge-offs	(53)

$26,251

(4)    Residual interests in securitizations

Residual interests in securitizations consist of the following components for the years ended December 31 (dollars in thousands):

	2003	2002

Over-collateralization amount	$169,905	185,658
Net interest receivable (NIR)	9,593	61,306

	$179,498	246,964

The following table summarizes the activity in the over-collateralization OC account at December 31 (dollars in thousands):

	2003	2002

Balance, beginning of year	$185,658	206,935
Initial deposits to OC accounts	—	17,879
Additional deposits to OC accounts	4,149	7,639
Release of cash from OC accounts	(19,902)	(46,795)

	$169,905	185,658

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

The following table summarizes activity in NIR interests at December 31 (dollars in thousands):

	2003	2002

Balance, beginning of year	$61,306	99,973
NIR discounts	—	(12,051)
Cash received from NIRs	(56,578)	(71,179)
Accretion of NIR	24,228	32,497
Fair value adjustment to NIR	(19,363)	12,066

	$9,593	61,306

During 2003, the Company did not complete any securitizations structured as sales, resulting in no additions to its residual interests. For the period ended December 31, 2002 the Company sold $845.5 million in loans through securitization and recognized a pretax gain of $37.1 million, which is included in gain on sale of loans. Concurrent with the securitization, the Company sold a portion of the residual interest through a NIM transaction. In future periods, the Company will receive cash flows from the securitization, once the NIM bonds are repaid. Purchasers of securitization bonds and certificates have no recourse against the other assets of the Company, other than the assets of the trust. The value of the Company’s retained interests is subject to credit, prepayment and interest rate risk on the transferred financial assets.

The Company uses certain assumptions and estimates to determine the fair value allocated to the retained interest at the time of initial sale and each subsequent sale in accordance with SFAS No. 140. These assumptions and estimates include projections concerning the various rate indices applicable to the Company’s loans and the pass-through rate paid to bondholders, credit loss experience, prepayment rates, and a discount rate commensurate with the risks involved. These assumptions are reviewed periodically by management. If these assumptions change, the related asset and income are affected.

For the securitization transaction completed in 2002, the fair value assigned to the retained interest at the date of securitization was $5.8 million. Key economic assumptions used to measure the retained interest at this date were as follows: prepayment curves which resulted in a weighted average life of 2.69 years; a weighted average static pool loss of 3.60%; a discount rate of 14%; and the actual LIBOR forward curve at the time of the securitization.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

At December 31, 2003 key economic assumptions and the sensitivity of the current fair value of residual interests in securitization to immediate 10% and 20% adverse changes in those assumptions are illustrated in the following table (dollars in thousands):

	Security type
	Fixed	Adjustable	Total

Carrying value/fair value of residual interests	$93,478	86,020	179,498
Assumed weighted average life in years	3.04	2.58	2.87
Decline in fair value with 10% adverse change	4.98%	2.35%	3.72%
Decline in fair value with 20% adverse change	9.55%	4.42%	7.09%
Assumed cumulative pool losses	3.94%	3.93%	3.94%
Decline in fair value with 10% adverse change	3.90%	2.23%	3.10%
Decline in fair value with 20% adverse change	7.89%	4.45%	6.24%
Assumed discount rate	Range of 12% to 14%
Decline in fair value with 10% adverse change	2.86%	3.08%	2.96%
Decline in fair value with 20% adverse change	5.59%	6.02%	5.80%
Interest rate assumptions	Current Forward LIBOR curve
Decline in fair value with 10% adverse change	1.01%	0.37%	0.70%
Decline in fair value with 20% adverse change	1.99%	0.57%	1.31%

These sensitivities are hypothetical and should be used with caution. Changes in fair value based on a 10% and 20% variation in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption when, in reality, changes in one factor may result in changes in another. For example, increases in interest rates may result in lower prepayments and higher credit losses which may magnify or counteract the sensitivities.

In order to mitigate the interest rate risk inherent in the residual interests the Company entered into Euro Dollar Futures Contracts with a notional balance at December 31, 2003 and 2002 of $2.6 billion and $3.4 billion, respectively. These contracts expire over a period of 15 months, declining generally in proportion to the percentage of the underlying loans that reach their interest rate adjustment date.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

The following table summarizes delinquencies and credit losses as of December 31, 2003 for the loans underlying the Company’s residual interests, its mortgage loans held for investment and its loans held for sale (dollars in thousands):

	Original principal amount of loans	Current principal amount of loans	Delinquent principal over 60 days	Inception to-date credit losses (net of recoveries)

Adjustable rate loans	$10,171,108	6,204,651	188,386	108,966
Fixed rate loans	6,517,609	3,725,666	118,281	107,971

Total managed loans	$16,688,717	9,930,317	306,667	216,937

Comprised of:
Loans sold through securitization	$8,358,194	1,819,547
Loans held for investment	4,946,781	4,727,504
Loans held for sale	3,383,742	3,383,266

Total managed loans	$16,688,717	9,930,317

Loans sold through securitization in the table above have been sold by the Company to off-balance sheet Trusts. The Company’s only ownership interest in the off-balance sheet Trusts is its residual interests in securitizations of $179.5 million at December 31, 2003.

(5)    Mortgage servicing asset

The following table summarizes activity in the mortgage servicing asset for the years ended December 31 (dollars in thousands):

	2003	2002

Beginning balance	$10,271	—
Additions	7,777	14,882
Sales of servicing	(15,568)	(4,561)
Amortization	(580)	(50)

	$1,900	10,271

Servicing income

The following table presents the components of servicing income for the years ended December 31 (dollars in thousands):

	2003	2002	2001

Servicing and ancillary fees collected	$11,284	254	11,872
Amortization of mortgage servicing asset	(580)	(50)	(1,638)
Prepayment penalties collected	435	228	382

	$11,139	432	10,616

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

(6)    Office property and equipment

Office property and equipment consist of the following at December 31 (dollars in thousands):

	2003	2002

Leasehold improvements	$6,135	3,342
Furniture and office equipment	10,981	6,421
Computer hardware and software	45,837	30,616

	62,953	40,379
Less accumulated depreciation and amortization	(30,695)	(20,043)

	$32,258	20,336

(7)    Credit facilities and other short-term borrowings

Credit facilities and other short-term borrowings consist of the following at December 31 (dollars in thousands):

	2003	2002

A $570 million master repurchase agreement among New Century Mortgage Corporation, a wholly-owned subsidiary of New Century Financial Corporation, NC Capital Corporation, a wholly-owned subsidiary of New Century Mortgage Corporation, and CDC Mortgage Capital Inc. expiring in June 2004, secured by loans receivable held for sale, bearing interest based on a margin over one-month LIBOR	$430,118	$420,317

A $1.3 billion master loan and security agreement among New Century Mortgage Corporation, NC Capital Corporation and Morgan Stanley Mortgage Capital Inc. expiring in December 2004, secured by loans receivable held for sale, bearing interest based on a margin over one-month LIBOR	284,643	149,143

A $50 million master loan and security agreement among New Century Mortgage Corporation, NC Capital Corporation, Citigroup Global Markets Realty Corp., successor to and Salomon Brothers Realty Corp., expiring in December 2004, secured by delinquent loans and REO properties, bearing interest based on a margin over one-month LIBOR	6,789	6,718

A $650 million repurchase agreement between NC Capital Corporation and Citigroup Global Markets Realty Corp., successor to Salomon Brothers Realty Corp., expiring in March 2004, secured by loans receivable held for sale, bearing interest based on a margin over one-month LIBOR	468,809	81,501

A $750 million master repurchase agreement between New Century Funding A, a Delaware business trust, which is a wholly-owned subsidiary of New Century Mortgage Corporation and Bank of America, N.A. expiring in May 2004, secured by loans receivable held for sale, bearing interest based on a margin over one-month LIBOR	697,201	312,754

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

	2003	2002

A $1.0 billion committed note purchase and security agreement between New Century Funding I, a Delaware business trust which is a wholly-owned subsidiary of New Century Mortgage Corporation and UBS Residential Funding, $250 million of which is uncommitted, expiring in May 2004, secured by loans receivable held for sale, bearing interest based on a margin over one-month LIBOR	994,815	418,577

A $150 million master repurchase agreement between New Century Funding SB-1, a Delaware business trust and wholly-owned subsidiary of New Century Mortgage Corporation, and Citigroup Global Markets Realty Corp., successor to Salomon Brothers Realty Corp., expiring in March 2004, secured by loans receivable held for sale, bearing interest based on a margin over one-month LIBOR	—	—

A $2.0 billion asset-backed commercial paper note facility agreement for Von Karman Funding LLC, a wholly-owned subsidiary of New Century Mortgage Corporation, expiring in September 2006, secured by loans receivable held for sale and cash generated through the sale of loans, bearing interest based on a margin over one-month LIBOR	409,120	—

A $100 million master loan and security agreement between New Century Mortgage Corporation and Greenwich Capital Financial Products, Inc. expiring in September 2004, secured by loans receivable held for sale, bearing interest based on a margin over one-month LIBOR	20,342	—

A $800 million aggregation facility ($400 million of which is uncommitted) from Bear Stearns Mortgage Capital expiring in October 2004, secured by loans receivable held for sale, bearing interest based on a margin over one-month LIBOR.	—	—

Loan sale agreements accounted for as financings:

Federal Home Loan Mortgage Corporation sale of 77.5% participation certificates that expired in January 2003, secured by mortgage loans to be securitized, bearing interest based on a margin over one-month LIBOR	—	384,778

A $111.7 million short-term Loan and Security Agreement from Morgan Stanley Mortgage Capital that expired in February 2003, secured by mortgage loans to be securitized, bearing interest based on a margin over one-month LIBOR	—	111,710

	$3,311,837	1,885,498

The weighted average interest rate on these facilities was 1.99% and 2.42% at December 31, 2003 and 2002, respectively.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

The various credit agreements contain certain restrictive financial and other covenants that require the Company to, among other requirements, restrict dividends, maintain certain levels of net worth, liquidity, available borrowing capacity, and debt-to-net worth ratios and to comply with regulatory and investor requirements. To the Company’s knowledge, at December 31, 2003, the Company was in compliance with these covenants.

(8)    Financing on mortgage loans held for investment

When the Company sells loans through securitizations structured as financings, the related bonds are added to its balance sheet. As of December 31, 2003, the financing on mortgage loans held for investment consisted of the following (dollars in thousands):

Securitized bonds	$4,688,921
Short-term financing on retained bond	4,665
2003-NC5 NIM bond	33,969
Deferred bond issue costs	(41,232)

$4,686,323

Interest expense

The following table presents the components of interest expense for the years ended December 31 (dollars in thousands):

	2003	2002	2001

Interest on credit facilities and other short-term borrowings (see note 7)	$75,759	46,396	38,371
Interest on financing on mortgage loans held for investment	36,650	—	—
Interest on convertible notes (see note 9)	4,049	—	—
Interest on residual financing	—	1,249	7,816
Interest on subordinated debt	—	2,171	6,441
Other interest expense	1,117	772	1,499

	$117,575	50,588	54,127

(9)    Convertible notes

In July 2003, the Company closed a private offering of $175 million of Convertible Senior Notes due 2008 pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes bear interest at a rate of 3.50% per year and will be convertible into the Company’s common stock at a conversion price of $34.80 per share upon the occurrence of certain events. The conversion price represents a 28% premium over the closing share price at the date of issuance. The Company filed a registration statement, which has become effective, to permit the public resale of the notes and the common stock issuable under the notes.

On July 14, 2003, the initial purchasers of the notes exercised their option, in full, to acquire an additional $35 million principal amount of the notes.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

In connection with the convertible debt transaction, the Company entered into two agreements to simultaneously purchase an option and sell a warrant on its common stock. The Company may exercise the option it purchased at any time to acquire 6,034,675 shares of common stock at a strike price of $34.80 per share. The Company sold a warrant to an affiliate of one of the initial purchasers of the notes who may exercise the warrant upon maturity of the notes to purchase from the Company up to 6,034,668 shares of its common stock at a price of $47.59 per share, subject to certain anti-dilution and other customary adjustments. The warrant may be settled in cash, in shares or in a combination of cash and shares, at the Company’s option. The purchase price of the option purchased of $46.8 million, net of the proceeds from the sale of the warrant of $24.4 million, was recorded as a reduction to stockholders’ equity.

(10)    Notes payable

Notes payable consists of $19.0 million and $16.7 million at December 31, 2003 and 2002, respectively, in equipment financing leases, which are classified as capital leases at rates varying from 6.50% to 9.62%, maturing from June 2004 to October 2006.

The maturities of notes payable at December 31, 2003 are as follows (dollars in thousands):

Due in 2004	$8,987
Due in 2005	7,212
Due in 2006	2,778

$18,977

(11)    Loan servicing

As of December 31, 2003, the Company was servicing 68,646 loans with a total principal balance of $11.6 billion, including $4.7 billion in mortgage loans held for investment, $3.4 billion in mortgage loans held for sale, $0.4 billion in mortgage loans sold on a servicing retained basis, and $3.1 billion in loans serviced on a temporary basis for the purchasers thereof.

(12)    Commitments and contingencies

(a)    Related party

In 1997, the Company entered into employment agreements with the four executive officers at that time—Robert Cole, Brad Morrice, Edward Gotschall and Steven Holder. In January 1999, the agreements were superseded by new employment agreements, extended until December 31, 2002. The new agreements provide that on December 31, 2000 and on each December 31 thereafter, the term of each agreement is automatically extended for one additional year unless either party provides notice prior to such date. On December 27, 2000 Mr. Holder resigned from the Company. For 2001, the remaining three executive officers’ salary was $367,500, plus a $500 per month auto allowance.

On January 1, 2002, the Company and Messrs. Cole, Morrice and Gotschall entered into amended and restated employment agreements superseding the prior agreements. The amended agreements extend until December 31, 2004. Effective January 1, 2002, an additional officer, Patrick Flanagan, was promoted to

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

executive officer and entered into an employment agreement identical to those of the other three executive officers. On January 1, 2003, and on each January 1 thereafter, the term of each agreement is automatically extended for one additional year unless either party provides notice prior to such date. These executive officers received a salary of $405,175 plus a $550 per month auto allowance for 2003 and a salary of $385,875 plus a $500 per month auto allowance for 2002.

Effective January 1, 2003, an additional officer, Patrick Rank, was promoted to executive officer and entered into an employment agreement identical to those of the other four officers.

In February 1999, the board of directors approved the 1999 Incentive Compensation Plan (the “Incentive Compensation Plan”). The board designed the Incentive Compensation Plan so that the executive officers’ bonuses would qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Company’s stockholders approved the Incentive Compensation Plan in May 1999.

The executive officers’ employment agreements provide for two awards for 2001 under the Incentive Compensation Plan: one for the Company’s performance during the first six months of the year, and the second for the Company’s performance for the entire year. The awards base the potential incentive compensation on the ratio (the “Ratio”) of the Company’s earnings (the “Earnings”) to its Total Stockholders’ Equity. For the January 1, 2001 to June 30, 2001 performance period, if the Ratio is at least 9% but less than 18%, each executive officer is entitled to 1.25% of Earnings in excess of 9% of Total Stockholders’ Equity. If the Ratio is at least 18%, each executive officer will receive incentive payments equal to the sum of (i) 1.25% of Earnings in excess of 9% of Total Stockholders’ Equity, plus (ii) 1.75% of Earnings in excess of 18% of Total Stockholders’ Equity. For the January 1, 2001 to December 31, 2001 performance period, if the Ratio is at least 18% but less than 35%, each executive officer is entitled to 1.25% of the Earnings in excess of 18% of Total Stockholders’ Equity. If the Ratio is at least 35%, each executive officer will receive incentive payments equal to the sum of (i) 1.25% of Earnings in excess of 18% of Total Stockholders’ Equity, plus (ii) 1.75% of Earnings in excess of 35% of Total Stockholders’ Equity. The amount of any incentive award paid for the twelve-month performance period will be reduced by any amounts paid for the six-month performance period. Award amounts up to 200% of the executive officers’ current annual salary are paid in cash. Any amounts exceeding 200% of the base salary are paid in restricted stock unless the Committee and the executive officer agree otherwise.

The executive officers’ January 2002 employment agreements provide for two awards under the Incentive Compensation Plan applicable to the years ended December 31, 2002 and 2003: one for the Company’s performance during the first six months of the year, and the second for the Company’s performance for the entire year. The awards base the potential incentive compensation on the ratio of the Company’s Earnings to its Total Stockholders’ Equity, using definitions under the Incentive Compensation Plan. For each six-month performance period, if the Ratio is at least 9% but less than 14%, each executive officer is entitled to 1.125% of Earnings in excess of 9% of Total Stockholders’ Equity for that period. If the Ratio is at least 14% but less than 19%, each executive officer will receive incentive payments equal to the sum of (i) 1.125% of Earnings in excess of 9% but not in excess of 14% of Total Stockholders’ Equity, plus (ii) 0.75% of Earnings in excess of 14% of Total Stockholders’ Equity for that period. If the Ratio is at least 19%, each executive officer will receive incentive payments equal to the sum of (i) 1.125% of Earnings in excess of 9% but not in excess of 14% of Total Stockholders’ Equity, plus (ii) 0.75% of Earnings in excess of 14% but not in excess of 19% of Total Stockholders’ Equity, plus (iii) 0.60% of Earnings in excess of 19% of Total Stockholders’ Equity for

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

that period. For each 12-month performance period, if the Ratio is at least 18% but less than 28%, each executive officer is entitled to 1.125% of Earnings in excess of 18% of Total Stockholders’ Equity for that period. If the Ratio is at least 28% but less than 38%, each executive officer will receive incentive payments equal to the sum of (i) 1.125% of Earnings in excess of 18% but not in excess of 28% of Total Stockholders’ Equity, plus (ii) 0.75% of Earnings in excess of 28% of Total Stockholders’ Equity for that period. If the Ratio is at least 38%, each executive officer will receive incentive payments equal to the sum of (i) 1.125% of Earnings in excess of 18% but not in excess of 28% of Total Stockholders’ Equity, plus (ii) 0.75% of Earnings in excess of 28% but not in excess of 38% of Total Stockholders’ Equity, plus (iii) 0.60% of Earnings in excess of 38% of Total Stockholders’ Equity for that period. Notwithstanding these calculations, the award for an executive officer for a six-month performance period is capped at 80% of his then current base salary. The amount of any incentive award paid for the twelve-month performance period will be reduced by any amounts paid for the six-month performance period. Award amounts up to 150% of the executive officers’ current annual salary are paid in cash. Any amounts exceeding 150% of the base salary are paid in restricted stock, unless the Committee and the executive officer agree otherwise.

Included in personnel expense for the years ended December 31, 2003, 2002, and 2001, respectively, are $8.4 million, $6.1 million, and $2.2 million, related to the Incentive Compensation Plan.

(b)    Operating leases

The Company and its subsidiaries lease certain facilities under noncancelable operating leases, which expire at various dates through 2009. Total rental expenditures under these leases were approximately $12.3 million, $10.1 million, and $8.2 million for the years ended December 31, 2003, 2002, and 2001, respectively. The Company and its subsidiaries also lease office property and equipment from various equipment leasing companies under operating lease agreements. These operating leases expire from February 2004 to October 2006. Total rental expenditures under these office property and equipment leases were approximately $1.2 million, $2.1 million, and $6.5 million for the years ended December 31, 2003, 2002, and 2001, respectively.

Minimum rental commitments for these leases are as follows (dollars in thousands):

Year ending December 31:
2004	$24,799
2005	20,696
2006	13,774
2007	8,877
2008	3,030
Thereafter	86

$71,262

(c)    Loan commitments

Commitments to fund loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Also, external market forces affect the probability of commitments being exercised;

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

therefore, total commitments outstanding do not necessarily represent future cash requirements. The Company quotes interest rates to borrowers, which are generally subject to change by the Company. Although the Company typically honors such interest rate quotes, the quotes do not constitute interest rate locks, minimizing the potential interest rate risk exposure. The Company had commitments to fund loans of approximately $3.2 billion and $1.7 billion at December 31, 2003 and 2002, respectively.

The Company had commitments to sell loans of $5.5 billion and $700 million at December 31, 2003 and 2002, respectively, to whole loan investors.

(d)    Contingencies

The Company has entered into loan sale agreements with investors in the normal course of business which include representations and warranties customary to the mortgage banking industry. Violations of these representations and warranties may require the Company to repurchase loans previously sold or to reimburse investors for losses incurred. In the opinion of management, the potential exposure related to the Company’s loan sale agreements is adequately provided for in the allowance for losses on sold loans included in accounts payable and accrued liabilities on the consolidated balance sheets.

At December 31, 2003 and 2002 included in accounts payable and accrued liabilities are approximately $9.8 million and $16.9 million, respectively, in allowances for losses related to possible off-balance sheet recourse, repurchase agreement provisions, and repurchases from securitization trusts. The activity in this allowance for the years ended December 31 is summarized as follows (dollars in thousands):

	2003	2002	2001

Balance, beginning of year	$16,904	9,539	6,443
Provision for repurchases losses	5,868	50,654	15,106
Charge-offs, net	(12,929)	(43,289)	(12,010)

Balance, end of year	$9,843	16,904	9,539

(e)    Litigation

In August 2000, the Federal Trade Commission informed the Company that it was conducting an inquiry to determine whether it had violated the Fair Credit Reporting Act, Federal Trade Commission Act or other statutes administered by the Commission. The Commission subsequently focused its inquiry on whether the pre-approved credit solicitations the Company’s retail units generated comply with applicable law. The Company cooperated by providing the requested information to the Commission for its review. It has received no further requests for information since its last submission over two years ago in September 2001.

In June 2001, New Century Mortgage was served with a class action complaint filed in the U.S. District Court for the Northern District of California by Richard L. Grimes and Rosa L. Grimes. The action seeks rescission, restitution and damages on behalf of the two plaintiffs, others similarly situated and on behalf of the general public for an alleged violation of the Federal Truth in Lending Act (“TILA”) and Business & Professions Code §17200. The judge held that New Century Mortgage had not violated the TILA and dismissed the §17200 claim without prejudice. The plaintiffs appealed in February 2002 and in August 2003, the U.S. Court of Appeals ruled that a material issue of fact as to the existence and terms

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

of the contract remained, reversed summary judgment and remanded the case for further proceedings in the District Court. The parties have settled this matter and stipulated to the dismissal of the case. The Company’s insurance carrier agreed to pay the settlement amount and the carrier will also be reimbursing its attorneys’ fees and costs incurred through settlement.

In July 2001, Charles Perry Jr. filed a class action complaint against New Century Mortgage and Noreast Mortgage Company, Inc. in the U.S. District Court for the District of Massachusetts. The complaint alleges that certain payments New Century Mortgage makes to mortgage brokers, sometimes referred to as yield spread premiums, violate the federal Real Estate Settlement Procedures Act (“RESPA”). The complaint also alleges that New Century Mortgage induced mortgage brokers to breach their fiduciary duties to borrowers. The Company filed its answer in September 2001. The Company believes the allegations lack merit; especially in light of HUD’s October Policy Statement upholding the use of yield spread premiums. Due to Perry filing bankruptcy, the complaint has been amended twice to add new plaintiffs, Eugene and Margaret Flood. The Company filed its response to the second amended complaint in May 2002. The parties have settled this matter. The nominal amount of the settlement did not have a material adverse effect on the Company’s results of operations or financial position.

In December 2001, Sandra Barney filed a class action complaint against New Century Mortgage in the Circuit Court in Cook County, Illinois. The complaint alleges the unauthorized practice of law and violation of the Illinois Consumer Fraud Act for performing document preparation services for a fee by non-lawyers, and seeks to recover the fees charged for the document preparation, compensatory and punitive damages, attorneys’ fees and costs. The Company filed a motion to dismiss in February 2002. The court thereafter consolidated the case with other similar cases filed against other lenders. In August 2002, the court ordered plaintiffs in all the consolidated cases to dismiss their cases with prejudice. The Company’s individual plaintiff filed her Notice of Appeal in September 2002; the appeal was consolidated with 36 similar cases. Appellate argument was heard on December 2, 2003. The appellate court affirmed the dismissal of the consolidated cases on December 31, 2003. The plaintiff then timely filed a petition for leave to appeal the appellate court’s decision. The Company’s response to the petition was filed in February 2004.

In April 2002, Paul Bernstein filed a class action complaint against New Century Mortgage in the Circuit Court of Cook County, Chicago, Illinois seeking damages for receiving unsolicited advertisements to telephone facsimile machines in violation of the Telephone Consumer Protection Act, 47 U.S.C. §227, and the Illinois Consumer Fraud Act. The plaintiffs filed an amended complaint on May 1, 2003 and on September 18, 2003 the judge granted New Century Mortgage’s motion to dismiss with respect to the Illinois Consumer Fraud Act and permitted the plaintiff to replead on an individual, not consolidated, basis. On September 30, 2003, the plaintiff filed a motion for class certification and second amended complaint. The court has consolidated similar cases into three groups. The Company sought and obtained an order permitting it to join other defendants in this consolidated action and file a motion to dismiss the first amended complaint. Discovery is currently proceeding. The Company’s insurance carrier has agreed to indemnify it with a reservation of rights.

In September 2002, Robert E. Overman and Martin Lemp filed a class action complaint in the Superior Court for the Alameda County, California, against New Century Financial, New Century Mortgage, U.S. Bancorp, Loan Management Services, Inc. and certain individuals affiliated with Loan Management Services. The complaint alleges violations of California Consumers Legal Remedies Act, Unfair, Unlawful and Deceptive Business and Advertising Practices in violation of Business & Professions Code §§17200

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

and 17500, Fraud-Misrepresentation and Concealment and Constructive Trust/Breach of Fiduciary Duty and damages including restitution, compensatory and punitive damages and attorneys’ fees and costs. The plaintiffs filed an amended complaint in July 2003 and in September 2003 the judge granted the Company’s demurrer challenging their claims in part. The Consumers Legal Remedies claim was dismissed and the plaintiffs withdrew the Constructive Trust/Breach of Fiduciary Duty claim. The Company filed its answer to the plaintiffs’ amended complaint in September 2003. It then filed a §128.7 sanctions motion seeking dismissal of the case. On December 8, 2003, the court granted the motion for sanctions against plaintiffs for filing a first amended complaint whose allegations against New Century Financial and New Century Mortgage were devoid of evidentiary support and ordered all those claims stricken without prejudice. On January 27, 2004 the court entered a judgment of dismissal without prejudice in favor of the Company. Plaintiffs filed a notice of appeal on February 20, 2004 from the judgment entered in the Company’s favor and the order granting its motion for sanctions.

In April 2003, New Century Financial, New Century Mortgage, Worth Funding Incorporated and The Anyloan Company were served with a complaint seeking class action status filed by two former, short-term employees, Kimberly A. England and Gregory M. Foshee. The action was removed on May 12, 2003 from the 19th Judicial District Court, Parish of East Baton Rouge, State of Louisiana to the U.S. District Court for the Middle District of Louisiana in response to the Company’s petition for removal. The complaint alleges failure to pay overtime wages in violation of the federal Fair Labor Standards Act. The plaintiffs filed an additional action in Louisiana state court (19th Judicial District Court, Parish of East Baton Rouge) on September 18, 2003, adding James Gray as a plaintiff and seeking unpaid wages under state law, with no class claims. This second action was removed on October 3, 2003 to the U.S. District Court for the Middle District of Louisiana, and has been ordered consolidated with the first action. The court agreed with the Company’s position and refused to dismiss the plaintiffs’ case, as it was filed before the similar Klas case filed in Minnesota, and in light of the fact that the Company is attempting to dismiss the later filed Minnesota action. Discovery is proceeding.

In June 2003, New Century Financial and New Century Mortgage were served with a complaint seeking class action status and alleging failure to pay overtime wages in violation of the TILA. The case was filed in the U.S. District Court, District of Minnesota, by Michael Klas, a former loan officer of New Century Mortgage’s retail branch in Minnesota. The Company filed its answer in July 2003. In September 2003, the Company filed its motion to dismiss the entire case due to the fact that similar claims were raised in the earlier filed England case. On March 11, 2004, the court granted the Company’s motion to dismiss.

In October 2003, New Century Mortgage was served with a complaint filed by Canales Jose Ines and Maria S. Marquez seeking class action status filed in the U.S. District Court, Northern District of Illinois. The complaint also named the broker, title company and related parties as defendants: Tamayo Financial Title, Inc., Presidential Title, Inc., Juan Tamayo Jr., Jose Tamayo and Luis Tamayo. The complaint alleges violations of the TILA related to the fees charged for title insurance and recording fees. The Company filed its motion to dismiss in December 2003 and the motion was fully briefed in January 2004. The Company awaits a ruling from the court.

In October 2003, New Century Mortgage was served with a complaint filed by Denise Wade seeking class action status filed in the U.S. District Court, Northern District of Illinois. The complaint was filed by the same attorney as the Ines case and named the broker, title company, and current servicer: Providential Bancorp, Ltd., Jet Title Services, LLC, and Ocwen Federal Bank, FSB. The complaint

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

similarly alleges violations of the TILA related to the fees charged for title insurance and recording fees. The Company filed its motion to dismiss in November 2003 and the motion was fully briefed in January 2004. The Company awaits a ruling from the court.

In December 2003, New Century Mortgage was served with a class action complaint filed by Elaine Lum seeking class action status filed in the state court in Suffolk County, New York. The complaint alleges that certain payments we make to mortgage brokers, sometimes referred to as yield spread premiums, interfered with the contractual relationship between Lum and her broker. The complaint also seeks damages related thereto for fraud, wrongful inducement/breach of fiduciary duty, violation of deceptive acts and practices, unjust enrichment and commercial bribing. The complaint seeks class certification for similarly situated borrowers in the State of New York. The Company believes the allegations lack merit, especially in light of HUD’s Policy Statement upholding the use of yield spread premiums. The Company filed a motion to dismiss on January 30, 2004 and awaits a ruling.

The Company is also a party to various legal proceedings arising out of the ordinary course of its business. Management believes that any liability with respect to these legal actions, individually or in the aggregate, will not have a material adverse effect on the Company’s business, results of operation or financial position.

(13)    Income taxes

Components of the Company’s provision for income taxes for the years ended December 31 are as follows (dollars in thousands):

	2003	2002	2001

Current:
Federal	$221,964	129,538	7,449
State	54,152	25,671	1,644

	276,116	155,209	9,093

Deferred:
Federal	(78,386)	(24,978)	21,983
State	(19,961)	(3,595)	4,388

	(98,347)	(28,573)	26,371

	$177,769	126,636	35,464

Actual income taxes differ from the amount determined by applying the statutory Federal rate of 35% for the years ended December 31 to earnings before income taxes as follows (dollars in thousands):

	2003	2002	2001

Computed “expected” income taxes	$148,141	107,218	29,219
State tax, net of Federal benefit	23,795	14,349	3,921
Other	5,833	5,069	2,324

	$177,769	126,636	35,464

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 are as follows (dollars in thousands):

	2003	2002

Deferred tax assets:
Allowance for loan losses	$8,441	8,938
State taxes	18,443	7
Office property and equipment	—	1,453
Net operating loss carryover	2,042	2,038
Noncash gain from securitization	44,400	—
Fair value adjustment on loans held for sale	24,323	9,194
Other	1,261	—

	98,910	21,630

Deferred tax liabilities:
Noncash gain from securitization	—	27,310
Office property and equipment	1,612	—
Deferred loan fees	3,370	—

	4,982	27,310

Net deferred income tax asset (liability)	$93,928	(5,680)

As of December 31, 2003, the Company had Net Operating Loss (“NOL”) carryforwards for federal and state purposes of $5.7 and $1.0 million, respectively, which are available to offset future taxable income, if any, through 2020 and 2007, respectively.

There was no valuation allowance for deferred tax assets at December 31, 2003 or 2002.

Deferred tax assets are initially recognized for differences between the financial statement carrying amount and the tax bases of assets and liabilities which will result in future deductible amounts and operating loss and tax credit carryforwards. A valuation allowance is then established to reduce that deferred tax asset to the level at which it is “more likely than not” that the tax benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss or tax credit carryforwards depends on having sufficient taxable income of an appropriate character within the carryback and carryforward periods. Sources of taxable income of an appropriate character that may allow for the realization of tax benefits include: (1) taxable income in the current year or prior years that is available through carryback, (2) future taxable income that will result from the reversal of existing taxable temporary differences, (3) future taxable income generated by future operations and (4) tax planning strategies that, if necessary, would be implemented to accelerate taxable income into years in which net operating losses might otherwise expire.

Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize deferred tax assets existing at December 31, 2003 and 2002.

Currently, the Company is under examination by the Internal Revenue Service for tax years ending December 31, 1998 through December 31, 2001. Based on information currently available, management

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

does not believe the outcome of this examination will have a material impact on the financial position or results of operations of the Company.

(14)    Employee benefit plans

On July 1, 1996, the Company established the New Century Financial Corporation 401(k) Profit Sharing Plan (the “401(k) Plan”) for the benefit of eligible employees and their beneficiaries. The 401(k) Plan is a defined contribution 401(k) plan which allows eligible employees to save for retirement through pretax contributions. Under the 401(k) Plan, employees of the Company may contribute up to the statutory limit. Effective January 1, 2003, the Company increased the matching from 25% to 50% of the first 6% of compensation contributed by the employee. An additional Company contribution may be made at the discretion of the Company. Contributions to the 401(k) Plan by the Company for the years ended December 31, 2003, 2002, and 2001 were $4.3 million, $1.1 million, and $713,000, respectively.

In October 1997, the Company established the New Century Financial Corporation Employee Stock Purchase Plan (the “Plan”) for the benefit of eligible employees. The Plan is a compensatory plan as defined in accordance with APB 25. The plan allows employees to contribute, through payroll deductions, to the Plan. At the end of each plan period, the employees purchase stock at a price equal to 90% of the lesser of the market price at the beginning and end of the plan period. Since its inception, the Company has issued 526,154 shares of common stock under the Plan.

In December 1998, the Company established the New Century Financial Corporation Deferred Compensation Plan for the benefit of eligible employees. This plan allows eligible employees to defer payment of a portion of their salary to future years. The Company does not contribute to this plan.

(15)    Stockholders’ equity

(a)    Convertible preferred stock

In November 1998, the Company issued 20,000 shares of Series 1998-A convertible preferred stock to US Bancorp. The Company received $20.0 million from this issue. The holders of Series 1998-A preferred stock were entitled to convert each share of Series 1998-A preferred stock into 136.24 shares of common stock. The Series 1998-A preferred stock earned a dividend at a rate of 7.5% per annum, payable quarterly. In July 1999, the Company issued 20,000 shares of Series 1999-A convertible preferred stock to US Bancorp. The Company received $20.0 million from this issue. The holders of Series 1999-A preferred stock were entitled to convert each share of Series 1999-A preferred stock into 69.98 shares of common stock. The Series 1999-A preferred stock earned a dividend at a rate of 7.0% per annum, payable quarterly. In March 2002, the Company repurchased and subsequently canceled 7,144 shares of preferred stock and paid $7.0 million. In April 2002, the remaining preferred stock was converted to common stock.

(b)    Common stock

In January 2001, the Company issued 17,879 shares of common stock in connection with the acquisition of Worth Funding.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

In February 2001, the Company issued 228,000 shares of restricted stock to certain employees. The Company recorded $1.5 million in deferred compensation expense and additional paid-in capital at that date. The restricted stock vests over a three year period. Included in personnel expense for the year ended December 31, 2003 is $335,000 related to the amortization of deferred compensation expense.

In July 2001, the Company issued 2,163,462 shares in connection with a private placement of shares, for which the Company received $14.1 million in cash, after deducting offering expenses.

In August 2001, the Company issued 93,000 shares of restricted stock to certain of its employees. The Company recorded $671,000 in deferred compensation expense and additional paid-in capital at that date. The restricted stock vests over a three year period. Included in personnel expense for the year ended December 31, 2003 is $224,000 related to amortization of deferred compensation expense.

In October 2001, the Company issued 4.8 million shares of common stock in connection with a secondary public offering. In addition, the Company issued 787,500 shares to cover the underwriters’ over-allotment option. The Company received $37.8 million in cash from this transaction, after deducting offering expenses.

In December 2001, the Company declared a cash dividend of $0.03 per share for stockholders of record on January 15, 2002. The dividend was paid on January 31, 2002.

In February 2002, the Company declared a cash dividend of $0.03 per share. The dividend was paid on April 30, 2002 to stockholders of record on April 15, 2002. Also in April, the Company repurchased 31,500 shares of restricted stock as a result of certain employee terminations. The Company recorded $252,000 in reversal of deferred compensation costs and additional paid-in capital at that date.

In March 2002, the Company issued 8,498 shares of restricted stock each to three executive officers—Robert Cole, Brad Morrice and Edward Gotschall. The Company recorded $291,000 in deferred compensation expense and additional paid-in capital at that date. The restricted stock vests over a three year period. Included in personnel expense for the year ended December 31, 2003 is $97,000 related to amortization of deferred compensation expense.

In April 2002, the Company issued 240,000 shares of restricted stock to certain of its employees. The Company recorded $2.5 million in deferred compensation expense and additional paid-in capital at that date. The restricted stock vests over a three year period. Included in personnel expense for the year ended December 31, 2003 is $848,000 related to amortization of deferred compensation expense.

In June 2002, the Company declared a cash dividend of $0.03 per share. The dividend was paid on July 31, 2002 to stockholders of record on July 15, 2002.

In June 2002, the Company issued 114,509 shares of common stock in connection with its obligations under the Worth Funding acquisition agreement.

In August 2002, the Company issued 64,901 shares of restricted stock to certain of its employees. The Company recorded $953,000 in deferred compensation expense and additional paid-in capital at that date. The restricted stock vests over a three year period. Included in personnel expense for the year ended December 31, 2003 is $318,000 related to amortization of deferred compensation expense.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

In September 2002, the Company declared a cash dividend of $0.03 per share. The dividend was paid on October 29, 2002 to stockholders of record on October 15, 2002.

In December 2002, the Company declared a cash dividend of $0.07 per share. The dividend was paid on January 31, 2003 to stockholders of record on January 15, 2003. On January 21, 2003, the Company issued 62,970 shares of restricted stock to four of its executive officers under the 1999 Incentive Compensation Plan. The restricted stock vests over a three year period. Included in personnel expense for the year ended December 31, 2003 is $1,436,000 related to amortization of deferred compensation expense.

On February 27, 2003, the Company issued 10,500 shares of restricted stock to one of its senior officers under the 1995 Incentive Compensation Plan. The restricted stock vests over a three year period. Included in personnel expense for the year ended December 31, 2003 is $53,000 related to amortization of deferred compensation expense

In March 2003, the Company declared a cash dividend of $0.07 per share. The dividend was paid on April 30, 2003 to stockholders of record on April 15, 2003.

On April 30, 2003, the Company issued 1,729 shares of restricted stock to one of its senior officers under the 1999 Incentive Compensation Plan. The restricted stock vests over a three year period. Included in personnel expense for the year ended December 31, 2003 is $5,000 related to amortization of deferred compensation expense.

In May 2003, the Company declared a cash dividend of $0.10 per share. The dividend was paid on July 31, 2003 to stockholders of record on July 15, 2003.

On July 31, 2003, the Company issued 3,959 shares of restricted stock to one of its senior officers under the 1999 Incentive Compensation Plan. The restricted stock vests over a three year period. Included in personnel expense for the year ended December 31, 2003 is $10,000 related to amortization of deferred compensation expense.

In October 2003, the Company declared a cash dividend of $0.10 per share. The dividend was paid on October 31, 2003 to stockholders of record on October 15, 2003.

In December 2003, the Company declared a cash dividend of $0.16 per share. The dividend was paid on January 30, 2004 to stockholders of record on January 15, 2004.

Included in personnel expenses for the years ended December 31, 2003, 2002, and 2001 is $3,326,000, $1,468,000, and $545,000 respectively, related to the amortization of deferred compensation.

(c)    Warrants

In May 1997, the Company issued to Comerica Bank warrants to purchase 100,000 shares of common stock at $11.00 per share and in September 1997, the Company issued an additional 50,000 warrants at $11.00 per share pursuant to the completion of certain services by Comerica Bank with respect to servicing the Company’s loans. The warrants granted are exercisable over five years, and were fully

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

vested at December 31, 2000. The Company valued the warrants at $675,000 on the measurement date. As of December 31, 1999, the value of the warrants had been amortized as general and administrative expenses. The last 50,000 warrants were exercised during 2002.

(d)    Treasury stock

The Company’s Stock Repurchase Program authorizes the repurchase of up to 5.8 million shares. From inception of the Program through December 31, 2003, the Company had repurchased 4.2 million shares. The Company periodically directs its stock transfer agent to cancel repurchased shares. All repurchased common shares were canceled as of December 31, 2003, except for 377,500 shares which are included in treasury stock.

(e)    Stock split

On May 21, 2003, the Board of Directors approved a three-for-two stock split of the Company’s common stock in the form of a stock dividend payable on July 11, 2003 to stockholders of record at the close of business on June 12, 2003, the record date. On July 11, 2003 each eligible stockholder received one share of common stock for every two whole shares of common stock owned by the applicable stockholder as of the record date and a cash payment in lieu of any fractional shares of common stock owned by the applicable stockholder on such date. Unless specifically indicated otherwise, all share and per share data in this report reflect the stock split.

(f)    Minimum net worth

The Company’s mortgage banking business is subject to the rules and regulations of the Department of Housing and Urban Development (“HUD”), Fannie Mae, Freddie Mac, and state regulatory authorities with respect to originating, processing, selling and servicing mortgage loans. Those rules and regulations require, among other things, that the Company maintain a minimum net worth of $250,000. As of December 31, 2003, the Company was in compliance with these requirements.

(g)    Option / warrant

In connection with the convertible debt transaction, the Company entered into two agreements to simultaneously purchase an option and sell a warrant on its common stock. The Company may exercise the option it purchased at any time to acquire 6,034,675 shares of common stock at a strike price of $34.80 per share. The Company sold a warrant to an affiliate of one of the initial purchasers of the notes who may exercise the warrant upon maturity of the notes to purchase from the Company up to 6,034,668 shares of its common stock at a price of $47.59 per share, subject to certain anti-dilution and other customary adjustments. The warrant may be settled in cash, in shares or in a combination of cash and shares, at the Company’s option. The purchase price of the option purchased ($46.8 million), net of the proceeds from the sale of the warrant ($24.4 million), totaled $22.4 million and was recorded as a reduction of stockholders’ equity.

(16)    Stock options

In 1995, the Company adopted and received stockholders’ approval of the qualified 1995 Stock Option Plan (the Plan) pursuant to which the Company’s board of directors may grant stock options to officers

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

and key employees. The Plan authorizes grants of options to purchase up to 9.75 million shares of authorized but unissued common stock. Stock options granted under the Plan have terms of ten years and vest over a range from December 1996 to December 2007. The Company has also issued the following grants of nonqualified stock options outside the Plan: (i) 180,000 granted to certain executive officers of the Company in December 1996, vesting over a three-year period and expiring ten years from the grant date, (ii) 11,250 granted to a former director of the Company in May 1997, vesting over five years and expiring ten years from the grant date, (iii) 15,000 granted to a nonemployee director of the Company in September 1998, vesting over five years and expiring ten years from the grant date, and (iv) 45,000 granted to two nonemployee directors of the Company in May 1999, vesting over five years and expiring ten years from the grant date. At December 31, 2003, there were 75,000 non-qualified stock options still outstanding outside the plan. All stock options are granted with an exercise price not less than the stock’s fair market value at the date of grant. At December 31, 2003, there were 1,392,348 shares available for grant under the Plan. Of the options outstanding at December 31, 2003 and 2002, 1,729,800 and 1,393,068, respectively, were exercisable with weighted average exercise prices of $7.48 and $6.37, respectively.

Stock options activity during the years ended December 31 is as follows:

	Number of shares	Weighted average exercise price

Balance at December 31, 2000	3,297,392	$6.17
Granted	1,448,625	6.98
Exercised	(524,153)	4.31
Canceled	(397,989)	8.75

Balance at December 31, 2001	3,823,875	6.51
Granted	2,266,875	12.38
Exercised	(894,971)	6.47
Canceled	(353,204)	8.25

Balance at December 31, 2002	4,842,575	9.11
Granted	1,217,500	23.50
Exercised	(841,456)	9.97
Canceled	(158,501)	14.02

Balance at December 31, 2003	5,060,118	12.54

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

At December 31, 2003, the range of exercise prices, the number outstanding, weighted average remaining term and weighted average exercise price of options outstanding and the number exercisable and weighted average price of options currently exercisable are as follows:

Range of exercise prices	Number outstanding	Average remaining term	Average exercise price	Number exercisable	Average exercise price

$ 0.33– 5.00	463,020	3.33	$4.68	466,246	$4.68
5.07– 5.59	106,577	5.69	5.24	70,390	5.33
6.00– 6.42	17,739	6.84	6.39	7,445	6.34
6.63– 6.79	882,005	7.51	6.66	410,880	6.66
7.17– 7.83	595,473	6.20	7.51	314,148	7.44
8.00– 8.50	116,775	5.14	8.39	104,475	8.41
9.10– 9.27	458,500	8.14	9.11	88,000	9.11
10.00–10.83	337,500	8.16	10.47	118,125	10.47
11.33–12.17	13,425	5.30	12.04	9,488	11.99
14.43–14.62	628,753	8.68	14.53	82,977	14.56
16.25–17.83	142,750	8.80	16.90	16,500	16.26
18.65–18.66	621,851	8.85	18.66	41,126	18.65
19.47–19.83	41,250	9.22	19.80	—	—
24.02–26.97	582,500	9.48	26.63	—	—
37.53–37.53	52,000	9.84	37.53	—	—

	5,060,118			1,729,800

(17)    General and administrative expenses

A summary of general and administrative expenses for the year ended December 31 is as follows (dollars in thousands):

	2003	2002	2001

Occupancy	$16,761	13,866	10,578
Depreciation and amortization	11,979	9,010	5,897
Telephone	8,239	5,737	4,315
Postage and courier	5,737	4,168	3,340
Travel, entertainment, and conferences	12,975	9,740	4,634
Servicing	9,458	3,943	2,209
Equipment rental	1,186	2,090	6,483
Data processing	1,826	664	1,795
Office supplies	5,510	2,939	1,831
Small equipment	5,786	3,778	769
Other administrative expenses	25,844	13,660	10,936

	$105,301	69,595	52,787

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

(18)    Fair value of financial instruments

The Company estimates the fair value of financial instruments using available market information and appropriate valuation methods. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methods may have a material impact on the estimated fair value amounts.

The estimated fair values of the Company’s financial instruments as of December 31 are as follows (dollars in thousands):

	2003
	Carrying value	Fair value

Financial assets:
Cash and cash equivalents	$269,540	269,540
Restricted cash	116,883	116,883
Mortgage loans receivable held for sale, net	3,422,211	3,535,353
Mortgage loans held for investment, net	4,745,937	4,924,441
Residual interests in securitizations	179,498	179,498
Interest rate cap contracts	3,521	3,521
Financial liabilities:
Warehouse and aggregation lines of credit	$3,311,837	3,311,837
Financing on mortgage loans held for investment	4,686,323	4,686,323
Convertible notes, net	204,858	278,972
Notes payable	18,977	18,977
Euro futures contracts	7,865	7,865

	2002
	Carrying value	Fair value

Financial assets:
Cash and cash equivalents	$176,669	176,669
Restricted cash	6,255	6,255
Mortgage loans held for sale, net	1,920,396	1,974,833
Residual interests in securitizations	246,964	246,964
Financial liabilities:
Credit facilities	$1,885,498	1,885,498
Notes payable	16,699	16,699
Euro Dollar Futures Contracts	4,599	4,599

The following methods and assumptions were used in estimating the Company’s fair value disclosures for financial instruments.

Cash and cash equivalents:    The fair value of cash and cash equivalents approximates the carrying value reported in the balance sheet.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

Restricted cash:    The fair value of restricted cash approximates the carrying value reported in the balance sheet.

Mortgage loans held for sale:    The fair value of mortgage loans held for sale is determined in the aggregate based on outstanding whole loan commitments from investors or current investor yield requirements.

Mortgage loans held for investment:    The fair value of mortgage loans held for investment is determined by calculating the net present value of estimated future cash flows using a discount rate commensurate with the risks involved.

Residual interests in securitizations:    The fair value of residual interests in securitizations is determined by calculating the net present value of estimated future cash flows using a discount rate commensurate with the risks involved.

Interest rate cap contracts:    The fair value of interest rate cap contracts is determined based on a market quote.

Credit facilities:    The carrying value reported in the balance sheet approximates fair value as the credit facilities bear interest at a rate that approximates current market interest rates for similar types of credit.

Financing on mortgage loans held for investment:    The fair value of financing on mortgage loans held for investment approximates the carrying value reported in the balance sheet as the financing bears interest at a rate that approximates current market interest rates for similar types of credit.

Convertible notes:    The fair value of convertible notes is based on the current market price of the notes.

Notes payable:    The fair value of notes payable approximates the carrying value reported in the balance sheet as the notes bear interest at a rate that approximates current market interest rates for similar types of credit.

Euro Dollar Futures Contracts:    The fair value of Euro Dollar Futures Contracts is determined based on a market quote.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

(19)    Condensed financial information of parent company

The following is condensed information as to the financial condition, results of operations and cash flows of New Century Financial Corporation:

Condensed balance sheets

	December 31
	2003	2002

	(Dollars in thousands)
Assets
Cash and cash equivalents	$10,441	6,333
Investment in and receivable from subsidiaries	746,627	383,781
Other assets	—	1

	$757,068	390,115

Liabilities and Stockholders’ Equity
Convertible notes, net	$204,858	—
Other liabilities	10,199	3,565
Stockholders’ equity	542,011	386,550

	$757,068	390,115

Condensed statements of operations

	2003	2002	2001
	(Dollars in thousands)
Interest income	$7,489	5,485	4,621
Equity in undistributed earnings of subsidiaries	247,741	179,483	47,226

	255,230	184,968	51,847

Personnel	4,909	2,350	823
Interest expense	4,049	—	—
General and administrative	1,511	1,760	1,758
Professional services	913	993	679

	11,382	5,103	3,260

Earnings before income taxes	243,848	179,865	48,587
Income taxes (benefit)	(1,635)	165	567

Net earnings	$245,483	179,700	48,020

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

Condensed statements of cash flows

	2003	2002	2001

	(Dollars in thousands)
Cash flows from operating activities:
Net earnings	$245,483	179,700	48,020
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	3,869	1,468	545
Decrease (increase) in other assets	1	(1)	—
Increase (decrease) in other liabilities	8,598	450	(1,700)
Equity in undistributed earnings of subsidiaries	(247,741)	(179,483)	(47,226)

Net cash provided by (used in) operating activities	10,210	2,134	(361)

Cash flows from investing activity:
Decrease (increase) in investment in and receivables from subsidiaries	(115,105)	46,113	(49,341)
Cash flows from financing activities:
Proceeds from issuance of stock	10,595	7,127	54,516
Convertible debt proceeds, net	204,315	—	—
Proceeds from sale of warrant	24,389	—	—
Purchase of option	(46,819)	—	—
Purchase of treasury stock	(71,962)	(45,382)	(1,064)
Dividends paid on common stock	(11,515)	(4,552)	—
Dividends paid on preferred stock	—	(725)	(2,900)

Net cash provided by (used in) financing activities	109,003	(43,532)	50,552

Net increase in cash and cash equivalents	4,108	4,715	850

Cash and cash equivalents, beginning of period	6,333	1,618	768

Cash and cash equivalents, end of period	$10,441	6,333	1,618

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

(20)    Earnings per share

The following table illustrates the computation of basic and diluted earnings per share (dollars in thousands, except share and per share amounts):

	2003	2002	2001

Numerator:
Net earnings	$245,483	179,700	48,020
Less preferred stock dividends	—	442	2,900

Earnings available to common stockholders	$245,483	179,258	45,120
Denominator:
Denominator for basic earnings per share:
Weighted average common shares outstanding	33,835,127	34,564,656	24,721,679
Effect of dilutive securities:
Convertible preferred stock	—	1,608,666	6,186,600
Restricted stock awards	267,492	240,801	240,305
Warrants	—	15,822	—
Stock options	3,307,806	2,467,127	481,292

Denominator for diluted earnings per share	37,410,425	38,897,072	31,599,876

Basic earnings per share	$7.26	5.19	1.83
Diluted earnings per share	6.56	4.62	1.52

For 2001, 955,037 stock options and 50,000 warrants whose exercise price exceeded the average market price of the common shares are excluded from calculation of the dilutive number of shares.

For 2002, 201,000 stock options whose exercise price exceeded the average market price of the common shares are excluded from calculation of the dilutive number of shares.

For 2003, 52,000 stock options and a warrant for 6.0 million shares whose exercise price exceeded the average market price of the common shares are excluded from calculation of the dilutive number of shares. The 6.0 million shares issuable under the convertible note transaction are also excluded because the contingent conversion criteria have not been met.

(21)    Segment and related information

The operating segments reported below are the segments of the Company for which separate financial information is available and for which revenues and operating income amounts are evaluated regularly by management in deciding how to allocate resources and in assessing performance. The accounting policies of the business segments are generally the same as those described in the summary of significant accounting policies.

Segment revenues and operating income amounts are evaluated and include the estimated fair value of mortgage loans originated assuming they were sold, servicing and other income, net interest income from on-balance sheet securitizations. Estimated fair value of mortgage loans originated represents the amount in excess of the segment’s basis in its loan production that would be generated assuming the mortgage loans were sold.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

Certain amounts are not evaluated at the segment level and are included in the segment net operating income reconciliation below. The unallocated gain represents the difference between the segment’s fair value of mortgage loans originated as if they were sold and the actual gain recorded by the Company.

Management does not identify assets to the segments and evaluates assets only at the consolidated level. As such, only operating results for the segments are included herein.

For the fiscal years ended December 31, 2003, 2002, and 2001:

	2003	2002	2001

Funding volume
Wholesale	$25,127,613	12,392,562	5,069,312
Retail	2,255,225	1,808,934	1,175,659

	$27,382,838	14,201,496	6,244,971

Mortgage loans held for investment	$4,946,781	—	—
Segment revenues:
Wholesale	$833,811	480,869	181,152
Retail	182,654	166,523	99,145
Mortgage loans held for investment	104,706	—	—
Servicing & other	35,382	28,225	48,018

Total segment revenues	$1,156,553	675,617	328,315

Segment net operating income:
Wholesale	$455,614	267,043	89,182
Retail	20,816	42,044	8,131
Mortgage loans held for investment	41,752	—	—
Servicing & other	13,143	20,415	30,587

Total segment net operating income	$531,325	329,502	127,900

Segment net operating income reconciliation:
Total segment net operating income	$531,325	329,502	127,900
Net interest income on mortgage loans held for sale	143,832	71,742	8,579
Elimination of allocated gain on sale	(221,229)	(77,599)	(37,709)
Unallocated shared general and administrative expenses	(30,676)	(17,309)	(15,286)

Total consolidated income before taxes	$423,252	306,336	83,484

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

(22)    Selected quarterly financial data (unaudited)

Selected quarterly financial data are presented below by quarter for the years ended December 31, 2003 and 2002 (dollars in thousands, except per share amounts):

	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003

Gain on sale of loans	$125,802	146,282	163,630	175,422
Interest income	46,148	59,715	84,988	138,612
Residual interest income	6,565	6,119	5,898	5,646
Servicing and other income	2,473	3,348	2,398	2,920

Total revenues	180,988	215,464	256,914	322,600
Operating expenses:
Personnel	49,179	50,449	72,546	76,622
Interest	17,551	19,749	27,934	52,341
General and administrative	24,083	26,019	23,371	31,828
Provision for loan losses on mortgage loans held for investment	3,182	4,504	8,113	10,505
Advertising and promotion	6,187	6,388	6,562	6,981
Professional services	2,749	4,221	6,837	14,813

Total expenses	102,931	111,330	145,363	193,090
Earnings before income taxes	78,057	104,134	111,551	129,510
Income taxes	32,318	43,319	46,673	55,459

Net earnings	$45,739	60,815	64,878	74,051

Basic earnings per share	$1.33	1.78	1.92	2.24
Diluted earnings per share	1.23	1.61	1.75	2.00

	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002

Gain on sale of loans	$78,433	103,587	128,401	141,323
Interest income	25,977	28,941	29,511	37,902
Other income	7	—	1	8
Residual interest income	7,840	8,328	8,392	7,163
Servicing income	41	21	73	297

Total revenues	112,298	140,877	166,378	186,693
Operating expenses	59,035	68,137	78,689	94,049

Earnings before income taxes	53,263	72,740	87,689	92,644
Income taxes	22,345	29,823	36,171	38,297

Net earnings	$30,918	42,917	51,518	54,347

Basic earnings per share	$0.99	1.21	1.41	1.53
Diluted earnings per share	0.81	1.09	1.30	1.43

Independent auditors’ report

To the Board of Directors

New Century REIT, Inc.:

We have audited the accompanying consolidated balance sheet of New Century REIT, Inc. as of April 20, 2004. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of New Century REIT, Inc. as of April 20, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Los Angeles, California

April 20, 2004

NEW CENTURY REIT, INC.

Consolidated balance sheet

As of April 20, 2004

Assets
Cash and cash equivalents	$20,000

Total assets	$20,000

Liabilities and Stockholder’s Equity
Total liabilities	$—
Common stock, $0.01 par value. Authorized 1,000,000 shares; issued and outstanding 20,000 shares	200
Additional paid-in capital	19,800

Total stockholder’s equity	20,000

Total liabilities and stockholder’s equity	$20,000

See accompanying note to consolidated balance sheet.

NEW CENTURY REIT, INC.

Note to the consolidated balance sheet

April 20, 2004

1.    Organization

On April 12, 2004, New Century REIT, Inc. (“New Century REIT”) was incorporated under the laws of the State of Maryland and was authorized to issue 1,000,000 shares of $0.01 par value common stock. New Century Financial Corporation (“New Century Financial”) formed New Century REIT solely for the purpose of effecting the restructuring of New Century Financial. New Century REIT is a wholly-owned subsidiary of New Century Financial. In the restructuring, NC Merger Sub, Inc., a wholly-owned subsidiary of New Century REIT, will be merged into New Century Financial, making New Century Financial a wholly-owned subsidiary of New Century REIT. The business of New Century REIT will initially be the business currently conducted by New Century Financial, and New Century REIT will change its name to “New Century Financial Corporation.” New Century Financial anticipates that, upon completion of certain restructuring transactions, New Century REIT will qualify as a REIT for U.S. federal income tax purposes. It will conduct substantially all operating businesses, including substantially all of those currently conducted by New Century Financial and its subsidiaries, through taxable REIT subsidiaries.

From the date of inception on April 12, 2004 through April 20, 2004, New Century REIT has not conducted any activities other than those incident to its formation, the execution of the merger agreement and the preparation of this proxy statement/prospectus.

Part II

Information not required in prospectus

Item 14.    Other expenses of issuance and distribution

The following table sets forth an estimate of the fees and expenses payable by New Century REIT, Inc. (“New Century”) in connection with the registration of the common stock offered hereby. All of such fees and expenses, except for the Registration Fee, are estimated:

Registration Fee—Securities and Exchange Commission	$
NYSE Listing Fee
Accounting Fees and Expenses
Legal Fees and Expenses
Transfer Agent and Registrar Fees
Printing Expenses
Miscellaneous

Total	$

Item 15.    Indemnification of directors and officers

The Registrant’s charter and bylaws require the Registrant to indemnify its directors and officers to the fullest extent required or permitted by law and to indemnify other employees and agents to such extent as may be authorized by the board of directors. The Maryland General Corporation Law, or the “MGCL,” requires a corporation (unless its charter provides otherwise, which the charter of the Registrant does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the receipt by the corporation of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Registrant will maintain directors and officers liability insurance coverage for its directors and officers providing coverage for damages, judgments, settlements, defense costs, charges and expenses incurred by reason of any actual or alleged breach of duty, error, misstatement, misleading statement or omission done or made in their capacities as directors and/or officers of the Registrant.

Item 16.    Exhibits and financial statement schedules

(a)    Exhibits

Exhibit Number		Description

1.1	**	Form of Underwriting Agreement

2.1	*	Agreement and Plan of Merger dated as of April 21, 2004, by and among New Century Financial, Registrant and NC Merger Sub, Inc. (the “Merger Agreement”)

3.1	*	Articles of Incorporation of Registrant (to be renamed New Century Financial Corporation in connection with the REIT conversion) dated April 12, 2004

3.2	*	Form of Articles of Amendment and Restatement of Registrant (to be renamed New Century Financial Corporation in connection with the REIT conversion) to be in effect as of the effective time of the merger

3.3	*	Bylaws of Registrant (to be renamed New Century Financial Corporation in connection with the REIT conversion)

3.4	*	Form of Amended and Restated Bylaws of Registrant (to be renamed New Century Financial Corporation in connection with the REIT conversion) to be in effect as of the effective time of the merger

4.1	**	Specimen Certificate for Registrant’s Common Stock

5.1	**	Opinion of Ballard Spahr Andrews & Ingersoll LLP regarding legality of the securities being registered

8.1	**	Opinion of O’Melveny & Myers LLP regarding certain tax matters

23.1	*	Consent of KPMG LLP, Independent Auditors to the inclusion of its report dated January 21, 2004, with respect to New Century Financial Corporation’s consolidated financial statements

23.2	*	Consent of KPMG LLP, Independent Auditors to the inclusion of its report dated April 20, 2004, with respect to New Century REIT, Inc.’s consolidated balance sheet

23.3		Consent of Ballard Spahr Andrews & Ingersoll LLP (included as part of Exhibit 5.1)

23.4		Consent of O’Melveny & Myers LLP (included as part of Exhibit 8.1)

24.1		Power of Attorney (included on signature page of the Registration Statement hereto)

99.1	*	Consent of Fredric J. Forster

99.2	*	Consent of Edward F. Gotschall

99.3	*	Consent of Donald E. Lange

99.4	*	Consent of Brad A. Morrice

99.5	*	Consent of William J. Popejoy

99.6	*	Consent of Michael M. Sachs

99.7	*	Consent of Terrence P. Sandvik

99.8	*	Consent of Richard A. Zona

*	Filed herewith.
**	To be filed by amendment.

(b)    Financial Statement Schedules

None.

Item 17.    Undertakings

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes:

1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to withdraw this registration statement on Form S-3 if the merger is not consummated, and that no use will be made of this registration statement on Form S-3, or of the prospectus which is a part of this registration statement on Form S-3, until the merger is effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, New Century REIT, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 22nd day of April, 2004.

NEW CENTURY REIT, INC. (registrant)

By:	/s/ ROBERT K. COLE
Robert K. Cole Sole Director and Chief Executive Officer

Power of attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert K. Cole and Brad A. Morrice, and each of them, acting individually and without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to sign any and all registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the foregoing, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, the New York Stock Exchange, and such other authorities as he or she deems appropriate, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them individually, or their or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRAD A. MORRICE Brad A. Morrice	President and Chief Operating Officer	April 22, 2004

/s/ EDWARD F. GOTSCHALL Edward F. Gotschall	Chief Financial Officer (Principal Financial and Accounting Officer)	April 22, 2004

/s/ ROBERT K. COLE Robert K. Cole	Sole Director and Chief Executive Officer (Principal Executive Officer)	April 22, 2004

Exhibit index

Pursuant to Item 601(a)(2) of Regulation S-K, this exhibit index immediately precedes the exhibits.

The following exhibits are included, or incorporated by reference, in this Form S-3 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit Number		Description

1.1	**	Form of Underwriting Agreement

2.1	*	Agreement and Plan of Merger dated as of April 21, 2004, by and among New Century Financial, Registrant and NC Merger Sub, Inc. (the “Merger Agreement”)

3.1	*	Articles of Incorporation of Registrant (to be renamed New Century Financial Corporation in connection with the REIT conversion) dated April 12, 2004

3.2	*	Form of Articles of Amendment and Restatement of Registrant (to be renamed New Century Financial Corporation in connection with the REIT conversion) to be in effect as of the effective time of the merger

3.3	*	Bylaws of Registrant (to be renamed New Century Financial Corporation in connection with the REIT conversion)

3.4	*	Form of Amended and Restated Bylaws of Registrant (to be renamed New Century Financial Corporation in connection with the REIT conversion) to be in effect as of the effective time of the merger

4.1	**	Specimen Certificate for Registrant’s Common Stock

5.1	**	Opinion of Ballard Spahr Andrews & Ingersoll LLP regarding legality of the securities being registered

8.1	**	Opinion of O’Melveny & Myers LLP regarding certain tax matters

23.1	*	Consent of KPMG LLP, Independent Auditors to the inclusion of its report dated January 21, 2004, with respect to New Century Financial Corporation’s consolidated financial statements

23.2	*	Consent of KPMG LLP, Independent Auditors to the inclusion of its report dated April 20, 2004, with respect to New Century REIT, Inc.’s consolidated balance sheet

23.3	**	Consent of Ballard Spahr Andrews & Ingersoll LLP (included as part of Exhibit 5.1)

23.4	**	Consent of O’Melveny & Myers LLP (included as part of Exhibit 8.1)

24.1		Power of Attorney (included on signature page of the Registration Statement hereto)

99.1	*	Consent of Fredric J. Forster

99.2	*	Consent of Edward F. Gotschall

99.3	*	Consent of Donald E. Lange

99.4	*	Consent of Brad A. Morrice

99.5	*	Consent of William J. Popejoy

99.6	*	Consent of Michael M. Sachs

99.7	*	Consent of Terrence P. Sandvik

99.8	*	Consent of Richard A. Zona

*	Filed herewith.
**	To be filed by amendment.